Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150372

PROSPECTUS

Berry Plastics Corporation

(formerly Berry Plastics Holding Corporation)

OFFER TO EXCHANGE

$680,600,000 First Priority Floating Rate Senior Secured Notes due 2015

registered under the Securities Act of 1933

For

A Like Principal Amount of First Priority Floating Rate Senior Secured Notes due 2015

Berry Plastics Corporation, which we refer to as Berry Plastics or the Issuer, is offering to exchange up to $680,600,000 aggregate principal amount of our First Priority Floating Rate Senior Secured Notes due 2015 that are registered under the Securities Act of 1933, or the exchange notes, for an equal principal amount of our First Priority Floating Rate Senior Secured Notes due 2015, or the outstanding notes, which were issued previously without registration under the Securities Act. We refer to the outstanding notes and the exchange notes collectively in this prospectus as the notes and we use the terms Berry, we, us, our and the Company to refer to Berry Plastics and its predecessors and consolidated subsidiaries. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or entitled to registration rights, and the additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer will not apply to the exchange notes. The outstanding notes are, and the exchange notes will be, issued by Berry Plastics Corporation and guaranteed by Aerocon, LLC, Berry Iowa, LLC, Berry Plastics Design, LLC, Berry Plastics Opco, Inc., Berry Plastics Technical Services, Inc., Berry Sterling Corporation, Captive Holdings, Inc., Captive Plastics, Inc., Caplas Neptune, LLC, Caplas LLC, Covalence Specialty Coatings LLC, Covalence Specialty Adhesives LLC, CPI Holding Corporation, Knight Plastics, Inc., Packerware Corporation, Pescor, Inc., Poly-Seal, LLC, Rollpak Acquisition Corporation, Rollpak Corporation, Venture Packaging, Inc., Venture Packaging Midwest, Inc., Berry Plastics Acquisition Corporation III, Berry Plastics Acquisition Corporation V, Berry Plastics Acquisition Corporation VIII, Berry Plastics Acquisition Corporation IX, Berry Plastics Acquisition Corporation X, Berry Plastics Acquisition Corporation XI, Berry Plastics Acquisition Corporation XII, Berry Plastics Acquisition Corporation XIII, Berry Plastics Acquisition Corporation XV, LLC, Grafco Industries Limited Partnership, Kerr Group, LLC, Saffron Acquisition, LLC, Setco, LLC, Sun Coast Industries, LLC, Tubed Products, LLC, Cardinal Packaging, Inc. and Landis Plastics, LLC, all wholly owned subsidiaries of Berry Plastics Corporation. We refer to each of the existing and future domestic subsidiaries of Berry Plastics that will guarantee the notes as the Guarantors or the Note Guarantors. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same Indentures.

Terms of the Exchange Offer. The exchange offer expires at 5:00 p.m., New York City time, on June 10, 2008, unless extended. Completion of the exchange offer is subject to certain customary conditions, which we may waive. The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered for exchange. You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

All outstanding notes that are validly tendered and not withdrawn will be exchanged for exchange notes. The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.

There is no existing market for the exchange notes to be issued, and we do not intend to apply for listing or quotation on any exchange or other securities market.

See “ Risk Factors” beginning on page 20 for a discussion of the factors you should consider in connection with the exchange offer and exchange of outstanding notes for exchange notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OUTSTANDING NOTES OR THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 9, 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

The indenture governing the notes requires us to file annual and quarterly reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the Commission’s public reference room in Washington, D.C. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Unless stated below, our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. Any information incorporated by reference is considered to be part of this prospectus. This prospectus and the information that we later file with the SEC may update and supersede the information incorporated by reference.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus or other information concerning us, without charge, by written or telephonic request directed to us at Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710, Telephone: (812) 424-2904 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer or any extension thereof. We may extend the exchange offer in our sole discretion. See “Exchange Offer” for more detailed information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Such forward-looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, Adjusted EBITDA, and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements.

The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	risks associated with our substantial indebtedness and debt service;

•	changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

•	risks of competition, including foreign competition, in our existing and future markets;

•	risks related to our acquisition strategy and integration of acquired businesses;

•	reliance on unpatented proprietary know-how and trade secrets;

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

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•	catastrophic loss of one of our key manufacturing facilities;

•	our ownership structure;

•	reduction in net worth; and

•	the other factors discussed in the section of this prospectus titled “Risk Factors.”

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision.

Our Company

We believe we are one of the world’s leading manufacturers and marketers of value-added plastic packaging products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,700 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes, prescription vials, trash bags, stretch films, plastic sheeting and tapes which we sell to more than 13,000 customers in attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive. Our customers are comprised of a favorable balance of leading, national, blue-chip customers as well as a collection of smaller local specialty businesses. Our top 10 customers represented approximately 24% of our fiscal 2007 net sales with no customer accounting for more than 6% of our fiscal 2007 net sales. The average length of our relationship with these customers is more than 21 years. We believe that we are one of the largest global purchasers of polyethylene resin, our principal raw material, buying approximately 1.2 billion pounds in 2007. Additionally, we operate 70 strategically located manufacturing facilities and have extensive distribution capabilities. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace.

We believe that our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. Our strong profit margins and efficient deployment of capital have allowed us to consistently generate strong cash flow and high returns on invested capital.

Our Businesses

We operate in the plastic segment of the approximately $121 billion U.S. packaging sector, which accounted for approximately $46 billion, or 38%, of total packaging industry sales in 2006, the most recently reported year. Demand for our plastic packaging products is driven by the consumption of consumer products including food, beverages, pharmaceuticals and personal care products. Plastic packaging has benefited from a shift from metal, paper and glass containers which has taken place over the last 20 years. This conversion has been driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. Recent technological advancements have allowed for additional conversions of packaging from glass to plastic containers for a number of products that require barrier properties and/or are filled at high temperatures. These new technologies have created many new market segment opportunities and avenues for significant growth.

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally PP and PE resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into four operating divisions: rigid open top, rigid closed top, flexible films, and tapes and coatings.

Rigid Open Top – approximately 29% of net sales for the fiscal year ended September 29, 2007

Our rigid open top division is comprised of three product categories: containers, foodservice items (drink cups, institutional catering, and cutlery) and housewares. The largest end-users for our containers are food products companies. We believe that we offer one of the broadest product lines among U.S.-based injection-molded plastic container and drink cup manufacturers and we are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design processes. Our product engineers work directly with customers to design and commercialize new drink cups and containers. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base of customers including Dean Foods, General Mills, McDonald’s, Wal-Mart and Yum! Brands.

Rigid Closed Top – approximately 20% of net sales for the fiscal year ended September 29, 2007

Our rigid closed top division is comprised of four product categories: closures and overcaps, prescription vials, bottles, and tubes. We believe that this line of products gives us a competitive advantage in being able to provide a complete plastic package to our customers. We have a number of leading positions in which we have been able to leverage this capability such as prescription vial packages and Tab II® pharmaceutical packages. Our innovative design center and product development engineers regularly work with our customers to develop differentiated packages that offer unique shelf presence, functionality, and cost competitiveness. The combination of our package design and engineering with our world-class manufacturing facilities uniquely positions us to take projects from concept to end product. We utilize the latest in manufacturing technology, offering several different manufacturing processes, including injection molding, compression molding, extrusion and various blow molding processes, as well as decoration and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Our state of the art mold designs, and our quality system, which includes the latest in vision systems and process control, allow us to meet the increasingly high standards of our customers. In addition, we have a strong reputation for quality and service, and have received numerous “Supplier Quality Achievement Awards” from customers, as well as “Distribution Industry Awards” from market associations. Our rigid closed top products are used principally in the pharmaceutical, healthcare, household chemical, and personal care end markets. Representative customers include Kraft, L’Oreal, Novartis, PepsiCo, Procter & Gamble and Target Stores. We believe that we have a unique line of rigid closed top products, and as a result of the acquisitions of MAC Closures, Inc. in December 2007 and the Captive Acquisition, our rigid closed top division has increased its scale and breadth of product offerings. See “Business—Recent Developments.”

Flexible Films – approximately 33% of net sales for the fiscal year ended September 29, 2007

Our flexible films division manufactures and sells primarily polyethylene-based film products. Our principal products include trash bags, drop cloths, agricultural film, stretch film, shrink film and custom packaging film. We are one of the largest producers of plastic trash bags, stretch film and plastic sheeting in the United States. Our flexible products are used principally in the agricultural, horticultural, institutional, foodservice and retail markets. Our Ruffies® trash bags are a leading value brand of retail trash bags in the United States. In addition to our branded products, for many of our customers we are the primary supplier of private label plastic film products, which are growing more quickly than the overall films market. We believe that no other single competitor has comparable scale of distribution capabilities or diversity of plastic film products across the end markets in which we participate. This scale and diversity enable us to serve leading blue-chip customers such as Home Depot and Wal-Mart.

Tapes and Coatings – approximately 18% of net sales for the fiscal year ended September 29, 2007

Our tapes and coatings division produces and sells a diverse portfolio of specialty adhesive and coated and laminated products for niche applications in the industrial, oil, gas and water supply, HVAC, building and construction, retail, automotive, and medical markets. Our principal tape products include heat-shrinkable and polyethylene-based pipeline coatings, PE coated cloth tapes, splicing and laminating tapes, flame-retardant tapes, vinyl-coated tapes, and a variety of other specialty tapes, including carton sealing, masking, mounting and OEM medical tapes. We sell our tape products to retailers, distributors and end users, and manufacture these products primarily under eight brands, including Nashua® and Polyken® . We manufacture and sell a diversified portfolio of coated and laminated products, including flexible packaging, multi-wall bags, fiber-drum packaging, housewrap, and polypropylene-based storage containers. These products are sold for use in packaging, construction, and material handling applications to a diverse group of end users in the food, consumer, building and construction, medical, chemical, agriculture, mining and military markets. We sell our coated products under a number of brands, including Barricade® and R-Wrap®. In addition, a number of our construction-related products are sold under private labels. Our customers include converters, distributors, contractors and manufacturers.

Our Strengths

We believe our consistent financial performance is the direct result of the following competitive strengths:

Leading market positions across a broad product offering. One of our key business strategies is to be a market leader in each of our product lines. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in many of our major product lines, including thinwall, pry-off, dairy and clear polypropylene containers; drink cups; spice and pharmaceutical bottles and prescription vials; spirits, continuous thread, and pharmaceutical closures; aerosol overcaps and plastic squeeze tubes; plastic trash bags, stretch film and plastic sheeting; and cloth and foil tape products and adhesives. We believe that our leading market positions enable us to attract and expand our business with blue chip customers, cross-sell products, launch new products and maintain high margins.

Large, diverse and stable customer base. We sell our packaging solutions to over 13,000 customers, ranging from large multinational corporations to small local businesses in diverse industries. Our customers are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy, and health and beauty. Our top 10 customers represented approximately 24% of our fiscal 2007 net sales with no customer accounting for more than 6% of our fiscal 2007 net sales. Our co-design capabilities and proactive approach to customer service makes us an integral part of our customers’ long-term marketing and packaging decisions. The average length of our relationship with our top 10 customers is 21 years.

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North America. We currently own over 1,700 proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our dedicated professionals work collaboratively with our customers’ marketing departments in identifying and delivering new package designs. This skill set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates.

Scale and low-cost operations drive profitability. We believe we are one of the largest domestic manufacturers and suppliers of plastic packaging solutions and we believe we are one of the lowest cost manufacturers in the industry. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and operating and purchasing scale, which increased significantly with the Berry Covalence Merger, provide us with a competitive advantage in the marketplace. Our large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin, a raw material where we believe we are one of the largest global buyers in the market. In addition, as a result of the strategic location of our 70 manufacturing facilities and our national footprint of several warehouse and distribution facilities, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, to continuously improve our cost position, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in the cost of raw materials, especially resin, the principal raw material used in manufacturing our products. In many cases, we have contractual price escalators/de-escalators tied to the price of resin that result in relatively rapid price adjustments to these customers. In addition, we have experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Historically, we have consistently grown our earnings even during periods of volatility in raw material markets.

Track record of strong and stable cash flow. We believe our strong earnings, combined with our modest capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes, result in the generation of significant cash flow. We have a consistent track record of generating high cash flow as a percentage of net sales relative to our plastic packaging peers. In addition, the capital expenditures required to support our targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe our management team is among the deepest and most experienced in the packaging industry. Our 22 senior executives possess an average of 17 years of packaging industry experience, and have combined experience of over 367 years at Berry. The senior management team includes Chairman and CEO Ira Boots, who has been with us for 30 years, and COO Brent Beeler and CFO Jim Kratochvil, who have each been with us for over 23 years. This team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong cash flow. In addition, management has successfully integrated 26 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Members of Berry’s senior management team and other employees own approximately 20% of the equity of Berry Plastics Group, Inc., the parent company of Berry Plastics, which we refer to as Berry Group.

Our Strategy

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize cash flow. Our strategy to achieve these goals includes the following elements:

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our more than 13,000 existing customers as we expand our product portfolio and extend our existing product lines. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Aggressively pursue new customers. We intend to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products, and our proven ability to design innovative new products position us well to continue to grow and diversify our existing customer base.

Manage costs and capital expenditures to drive cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a team culture of continuous improvement operating under an ISO management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, each of our over 400 managers is charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost saving opportunities.

Selectively pursue strategic acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there will continue to be opportunities for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 26 acquisitions since 1988, and have developed an expertise in synergy realization. In the past five years, we have acquired and successfully integrated Landis Plastics Inc., Kerr Group Inc., and Rollpak Corporation, and we have recently merged with Covalence, realizing significant synergies. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines. The Captive Acquisition is in line with our acquisition strategy.

Recent Developments

On January 22, 2008, Berry entered into an interest rate swap transaction to protect $300.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The swap agreement became effective February 5, 2008. The swap agreement has a notional amount of $300.0 million and swaps three-month variable LIBOR contracts for a fixed three-year rate of 2.962%. This swap agreement expires on February 7, 2011.

On February 5, 2008, Berry Plastics acquired Captive Holdings, Inc., the parent company of Captive Plastics, Inc., which we refer to as Captive, for approximately $500 million, which we refer to as the Captive Acquisition. Berry Plastics completed the Captive Acquisition utilizing the proceeds from a $520 million bridge loan facility pursuant to a Senior Secured Bridge Loan Credit Agreement with Bank of America, N.A., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc. which we refer to as the Bridge Loan Credit Facility. The Bridge Loan Credit Facility was repaid in full with the net proceeds of the offering of the outstanding notes. See “Use of Proceeds”.

The Company’s fiscal 2008 second quarter ended on March 29, 2008. Below is an unaudited estimate of the Company’s financial performance for the fiscal 2008 second quarter. These amounts are only estimates and may be revised materially as a result of management’s completion of the Company’s results for the second fiscal quarter of 2008.

Berry Plastics estimates that its net sales will total approximately $845 million during its fiscal 2008 second quarter, representing an increase of 14% as compared to its fiscal 2007 second quarter. This increase of 14% is primarily attributed to higher selling prices in both the rigid and flexible businesses, higher volume in rigid, lower volume in flexible, and acquisition volume from Captive, MAC Closures, and Rollpak. Also, the Company estimates that its fiscal 2008 second quarter Adjusted EBITDA, excluding adjustments for acquisitions and unrealized synergies, will be approximately $99 million, an increase from approximately $97 million for the fiscal 2007 second quarter. This increase is primarily the result of additional sales volume from acquisitions and achievement of synergies partially offset by increased raw material costs. In order to mitigate the effect of rising raw material costs, management has put several cost reduction plans into place. These plans include decreasing resin usage, reducing variable expenses and reducing workforce. Additionally, Berry Plastics estimates that its Adjusted EBITDA for the fiscal 2008 second quarter will be approximately $118 million as compared to $145 million for the fiscal 2007 second quarter. The Company also estimates that, for the twelve months ended March 29, 2008, Adjusted EBITDA will be approximately $544 million. Adjusted EBITDA is a Non-GAAP number. For more information concerning Adjusted EBITDA, see footnote (2) to “—Summary Historical Financial Data.”

The following table reconciles net income (loss) to Adjusted EBITDA for fiscal 2008 projected second quarter and fiscal 2007 second quarter:

	Unaudited
	Thirteen Weeks Ended
($ in millions)	Estimated March 29, 2008	Actual March 31, 2007
Adjusted EBITDA	$118	$145
Pro forma Rollpak, MAC and Captive EBITDA	(5)	(21)
Pro forma synergies (Covalence, Rollpak, MAC, Captive and Oxnard)	(14)	(29)
Pro forma sale/leaseback	—	2
Net interest expense	(64)	(59)
Depreciation and amortization	(60)	(49)
Income tax benefit	16	7
Business optimization expense	(10)	(2)
Restructuring and impairment	—	(4)
Loss on disposal of fixed assets	—	(2)
Management fees	(1)	(1)
Stock based compensation	(5)	(1)

Net income (loss)	$(25)	$(14)

The following table reconciles net income (loss) to Adjusted EBITDA for the twelve months ended March 29, 2008.

Unaudited
($ in millions)	12 Months Ended March 29, 2008
Adjusted EBITDA	$544
Net interest expense	(244)
Depreciation and amortization	(241)
Income tax benefit	97
Loss on extinguished debt	(37)
Business optimization expense	(46)
Restructuring and impairment	(39)
Stock based compensation	(28)
Management fees	(6)
Inventory write-up	(5)
Pro forma synergies (Covalence and Rollpak)	(56)
Pro forma synergies (MAC, Captive and Oxnard)	(20)
Pro forma sale/leaseback	5
Pro forma MAC and Captive EBITDA	(52)

Net income (loss)	$(128)

As of the end of the second fiscal quarter, Berry Plastics estimates a cash balance of $18 million and outstanding debt of $3,323 million (excluding $244 million available under the revolving line of credit) as detailed in the left column of the following table. The column on the right sets forth such estimates adjusted to give pro forma effect to the offering of the outstanding notes and the use of proceeds.

	Unaudited
($ in millions)	Estimated March 29, 2008	As Adjusted March 29, 2008
Term loan	$1,191	$1,191
Senior Secured Bridge Loan	520	0
Revolving line of credit	131	0
Notes(1)	0	661
Second Priority Senior Secured Fixed Rate Notes	525	525
Second Priority Senior Secured Floating Rate Notes	225	225
11% Senior Subordinated Notes	435	435
10 1/4% Senior Subordinated Notes	265	265
Capital leases and other	31	31

	$3,323	$3,333

(1)	$680.6 million of outstanding notes were sold by the Company to the initial purchasers for $661.4 million.

Additional Information

Berry Plastics is a Delaware corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710. Our telephone number is (812) 424-2904. Our website address is located at www.berryplastics.com. The information that appears on our website is not a part of, and is not incorporated into, this prospectus.

Our Sponsors

Apollo Management, L.P., which we refer to, together with its affiliates, as Apollo, was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. With current assets under management of more than $41 billion, Apollo has managed the investment of more than $31 billion in equity capital, since inception, in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo or in which Apollo has a significant equity investment include, among others, Hexion Specialty Chemicals, Rexnord Industries LLC, Momentive Performance Materials, NCL Corporation, Oceania Cruises and Noranda Aluminum.

Graham Partners, Inc., which we refer to, together with its affiliates, as Graham Partners and, together with Apollo, as the Sponsors, is a leading middle market industrial private equity firm based in suburban Philadelphia with over $850 million under management. Graham Partners is sponsored by the privately held Graham Group, an industrial and investment concern with global interests in plastics, packaging, machinery, building products and outsource manufacturing. Graham Partners seeks to acquire industrial companies that participate in growing manufacturing niches, often involving plastics or other synthetic materials, where Graham Partners can leverage its unique combination of operating resources and financial expertise. Companies owned or controlled by Graham Partners’ affiliates or in which Graham Partners’ affiliates have significant equity investment include, among others, National Diversified Sales, Inc., Supreme Corq LLC, Infiltrator Systems, Inc., Nailite International, Inc., Line-X LLC, Schneller, LLC and Western Industries, Inc.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	Up to $680,600,000 aggregate principal amount of the exchange notes which have been registered under the Securities Act.

The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes of the same series except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number than the outstanding notes;

•	the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•

the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

The Exchange Offer	We are offering to exchange the exchange notes for a like principal amount of the outstanding notes.

We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 10, 2008. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount, subject to a minimum denomination of $2,000.

In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $680,600,000 aggregate principal amount of outstanding notes. We will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer—Acceptance of Tendered Notes.”

Transferability of Exchange Notes	Based on interpretations by the staff of the SEC, as detailed in previous no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

•	If you are an affiliate of ours, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in the exchange offer for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us, in the absence of an exemption therefrom,

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

See “Plan of Distribution.”

We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 10, 2008, unless we extend the expiration date.

Exchange Date; Issuance of Exchange Notes	The date of acceptance for exchange of the outstanding notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. We will issue the exchange notes in exchange for the outstanding notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our reasonable discretion. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Special Procedures for Beneficial Holders	If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Effect of Not Tendering	Any outstanding notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the outstanding notes except under an exemption from the requirements of the Securities Act or unless the outstanding notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the U.S. federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.

Interest on Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes, or, if no interest has been paid, from April 21, 2008. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Material U.S. Federal Income Tax Consequences	The exchange by a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of outstanding notes for exchange notes to be issued in the exchange offer should not result in a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—Exchange Offer.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles. See “The Exchange Offer—Accounting Treatment.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the Indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The net proceeds from the issuance of the outstanding notes were used to repay in full the $520.0 million Bridge Loan Credit Facility, to repay amounts outstanding under its revolving credit facility (estimated at $131 million as of March 29, 2008) and to pay related fees and expenses, as well as fees and expenses related to the offering of the outstanding notes, with any remaining proceeds to be used by the Issuer for general corporate purposes. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions, registration rights and additional interest provisions in some circumstances relating to the timing of the exchange offer, which are applicable to the outstanding notes, do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture, which we refer to as the Indenture.

Issuer	Berry Plastics Corporation

Notes Offered	$680,600,000 aggregate principal amount of first priority floating rate senior secured notes due 2015.

Maturity Date	The notes will mature on February 15, 2015.

Interest	Interest on the notes will accrue at a rate per annum equal to three-month LIBOR plus 4.75% and will be payable quarterly, in cash in arrears, on January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2008.

Original Issue Discount	The exchange notes, like the outstanding notes, are expected to have original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of an exchange note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—Original Issue Discount.”

Guarantees	The notes will be fully and unconditionally guaranteed on a senior secured basis by each of the Issuer’s existing and future direct or indirect domestic subsidiaries that is a restricted subsidiary, subject to certain exceptions described under “Description of the Exchange Notes—Note Guarantees,” provided that any of the Issuer’s subsidiaries that guarantees the obligations under our term loan facility shall guarantee the notes. Under certain circumstances, subsidiaries may be released from these guarantees without the consent of the holders of the notes. See “Description of the Exchange Notes—Note Guarantees.”

The notes will not be guaranteed by Berry Group, the Issuer’s parent.

Security

The notes will be secured by a lien (subject to certain exceptions and permitted liens) on substantially all of the Issuer’s and the Guarantors’ assets (including equipment, owned real property, accounts and inventory), and are subject to the intercreditor arrangements described below. The collateral securing the notes will not include (i) any license, contract or agreement of the Issuer or the Guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach or default under, or abandonment, invalidation or unenforceability of that license, contract or agreement; (ii) any deposit accounts, securities accounts or cash; (iii) any equity interests or other securities of the Issuer’s subsidiaries to the extent that the pledge of such equity interests or other securities results in the Issuer’s being required to file separate financial statements of such subsidiary with the SEC, as further described in “Description of the Exchange Notes—Security for the Notes,” (iv) any securities or other equity interests of the Issuer’s foreign subsidiaries (other than a pledge of 65% of the Issuer’s first-tier foreign subsidiaries, with certain exceptions) and (v) certain other assets.

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the indenture, security documents and intercreditor agreements. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a senior or pari passu basis. See “Risk Factors—Risks Related to the Notes—It may be difficult to realize the value of the collateral securing the notes.”

In addition to not guaranteeing the notes, the Issuer’s parent will not pledge the stock of the Issuer as security for the notes.

You should read “Description of the Exchange Notes—Security for the Notes” for a more complete description of the security granted to the holders of the notes.

Ranking	The notes and guarantees will constitute senior secured debt of the Issuer. Subject to the contractual arrangements described above under “Security” and below under “Intercreditor Arrangements,” they will rank:

•	equally in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior debt;

•	senior in right of payment to all of the Issuer’s and the Guarantors’ existing and future subordinated debt; and

•	effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that is not a Guarantor of the notes.

Assuming we had completed the offering of the outstanding notes and applied the net proceeds as intended, as of December 29, 2007, we would have had $1,869.4 million of first lien senior secured debt outstanding (including the notes). In addition, as of such date we would have had $368.2 million of availability under our revolving credit facility, all of which is secured by a first priority lien on the collateral securing the notes.

Intercreditor Arrangements	The right of holders of notes to receive the proceeds of certain collateral, including accounts, inventory, certain cash and proceeds and products of the foregoing and certain assets related thereto, will be contractually second to the rights of holders of all of the Issuer’s and the Guarantors’ obligations under the revolving credit facility and holders of certain other obligations and will be equal to the rights of holders of all of the Issuer’s and the Guarantors’ obligations under our term loan facility and holders of certain other obligations. The right of holders of notes to receive the proceeds of all other collateral securing the notes shall be contractually equal to the rights of holders of all of our obligations under the term loan facility and the holders of certain other obligations and senior to the rights of holders of all of our obligations under the revolving credit facility. The rights of holders of notes to receive proceeds of the collateral will be contractually senior to the rights of holders of our existing second priority floating and fixed rate senior secured notes to receive proceeds of the collateral. The collateral agent for the trustee and the holders of the notes is a party to intercreditor agreements among the trustee under the indenture governing our existing second priority senior secured notes and the collateral agents under the senior secured credit facilities as to the relative priorities of their respective security interests in the assets securing Berry Plastics’ and the Guarantors’ obligations under the notes, our second priority senior secured notes and senior secured credit facilities and certain other matters relating to the administration of security interests. The terms of the intercreditor agreements are set forth under “Description of the Exchange Notes—Security for the Notes.”

Optional Redemption	On or after April 15, 2010, the Issuer may redeem some or all of the notes at any time at the redemption prices described in the section “Description of the Exchange Notes—Optional Redemption.” The Issuer may also redeem some or all of the notes before April 15, 2010 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium.

Additionally, on or prior to April 15, 2010, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of specified equity offerings at the redemption price specified in the “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to the redemption date.

Change of Control	If the Issuer experiences certain kinds of changes of control, it must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of the Exchange Notes—Change of Control.”

Mandatory Offer to Repurchase	If the Issuer or any of its restricted subsidiaries sells certain assets, the Issuer must, under certain circumstances, offer to repurchase the notes at the prices listed in the section “Description of the Exchange Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture governing the notes contains covenants that limit the Issuer’s ability and certain of the Issuer’s subsidiaries’ ability to: •

•	incur or guarantee additional indebtedness;

•	pay dividends and make other restricted payments;

•	create restrictions on the payment of dividends or other distributions to the Issuer from its restricted subsidiaries;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock; and

•	transfer all or substantially all of the assets of the Issuer or any of the Note Guarantors or enter into merger or consolidation transactions.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes— Certain Covenants.” Certain covenants will cease to apply to the notes at all times after the notes have investment grade ratings from both Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Ratings Group, or S&P; provided that no default has occurred and is continuing. Similarly, the “Change of Control” covenant will be suspended with respect to the notes during all periods when the notes have investment grade ratings from Moody’s and S&P; provided that no default has occurred and is continuing.

Registration Rights	The Issuer and the Guarantors have agreed to use their commercially reasonable efforts to file an exchange offer registration statement to exchange the notes for new issues of substantially identical debt securities registered under the Securities Act or, if required, to file a shelf registration statement to cover resales of the notes under certain circumstances. The Issuer and the Guarantors will use their commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC on or prior to 270 days after the issue date of the notes and to complete the exchange offer with respect to the notes within 30 business days thereof. In addition, the Issuer and the Guarantors have agreed, if obligated to file a shelf registration statement with respect to the notes, to file such shelf registration statement on or prior to 90 days after such a filing obligation arises and to use commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC on or prior to 270 days after such obligation arises. If the Issuer fails to satisfy its registration obligations under the registration rights agreement, the Issuer will be required to pay additional interest to the holders of the notes under certain circumstances. See “Description of the Exchange Notes—Registration Rights; Additional Interest.”

You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes.

Summary Historical Financial Data

The following table sets forth certain historical financial data for Berry Plastics and Tyco Plastics & Adhesives. Our fiscal year is the 52- or 53-week period ending generally on the Saturday closest to September 30. The summary historical financial data for the fiscal year ended September 29, 2007, for the period from February 17, 2006 to September 30, 2006, for the period from October 1, 2005 to February 16, 2006 and for the fiscal year ended September 29, 2005 has been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The summary historical financial data as of and for the thirteen weeks ended December 29, 2007 and December 30, 2006 is derived from our unaudited financial statements included elsewhere in this prospectus. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

The selected historical financial data of Tyco Plastics & Adhesives have been derived from the audited financial statements that were prepared in accordance with GAAP. These financial statements have been prepared on a going-concern basis, as if certain assets of Tyco Plastics & Adhesives, which was acquired by Covalence Specialty Materials Corporation, which we refer to as Old Covalence, on February 16, 2006, had existed as an entity separate from Tyco International Group S.A. during the periods presented. Tyco charged the predecessor operations a portion of its corporate support costs, including engineering, legal, treasury, planning, environmental, tax, auditing, information technology and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Tyco management. Accordingly, expenses included in the financial statements may not be indicative of the level of expenses which might have been incurred had the predecessor been operating as a separate stand-alone company.

The following financial information should be read in conjunction with “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements included elsewhere in this prospectus.

	Berry Plastics				TP&A
	Unaudited		Audited
	Thirteen weeks ended		Year ended September 29, 2007	Period from February 17, 2006 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 29, 2005
	December 29, 2007	December 30, 2006
($ in millions)
Statement of Operations Data:
Net sales	$762.7	$703.6	$3,055.0	$1,138.8	$666.9	$1,725.2
Cost of sales	653.9	617.2	2,583.4	1,022.9	579.0	1,477.4

Gross profit	108.8	86.4	471.6	115.9	87.9	247.8
Operating expenses	98.3	79.0	404.2	108.2	61.0	184.3

Operating income	10.5	7.4	67.4	7.7	26.9	63.5
Loss on extinguished debt	—	—	37.3	12.3	—	—
Interest expense, net(1)	61.5	59.9	237.6	46.5	7.6	15.7

Loss before income taxes	(51.0)	(52.5)	(207.5)	(51.1)	19.3	47.8
Income tax benefit	(19.7)	(19.5)	(88.6)	(18.1)	1.6	3.8
Minority interest	—	(2.2)	(2.7)	(1.8)	—	—

Net loss	$(31.3)	$(30.8)	$(116.2)	$(31.2)	$17.7	$44.0

Balance Sheet Data (at period end):
Working capital(1)	$372.8	$403.8	$369.8	$442.3		$51.5
Total assets	3,902.3	3,658.5	3,869.4	3,821.4		1,206.7
Total debt	2,725.4	2,605.1	2,710.7	2,628.3		—
Shareholders’ equity	420.3	379.7	450.0	409.6		855.1

Other Financial Data:
Capital expenditures	$38.6	$14.2	$99.3	$34.8	$12.2	$32.1
Depreciation and amortization	59.6	49.1	220.2	54.6	15.6	41.6
Adjusted EBITDA(2)			491.7

(1)	Represents total current assets less total current liabilities.
(2)	We define “Adjusted EBITDA” as net income (loss) before depreciation and amortization, income tax expense (benefit), interest expense (net) and certain non-recurring or non-cash charges and as adjusted for acquired businesses, including unrealized synergies, which are more particularly defined in our credit documents and the indentures governing our notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance. Adjusted EBITDA eliminates what we believe are non-recurring expenses and certain other charges that we believe do not reflect operations and underlying operational performance. The result, we believe, more accurately reflects the underlying performance of the Company and therefore provides our management and investors with a more meaningful metric to assess performance over time.

Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA has important limitations, including that Adjusted EBITDA:

•	does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges;

•	does not reflect cash outlays for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, working capital;

•	does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;

•	does not reflect income tax expense or the cash necessary to pay income taxes;

•

excludes depreciation and amortization and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	may be calculated differently by other companies, including other companies in our industry, limiting its usefulness as a comparative measure.

Consequently, management does not, and you should not, consider Adjusted EBITDA as (i) an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP, (ii) an indicator of our cash flow or (iii) a measure of liquidity.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

($ in millions)	Year ended September 29, 2007
Adjustments to reconcile Net loss to Adjusted EBITDA:
Net income (loss)	$(116.2)
Interest expense, net	237.6
Income tax benefit	(88.6)
Depreciation and amortization	220.2
Minority interest	(2.7)
Stock option expense	19.6
Loss on extinguished debt	37.3
Non-cash inventory write-up	13.9
Management fees	5.9
Business optimization expenses(a)	37.7
Restructuring and impairment charges(b)	39.1
Rollpak(c)	3.5
Oxnard and Norwich synergies(d)	3.7
Covalence and Rollpak synergies(e)	80.7

Adjusted EBITDA	$491.7

(a)	Business optimization expenses consist of expenses related to transaction and merger costs associated with the Berry Covalence Merger, facility integration costs associated with the Berry Covalence Merger, expenses related to facility integration expenses associated with the Kerr acquisition, costs associated with Berry Plastics’ thermoforming expansion, laminate tube introduction and other miscellaneous product launches and other one-time costs.
(b)	Restructuring and impairment charges relate to Berry Plastics’ decision to exit five flexible film facilities, one closed top facility, one tapes/coatings facility and the shut-down of Old Covalence’s corporate headquarters and a divisional headquarters. These charges have been accounted for under the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-lived Assets and Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The costs consist of severance and termination benefits, facility exit costs, non-cash impairment charges and other costs.
(c)	Represents the adjustment to reflect the impact of the Rollpak acquisition to annualize the results for the year ended September 29, 2007.
(d)	Represents synergies associated with the Oxnard facility shutdown and Norwich facility disposal for the year ended September 29, 2007.
(e)	Represents purchasing, administrative, plant rationalization and restructuring, and operational cost savings associated with the Berry Covalence Merger. This adjustment also includes cost savings related to Rollpak.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including our financial statements and the related notes, before deciding to participate in the offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risks Related to the Notes

If you fail to exchange your outstanding notes, they will continue to be restricted securities and may become less liquid.

Outstanding notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the outstanding notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Outstanding Notes.” Such procedures and conditions include timely receipt by the exchange agent of such outstanding notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of the outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the outstanding notes remaining after the completion of the exchange offer will be substantially limited. Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the outstanding notes. Further, following the exchange offer, if you did not tender your outstanding notes, you generally will not have any further registration rights, and such outstanding notes will continue to be subject to certain transfer restrictions.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

The exchange notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on April 21, 2008, primarily to a small number of institutional investors. There is no existing trading market for the exchange notes and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes depending on many factors, including prevailing interest rates, our financial position, operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes, and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your outstanding notes only if you properly tender the outstanding notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.

We have substantial indebtedness, which could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.

As of December 29, 2007, we would have had, after giving pro forma effect to the Captive Acquisition, the offering of the outstanding notes and the intended use of proceeds, $3,315.8 million of outstanding indebtedness and, for the year ended December 29, 2007, debt service payment obligations including principal and interest of $297.0 million. In addition, we would have had $368.2 million of availability under our revolving credit facility. We are permitted by the terms of the notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the notes;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•

require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

Despite our substantial indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing the notes and our second priority notes and the terms of our senior secured credit facilities contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that will be pari passu with the notes, subject to the terms of the intercreditor agreements. However, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. The more leveraged we become, the more we, and in turn our securityholders, become exposed to the risks described above under “—We have substantial indebtedness, which could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior secured credit facilities, which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. See “Disclosure Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our senior secured credit facilities and the indentures governing the notes and our second priority notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Furthermore, the Sponsors have no continuing obligation to provide us with debt or equity financing.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and (if they are not Guarantors of the notes) their ability to make such cash available to us by dividend, debt repayment or otherwise. Unless they are Guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations will be subject to certain qualifications and exceptions. In the event that we do not receive distributions from our non-Guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The collateral securing the notes is subject to control by other creditors with first priority liens, subject to the terms of the intercreditor agreements. If there is a default, the value of the collateral may not be sufficient to repay both the holders of the notes and the other first priority creditors.

The notes will be secured on a first priority basis by substantially all of the collateral securing our senior secured credit facilities (subject to certain exceptions described herein). In addition, under the terms of the indenture governing the notes, we are permitted in the future to incur additional indebtedness and other obligations that may share in the first priority liens on the collateral securing the notes and our senior secured credit facilities.

Under the terms of the senior lender intercreditor agreement, the holders of debt under our revolving credit facility will be entitled to receive proceeds from the realization of certain collateral (including accounts, inventory, certain cash and proceeds and products of the foregoing and certain assets related thereto) to repay their obligations in full before the holders of the notes and holders of debt under our term credit facility will be entitled to any recovery from such collateral. Under the terms of the senior lender intercreditor agreement, at any time that obligations under our revolving credit facility and certain other obligations are outstanding, any actions that may be taken in respect of such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, will be at the direction of the holders of the obligations under the revolving credit facility and such other obligations and neither the trustee nor the notes collateral agent, on behalf of the holders of the notes, will have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of the Notes—Security for the Notes.” In addition, because the holders of the obligations under the revolving credit facility and certain other obligations control the disposition of such collateral, such holders could decide not to proceed against such collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related subsidiary guarantees. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes, the term loan facility and the other revolving credit facility obligations. As of December 29, 2007, on a pro forma basis after giving effect to the Captive Acquisition, the offering of the outstanding notes and the intended use of proceeds, the aggregate amount of senior secured indebtedness outstanding and constituting first priority lien obligations would have been approximately $1,869.4 million. In addition, we would have had $368.2 million of availability under our revolving credit facility. Under the indenture governing the notes, we could also incur additional indebtedness secured by first priority liens so long as such first priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of the Exchange Notes” and certain other conditions are met. Our ability to designate future debt as first priority secured debt and our ability to enable the holders thereof to share in the collateral on a pari passu basis with holders of the notes and our senior secured credit facilities may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

In addition, the asset sale covenant and the definition of asset sale, each in the indenture governing the notes, have a number of exceptions pursuant to which we would be able to sell collateral without being required to reinvest the proceeds of such sale into assets that will comprise collateral, or collateral of the same type, or to make an offer to the holders of the notes to repurchase the notes. See “Description of the Exchange Notes—Certain Covenants—Asset Sales,” and “Description of the Exchange Notes—Certain Definitions”.

Our senior secured credit facilities have the benefit of security interests in the stock of the Issuer and a guarantee from Berry Group, which the notes will not. The pledges of stock of subsidiaries of the Issuer in favor of lenders under our senior secured credit facilities are subject to fewer limitations than those applicable to pledges of stock of subsidiaries of the Issuer in favor of the holders of the notes. The proceeds of such assets, if any, may not be available to repay the notes.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the collateral agent and any other creditors that also have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The collateral securing the notes does not include all of our or the Guarantors’ assets. In particular, the collateral does not include (i) any property or assets owned by our foreign subsidiaries and two of our domestic subsidiaries, (ii) any license, contract or agreement, if and only for so long as the grant of a security interest under the security documents relating to the notes would result in a breach or default under, or abandonment, invalidation or unenforceability of, such license, contract or agreement, (iii) in certain cases, equity interests or other securities of our subsidiaries, (iv) any vehicle, (v) deposit accounts, securities accounts or cash, (vi) real property held by us or any of our subsidiaries under a lease, and (vii) certain other exceptions described in such security documents. No appraisals of any collateral have been prepared in connection with the offering of the outstanding notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. Applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and our Guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the trustee and the holders of the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

The security documentation related to the notes provides that the Issuer and the Guarantors are obligated to deliver mortgages and related documentation to the collateral agent within 120 days after the issue date of the outstanding notes in order to provide the holders of the notes a perfected security interest in certain real property owned by the Issuer and the Guarantors. Such real property is subject to mortgages in favor of the lenders under our senior secured credit facilities and holders of our second priority notes. Until such time as such mortgages and related documentation are delivered, if at all, such real estate and the proceeds thereof will not constitute collateral securing the notes.

The intercreditor arrangements do not require our term loan lenders to share the proceeds of collateral with holders of the notes to the extent the security interest granted on such collateral in favor of the holders of the notes is not perfected.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the trustee as collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt, the holders of the notes would hold a secured claim that is equal to the secured claim of the holders of debt under the senior secured credit facilities and other first priority debt permitted by the indentures and the credit documents, subject to the terms of the senior lender intercreditor agreement.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. No appraisal of the fair market value of the collateral has been prepared in connection with the offering of the outstanding notes and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes.

In the event of a bankruptcy of us or any of the Guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the trustee and holders of the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders, and any remedies sought by the holders of such indebtedness, could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

Under certain circumstances, equity interests or other securities securing the notes will be released automatically from holders’ priority lien and will no longer be deemed to be collateral.

The security documents provide that upon the filing of or during the effectiveness of a registration statement, solely with respect to the notes, if Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries because such subsidiary’s equity interests or other securities secure the notes, such equity interests or other securities will automatically be deemed not to be part of the collateral to the extent necessary not to be subject to such requirement. As a result holders could lose all or a portion of their security interest in such equity interests or other securities.

The notes will be structurally subordinated to all liabilities of our non-Guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes, which include two of our domestic subsidiaries and all of our non-U.S. subsidiaries. These non-Guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary Guarantors have to receive any assets of any of the non-Guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-Guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the notes, the guarantees and security interests, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the Guarantors or on behalf of our unpaid creditors or the unpaid creditors of a Guarantor. While the relevant laws may vary from state to state, the obligations in respect of the notes and the guarantees, and the granting of the security interests in respect thereof, will generally be a fraudulent conveyance if (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) we or any of our subsidiary Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (ii) only, one of the following is also true:

•	we or any of our subsidiary Guarantors were or was insolvent or rendered insolvent by reason of issuing the notes or the guarantees;

•	payment of the consideration left us or any of our subsidiary Guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary Guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary Guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee or void or otherwise decline to enforce the security interests and related security agreements in respect thereof. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiary Guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary Guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the notes and the guarantees would not be subordinated to our or any subsidiary Guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary Guarantor, the obligations of the applicable subsidiary Guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary Guarantor’s other debt or take other action detrimental to the holders of the notes.

Because each Guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.

You have the benefit of the guarantees of the Guarantors. However, the guarantees by the Guarantors are limited to the maximum amount that the Guarantors are permitted to guarantee under applicable law. As a result, a Guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such Guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the Guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Exchange Notes—Note Guarantees.”

The terms of our senior secured credit facilities and the indentures governing the notes, our second priority notes and our senior subordinated notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our senior secured credit agreements and the indentures governing the second priority notes and our senior subordinates notes contain, the indenture governing the notes contains, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

In addition, under certain circumstances our revolving credit facility requires us to maintain a minimum fixed charge coverage ratio. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in our senior secured credit facilities, the indenture governing the notes, or the indentures governing our existing second priority notes or senior subordinated notes could result in an event of default under our senior secured credit facilities, the indenture governing the notes or the indentures governing our existing second priority notes or senior subordinated notes, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities, the indenture governing the notes, or the indentures governing our existing second priority notes or senior subordinated notes, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, including the indenture governing the notes, any of which could result in an event of default under the notes.

If the indebtedness under our senior secured credit facilities or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

U.S. Holders will be required to pay U.S. federal income tax on accrual of original issue discount on the exchange notes.

The exchange notes, like the outstanding notes, are expected to have original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of an exchange note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—Original Issue Discount.”

We may not be able to repurchase the notes upon a change of control.

Upon a change of control, we will be required to make an offer to repurchase all outstanding notes unless we have previously given notice of our intention to exercise our right to redeem the notes or unless such obligation is suspended. See “Description of the Exchange Notes—Certain Covenants.” We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the notes, to redeem the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under each of the indentures. The occurrence of a change of control would also constitute an event of default under our senior secured credit facilities and may constitute an event of default under the terms of our other indebtedness. The terms of the loan and security agreement governing our senior secured credit facilities limit our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under our senior secured credit facilities to permit the required repurchase or redemption, but the required lenders have no obligation to grant, and may refuse to grant such a waiver. A change of control is defined in the indenture governing the notes and does not include all transactions that could involve a change of control of our day-to-day operations, including a transaction involving the Management Group as defined in the indenture governing the notes. See “Description of the Exchange Notes—Change of Control.”

There may be no active trading market for the notes, and if one develops, it may not be liquid.

The notes will constitute new issues of securities for which there is no established trading market. We do not intend to list the notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange or to seek the admission of the notes (or any such exchange notes) for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the notes (and the exchange notes, if issued), they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. Although we expect that the notes will be eligible for trading in PORTAL, there can be no assurance as to the development or liquidity of any market for the notes (or the exchange notes, if issued), the ability of the holders of the notes (or the exchange notes, if issued) to sell their notes (or the exchange notes, if issued) or the price at which the holders would be able to sell their notes (or the exchange notes, if issued). Future trading prices of the notes and the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

Risks Related to Our Business

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•

require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

Increases in resin prices or a shortage of available resin could harm our financial condition and results of operations.

To produce our products, we use large quantities of plastic resins, which accounted for 38% of our cost of goods sold in fiscal 2007. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. Over the past several years, we have at times experienced rapidly increasing resin prices. If rapid increases in resin prices continue, our revenue and profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the price of resin to customers under current agreements and in the long-term as we negotiate new agreements or if our customers seek product substitution.

We source plastic resin primarily from major industry suppliers such as Basell, Chevron, Dow, ExxonMobil, Flint Hills Resources, LP, Lyondell, Nova, Sunoco, Equistar, Westlake and Total. We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of them. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

We may not be able to compete successfully and our customers may not continue to purchase our products.

We face intense competition in the sale of our products and compete with multiple companies in each of our product lines. We compete on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal, glass, paper and other packaging materials as well as plastic packaging products made through different manufacturing processes. Some of these competitive products are not subject to the impact of changes in resin prices which may have a significant and negative impact on our competitive position versus substitute products. Our competitors may have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we do not have long-term arrangements with many of our customers these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

We may pursue and execute acquisitions, which could adversely affect our business.

As part of our growth strategy, we plan to consider the acquisition of other companies, assets and product lines that either complement or expand our existing business and create economic value. We cannot assure you that we will be able to consummate any such transactions or that any future acquisitions will be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions, including the Captive Acquisition, involve a number of special risks, including:

•	the diversion of management’s attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

•	the incorporation of acquired products into our product line;

•	the increasing demands on our operational systems;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

•	the loss of key employees and the difficulty of presenting a unified corporate image.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with the Captive Acquisition, historical acquisitions and any future acquisitions. We cannot assure you that indemnification rights we have obtained in the Stock Purchase Agreement, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate Captive or future acquisitions without substantial costs, delays or other problems. The costs of such integration could have a material adverse effect on our operating results and financial condition. Although in the Captive Acquisition we conducted and will continue to conduct in future acquisitions what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of a target’s business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the entities we acquire and their operations.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons. Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products. Any such litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

Current and future environmental and other governmental requirements could adversely affect our financial condition and our ability to conduct our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes and require clean up of contaminated sites. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) (or newly discovered information) could result in additional compliance or remediation costs or other liabilities, which could be material. We have limited insurance coverage for potential environmental liabilities associated with historic and current operations and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies. Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in our products that directly contact food and drug products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with non-compliance could have a materially adverse effect on us. See “Business—Environmental Matters and Government Regulation.”

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Our business operations could be significantly disrupted if members of our senior management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management team. Our senior management team has extensive manufacturing, finance and engineering experience, and we believe that the depth of our management team is instrumental to our continued success. While we have entered into employment agreements with certain executive officers, the loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

Goodwill and other intangibles represent a significant amount of our net worth, and a write-off could result in lower reported net income and a reduction of our net worth.

At December 29, 2007, the net value of our goodwill and other intangibles was $2,235.0 million. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under this accounting standard, we are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

We are controlled by funds affiliated with Apollo Management and its interests as an equity holder may conflict with yours.

A majority of the common stock of our parent company, Berry Group, on a fully-diluted basis, is held by funds affiliated with Apollo Management. Funds affiliated with Apollo Management control Berry Group and therefore us as a wholly owned subsidiary of Berry Group. As a result, Apollo has the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Berry Group’s stock, including approving acquisitions or sales of all or substantially all of our assets. The directors elected by Apollo have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Apollo’s interests may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Apollo’s interests, as equity holders, might conflict with your interests. Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Furthermore, Apollo has no continuing obligation to provide us with debt or equity financing or to provide us with joint purchasing or similar opportunities with its other portfolio companies. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement as soon as practicable with the SEC and to use all commercially reasonable efforts to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes do not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer. See “Description of the Exchange Notes—Registration Rights; Additional Interest”

Transferability of the Exchange Notes

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is participating in or intends to participate in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

In order to participate in the exchange offer, each holder of exchange notes must represent to us that each of these statements is true:

•	such holder is not an affiliate of ours;

•	such holder is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	any exchange notes such holder receives will be acquired in the ordinary course business.

Broker-dealers and each holder of outstanding notes intending to use the exchange offer to participate in a distribution of exchange notes (1) may not rely under the SEC’s policy on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and (2) must comply with the registration and prospectus requirements of the Securities Act in connection with a secondary resale transaction and will deliver a prospectus in connection with any such resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of not less than 180 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale, if requested by the initial purchasers or by a broker-dealer that receives the exchange notes for its own account in the exchange offer in exchange for the outstanding notes, as a result of market-making activities or other trading activities.

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 10, 2008. The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $680,600,000 of exchange notes in exchange for a like principal amount of outstanding notes tendered and accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000, subject to a minimum denomination of $2,000.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes;

•	the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the Indenture.

As of the date of this prospectus, $680,600,000 aggregate principal amount of the outstanding notes was outstanding. The exchange notes offered will be limited to $680,600,000 in aggregate principal amount.

In connection with the issuance of the outstanding notes, we have arranged for the outstanding notes to be issued in the form of global notes through the facilities of The Depository Trust Company, or “DTC” acting as depositary. The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement. See “Effect of Not Tendering.”

We will be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder promptly after expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “Solicitation of Tenders; Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on June 10, 2008, which we refer to as the expiration date, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of outstanding notes of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered outstanding notes or, if any of the conditions described below under the heading “Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we delay accepting any outstanding notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any outstanding notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Procedures for Tendering Outstanding Notes

We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC’s system may use its Automated Tender Offer Program, or “ATOP,” to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with ATOP procedures for transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant. An agent’s message must, in any case, be transmitted to and received or confirmed by the exchange agent, at its address set forth under the caption “Exchange Agent” below, prior to

5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Unless the tender is being made in book-entry form, to tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

By executing the letter of transmittal, you will make to us the representations set forth in the second paragraph under the heading “Transferability of the Exchange Notes.”

All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible Guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; and

•	for the account of an eligible Guarantor institution.

In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be made by:

•	a member firm of a registered national securities exchange of the Financial Industry Regulatory Authority;

•	a commercial bank or trust company having an office or correspondent in the United States; and

•	another eligible Guarantor institution.

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible Guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Determination of Valid Tenders; Our Rights under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we intend to request the exchange agent to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible Guarantor institution,” which is defined above under the heading “Guarantee of Signatures.”

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•

the certificates for the tendered notes, in proper form for transfer (or a book entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible Guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth herein. Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•

identify the outstanding notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the outstanding notes have been tendered under the book entry delivery procedure described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC’s book entry transfer facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such outstanding notes in our sole discretion, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer before the acceptance of the outstanding notes, if:

•

we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Because the outstanding notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a “shelf” registration statement for a continuous offer of outstanding notes.

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•

for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting tenders and are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their outstanding notes for exchange will not be obligated to pay transfer taxes. However, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder, will be responsible for the payment of any transfer tax arising from such transfer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.

The Exchange Agent

Wells Fargo Bank, National Association is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	Wells Fargo Bank, N.A. Corporate Trust Operations
MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480

By Overnight Courier or Regular Mail:	Wells Fargo Bank, N.A. Corporate Trust Operations
MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479

By Hand Delivery:	Wells Fargo Bank, N.A. Corporate Trust Services
608 2nd Avenue South Northstar East Building—12th Floor Minneapolis, MN 55402

Confirm by Telephone:	(800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The net proceeds from the issuance of the outstanding notes was used to repay in full the $520.0 million Bridge Loan Credit Facility, to repay amounts outstanding under its revolving credit facility (estimated at $131 million as of March 29, 2008) and to pay related fees and expenses, as well as fees and expenses related to the offering of the outstanding notes, with any remaining proceeds to be used by the Issuer for general corporate purposes. In consideration for issuing the exchange notes, we will receive in exchange the outstanding notes of like principal amount. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 29, 2007 both on an actual basis and on a pro forma basis to give effect to the offering of the outstanding notes and the application of the proceeds therefrom. You should read this table in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus and “The Captive Acquisition,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 29, 2007
	Unaudited
	Actual	Pro Forma
	($ in millions)
Cash	$21.8	$82.2	(1)

Term loan	$1,194.0	$1,194.0
Revolving line of credit	71.0	—
Bridge Loan Credit Facility (2)	—	—
Notes (3)	—	661.4
Second Priority Fixed Rate Senior Secured Notes	525.0	525.0
Second Priority Floating Rate Senior Secured Notes	225.0	225.0
11% Senior Subordinated Notes	431.4	431.4
10 1/4% Senior Subordinated Notes	265.0	265.0
Capital leases and other	14.0	14.0

Total debt, including current portion	2,725.4	3,315.8
Total stockholders’ equity	420.3	420.3

Total capitalization	$3,145.7	$3,736.1

(1)	Assumes repayment of $71.0 million of outstanding loans under our revolving credit facility. As of March 29, 2008, we had approximately $131 million in loans outstanding under this facility. Therefore, the actual cash balance at the closing of the offering of the outstanding notes was be significantly lower.
(2)	On February 5, 2008, we entered into the Bridge Loan Credit Facility. The Bridge Loan Credit Facility was repaid in full with the net proceeds of the offering of the outstanding notes. See “Use of Proceeds.”
(3)	$680.6 million of outstanding notes were sold to the initial purchasers for $661.4 million.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents selected historical financial data for Berry Plastics and Tyco Plastics & Adhesives and should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements and notes to the financial statements included elsewhere in this prospectus.

The selected historical financial data of Tyco Plastics & Adhesives have been derived from the audited financial statements that were prepared in accordance with GAAP. These financial statements have been prepared on a going-concern basis, as if certain assets of Tyco Plastics & Adhesives, which was acquired by Old Covalence on February 16, 2006, had existed as an entity separate from Tyco International Group S.A., which we refer to as Tyco Group, during the periods presented. Tyco Group charged the predecessor operations a portion of its corporate support costs, including engineering, legal, treasury, planning, environmental, tax, auditing, information technology and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Tyco Group management. Accordingly, expenses included in the financial statements may not be indicative of the level of expenses which might have been incurred had the predecessor been operating as a separate stand-alone company.

	Berry Plastics				TP&A
	Thirteen weeks ended		Year ended September 29, 2007	Period from February 17, 2006 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 29, 2005	Year ended September 29, 2004	Year ended September 29, 2003
	December 29, 2007	December 30, 2006
				($ in millions)
Statement of Operations Data:
Net revenue(1)	$762.7	$703.6	$3,055.0	$1,138.8	$666.9	$1,725.2	$1,658.8	$1,597.8
Cost of sales	653.9	617.2	2,583.4	1,022.9	579.0	1,477.4	1,366.2	1,344.1

Gross profit	108.8	86.4	471.6	115.9	87.9	247.8	292.6	253.7
Charges and allocations from Tyco and affiliates	—	—	—	—	10.4	56.4	65.0	95.3
Selling, general and administrative expenses	81.8	74.5	321.5	107.6	50.0	124.6	130.2	108.3
Restructuring and impairment charges (credits), net	3.5	0.3	39.1	—	0.6	3.3	57.9	(0.8)
Other operating expenses	13.0	4.1	43.6	0.6	—	—	—	—

Operating income	10.5	7.5	67.4	7.7	26.9	63.5	39.5	50.9
Other expense	—	0.1	37.3	12.3	—	—	—	—
Interest expense, net	61.5	59.9	237.6	46.5	2.1	4.5	6.3	6.5
Interest expense (income), net—Tyco and affiliates	—	—	—	—	5.5	11.2	(1.7)	3.6

Income (loss) before income taxes	(51.0)	(52.5)	(207.5)	(51.1)	19.3	47.8	34.9	40.8
Income tax expense (benefit)	(19.7)	(19.5)	(88.6)	(18.1)	1.6	3.8	2.4	2.9
Minority interest	—	(2.2)	(2.7)	(1.8)	—	—	0.2	0.2
Cumulative effect of accounting change	—	—	—	—	—	—	—	17.8

Net income (loss)	$(31.3)	$(30.8)	$(116.2)	$(31.2)	$17.7	$44.0	$32.3	$19.9

	Berry Plastics				TP&A
	Thirteen weeks ended		Year ended September 29, 2007	Period from February 17, 2006 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 29, 2005	Year ended September 29, 2004	Year ended September 29, 2003
	December 29, 2007	December 30, 2006
				($ in millions)
Balance Sheet Data (at period end):
Cash and cash equivalents	$21.8	$73.6	$14.6	$83.1	$4.9	$2.7	$3.7	$7.9
Property, plant and equipment, net	766.0	797.1	785.0	816.6	275.6	283.1	291.1	342.8
Total assets	3,902.3	3,658.5	3,869.4	3,821.4	1,279.5	1,206.7	1,215.0	1,283.3
Total long-term obligations (at end of period)	2,708.3	2,589.7	2,693.3	2,612.3	—	—	79.5	136.5
Shareholders’ equity	420.3	379.7	450.0	409.6	877.7	855.1	822.8	877.0

Cash Flow and other Financial Data:
Net cash provided by (used in) operating activities	$20.7	$59.8	$137.3	$96.7	$(119.2)	$117.3	$89.2	$123.8
Net cash used in investing activities	(30.1)	(44.4)	(164.3)	(3,252.0)	(9.1)	(29.2)	(15.5)	(13.2)
Net cash provided by (used in) financing activities	14.6	(24.7)	(40.4)	3,212.5	130.6	(89.2)	(77.7)	(106.8)
Capital expenditures	38.6	14.2	99.3	34.8	12.2	32.1	16.5	14.6

(1)	Net revenue includes related party revenue of $11.6 million for the period from October 1, 2005 to February 16, 2006 and $23.4 million, $26.0 million and $25.8 million for the years ended September 30, 2005, 2004 and 2003, respectively. Additionally, revenue is presented net of certain rebates paid to customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section presents selected historical financial data for Berry Plastics, Old Covalence, and the assets and liabilities of Tyco International Ltd., which we refer to as Tyco, that were acquired on February 16, 2006, by Covalence Specialty Materials Holding Corp, which we refer to as Old Covalence Holding, pursuant to the Stock and Asset Purchase Agreement dated December 20, 2005 among an affiliate of Apollo Management V, L.P., Tyco and Tyco Group S.à r.l., which we refer to as Tyco Plastics & Adhesives or TP&A, and should be read in conjunction with, and is qualified by reference to, the respective financial statements and notes to the financial statements included elsewhere in this prospectus.

The selected historical financial data of Tyco Plastics & Adhesives have been derived from the audited financial statements that were prepared in accordance with GAAP. These financial statements have been prepared on a going-concern basis, as if certain assets of Tyco Plastics & Adhesives, which was acquired by Old Covalence on February 16, 2006, had existed as an entity separate from Tyco during the periods presented. Tyco charged the predecessor operations a portion of its corporate support costs, including engineering, legal, treasury, planning, environmental, tax, auditing, information technology and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Tyco management. Accordingly, expenses included in the financial statements may not be indicative of the level of expenses which might have been incurred had the predecessor been operating as a separate stand-alone company.

Formation of Berry Plastics

On April 3, 2007, Berry Plastics Group, Inc. (“Old Berry Group”) completed a stock-for-stock merger (the “Berry Covalence Merger”) with Covalence Specialty Materials Holding Corp. (“Old Covalence Holding”). The resulting company retained the name Berry Plastics Group, Inc. (“Berry Group”). Immediately following the Berry Covalence Merger, Berry Plastics Holding Corporation (“Old Berry Holding”) and Covalence Specialty Materials Corp. (“Old Covalence”) were combined as a direct subsidiary of Berry Group. The resulting company retained the name Berry Plastics Holding Corporation. The combination was accounted for as a merger of entities under common control.

On December 28, 2007, Berry Plastics Holding Corporation was combined together with Berry Plastics Corporation in a merger in which Berry Plastics Holding Corporation survived and was renamed Berry Plastics Corporation (“Berry Plastics”).

Apollo V Acquisition of Old Covalence Holding

On February 16, 2006, Old Covalence Holding was formed through the acquisition of substantially all of the assets and liabilities of Tyco Plastics & Adhesives under a Stock and Asset Purchase Agreement dated December 20, 2005 among an affiliate of Apollo Management V, L.P. (“Apollo V”), Tyco International Group S.A. and Tyco Group S.à r.l.

Apollo VI Acquisition of Old Berry Group

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Apollo Berry Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Apollo Berry Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Apollo Berry Merger, Old Berry Holding was a wholly owned subsidiary of Old Berry Group, the principal stockholders of which were Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, Graham Berry Holdings and management. Apollo Investment Fund VI, L.P. (“Apollo VI”) and AP Berry Holdings, LLC are affiliates of

Apollo Management, L.P. (“Apollo”), which is a private investment firm. Graham Berry Holdings, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

Overview

You should read the following discussion in conjunction with the consolidated financial statements of Berry Plastics and its subsidiaries and the accompanying notes thereto, which information is included elsewhere herein. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section. Our actual results may differ materially from those contained in any forward-looking statements.

We believe we are one of the world’s leading manufacturers and marketers of value-added plastic packaging products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,700 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes, prescription vials, trash bags, stretch films, plastic sheeting and tapes which we sell to more than 13,000 customers in attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive. Our customers comprised of a favorable balance of leading, national, blue-chip customers as well as a collection of smaller local specialty businesses. Our top 10 customers represented approximately 24% of our fiscal 2007 net sales with no customer accounting for more than 6% of our fiscal 2007 net sales. The average length of our relationship with these customers is more than 21 years. We believe that we are one of the largest global purchasers of polyethylene resin, our principal raw material, buying approximately 1.2 billion pounds in 2007. Additionally, we operate 70 strategically located manufacturing facilities and have extensive distribution capabilities. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace.

We believe that our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. Our strong profit margins and efficient deployment of capital have allowed us to consistently generate strong cash flow and high returns on invested capital.

Acquisitions, Disposition and Facility Rationalizations

We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale. In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations.

Acquisition of MAC Closures, Inc.

On December 19, 2007, the Company acquired 100% of the outstanding common stock of MAC Closures, Inc. (“MAC”), a plastic cap and closure manufacturer with operations located in Waterloo, Quebec and Oakville, Ontario. MAC is a fully integrated manufacturer of injection molded plastic caps and closures primarily serving the pharmaceutical, nutraceutical, personal care, amenity, and household and industrial chemical industries with calendar year 2007 sales of $37.1 million. MAC manufactures stock and custom products for U.S. and Canadian based private and national brand owners, distributors and other packaging suppliers. The purchase price was funded utilizing cash on hand from the sale-leaseback transaction discussed elsewhere in this prospectus. The

MAC acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and subject to change.

Acquisition of Captive Holdings, Inc.

On February 5, 2008, Berry Plastics completed its purchase from Captive Holdings, LLC of 100% of the outstanding shares of Captive Holdings, Inc., the parent company of Captive. Pursuant to the definitive agreement concerning the Captive Acquisition, the aggregate purchase price for the shares was approximately $500 million, subject to certain post-closing upward or downward adjustments. Captive manufactures blow-molded bottles and injection-molded closures for the food, healthcare, spirits and personal care end markets. To finance the purchase of the shares, Berry Plastics used the proceeds of the bridge loans made pursuant to a $520.0 million bridge facility as described in more detail on Form 8-K filed on February 11, 2008.

Sale of UK Operations

On April 10, 2007, the Company sold its wholly owned subsidiary, Berry Plastics UK Ltd., to Plasticum Group N.V. for approximately $10.0 million. At the time of the sale, the annual net sales of this business were less than $9.0 million.

Rollpak Acquisition

On April 11, 2007, Berry Plastics completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation. Rollpak Corporation is a flexible film manufacturer located in Goshen, Indiana. The purchase price was funded utilizing cash on hand.

Plant Rationalizations

On February 6, 2007, Old Covalence announced a restructuring program in its Coatings division. The planned actions relate to the exiting of two product lines, the closure of a manufacturing facility, the termination of certain employees and the relocation of certain operations. The business that is in the process of being exited accounts for less than $25.0 million of annual net sales. During fiscal 2007, the Company recorded charges of $6.1 million which was comprised of $3.4 million of asset impairments, $0.8 million of severance and $1.9 million of relocation and other restructuring charges.

On April 26, 2007, the Company announced its intention to shut down its manufacturing facility located in Oxnard, California. The Company has stopped all production in the facility and is in the process of moving the equipment and inventory to other Berry locations. The Company had previously established a reserve of $1.2 million for the shutdown of the Oxnard facility in connection with the acquisition of Kerr Group, Inc. in June 2005. This accrual included estimates for severance and lease termination costs. The Company recorded an additional charge of $5.1 million for severance and lease termination costs in fiscal 2007. In addition, the Company recorded other restructuring charges related to equipment and inventory relocation and other operating costs of the facility of $0.4 million in fiscal 2007.

In connection with the Berry Covalence Merger on April 3, 2007, the Company announced that it would close the Old Covalence corporate headquarters in Bedminster, NJ and the Company’s coatings division headquarters in Shreveport, LA. The reorganization was part of the integration plan to consolidate certain corporate functions at the Company’s headquarters in Evansville, Indiana and to consolidate the adhesives and coatings segment into one new segment called tapes and coatings. In connection with these changes, the Company recorded severance charges in fiscal 2007 of $3.5 million and lease termination charges of $1.9 million. The Company has substantially completed this reorganization.

On July 10, 2007, we announced a restructuring of the operations within our flexible films division. The restructuring will include the closing of four manufacturing locations: Yonkers, New York; Columbus, Georgia;

City of Industry, California and Santa Fe Springs, California. The business at each facility being closed will be transferred to other Company facilities. The affected business accounted for less than $100 million of annual net sales. On September 27, 2007, we announced our plans to rationalize our Sparks, Nevada manufacturing location. We intend to complete the closing prior to August 1, 2008. The business will be transferred to other Company facilities. The affected business accounted for approximately $10 million of annual net sales. The Company recorded an expense of $22.1 million in fiscal 2007 related to these restructuring activities.

Critical Accounting Policies

We disclosed those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the Form 10-K filed with the SEC for the fiscal year ended September 29, 2007. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations, although no assurance can be given as to such affect. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Allowance for doubtful accounts. We evaluate our allowance for doubtful accounts on an ongoing basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. Additionally, our allowance for doubtful accounts includes a reserve for cash discounts that are offered to some of our customers for prompt payment. We believe, based on past history and our credit policies that our net accounts receivable are of good quality. We believe a ten percent increase or decrease in our bad debt experience would not have a material impact on the results of operations of the Company. Our allowance for doubtful accounts was $13.9 million and $11.3 million as of December 29, 2007 and September 29, 2007, respectively.

Inventory obsolescence. We evaluate our reserve for inventory obsolescence on an ongoing basis and review inventory on-hand to determine future salability. We base our determinations on the age of the inventory and the experience of our personnel. We reserve inventory that we deem to be not salable in the quarter in which we make the determination. We believe, based on past history and our policies and procedures, that our net inventory is salable. We believe a ten percent increase or decrease in our inventory obsolescence experience would not have a material impact on the results of operations of the Company. Our reserve for inventory obsolescence was $13.5 million and $14.9 million as of December 29, 2007 and September 29, 2007, respectively.

Medical insurance. We offer our employees medical insurance that is primarily self-insured by us. As a result, we accrue a liability for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical claims liability on an ongoing basis, obtain an independent actuarial analysis on an annual basis and perform payment lag analysis. Based on our analysis, we believe that our recorded medical claims liability should be sufficient. We believe a ten percent increase or decrease in our medical claims experience would not have a material impact on the results of operations of the Company. Our accrued liability for medical claims was $6.0 million and $6.7 million, including reserves for expected medical claims incurred but not reported, as of December 29, 2007 and September 29, 2007, respectively.

Workers’ compensation insurance. The majority of our facilities are in a large deductible program for workers’ compensation insurance. On a quarterly basis, we evaluate our liability based on third-party adjusters’

independent analyses by claim. Based on our analysis, we believe that our recorded workers’ compensation liability should be sufficient. We believe a ten percent increase or decrease in our workers’ compensations claims experience would not have a material impact on the results of operations of the Company. Our accrued liability for workers’ compensation claims was $6.3 million and $6.7 million as of December 29, 2007 and September 29, 2007, respectively.

Revenue recognition. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Revenue from sales of products is recognized at the time product is shipped to the customer, collectibility is probable and title and risk of ownership transfer to the purchaser.

Impairments of Long-Lived Assets. In accordance with the methodology described in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

Goodwill and Other Indefinite Lived Intangible Assets. In accordance with the methodology described in SFAS No. 142, “Goodwill and Other Intangible Assets”, we review our goodwill and other indefinite lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable or at least annually as required by SFAS No. 142. We evaluate impairment of goodwill by comparing its estimated fair value to its carrying value. We estimate fair value by computing the expected future discounted operating cash flows based on historical result trends. The estimates of future cash flows involve considerable management judgment and are based upon assumptions about future operating performance. The actual cash flows could differ from management’s estimates due to changes in business conditions, operating performance, economic conditions and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value. Impairment of our goodwill could significantly affect our operating results and financial position. Goodwill totaled $1,181.8 million at December 29, 2007. No impairment was recorded during the thirteen week periods ended December 29, 2007 or December 30, 2006, respectively.

Deferred Taxes and Effective Tax Rates. We estimate the effective tax rates and associated liabilities or assets for each legal entity of ours in accordance with SFAS No. 109. We use tax-planning to minimize or defer tax liabilities to future periods. In recording effective tax rates and related liabilities and assets, we rely upon estimates, which are based upon our interpretation of United States, foreign, state, and local tax laws as they apply to our legal entities and our overall tax structure. Audits by local tax jurisdictions, including the United States Government, could yield different interpretations from our own and cause the Company to owe more taxes than originally recorded. For interim periods, we accrue our tax provision at the effective tax rate that we expect for the full year. As the actual results from our various businesses vary from our estimates earlier in the year, we adjust the succeeding interim periods’ effective tax rates to reflect our best estimate for the year-to-date results and for the full year. As part of the effective tax rate, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. Our valuation allowance against deferred tax assets was $3.1 million as of December 29, 2007 and September 29, 2007.

Accrued Rebates. We offer various rebates to our customers in exchange for their purchases. These rebate programs are individually negotiated with our customers and contain a variety of different terms and conditions. Certain rebates are calculated as flat percentages of purchases, while others included tiered volume incentives. These rebates may be payable monthly, quarterly, or annually. The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected annual sales. These provisions are based on estimates derived from current program requirements and historical experience. We use all available information when calculating these reserves. Our accrual for customer rebates was $39.0 million and $35.9 million as of December 29, 2007 and September 29, 2007, respectively.

Pension. Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. These assumptions have a significant effect on the amounts reported. In addition to the analysis below, see the notes to the consolidated financial statements for additional information regarding our retirement benefits. Periodically, we evaluate the discount rate and the expected return on plan assets in our defined benefit pension and retiree health benefit plans. In evaluating these assumptions, we consider many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; our historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers. In evaluating our expected retirement age assumption, we consider the retirement ages of our past employees eligible for pension and medical benefits together with our expectations of future retirement ages. We believe our pension and retiree medical plan assumptions are appropriate based upon the above factors. A one percent increase or decrease in our health-care-cost trend rates would not have a material impact on the results of operations of the Company. Also, a one quarter percentage point change in our discount rate or expected return on plan assets would not have a material impact on the results of operations of the Company.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of the Company and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, our ability to pass through changes in material costs, and others could not materially adversely impact our consolidated financial position, results of operations and cash flows in future periods.

Results of Operations

Comparison of the 13 Weeks Ended December 29, 2007 (the “Quarter”) and the 13 Weeks Ended December 30, 2006 (the “Prior Quarter”)

Net Sales. Net sales increased 8% to $762.7 million for the Quarter from $703.6 million for the Prior Quarter. This $59.1 million increase is primarily the result of strong base business organic volume growth of 4% and 2% acquisition volume growth. The following discussion in this section provides a comparison of net sales by business segment. Net sales in the rigid open top business increased from $193.7 million in the Prior Quarter to $223.2 million in the Quarter. Base volume growth in the rigid open top business, excluding net selling price decreases, was very strong at 12% driven primarily by strong growth in dairy containers, housewares, and thermoformed and injection drink cups. Net sales in the rigid closed top business increased 4% from $143.2 million in the Prior Quarter to $148.4 million in the Quarter. Base volume growth in the rigid closed top business, excluding net selling price decreases, was 4% for the Quarter driven by growth in bottles, prescription vials, and overcaps and closures. The flexible film business net sales increased 10% from $246.1 million in the Prior Quarter to $270.4 million in the Quarter. This increase of $24.3 million can be primarily attributed to the Rollpak acquisition and increased selling prices. Net sales in the tapes/coatings business decreased slightly from $122.1 million in the Prior Quarter to $120.7 million in the Quarter primarily driven by softness in the new home construction market partially offset by strong volume growth in the corrosion protection business.

Gross Profit. Gross profit increased by $22.4 million to $108.8 million (14% of net sales) for the Quarter from $86.4 million (12% of net sales) for the Prior Quarter. This increase of $22.4 million or 26% is primarily the result of the additional sales volume noted above and productivity improvements in the flexible films and tapes/coatings segments as a result of realizing synergies from the Berry Covalence Merger. These productivity improvements were partially offset by the timing lag of passing through increased raw material costs to customers. In addition, in the Prior Quarter, an expense of $7.2 million was charged to cost of goods sold related to the write-up and subsequent sale of finished goods inventory to fair market value in accordance with purchase accounting.

Operating Expenses. Selling, general and administrative expenses increased by $7.3 million to $81.8 million for the Quarter from $74.5 million for the Prior Quarter primarily the result of a $4.2 million increase in stock compensation expense in the Quarter over the Prior Quarter, $4.1 million increase in amortization of intangible assets, and increased expenses as a result of the organic and acquisition volume growth partially offset by realization of synergies from the Berry Covalence Merger. Restructuring and impairment charges were $3.5 million in the Quarter primarily as a result of costs incurred associated with the plant consolidations within the flexible films segment. Other expenses increased from $4.1 million in the Prior Quarter to $13.0 million for the Quarter primarily as a result of expenses associated with the integration of Old Covalence and the corresponding achievement of synergies.

Interest Expense, Net. Net interest expense increased $1.6 million to $61.5 million for the Quarter from $59.9 million in the Prior Quarter primarily as a result of increased borrowings to finance the Rollpak acquisition.

Income Tax Benefit. For the Quarter, we recorded an income tax benefit of $19.7 million or an effective tax rate of 38.6%, which is a slight change of $0.2 million from the income tax benefit of $19.5 million or an effective tax rate of 37.1% in the Prior Quarter.

Net Loss. Net loss was $31.3 million for the Quarter compared to a net loss of $30.8 million for the Prior Quarter for the reasons discussed above.

Discussion of Results of Operations for the Fiscal Year Ended September 29, 2007

Net Revenue. Net revenue for the fiscal year ended September 29, 2007 was $3,055.0 million. Net sales in the rigid open top business was $881.3 million primarily driven by solid volume from containers and continued strong volume in the thermoformed polypropylene drink cup product line. Net sales in the rigid closed top business ended at $598.0 million primarily as a result of solid volume from closures, bottles, and prescription vials. The flexible film business generated net revenue of $1,042.8 million. Net sales in the tapes and coatings business of $536.7 million were negatively impacted by softness in the new home construction market.

Cost of Sales. Cost of goods sold for the fiscal year ended September 29, 2007 was $2,583.4 million. Cost of goods sold was adversely impacted by the non-cash write-up of finished goods inventory $11.2 million partially offset by cost reduction program.

Gross Profit. Gross profit for the fiscal year ended September 29, 2007 was $471.6 million (15.4% of net revenue). Significant productivity improvements were made in the fiscal year ended September 29, 2007, including the installation of state-of-the-art equipment at several of our facilities. These productivity improvements were partially offset by increased costs from inflation such as higher energy prices and wage inflation.

Selling, General and Administrative expenses. Selling, general and administrative expenses for the fiscal year ended September 29, 2007 was $321.5 million (10.5% of net revenues). Items favorably impacting selling, general and administrative expenses included synergies generated from the Merger, partially offset by stock compensation expense of $19.6 million. Intangible asset amortization represented $77.6 million of the total.

Restructuring and impairment charges (credit), net. Restructuring and impairment charges (credit), net for the fiscal year ended September 29, 2007 were $39.1 million consisting of $7.5 million for severance and termination benefits, $11.3 million of facility exit costs, $18.1 million of non-cash asset impairment charges, and

$2.2 million of other costs as a result of the plant rationalizations and corporate headquarter consolidations discussed above.

Other Operating Expenses. Other operating expenses for the fiscal year ended September 29, 2007 were $43.6 million which primarily consisted of expenses incurred in connection with the closing of the Merger and subsequent integration costs, management fees to our sponsors of $5.9 million, and other non-recurring expenses.

Operating Income. Operating income for the fiscal year ended September 29, 2007 was $67.4 million driven by the items noted above.

Discussion of Results of Operations for the period from February 17, 2006 to September 29, 2006

Net Revenue. Net revenue for the period February 17, 2006 to September 29, 2006 was $1,138.8 million. Net revenue for the period was impacted by pricing actions, which had been implemented to offset inflation in raw materials, particularly in polyethylene resin, in the Old Covalence plastics operating segment partially offset by lower volumes driven by a mild hurricane season and continued efforts by customers to structurally reduce inventories. Included as a reduction of net revenue is $79.4 million attributable to customer rebates, sales incentives, trade promotions and coupons and $20.6 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of goods sold for the period February 17, 2006 to September 29, 2006 was $1,022.9 million. Cost of goods sold was adversely impacted by inflation in raw materials of $65.9 million experienced in the Old Covalence plastics operating segment partially offset by lower volumes. In addition, cost of sales was impacted by step up in value of inventory of $6.8 million and increased depreciation costs of $8.4 million as a result of purchase price allocations in connection with Apollo V’s acquisition of Old Covalence Holding and increased freight rates resulting from higher fuel prices. The effect of these items was partially offset by the favorable impact of our cost reduction and manufacturing efficiency programs. Included as a reduction of cost of goods sold was $8.7 million attributable to rebates from vendors.

Gross Profit. Gross profit for the period February 17, 2006 to September 29, 2006 was $115.9 million. Gross profit was negatively impacted by raw material inflation, experienced by the Old Covalence plastics operating segment, and the impact of purchase method of accounting attributable to Apollo V’s acquisition of Old Covalence Holding. Partially offsetting these costs were the continuing benefits of the Company’s cost reduction programs and the pricing actions previously mentioned.

Selling, General and Administration Expenses. Selling, general and administrative expenses for the period February 17, 2006 to September 29, 2006 were $107.6 million. Items negatively impacting selling, general and administrative expense included the increased impact of depreciation and amortization of $16.5 million from the purchase method of accounting attributable to Apollo V’s acquisition of Old Covalence Holding executive severance expense of $3.6 million, additional corporate support costs.

Operating Income. Operating income for the period February 17, 2006 to September 29, 2006 was $7.7 million. Operating income was negatively impacted by raw material inflation experienced by the Old Covalence plastics operating segment, increase in inventory cost, higher depreciation and amortization costs resulting from purchase price allocation in connection with Apollo V’s acquisition of Old Covalence Holding, executive severance and additional corporate support costs, partially offset by the favorable impact of our cost reduction and manufacturing efficiency programs.

Discussion of Results of Operations for the period from October 1, 2005 to February 16, 2006

Net Revenue. Net revenue for the period from October 1, 2005 to February 16, 2006 was $666.9 million. Net revenue for the period reflects pricing actions, implemented to offset polyethylene resin inflation experienced primarily in TP&A’s Plastics division. Included as a reduction of net revenue is $54.8 million attributable to customer rebates, sales incentives, trade promotions and coupons and $15.4 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of goods sold for the period from October 1, 2005 to February 16, 2006 was $579.0 million. Cost of goods sold was adversely impacted by inflation in polyethylene resin of $41.2 million and increased freight rates of $1.8 million resulting from higher fuel prices. The effects of these items were partially offset by the favorable impact of cost reduction and manufacturing efficiency programs. Included as a reduction of cost of goods sold was $5.2 million attributable to rebates from vendors.

Gross Profit. Gross profit for the period from October 1, 2005 through February 16, 2006 was $87.9 million. Gross profit was negatively impacted by resin raw material inflation experienced by TP&A’s Plastics division and increased freight rates resulting from higher fuel prices partially offset by the pricing actions previously mentioned and the continuing benefits of cost reduction programs.

Selling, General and Administrative expenses. Selling, general and administrative expenses for the period from October 1, 2005 to February 16, 2006 were $50.0 million. Items favorably impacting selling, general and administrative expenses included lower Tyco administrative fees of $12.2 million as a result of the elimination of the receivables factoring and resin purchasing programs, partially offset by stock option expense of $1.7 million following Tyco’s adoption of Statement of Financial Accounting Standards No. 123R.

Operating Income. Operating income for the period from October 1, 2005 to February 16, 2006 was $26.9 million. Operating income was negatively impacted by resin raw material inflation experienced by TP&A’s Plastics division and increased freight rates resulting from higher fuel prices, partially offset by pricing actions previously mentioned, the continuing benefits of cost reduction programs and lower Tyco administrative fees in selling, general and administrative expenses.

Discussion of Results of Operations for the Year Ended September 30, 2005

Net Revenue. Net revenue during the twelve month period ending September 30, 2005 was $1,725.2 million. Net revenue for the period was impacted by increases in pricing to offset inflation in polyethylene resin in TP&A’s Plastics division and higher volume in TP&A’s Adhesives segment driven by successful introduction of new products, partially offset by lower volumes in TP&A’s Plastics and Coated Products division. These lower volumes resulted from a reduction in non-profitable products as well as completion of a plant rationalization program in TP&A’s Plastics division. The plant rationalization program was started during the first quarter of fiscal 2004 and substantially completed in the fiscal first quarter of 2005. This program was undertaken as part of the 2004 restructuring activities and was focused on consolidating and reducing the number of production facilities. This program required the closure of less productive facilities, moving of equipment, production capability and the hiring and training of direct labor employees. Additional learning curve issues continued into the second and third fiscal quarters of 2005. Included as a reduction of net revenue is $141.9 million attributable to customer rebates, sales incentives, trade promotions and coupons and $34.8 million attributable to discounts to customers and product returns.

Cost of Sales. Cost of sales during the twelve month period ending September 30, 2005 was $1,477.4 million. Cost of sales was impacted by inflation in raw materials in TP&A’s Plastics division due to increased prices from polyethylene resin, higher sales volume from TP&A’s Adhesives division as wells as increased freight rates and unfavorable manufacturing results as a result of completion of the plant rationalization plan, partially offset by the positive impact of cost reduction and manufacturing efficiency plans and lower sales volume in TP&A’s Plastics and Coated Products divisions. Included as a reduction of cost of goods sold was $14.6 million attributable to rebates from vendors.

Gross Profit. Gross profit decreased 15.1 percent during the twelve month period ending September 30, 2005 to $247.8 million from the previous year. Decrease in gross profit was primarily driven by raw material inflation experienced by TP&A’s Plastics division, higher freight rates, unfavorable manufacturing results, partially offset by favorable impact from TP&A’s cost reduction and manufacturing efficiency plans.

Selling, General and Administrative expenses. Selling, general and administrative expenses during the twelve month period ended September 30, 2005 were $124.6 million. Selling, general and administrative expenses were impacted by general inflation and an increase in sales and technical marketing headcount in TP&A’s Adhesives division.

Restructuring expenses. Restructuring expenses were $3.3 million during the twelve month period ending September 30, 2005. This was a result of the completion of the restructuring program that was started in fiscal year 2004 and completed early fiscal year 2005.

Operating Income. Operating income during the twelve month period ending September 30, 2005 was $63.5 million and was driven by items previously addressed.

Income Tax Matters

As of September 29, 2007, the Company has unused operating loss carryforwards of $399.6 million for federal and $524.9 million for state income tax purposes which begin to expire in 2021 and $8.8 million for foreign operating loss carryforwards. Alternative minimum tax credit carryforwards of approximately $7.4 million are available to Berry Group indefinitely to reduce future years’ federal income taxes. The Company is in the process of determining whether the Covalence operating loss carry forward of $30.4 million may be subject to an annual limitation due to the Berry Covalence Merger. As a result of the Apollo Berry Merger, the unused non-Covalence operating loss carryforward is subject to an annual limitation of $208.0 million under Sec. 382 of the Internal Revenue Code. Due to prior year Sec. 382 limit carryforwards, substantially all federal operating loss carryforwards are available for immediate use. As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. Our valuation allowance against deferred tax assets was $3.1 million and $11.5 million as of September 29, 2007 and September 29, 2006, respectively, related to the foreign operating loss carryforwards.

Liquidity and Capital Resources

Senior Secured Credit Facilities

The Company’s senior secured credit facilities consist of $1,200.0 million term loan and $400.0 million asset based revolving line of credit. The availability under the revolving line of credit is the lesser of $400.0 million or based on a defined borrowing base which is calculated based on available accounts receivable and inventory. The term loan matures on April 3, 2015 and the revolving line of credit matures on April 3, 2013. The interest rate on the term loan and the line of credit were 5.25% and 5.73% at December 29, 2007, respectively. The line of credit is also subject to an unused commitment fee for unused borrowing ranging from 0.25% to 0.35% per annum and a letter of credit fee of 0.125% per annum for each letter of credit that is issued. At December 29, 2007, there was $71.0 million outstanding on the revolving line of credit. The revolving line of credit allows up to $100.0 million of letters of credit to be issued instead of borrowings under the revolving line of credit. At December 29, 2007, the Company had $31.8 million under the revolving line of credit in letters of credit outstanding. At December 29, 2007, the Company had unused borrowing capacity of $297.2 million under the revolving line of credit. The Company was in compliance with all covenants at December 29, 2007.

A key financial metric utilized in the calculation of the first lien leverage ratio is Adjusted EBITDA. The following table reconciles our Adjusted EBITDA of $496.5 million for the twelve months ended December 29, 2007 to net income (loss). Adjusted EBITDA is a Non-GAAP number. For more information concerning Adjusted EBITDA, see footnote (2) to “—Summary Historical Financial Data.”

12 months ended December 29, 2007
Adjusted EBITDA	$496.5
Net interest expense	(239.2)
Depreciation and amortization	(230.7)
Income tax benefit	88.8
Loss on extinguished debt	(37.3)
Business optimization expense	(39.0)
Restructuring and impairment	(42.6)
Stock based compensation	(23.8)
Management fees	(6.4)
Inventory write-up	(5.2)
Minority interest	0.5
Pro forma synergies (Covalence and Rollpak)	(69.7)
Pro forma synergies (MAC, Norwich and Oxnard)	(4.9)
Pro forma sale/leaseback	6.6
Pro forma MAC and Rollpak EBITDA	(10.3)

Net income (loss)	$(116.7)

For comparison purposes, the following table reconciles our Adjusted EBITDA for the thirteen weeks ended December 29, 2007 and December 30, 2006.

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Adjusted EBITDA	$91.3	$76.5
Net interest expense	(61.5)	(59.9)
Depreciation and amortization	(59.6)	(49.1)
Income tax benefit	19.7	19.5
Business optimization expense	(11.7)	(10.0)
Restructuring and impairment	(3.5)	—
Stock based compensation	(4.7)	(0.5)
Management fees	(1.3)	(0.8)
Inventory write-up and Merger expense	—	(8.7)
Minority interest	—	2.2

Net income (loss)	$(31.3)	$(30.8)

While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under the terms of the our senior secured credit facilities, management believes the adjustments described above are in accordance with the covenants in the senior secured credit facilities. Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net loss, operating cash flows or other measures as determined in accordance with GAAP. In addition, other companies in our industry or across different industries may calculate bank covenants and related definitions differently than we do, limiting the usefulness of our calculation of Adjusted EBITDA as a comparative measure.

Second Priority Senior Secured Notes

The Company’s $750.0 million of second priority senior secured notes (“Second Priority Notes”) are comprised of (1) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at LIBOR (5.69% at December 29, 2007) plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year. The Company was in compliance with all covenants at December 29, 2007.

11% Senior Subordinated Notes

The Company’s $425.0 million in aggregate principal amount of 11% senior subordinated notes (“11% Senior Subordinated Notes”) were sold in a private placement to Goldman, Sachs and Co. and are exempt from registration under the Securities Act. The 11% Senior Subordinated Notes mature on September 15, 2016. Interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, the Company can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the 11% Senior Subordinated Notes. The Company elected to satisfy 3% of its interest obligation ($3.2 million each) in satisfaction of its interest obligations for its September 2007 and December 2007 interest payments. The Company was in compliance with all covenants at December 29, 2007.

10 1/4% Senior Subordinated Notes

The Company’s $265.0 million in aggregate principal amount of 10 1/4% senior subordinated notes (“10 1/4% Senior Subordinated Notes”) mature on March 1, 2016. The notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity. Interest on the 10 1/4% Senior Subordinated Notes is due semi-annually on March 1 and September 1. The Company was in compliance with all covenants at December 29, 2007.

At December 29, 2007, our cash balance was $21.8 million, and we had unused borrowing capacity of $297.2 million under our revolving line of credit.

Contractual Obligations and Off Balance Sheet Transactions

Our contractual cash obligations as of September 29,2007 on a pro forma basis for the Captive Acquisition, the offering of the outstanding notes and the application of the proceeds therefrom are summarized in the following table.

	Payments Due by Period at September 29, 2007
	Total	< 1 year	1-3 years	4-5 years	> 5 years
Long-term debt, excluding capital leases	$3,318.3	$12.0	$24.0	$24.0	$3,258.3
Capital leases	27.2	8.1	9.8	9.3	—
Interest rate payments	2,149.8	280.2	560.3	560.3	749.0
Operating leases	233.2	33.7	63.7	50.8	85.0

Total contractual cash obligations	$5,728.5	$334.0	$657.8	$644.4	$4,092.3

Our contractual cash obligations as of September 29, 2007 are summarized in the following table.

	Payments Due by Period at September 29, 2007
	Total	< 1 year	1-3 years	4-5 years	> 5 years
Long-term debt, excluding capital leases	$2,687.7	$12.0	$24.0	$24.0	$2,627.7
Capital leases	27.2	8.1	9.8	9.3	—
Interest rate payments	1,797.4	233.0	465.9	466.0	632.5
Operating leases	233.2	33.7	63.7	50.8	85.0

Total contractual cash obligations	$4,745.5	$286.8	$563.4	$550.1	$3,345.2

Cash Flows from Operating Activities

Net cash provided by operating activities was $20.7 million for the Quarter compared $59.8 million for the Prior Quarter. This decrease of $39.1 million is primarily the result of a $47.1 million change in working capital partially offset by improved operations in the Quarter.

Net cash provided by operating activities was $137.3 million for the fiscal year ended September 29, 2007. Cash flow provided by operating activities was negatively impacted by costs incurred as a result of the Apollo Berry Merger, the Berry Covalence Merger, and the restructuring activities noted above.

During the period from February 17, 2006 to September 29, 2006, we generated $96.7 million of net cash from operating activities principally due to improved inventory turnover and accounts payable terms.

TP&A net cash usage during the period from October 1, 2005 to February 16, 2006 was $119.2 million, principally due to changes in raw material purchases and payment terms as a result of the discontinuance of the resin purchasing agreement with Tyco prior to the Apollo V’s purchase of Old Covalence Holding. During the period from October 1, 2005 to February 16, 2006, accounts payable and inventory experienced a one-time change due to the discontinuance of the raw materials resin purchasing program TP&A had with an affiliate of Tyco. Under that program, amounts payable for raw materials purchases was classified as “Due to Tyco International”. Upon termination of the program, Tyco loaned TP&A an amount equal to the amount classified in “Due to Tyco International” to pay the affiliate for the remaining balance due for the raw materials purchases. Following the discontinuance of this program, raw material purchases are now included as a component of “Accounts payable”.

Net cash provided by TP&A operating activities increased to $117.3 million for the year ended September 30, 2005, including a reduction in cash payments made for the fiscal 2005 restructuring plan of $7.6 million, as well as decreases in working capital (exclusive of cash). Working capital was reduced in fiscal 2005 through efforts to improve receivable and payable days outstanding, offset by an increase in the average cost of polyethylene resin. In addition, due to supply chain disruptions as a result of the hurricanes in the fall of 2005, TP&A’s inventory volume was lower than normal.

Cash Flows from Investing Activities

Net cash used for investing activities decreased from $44.4 million for the Prior Quarter to $30.1 million for the Quarter primarily as a result of increased capital spending and the acquisition of MAC Closures, Inc. in the Quarter partially offset by proceeds from a sale-leaseback transaction.

Net cash used for investing activities was $164.3 million for the fiscal year ended September 29, 2007. Our investments in capital expenditures totaled $99.3 million partially offset by $10.8 million of cash received from disposition of assets which was primarily the sale of Berry Plastics UK Ltd. in April 2007. In addition, we used $75.8 million primarily for (1) the acquisition of Rollpak Corporation and (2) a $30.0 million payment to Tyco as finalization of the working capital settlement.

During the period from February 17, 2006 to September 29, 2006, we used $3,252.0 million of net cash in investing activities, primarily due to the Apollo Berry Merger, Apollo V’s acquisition of Old Covalence Holding and investments in capital expenditures of $34.8 million during the period During the period from October 1, 2005 to February 16, 2006, TP&A used $12.2 million of net cash in investing activities for capital expenditures.

Net cash used for TP&A’s investing activities was $29.2 million for the year ended September 30, 2005 primarily due to investments in new products in TP&A’s Plastics and Adhesives segments, safety upgrades in manufacturing facilities and replacement and upgrades to certain aged equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities was $14.6 million for the Quarter compared to net cash used for financing activities of $24.7 million in the Prior Quarter. This change of $39.3 million can be primarily attributed to the change in working capital discussed above.

Net cash used for financing activities was $40.4 million for the fiscal year ended September 29, 2007. In the period, we generated cash of $1,233.0 million from long-term borrowing in connection with the Berry Covalence Merger and paid $9.7 million of debt financing costs associated with closing these borrowings. We paid $1,161.2 million of long-term borrowings primarily as a result of the Berry Covalence Merger and had net equity distributions of $102.5 million primarily a result of the dividend to Berry Group in June 2007 described above.

During the period from February 17, 2006 to September 29, 2006, we generated net cash of $3,212.5 million in our financing activities due principally to the issuance of long-term debt of $2,653.4 million and net equity contributions of $680.8 million in connection with the Apollo Berry Merger and Apollo V’s acquisition of Old Covalence Holding partially offset by payments on long-term debt totaling $50.7 million and debt financing costs of $71.0 million.

During the period from October 1, 2005 to February 16, 2006, cash generated from TP&A’s financing activities was $130.6 million due to the change in the resin purchasing arrangement with an affiliate of Tyco prior to Apollo V’s acquisition of Old Covalence Holding, partially offset by the retirement of outstanding capital lease obligations. In fiscal 2005, TP&A used $89.2 million in financing activities. These activities primarily resulted from a reduction in capital lease obligations of $61.1 million.

Increased working capital needs occur whenever we experience strong incremental demand or a significant rise in the cost of raw material, particularly plastic resin. However, based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs. We base such belief on historical experience and the funds available under our revolving credit facility. However, we cannot predict our future results of operations and our ability to meet our obligations involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors”. In particular, increases in the cost of resin which we are unable to pass through to our customers on a timely basis or significant acquisitions could severely impact our liquidity. At December 29, 2007, our cash balance was $21.8 million, and we had unused borrowing capacity under our revolving credit facility’s borrowing base of $297.2 million.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidatcd financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Based on current conditions, we do not expect the adoption of SFAS 160 to have a significant impact on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. This statement replaces FASB Statement No. 141, Business Combination. This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact of the statement.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which includes an amendment of FASB Statement No. 51. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement allows entities to report unrealized gains and losses at fair value for those selected items. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective in fiscal 2008, and the Company is currently assessing the impact of the statement.

The Company adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS NO. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. The adoption of SFAS No. 154 did not have an impact on our consolidated financial statements.

In September 2006 the FASB issued FASB No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by GAAP; it does not create or modify any current GAAP requirements to apply fair value accounting. The standard provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. FAS 157 prescribes various disclosures about financial statement categories and amounts which are measured at fair value, if such disclosures are not already specified elsewhere in GAAP. The new measurement and disclosure requirements of FAS 157 are currently planned to be effective for the Company in the first quarter of 2008, though a recently proposed FASB staff position may delay certain portions of the Statement. We do not expect the adoption of FAS 157 to have a significant impact on the Company’s results of operations or financial position.

In September 2006, the Financial Accounting Standards Board issued FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” FAS 158 requires employers to recognize the over- or under-funded status of defined benefit plans and other postretirement plans in the statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, FAS 158 requires employers to measure the funded status of plans as of the date of the year-end statement of financial position. The recognition and disclosure provisions of FAS 158 are effective for fiscal years ending after December 15, 2006, while the requirement to measure plan assets and benefit obligations as of a company’s year-end date is effective for fiscal years ending after December 15, 2008. The adoption of the recognition and disclosure provisions of FAS 158 resulted in the recognition of a decrease to other long-term liabilities of $4.4 million. The Company does not expect the adoption of the remaining provisions to have a material affect on the Company’s results of operations or financial position.

BUSINESS

General

We believe we are one of the world’s leading manufacturers and marketers of value-added plastic packaging products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,700 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes, prescription vials, trash bags, stretch films, plastic sheeting and tapes which we sell to more than 13,000 customers in attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive. Our customers comprised of a favorable balance of leading, national, blue-chip customers as well as a collection of smaller local specialty businesses. Our top 10 customers represented approximately 24% of our fiscal 2007 net sales with no customer accounting for more than 6% of our fiscal 2007 net sales. The average length of our relationship with these customers is more than 21 years. We believe that we are one of the largest global purchasers of polyethylene resin, our principal raw material, buying approximately 1.2 billion pounds in 2007. Additionally, we operate 70 strategically located manufacturing facilities and have extensive distribution capabilities. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace.

We believe that our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. Our strong profit margins and efficient deployment of capital have allowed us to consistently generate strong cash flow and high returns on invested capital.

Berry’s Strengths

We believe our consistent financial performance is the direct result of the following competitive strengths:

Leading market positions across a broad product offering. One of our key business strategies is to be a market leader in each of our product lines. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in many of our major product lines including thinwall, pry-off, dairy and clear polypropylene containers; drink cups; spice and pharmaceutical bottles and prescription vials; spirits, continuous thread, and pharmaceutical closures; aerosol overcaps and plastic squeeze tubes; plastic trash bags, stretch film and plastic sheeting; and cloth and foil tape products and adhesives. We believe that our leading market positions enable us to attract and expand our business with blue chip customers, cross-sell products, launch new products and maintain high margins.

Large, diverse and stable customer base. We sell our packaging solutions to over 13,000 customers, ranging from large multinational corporations to small local businesses in diverse industries. Our customers are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy and health and beauty. Our top 10 customers represented approximately 24% of our fiscal 2007 net sales with no customer accounting for more than 6% of our fiscal 2007 net sales. Our co-design capabilities and proactive approach to customer service makes us an integral part of our customers’ long-term marketing and packaging decisions. We believe our commitment to service and quality has resulted in numerous single-source and long-term relationships with customers. The average length of our relationship with our top 10 customers is 21 years.

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North America. We currently own over 1,700 proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our dedicated sales professionals work collaboratively with our customers’ marketing departments in identifying and delivering new package designs. This skill set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates.

Scale and low-cost operations drive profitability. We are one of the largest domestic manufacturers and suppliers of plastic packaging solutions and we believe we are one of the lowest cost manufacturers in the industry. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and operating and purchasing scale, which increased significantly with the Berry Covalence Merger, provide us with a competitive advantage in the marketplace. Our large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin, a raw material where we believe we are one of the largest global buyers in the market. In addition, as a result of the strategic location of our 70 manufacturing facilities and our footprint of several warehouse and distribution facilities near our customers, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, to continuously improve our cost position, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in the cost of raw materials, especially resin, the principal raw material used in manufacturing our products. In many cases, we have contractual price escalators/de-escalators tied to the price of resin that result in relatively rapid price adjustments to these customers. In addition, we have experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Historically, we have consistently grown our earnings even during periods of volatility in raw material markets.

Track record of strong and stable cash flow. Our strong earnings, combined with our modest capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes, result in the generation of significant cash flow. We have a consistent track record of generating high cash flow as a percentage of net sales relative to our plastic packaging peers. In addition, the capital expenditures required to support our targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe our management team is among the deepest and most experienced in the packaging industry. Our 22 senior executives possess an average of 17 years of packaging industry experience, and have combined experience of over 367 years at Berry. The senior management team includes Chairman and CEO Ira Boots, who has been with us for 30 years, and COO Brent Beeler and CFO Jim Kratochvil, who have each been with us for over 23 years. This team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong cash flow. In addition, management has successfully integrated 26 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Members of Berry’s senior management team and other employees own approximately 20% of the equity of Berry Group, Berry’s parent company.

Berry’s Strategy

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize cash flow. Our strategy to achieve these goals includes the following elements:

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our more than 13,000 existing customers as we expand our product portfolio and extend our existing product lines. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Aggressively pursue new customers. We intend to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products, and our proven ability to design innovative new products position us well to continue to grow and diversify our existing customer base.

Manage costs and capital expenditures to drive cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a team culture of continuous improvement operating under an ISO management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, each of our over 400 managers is charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost saving opportunities.

Selectively pursue strategic acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there will continue to be opportunities for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 26 acquisitions since 1988, and have developed an expertise in synergy realization. In the past five years, we have acquired and successfully integrated Landis Plastics Inc., Kerr Group Inc., and Rollpak Corporation, and we have recently merged with Covalence, realizing significant synergies. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines. The Captive Acquisition is in line with our acquisition strategy.

Formation of Berry Holding

On April 3, 2007, Berry Plastics Group, Inc. (“Old Berry Group”) completed a stock-for-stock merger (the “Berry Covalence Merger”) with Covalence Specialty Materials Holding Corp. (“Old Covalence Holding”). The resulting company retained the name Berry Plastics Group, Inc. (“Berry Group”). Immediately following the Berry Covalence Merger, Berry Plastics Holding Corporation (“Old Berry Holding”) and Covalence Specialty Materials Corp. (“Old Covalence”) were combined as a direct subsidiary of Berry Group. The resulting company retained the name Berry Plastics Holding Corporation.

On December 28, 2007, Berry Plastics Holding Corporation was combined with Berry Plastics Corporation in a merger in which Berry Plastics Holding Corporation survived and was renamed Berry Plastics Corporation (“Berry Plastics”).

Apollo V Acquisition of Old Covalence Holding

On February 16, 2006, Old Covalence Holding was formed through the acquisition of substantially all of the assets and liabilities of Tyco Plastics & Adhesives (“Tyco Plastics & Adhesives” or “TP&A”) under a Stock and Asset Purchase Agreement dated December 20, 2005 among an affiliate of Apollo Management V, L.P. (“Apollo V”), Tyco International Group S.A. and Tyco Group S.à r.l. The total purchase price consideration paid at the closing of the acquisition was approximately $916.1 million. The acquisition was funded with the proceeds from (1) an equity investment of $197.5 million by affiliates of Apollo V and certain members of senior management of Old Covalence, (2) the issuance of $265.0 million of senior subordinated notes, (3) term loan borrowings under senior secured credit facilities of $350.0 million (subsequently refinanced as described later in this prospectus), (4) borrowings under a floating rate loan of $175.0 million, and (5) pursuant to the terms of the Stock and Asset Purchase Agreement, a favorable net working capital adjustment of $59.1 million.

Apollo VI Acquisition of Old Berry Group

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Apollo Berry Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Apollo Berry Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Apollo Berry Merger, Old Berry Holding was a wholly owned subsidiary of Old Berry Group, the principal stockholders of which were Apollo Investment Fund VI, L.P. (“Apollo VI”), AP Berry Holdings, LLC, Graham Berry Holdings, L.P., and management. Apollo VI and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P., which is a private investment firm. Graham Berry Holdings, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm. The total amount of funds required to consummate the Apollo Berry Merger and to pay related fees was $2.4 billion. The Apollo Berry Merger was primarily funded with (1) the issuance of $750.0 million aggregate principal amount of second priority senior secured notes, (2) new borrowings of $675.0 million in Term B loans, (3) the issuance of $425.0 million aggregate principal amount of senior subordinated notes, and (4) contributed equity.

Product Overview

We operate in the plastic segment of the $121 billion U.S. packaging sector, which accounted for $46 billion, or 38%, of total packaging industry sales in 2006, the most recently reported year. Demand for our plastic packaging products is driven by the consumption of consumer products including food, beverages, pharmaceuticals and personal care products. Plastic packaging has benefited from a shift from metal, paper and glass containers which has taken place over the last 20 years. This conversion has been driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. Recent technological advancements have allowed for additional conversions of packaging from glass to plastic containers for a number of products that require barrier properties and/or are filled at high temperatures. These new technologies have created many new market segment opportunities and avenues for significant growth.

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally PP and PE resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into four operating divisions: rigid open top, rigid closed top, flexible films, and tapes and coatings.

Rigid Open Top

Our rigid open top division is comprised of three product categories: containers, foodservice items (drink cups, institutional catering and cutlery) and housewares. The largest end-uses for our containers are food products companies. We believe that we offer one of the broadest product lines among U.S.-based injection-molded plastic container and drink cup manufacturers and we are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design processes. Our product engineers work directly with customers to design and commercialize new drink cups and containers. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. We have a diverse customer base for our open top products, and no single open top customer exceeded 6% of our total net sales in fiscal 2007. Our primary competitors include Airlite, Huhtamaki, Letica, Polytainers, WinCup and Solo. These competitors individually only compete on certain of our open top products, whereas we offer the entire selection of open top products described below. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base including Dean Foods, General Mills, McDonald’s, Wal-Mart and Yum! Brands.

Containers. We manufacture a collection of nationally branded container products and also seek to develop customized container products for niche applications by leveraging of our state-of-the-art design, decoration and graphic arts capabilities. This mix allows us to both achieve significant economies of scale, while also maintaining an attractive portfolio of specialty products. Our container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options. We have long-standing supply relationships with many of the nation’s leading food and consumer products companies, including Dean Foods, General Mills, Kraft, Kroger and Unilever.

Foodservice. We believe that we are the largest provider of large size thermoformed polypropylene (“PP”) and injection-molded plastic drink cups in the United States. We are the leading producer of 32 ounce or larger thermoformed PP drink cups and offer a product line with sizes ranging from 12 to 44 ounces. Our thermoform process uses PP instead of more expensive polystyrene in producing deep draw drink cups to generate a cup of superior quality with a material competitive cost advantage versus thermoformed polystyrene drink cups. Additionally, we produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets for our plastic drink cups are quick service and family dining restaurants, convenience stores, stadiums and retail stores. Many of our cups are decorated, often as promotional items, and we believe we have a reputation in the industry for innovative, state-of-the-art graphics. Selected drink cup customers and end users include Hardee’s, McDonald’s, Quik Trip, Subway and Yum! Brands.

Housewares. Our participation in the housewares market is focused on producing semi-disposable plastic housewares and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as Wal-Mart. PackerWare is our recognized brand name in these markets and PackerWare branded products are often co-branded by our customers. Our strategy in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and the ability to deliver products with timely combination of color and design further enhance our position in this market. This focus allowed PackerWare to be named Wal-Mart’s category manager for its entire seasonal housewares department.

Rigid Closed Top

Our rigid closed top division is comprised of four product categories: closures and overcaps, prescription vials, bottles, and tubes. We believe that this line of products gives us a competitive advantage in being able to provide a complete plastic package to our customers. We have a number of leading positions in which we have been able to leverage this capability such as prescription vial packages and Tab II® pharmaceutical packages. Our innovative design center and product development engineers regularly work with our customers to develop differentiated packages that offer unique shelf presence, functionality, and cost competitiveness. The combination of our package design and engineering with our world class manufacturing facilities, uniquely positions us to take projects from concept to end product. We utilize the latest in manufacturing technology, offering several different manufacturing processes, including injection molding, compression molding, extrusion and various blow molding processes, as well as decoration and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Our state of the art mold designs, and our quality system, which includes the latest in vision systems and process control, allow us to meet the increasingly high standards of our customers. In addition, we have a strong reputation for quality and service, and have received numerous “Supplier Quality Achievement Awards” from customers, as well as “Distribution Industry Awards” from market associations. Our rigid closed top products are used principally in the pharmaceutical, healthcare, household chemical, and personal care end markets. Representative customers include PepsiCo, Kraft, Target Stores, Novartis, L’Oreal and Procter & Gamble. We believe that we have a unique line of rigid closed top products, and as a result of the acquisitions of MAC Closures, Inc. in December 2007 and the Captive Acquisition, our rigid closed top division has increased its scale and breadth of product offerings. See “Business—Recent Developments.”

Closures and Overcaps. We are a leading producer of closures and overcaps in many of our product lines, including continuous thread and child resistant closures, as well as aerosol overcaps. Our dispensing closure product line has been growing very rapidly, as more markets migrate towards functional closures. We currently sell our closures into numerous end markets, including pharmaceutical, vitamin and nutritional, healthcare, food and beverage and personal care. In addition to traditional closures, we are a provider of a wide selection of custom closure solutions including fitments and plugs for medical applications, cups and spouts for liquid laundry detergent, and dropper bulb assemblies for medical and personal care applications. Further, we believe that we are the leading domestic producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. We believe our technical capabilities, expertise and low cost position have allowed us to become the leading provider of closures and overcaps to a diverse set of leading companies in the markets we serve. Our manufacturing advantage is driven by our position on the forefront of various processes including the latest in single and bi-injection technology, molding of thermoplastic and thermoset resins, compression molding of thermoplastic resins, accurate reproduction of colors and proprietary packing technology that minimizes freight cost and warehouse space. Many of our overcaps and closures are manufactured from proprietary molds, which we develop and own. This results in significant switching costs to our customers. In addition, we utilize state of the art lining, assembly, and decorating equipment in secondary operations. Our closures and aerosol overcaps customers include McCormick, Bayer, Diageo, Pepsico, Wyeth, Kraft, Sherwin-Williams and S.C. Johnson.

Prescription Vials. We are a leading supplier in the prescription vial and closure market supplying a complete line of amber plastic vials with both one-piece and two-piece child-resistant closures. We sell prescription packages to distributors and directly to pharmacies, including major retail chains such as Wal-Mart and CVS.

Bottles. Our bottle business targets similar markets as our closure business. We believe we are the leading supplier of spice containers in the United States and have a leadership position in various vitamin and nutritional markets, as well as selling bottles into prescription and pharmaceutical applications. We offer a variety of personal care packages, and see the personal care market as a strong opportunity to grow our business. While offering a set of stock bottles in the vitamin and nutritional markets, our design capabilities, along with internal engineering strength give us the ability to compete on customized designs to provide differentiation from traditional packages. We expect our bottle segment to experience continued growth in the healthcare product line, as the patented child resistant and senior friendly Tab II® product offering gains popularity. Our strong product offerings in continuous threaded, child-resistant, and tamper-evident closures, make “one-stop” shopping available to many key customers. We offer our customers decorated bottles with hot stamping, silk screening and labeling. We sell these products to personal care, pharmaceutical, food and consumer product customers, including McCormick, Nature’s Bounty, Leiner, John Paul Mitchell and Novartis.

Tubes. We believe that we are one of the largest suppliers of extruded plastic squeeze tubes in the United States. We offer a complete line of tubes from 1/2” to 2 3/16” in diameter. In fiscal 2007, we also introduced laminate tubes. Our focus has been to ensure that we are able to meet the increasing trend towards large diameter tubes with high-end decoration. We have recently introduced proprietary designs in this market that have won prestigious package awards and are viewed as very innovative both in appearance, functionality, and from a sustainability standpoint. The majority of our tubes are sold in the personal care market, focusing on products like facial/cold creams, shampoos, conditioners, bath/shower gels, lotions, sun care, hair gels and anti-aging creams. We also sell our tubes into the pharmaceutical and household chemical markets. We believe that our ability to provide creative package designs, with state of the art decorating, combined with a complementary line of closures, makes us a preferred supplier for many customers in our target markets including Kao Brands, L’Oreal, Avon, and Procter & Gamble.

Flexible Films

Our flexible films division manufactures and sells primarily polyethylene-based film products. Our principal products include trash bags, drop cloths, agricultural film, stretch film, shrink film and custom packaging film. We are one of the largest producers of plastic trash bags, stretch film and plastic sheeting in the United States. Our flexible products are used principally in the agricultural, horticultural, institutional, foodservice and retail markets. Our Ruffies® trash bags are a leading value brand of retail trash bags in the United States. In addition to our branded products for many of our customers, we are the primary supplier of private label plastic film products, which are growing more quickly than the overall films market. We believe that no other single competitor has comparable scale or diversity of plastic film products across the end markets in which we participate. This scale and diversity enable us to serve leading blue-chip customers such as Wal-Mart and Home Depot.

Do-It-Yourself. We sell branded and private label plastic sheeting for construction, consumer, and agricultural end users. These products are sold under leading brands such as Film-Gard® and Tufflite®. Our products also include drop cloths, painters’ plastics, greenhouse films, irrigation tubing, Ruffies®, Ruffies Pro® and private label trash bags. Our do-it-yourself products are sold primarily through wholesale outlets, hardware stores and home centers, paint stores and mass merchandisers, as well as agricultural distributors.

Institutional. We sell trash-can liners, food bags and meal kits for “away from home” locations such as offices, restaurants, schools, hospitals, hotels, municipalities and manufacturing facilities. We also sell products under the Big City®, Hospi-Tuff®, Plas-Tuff®, Rhino-X® and Steel-Flex® brands.

Custom Films. We manufacture a diverse group of niche custom films, including shrink-bundling film, used to wrap and consolidate sets of products, and barrier films for food, beverage and industrial packaging. These products are sold directly to converters and end users, as well as through distributors.

Stretch Films. We produce both hand and machine-wrap stretch films, which are used by end users to wrap products and packages for storage and shipping. We sell stretch film products to distributors and retail and industrial end users under the MaxTech® and PalleTech® brands.

Retail. We primarily sell branded and private label retail trash bags. Our Ruffies® brand of trash bags is a leading value brand in the United States. Private label products are manufactured to the specifications of retailers and carry their customers’ brands. Retail products are sold to mass merchandisers, grocery stores, and drug stores.

Tapes and Coatings

Our tapes and coatings division produces and sells a diverse portfolio of specialty adhesive and coated and laminated products for niche applications in the industrial, oil, gas and water supply, HVAC, building and construction, retail, automotive and medical markets. We sell our tape products to retailers, distributors and end users, and manufacture these products primarily under eight brands, including Nashua® and Polyken®. Our principal tape products include heat shrinkable and polyethylene-based pipe coatings, PE coated cloth tapes, splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, and a variety of other specialty tapes, including carton sealing, masking, mounting and OEM medical tapes. We use a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics to produce our products. For fiscal 2007, no single customer accounted for more than 4% of our total net sales. We manufacture our tape products under numerous brands and include the following product groups:

Tape Products. We are the leading North American manufacturer of cloth and foil tape products. Other tape products include high-quality, high performance liners of splicing and laminating tapes, flame-retardant tapes, vinyl-coated and carton sealing tapes, electrical, double-faced cloth, masking, mounting, OEM medical and other specialty tapes. These products are sold under the National™, Nashua® , and Polyken® brands in the United States. Tape products are sold primarily through distributors and directly to end users and are used predominantly in industrial, HVAC, automotive, construction and retail market applications. In addition to serving our core tape end markets, we are also a leading producer of tapes in the niche aerospace, construction and medical end markets. We believe that our success in serving these additional markets is principally due to a combination of technical and manufacturing expertise leveraged in favor of customized applications.

Corrosion Protection Products. We are the leading global producer of adhesive products to infrastructure, rehabilitation and new pipeline projects throughout the world. Our products deliver superior performance across all climates and terrains for the purpose of sealing, coupling, rehabilitation and corrosion protection of pipelines. Products include heat-shrinkable coatings, single- and multi-layer sleeves, pipeline coating tapes, anode systems for cathodic protection and epoxy coatings. Our products are sold under a number of brands, including Polyken®, Powercrete®, Raychem® and Raychem Anodeflex®. These products are used in oil, gas and water supply and construction applications. Our customers primarily include contractors managing discrete construction projects around the world as well as distributors and applicators.

Specialty Adhesives. Our Specialty Adhesives manufacturing and design capabilities support many applications in virtually every industry. We produce single and double coated transfer tapes for bonding applications for the medical, aerospace, specialty industrial and automotive assembly end-markets. Our products are primarily sold under its Patco™ and STG™ brand names and the vast majority of them are sold directly to end-use customers with whom we work to develop products for application-specific uses.

We manufacture and sell a diversified portfolio of coated and laminated products, including flexible packaging, multi-wall bags, fiber-drum packaging, housewrap, and polypropylene-based storage containers. These products are sold for use in packaging, construction, and material handling applications. We sell our coated products under a number of brands, including Barricade® and R-Wrap®. In addition, a number of our construction-related products are also sold under private labels. Our customers include converters, distributors, contractors and manufacturers. We provide products to a diverse group of end users in the food, consumer, building and construction, medical, chemical, agriculture, mining and military markets under the following product lines:

Flexible Packaging. We manufacture specialty coated and laminated products for a wide variety of packaging applications. The key end-markets and applications for our products include food, consumer, healthcare, industrial and military pouches, roll wrap, multi-wall bags and fiber drum packaging. Our products are sold under the MarvelGuard™ and MarvelSeal™ brands and are predominately sold to converters who transform them into finished goods.

Building Products. We produce exterior linerboard and foil laminated sheathing, housewrap and exterior window and door flashings for the building and construction end-markets. Our products are sold under a number of market leading brands, including Barricade®, Contour™, Energy-Wrap®, Opti-Flash®, R-Wrap®, Thermo-Ply®, and WeatherTrek® . These products are sold to wholesale distributors, lumberyards and directly to building contractors.

FIBC. We manufacture customized polypropylene-based, woven and sewn containers for the transportation and storage of raw materials such as seeds, titanium dioxide, clay and resin pellets.

Marketing and Sales

We reach our large and diversified base of over 13,000 customers through our direct field sales force of dedicated professionals and the strategic use of distributors. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, because we serve common customers across segments, we have the ability to efficiently utilize our sales and marketing resources to minimize costs. Highly skilled customer service representatives are strategically located throughout our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel and customer service representatives to satisfy customers’ needs through the production of high-quality, value-added products and on-time deliveries.

Our sales force is also supported by technical specialists and our in-house graphics and design personnel. Our creative services department includes computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. We also have a centralized color matching and materials blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

We believe that we have differentiated ourselves from competitors by building a reputation for high-quality products, customer service, and innovation. Our sales team monitors customer service in an effort to ensure that we remain the primary supplier for our key accounts. This strategy requires us to develop and maintain strong relationships with our customers, including end users as well as distributors and converters. We have a technical sales team with significant knowledge of our products and processes, particularly in specialized products. This knowledge enables our sales and marketing team to work closely with our research and development organization and our customers to co-develop products and formulations to meet specific performance requirements. This partnership approach enables us to further expand our relationships with our existing customer base, develop relationships with new customers and increase sales of new products.

We market our products both under their brand names, as well as under our customers’ private labels. We produce the leading value brand of retail trash bags (Ruffies®), and we also produce the Film-Gard® brand of plastic sheeting. We are also a leading U.S. manufacturer of cloth tape, through the Nashua® and Polyken® brands. We sell coated products under a number of leading brands including Barricade® and R-Wrap®.

Manufacturing

We manufacture our rigid open top and rigid closed top products utilizing several primary molding methods including: injection, thermoforming, compression, tube extrusion and blow molding. These processes begin with raw plastic pellets, which are then converted into finished products. In the injection process, the raw pellets are melted to a liquid state and injected into a multi-cavity steel mold where the resin is allowed to solidify to take the final shape of the part. In the thermoform process, the raw resin is softened to the point where sheets of material are drawn into multi-cavity molds and formed over the molds to form the desired shape. Compression molding is a high-speed process that begins with a continuously extruded plastic melt stream that is cut while remaining at molding temperature and carried to the mold cavity. Independent mold cavities close around the molten plastic, compressing it to form the part, which is cooled and ejected. In the tube extrusion process, we extrude resin that is solidified in the shape of a tube and then cut to length. The tube then has the head added by using another extruder that extrudes molten resin into a steel die where the cut tube is inserted into the steel die. In blow molding we use three blow molding systems: injection, extrusion, and stretch blow. Injection blow molding involves injecting molten resin into a multiple cavity steel die and allowing it to solidify into a preform. The parts are then indexed to a blow station where high-pressure air is used to form the preform into the bottle. In extrusion blow molding, we extrude molten plastic into a long tube and then aluminum dies clamp around the tube and high-pressure air is used to form the bottle. In stretch blow molding, we inject molten plastic into a multi-cavity steel mold where the parts are allowed to cool in the mold until they are solidified. The parts are then brought to a stretch blow molding machine where they are reheated and then placed in aluminum dies where high pressure air is used to form the bottle.

The final cured parts are transferred from the primary molding process to corrugated containers for shipment to customers or for post-molding secondary operations (offset printing, labeling, lining, silkscreening, handle applications, etc.). We believe that our molding, handling, and post-molding capabilities are among the best in the industry. Our overall manufacturing philosophy is to be a low-cost producer by using (1) high-speed molding machines, (2) modern multi-cavity hot runner, cold runner and insulated runner molds, (3) extensive material handling automation and (4) sophisticated post-molding technology. We utilize state-of-the-art robotic packaging processes for large volume products, which enable us to reduce breakage while lowering warehousing and shipping costs.

We continuously test raw material and finished-good shipments to ensure that both our inputs and outputs meet our quality specifications. Additionally, we perform regular audits of our products and processes throughout fabrication. Given the highly competitive industry in which we compete, product quality is important to maintaining our market positions. Our national manufacturing capabilities and broad distribution network allow us to provide a high level of service to our customers in nearly every major population center in North America. Our customer base includes many national retailers, manufacturers, and distributors which rely on us to distribute to locations throughout North America. Our broad distribution network enables us to work in conjunction with our customers to minimize their lead times and inventory levels. Each plant has maintenance capabilities to support manufacturing operations. We have historically made, and intend to continue to make, significant capital investments in plant and equipment because of our objectives to improve productivity, maintain competitive advantages and foster continued growth. Capital expenditures for 2007 were $99.3 million which includes a significant amount of expenditures for capacity additions and other growth opportunities across our business as well as expenditures related to cost-saving opportunities and our estimated annual level of maintenance capital expenditures of approximately $37.3 million.

Research, Product Development and Design

We believe our technology base and research and development support are among the best in the plastics packaging industry. Using three-dimensional computer aided design technology, our full time product designers develop innovative product designs and models for the packaging market. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding, thermoform, compression and blow molding machines for research and development of new products. Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships or built by one of our two in-house tooling divisions located in Evansville and Chicago. Our engineers oversee the mold-building process from start to finish. We currently have a collection of over 1,700 proprietary molds. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support. We also utilize our in-house graphic design department to develop color and styles for new rigid products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

Additionally, at our technical centers in Lancaster, Pennsylvania, Lexington, Massachusetts, and Homer, Louisiana, we prototype new ideas, conduct research and development of new products and processes, and qualify production systems that go directly to our facilities and into production. We also have a complete product testing and quality laboratory at our Lancaster, Pennsylvania, technical center. Our research and development team also maintains pilot manufacturing facilities in our technical centers in Lexington, Massachusetts and Homer, Louisiana, where we are able to experiment with new compositions and processes with a focus on minimizing waste and improving productivity. With this combination of manufacturing simulation and quality systems support we are able to improve time to market and reduce cost. We spent $11.2 million on research and development in fiscal 2007.

Quality Assurance

Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employee teams are used to increase productivity and reduce cost. We use the guidelines of ISO 9001/2000 to build a strong foundation that encourages employee involvement and teamwork. Teamwork is the approach to problem-solving, increases continuous improvement and total employee participation. Training is provided in Six Sigma and developing teamwork at all levels.

Teams utilize the Six Sigma methodology to improve internal processes and provide a systematic approach to problem solving resulting in improved customer service. The drive for teamwork and continuous improvement is an ongoing quality focus. All of our facilities are ISO9001/2000 certified or have ISO Certification as a key goal to be accomplished.

Certification requires a demonstrated compliance by a company with a set of shipping, trading and technology standards promulgated by the International Organization for Standardization (“ISO”). ISO 9001/2000 is the discipline that encourages continuous improvement throughout the organization. Extensive testing of parts for size, color, strength and material quality using statistical process control techniques and sophisticated technology is also an ongoing part of our quality assurance activities.

Systems

We have launched a project to migrate multiple legacy management information and accounting systems to a single, company wide, management information and accounting system. The migration began in the third quarter of 2007 and is scheduled to be completed in the first quarter of 2009. Once fully implemented, this change to a shared services business model (for certain processes) along with a single, company-wide, management information and accounting system is intended to further enhance our internal control over financial reporting and our operating efficiencies.

Sources and Availability of Raw Materials

The most important raw material purchased by us is plastic resin. We purchased approximately $977.7 million of resin in fiscal 2007 with approximately 68% of our resin pounds being PE, 29% PP, and 3% other. Our plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers, such as Basell, Chevron, Dow, ExxonMobil, Flint Hills Resources, LP, Lyondell, Nova, Sunoco, Equistar, Westlake and Total. We believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. The resin market is a global market and, based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.

We also purchase various other materials, including natural and butyl rubber, tackifying resins, chemicals and adhesives, paper and packaging materials, polyester staple, raw cotton, linerboard and kraft, woven and non-woven cloth and foil. These materials are generally available from a number of suppliers.

Employees

At the end of fiscal 2007, we had approximately 12,700 employees. We are party to the following collective bargaining agreements with the:

•	United Steelworkers of America (290 employees in Baltimore, MD), which expires in January 2011

•	United Steelworkers of America (28 employees in Vancouver, WA), which expires in January 2008

•	Unite Here Local 150 (127 employees in Bloomington, MN), which expires in March 2008

•	United Association of Workers of America (77 employees in Elizabeth, NJ), which expires in May 2008

•	United Automobile, Aerospace, and Agricultural Implement Workers of America, Local 882 (69 employees in Columbus, GA) which expires in October 2009

•	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Ally Industrial and Service Workers International Union, Local 1008 (102 employees in Constantine, MI) which expires in December 2009

None of our other domestic employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

Patents and Trademarks

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

Environmental Matters and Government Regulation

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes, and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability, which could be significant under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials, which could be material.

We may from time to time be required to conduct remediation of releases of regulated materials at our owned or operated facilities. None of our pending remediation projects are expected to result in material costs. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended,

(“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending which are expected to result in material costs.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in our products that directly contact food and drug products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

Properties

The following table sets forth our principal manufacturing facilities as of September 29, 2007:

Location	Square Footage	Use	Owned/Leased
Aarschot, Belgium	70,611	Manufacturing	Leased
Ahoskie, NC	150,000	Manufacturing	Owned
Albertville, AL	318,000	Manufacturing	Owned
Altacomulco, Mexico	116,250	Manufacturing	Owned
Anaheim, CA	248,000	Manufacturing	Leased
Aurora, IL	66,900	Manufacturing	Leased
Baltimore, MD	244,000	Manufacturing	Owned
Baroda, India	24,196	Manufacturing	Owned
Battleboro, NC	390,654	Manufacturing	Owned
Beaumont, TX	42,300	Manufacturing	Owned
Belleville, Canada	46,000	Manufacturing	Owned
Bowling Green, KY	168,000	Manufacturing	Leased
Bremen, GA	140,000	Manufacturing	Owned
Bristol, RI	23,000	Manufacturing	Owned
Charlotte, NC	150,000	Manufacturing	Owned
Charlotte, NC	53,095	Manufacturing	Leased
Chicago, IL	472,000	Manufacturing	Leased
Columbus, GA	70,000	Manufacturing	Owned
Constantine, MI	144,000	Manufacturing	Owned
Coon Rapids, MN	64,890	Manufacturing	Owned
Covington, GA	306,889	Manufacturing	Owned
Cranbury, NJ	204,000	Manufacturing	Leased
Doswell, VA	249,456	Manufacturing	Owned
Easthampton, MA	210,000	Manufacturing	Leased
Elizabeth, NJ	46,258	Manufacturing	Leased
Evansville, IN	552,000	Headquarters and manufacturing	Owned
Evansville, IN	223,000	Manufacturing	Leased
Franklin, KY	513,000	Manufacturing	Owned
Greenville, SC	70,000	Manufacturing	Owned
Goshen, IN	125,000	Manufacturing	Owned
Henderson, NV	175,000	Manufacturing	Owned
Homer, LA	186,000	Manufacturing	Owned
Houston, TX	18,000	Manufacturing	Owned
Iowa Falls, IA	100,000	Manufacturing	Owned
Jackson, TN	211,000	Manufacturing	Leased
Lakeville, MN	200,000	Manufacturing	Owned
Lawrence, KS	424,000	Manufacturing	Owned
Middlesex, NJ	29,020	Manufacturing	Owned
Milan, Italy	125,000	Manufacturing	Leased
Minneapolis, MN	200,645	Manufacturing	Owned
Monroe, LA	452,500	Manufacturing	Owned
Monroeville, OH	350,000	Manufacturing	Owned
Phoenix, AZ	266,000	Manufacturing	Leased
Pryor, OK	198,000	Manufacturing	Owned
Richmond, IN	160,000	Manufacturing	Owned
San Luis Potosi, Mexico	114,000	Manufacturing	Leased

Location	Square Footage	Use	Owned/Leased
Sarasota, FL	74,000	Manufacturing	Owned
Sioux Falls, SD	230,000	Manufacturing	Owned
Streetsboro, OH	140,000	Manufacturing	Owned
Suffolk, VA	110,000	Manufacturing	Owned
Syracuse, NY	215,000	Manufacturing	Leased
Tijuana, Mexico	260,831	Manufacturing	Owned
Toluca, Mexico	172,000	Manufacturing	Leased
Vancouver, WA	23,000	Manufacturing	Leased
Victoria, TX	190,000	Manufacturing	Owned
Woodstock, IL	170,000	Manufacturing	Owned

	10,295,495

Legal Proceedings

We are party to various legal proceedings involving routine claims which are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to our financial condition.

MANAGEMENT

Executive Officers, Officer and Directors

The following table provides information regarding the executive officers, officers and members of the board of directors of Berry Group, of which we are a wholly owned subsidiary.

Name	Age	Title
Ira G. Boots(1)(3)	54	Chairman, Chief Executive Officer and Director
R. Brent Beeler	55	President and Chief Operating Officer
James M. Kratochvil	51	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Anthony M. Civale(1)(2)	34	Director
Patrick J. Dalton	39	Director
Donald C. Graham(1)	75	Director
Steven C. Graham(2)	49	Director
Joshua J. Harris	43	Director
Robert V. Seminara(1)(2)(3)	37	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Executive Committee.

The following table provides information regarding the executive officers, officers and members of the board of directors of Berry Plastics Corporation.

Name	Age	Title
Ira G. Boots(1)(3)	54	Chairman, Chief Executive Officer and Director
R. Brent Beeler	55	President and Chief Operating Officer
James M. Kratochvil	51	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Anthony M. Civale(1)(2)	34	Director
Robert V. Seminara(1)(2)(3)	37	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Executive Committee.

Ira G. Boots has been Chairman of the Board and Chief Executive Officer of Berry Group since the Apollo Berry Merger in September 2006. Prior to the Apollo Berry Merger, Mr. Boots had been a director and Chief Executive Officer of Berry Plastics since June 2001, and had served Berry Plastics and its predecessor companies in numerous senior management roles since 1984.

R. Brent Beeler has been President and Chief Operating Officer of Berry Plastics Group since the Apollo Berry Merger. Prior to the Apollo Berry Merger, Mr. Beeler had been President and Chief Operating Officer of Berry Plastics since May 2005 and had served Berry Plastics and its predecessor companies in numerous senior management and senior sales roles since 1985.

James M. Kratochvil has been Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Berry Group since the Apollo Berry Merger. Prior to the Apollo Berry Merger, Mr. Kratochvil had served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Berry Plastics since December 1997, as Vice President, Chief Financial Officer and Secretary of Berry Plastics since 1991, and as Treasurer of Berry Plastics since May 1996. Mr. Kratochvil was employed by Berry Plastics and our predecessor companies from 1985 to 1991 as Controller.

Anthony M. Civale has been a member of our Board of Directors since the consummation of the Apollo Berry Merger. Mr. Civale is a Partner at Apollo Management, where he has worked since 1999. Prior to that time, Mr. Civale was employed by Deutsche Bank Securities in the Financial Sponsors Group within its Corporate Finance Division. Mr. Civale also serves on the boards of directors of Goodman Global Inc. and Oceania Cruises Inc.

Patrick J. Dalton has been a member of our Board of Directors since the consummation of the Apollo Berry Merger. Mr. Dalton joined Apollo Management in June 2004 as a partner and as a member of Apollo Investment Management’s (“AIM”) Investment Committee. Mr. Dalton is also the Chief Investment Officer of AIM and a member of the Investment Committees of Apollo Investment Europe, Apollo Credit Liquidity Fund and Artus/Apollo Loan Fund. Before joining Apollo, Mr. Dalton was a vice president with Goldman, Sachs & Co.’s Principal Investment Area with a focus on mezzanine investing since 2000. From 1990 to 2000, Mr. Dalton was a Vice President with the Chase Manhattan Bank where he worked most recently in the Acquisition Finance Department. Mr. Dalton graduated from Boston College with a BS in Finance and received his MBA from Columbia Business School.

Donald C. Graham founded the Graham Group, an industrial and investment concern, and has been a member of our Board of Directors since the consummation of the Apollo Berry Merger. The Graham Group is engaged in a broad array of businesses, including industrial process technology development, capital equipment production, and consumer and industrial products manufacturing. Mr. Graham founded Graham Packaging Company, in which he sold a controlling interest in 1998. The Graham Group’s three legacy industrial businesses operate in more than 80 locations worldwide, with combined sales of more than $2.75 billion. Mr. Graham currently serves on the board of directors of Western Industries, Inc., Supreme Corq LLC, National Diversified Sales, Inc., Infiltrator Systems, Inc., Touchstone Wireless Repair and Logistics LP, Nurture, Inc., Graham Engineering Corporation and Graham Architectural Products Corporation.

Steven C. Graham founded Graham Partners and has been a member of our Board of Directors since the consummation of the Apollo Berry Merger. Prior to founding Graham Partners in 1998, Mr. Graham oversaw the Graham Group’s corporate finance division starting in 1988. Prior to 1988, Mr. Graham was a member of the investment banking division of Goldman, Sachs & Co., and was an Acquisition Officer for the RAF Group, a private equity investment group. Mr. Graham currently serves on the board of directors of Graham Architectural Products Corporation, Western Industries, Inc., National Diversified Sales, Inc., HB&G Building Products, Inc., Nailite International, Inc., Schneller LLC, Supreme Corq LLC, Line-X, LLC, Abrisa Industrial Glass, Inc., Infiltrator Systems, Inc., The Masonry Group LLC, Aerostructures Acquisition, LLC, Transaxle LLC, ICG Commerce Holdings, Inc., and B&B Electronics Manufacturing Company.

Joshua J. Harris has been a member of our Board of Directors since the consummation of the Apollo Berry Merger. Mr. Harris is a founding Senior Partner at Apollo Management and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of AP Alternative Assets, Apollo Global Management LLC, Ceva Logistics, Hexion Specialty Chemicals, Metals USA, Momentive Corporation, Noranda Corporation, and Verso Paper Holdings.

Robert V. Seminara has been a member of our Board of Directors since the consummation of the Apollo Berry Merger. Mr. Seminara is a Partner at Apollo Management, where he has worked since 2003. Prior to that time, Mr. Seminara was a managing director of Evercore Partners LLC. Mr. Seminara also serves on the board of directors of Hexion Specialty Chemicals, Inc.

Board Committees

Our board of directors has a Compensation Committee, an Audit Committee and an Executive Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees and consultants. The Audit Committee, which consists of at least one financial expert, recommends the annual appointment of auditors with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures.

Compensation Discussion and Analysis

Berry Group has a Compensation Committee comprised of Messrs. Boots, Seminara, Civale, and Donald Graham. The annual salary and bonus paid to Messrs. Boots, Kratochvil, Beeler, Hobson, Unfried, and all other vice presidents and above (collectively, the “Senior Management Group”) for fiscal 2007 were determined by the Compensation Committee in accordance with their respective employment agreements. The Compensation Committee makes all final compensation decisions for our executive officers. Below are the principles outlining our executive compensation principles and practices.

Compensation Philosophy and Analysis

Our goal as an employer is to ensure that our pay practices are equitable with regard to market wages, facilitate appropriate retention and to reward exceptional performance. The Human Resources Team obtains regional and national compensation survey data. In the past we have conducted studies with Mercer, Clark Consulting, The Conference Board and Salary.com to study other manufacturing companies similar in size. The objective is to understand how our executives compare to similarly situated people in other companies. Our study includes base salary, bonus and a time-based option value for one year. It ignores the value of any 401(k) match and medical insurance as compared to market. Those benefits are generally below market.

The Company believes that executive compensation should be designed to align closely with the interests of the Company, the executive officers and its stockholders, and to attract, motivate, reward and retain superior management talent. Berry utilizes the following guidelines pertaining to executive compensation:

•

Pay compensation that is competitive with the practices of other manufacturing businesses similar in size. We used Covalence as a guideline in wage comparisons this year to better align our executive team to the higher base wages paid by Covalence. In some instances, the Covalence vice presidents had their base lowered to support a higher Company bonus structure.

•	Wage enhancements aligned with the performance of the Company.

•

Pay for performance by setting performance goals determined by the CEO along with the Compensation Committee for our officers and providing a short-term incentive through a bonus plan that is based upon achievement of these goals.

•

Providing long-term incentives in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning with the interests of our investors. The Compensation Committee recommends to the board of directors the number and type of stock options for the executives.

Role of Compensation Committee

The Compensation Committee’s specific roles are:

•

to approve and recommend to our board of directors all compensation plans for (1) the CEO of the Company, (2) all employees of the Company and its subsidiaries who report directly to the CEO and (3) other members of the Senior Management Group, as well as all compensation for our board of directors;

•	to approve the short-term compensation of the Senior Management Group and to recommend short-term compensation for members of our board of directors;

•	to approve and authorize grants under the Company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and

•	to prepare any report on executive compensation required by SEC rules and regulations for inclusion in our annual proxy statement, if any.

Role of Executives Officers

Ira Boots, Chairman and Chief Executive Officer, Brent Beeler, Chief Operating Officer, Jim Kratochvil, Chief Financial Officer and Marcia Jochem, Executive Vice President of Human Resources annually review the performance of each member of our Senior Management Group. Together they review annual goals and the performance of each individual executive officer. This information, along with the performance of the Company and market data, determines the wage adjustment recommendation presented to the Compensation Committee. All other compensation decisions with respect to officers of the Company are made by Mr. Boots pursuant to policies established in consultation with the Compensation Committee and recommendations from the Human Resource Department.

The Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program. On at least an annual basis, the Compensation Committee expects to review the performance of the CEO as compared with the achievement of the Company’s goals and any individual goals. The CEO together with the Human Resource Department will assess the performance and compensation of the other named executives. The Human Resource Department, together with the CEO, annually will review the performance of each member of the Senior Management Group as compared with the achievement of Company or operating division goals, as the case may be, together with each executive’s individual goals and makes recommendations to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executives. Both performance and compensation are evaluated to ensure that the Company is able to attract and retain high quality executives in vital positions and that the compensation, taken as a whole, is competitive and appropriate compared to that of similarly situated executives in other corporations within the industry.

Executive Compensation Program

The compensation for our executive officers is primarily in the following three categories: (1) salary, (2) bonus and (3) stock options. Berry has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of the business. Base salary and bonus targets are set with the goal of motivating executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent and more closely aligning the interests of the executive officers with our shareholders. In light of the Berry Covalence Merger, the Company determined that it was appropriate to increase compensation of the executive officers to reflect the increase in duties and to better align the base salaries of the two companies. We believe that these elements of compensation, when combined, are effective, and will continue to be effective.

The compensation program is reviewed on an annual basis. In setting individual compensation levels for a particular executive, the total compensation package is considered as well as the executive’s past and expected future contributions to our business.

Base Salary

Our executive officers’ base salaries depend on their position within the Company, the scope of their responsibilities and the period during which they have been performing those responsibilities and their overall performance. Base salaries are reviewed on a regular basis annually and will be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience, as well as the terms of any agreements we have in place with such executive officer.

Annual Bonus

Berry has a long history of sharing profits with employees. This philosophy is embedded in the corporate culture and is one of many practices that have enabled the Company to continually focus on improvement and be successful. Below is the calculation, funding and annual payment practice for the executive bonus program which is subject to approval every year by the board of directors. It is our goal to exceed our commitments year after year. Depending on our overall business performance specifically related to EBITDA and Company growth and each executive’s individual performance, he or she would be eligible to receive a bonus ranging from zero to 108% of his or her base salary. Performance targets are generally set on an annualized basis.

1. Calculation:

75%–based on achieving 100% of annual EBITDA target

25%–based on growing the equity value of the Company

2. Funding:

By meeting both targets, executives qualify to earn 68.5% of their annualized salary in a bonus payment. This target slides up or down depending on the performance of the Company.

3. Payment:

With board approval, bonus is paid on an annual basis, which normally happens at the end of February. In February 2007, executive bonus payout included only those months since the Apollo Berry Merger, as the first nine months were paid at the time of the Apollo Berry Merger.

The Compensation Committee is currently working with the executive officers to determine the performance metrics to apply to our 2008 bonus plan year, and we expect that our executive officers will continue to be subject to the same financial performance metrics as other salaried employees of the Company.

Stock Options

In connection with the completion of the Apollo Berry Merger, we adopted the Berry Plastics Group, Inc., 2006 Equity Incentive Plan (“the Equity Incentive Plan”) which permits us to grant stock options, rights to purchase shares, restricted stock, restricted stock units, and other stock-based rights to employees or directors of, or consultants to, us, or any of our subsidiaries. The Equity Incentive Plan is administered by our board of directors or, if determined by such board, by the Compensation Committee of the board. As of September 30, 2007, approximately 622,000 shares of our common stock have been reserved for issuance under the Equity Incentive Plan.

As discussed below, we have awarded stock options to members of our management. However, the Compensation Committee has not established any formal program, plan or practice for the issuance of equity awards to employees. We do not have any program, plan or practice in place for selecting grant dates for awards under the Equity Incentive Plan in coordination with the release of material non-public information. Under the Equity Incentive Plan, the exercise price for the option awards is the fair market value of the stock of Berry Group on the date of grant. The fair market value of Berry Group’s stock is determined by the board of directors on a regular basis, at least annually, using accepted valuation techniques. The Compensation Committee is not prohibited from granting awards at times when it is in possession of material non-public information. However, no inside information was taken into account in determining the number of options previously awarded or the exercise price for those awards, and we did not “time” the release of any material non-public information to affect the value of those awards.

The Compensation Committee believes that the granting of awards under the Equity Incentive Plan promotes, on a short-term and long-term basis, an enhanced personal interest and alignment of interests of those executives receiving equity awards with the goals and strategies of the Company. The Compensation Committee also believes that the equity grants provide not only financial rewards to such executives for achieving Company goals but also provide additional incentives for executives to remain with the Company.

Immediately following the completion of the Apollo Berry Merger, we granted management participants stock options that are subject to the terms of the Equity Incentive Plan. In connection with the grants, we entered into stock option award agreements with the management participants.

The exercise price per share of our common stock subject to the options granted to the management participants was the fair market value per share on the date of grant.

Generally, the options will become vested and exercisable ratably over a five-year period, subject to the grantee’s continued provision of services to the Company as of the applicable vesting date, and in some cases, the performance of the Company.

Since the Apollo Berry Merger, Berry Group clarified the anti-dilution provisions of its stock option plans to require payment to holders of outstanding stock options of special dividends and a pro-rata share of transaction fees that may be paid to our Sponsors in connection with certain future transactions. In connection with the $77 per share dividend paid, holders of vested stock options received $13.7 million, while an additional $34.5 million will be paid to nonvested option holders on the second anniversary of the dividend grant date (assuming the nonvested option holders remain employed by the Company).

The maximum term of stock options granted by Berry Group is ten years. However, subject to certain exceptions set forth in the applicable stock option award agreement, unvested options will automatically expire 90 days after the date of a grantee’s termination of employment, or one year in the case of termination due to death or disability. In the case of a termination of employment due to death or disability, an additional 20% of an individual’s options will vest 20% of outstanding options become vested earlier upon a “change in control” of Berry Group, and 40% of outstanding options become vested earlier if such change in control results in the achievement of a targeted internal rate of return.

Shares of Berry Group common stock acquired under the Equity Incentive Plan are subject to restrictions on transfer, repurchase rights, and other limitations set forth in a stockholders agreement.

Post-Employment Compensation

We provide post-employment compensation to our employees, including our named executive officers, as a continuance of the post-retirement programs sponsored by prior owners and applicable to our employees prior to the Apollo Berry Merger. The Compensation Committee believes that offering such compensation allows us to attract and retain qualified employees and executives in a highly competitive marketplace and rewards our employees and executives for their contribution to the Company during their employment. The principal components of our post-employment executive officer compensation program include a qualified defined contribution 401(k) plan and a retirement health plan.

401(k) Plan

Our executive officers are eligible to participate in our company-wide 401(k) qualified plan for employees. The Company awards a $200 lump sum contribution annually for participating in the plan and matches dollar for dollar the first $300, and a 10% match thereafter. Participants who contribute at least $1,000 will also receive an addition $150 lump sum deposit at the end of the year. Company matching contributions are 100% vested immediately.

Perquisites and Other Personal Benefits

While we believe that perquisites should be a minor part of executive compensation, we recognize the need to provide our executive officers with perquisites and other personal benefits that are reasonable, competitive and consistent with the overall compensation program in order to enable us to attract and retain qualified employees for key positions. Accordingly, we provide our executive officers with leased company vehicles including maintenance and operational cost. The Compensation Committee periodically reviews the perquisites provided to our executive officers.

The following table sets forth a summary of the compensation paid by us to our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the “Named Executive Officers”) for services rendered in all capacities to us during fiscal 2007, 2006 and 2005.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Option Awards ($)		Bonus(1)	All Other Compensation		Total ($)
Ira G. Boots Chairman and Chief Executive Officer	2007	$760,434		$—	$649,431		$—	$1,409,865
	2006	589,031		704,178	9,840,217		—	11,133,426
	2005	452,058		—	299,323		—	751,381

James M. Kratochvil Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2007 2006	$406,602 333,817	$	— 403,332	$349,694 4,300,854	$	— —	$756,296 5,038,003
	2005	291,229		—	192,422		—	483,651

R. Brent Beeler Executive Vice President and Chief Operating Officer	2007	$605,119		$—	$549,519		$—	$1,154,638
	2006	501,432		403,332	3,977,444		—	4,882,208
	2005	368,640		135,000	236,325		—	739,965

Randall J. Hobson President—Rigid Closed Top Division	2007	$259,940		$—	$249,781		$—	$509,721
	2006	237,006		264,480	850,424		—	1,351,910
	2005	162,707		56,520	95,900		—	315,127

G. Adam Unfried President—Rigid Open Top Division	2007	$259,953		$—	$249,781		$—	$509,734
	2006	237,087		264,480	856,060		—	1,357,627
	2005	166,449		56,520	90,420		—	313,389

(1)	Amounts shown include amounts paid to Messrs. Boots, Kratochvil, Beeler, Hobson, and Unfried at the time of the Apollo Berry Merger of $9,450,000, $4,050,000, $3,650,000, $700,000, and $700,000, respectively.

Employment Agreements

In connection with the Apollo Berry Merger, Berry Plastics entered into employment agreements with each of Messrs. Boots, Beeler and Kratochvil that supersede their previous employment agreements with Berry Plastics and that expire on December 31, 2011. In addition, Messrs. Hobson and Unfried entered into amendments to their existing employment agreements with Berry Plastics that extend the terms of such agreements through December 31, 2011 (each of the agreements with Messrs. Boots, Beeler, Kratochvil, Hobson and Unfried, as amended, an “Employment Agreement” and, collectively, the “Employment Agreements”). The Employment Agreements provided for fiscal 2007 base compensation are disclosed in the “Summary

Compensation Table” above. Salaries are subject in each case to annual adjustment at the discretion of the Compensation Committee of the board of directors of Berry Plastics. The Employment Agreements entitle each executive to participate in all other incentive compensation plans established for executive officers of Berry Plastics. Berry Plastics may terminate each Employment Agreement for “cause” or a “disability” (as such terms are defined in the Employment Agreements). Specifically, if any of Messrs. Boots, Beeler, Kratochvil, Hobson, and Unfried is terminated by Berry Plastics without “cause” or resigns for “good reason” (as such terms are defined in the Employment Agreements), that individual is entitled to: (1) the greater of (a) base salary until the later of one year after termination or (b) 1/12 of one year’s base salary for each year of employment up to 30 years with Berry Plastics or a predecessor in interest (excluding Messrs. Hobson and Unfried, who would be entitled to (a) only) and (2) the pro rata portion of his annual bonus. Each Employment Agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

Grants of Plan-Based Awards for Fiscal 2007

As discussed previously, in connection with the Apollo Berry Merger, we adopted the Equity Incentive Plan. No equity awards were granted to our named executive officers in fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Ira G. Boots	10,563	25,860	$100	9/20/16
James M. Kratochvil	6,051	14,811	$100	9/20/16
R. Brent Beeler	6,051	14,811	$100	9/20/16
Randall J. Hobson	3,966	9,714	$100	9/20/16
G. Adam Unfried	3,966	9,714	$100	9/20/16

Option Exercises and Stock Vested for 2007

No options were exercised by our named executive officers in fiscal 2007.

Compensation for Directors

Non-employee directors receive $12,500 per quarter plus $2,000 for each meeting they attend and are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors. In addition, directors of Old Covalence received $12,500 per quarter plus $2,000 for each meeting they attend and were reimbursed for out-of-pocket expenses incurred in connection with their duties as directors. For the fiscal year ended September 29, 2007, we paid non-employee directors’ fees on a combined basis as shown in the following table.

Director Compensation Table for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Anthony M. Civale	$124,000	$—	$124,000
Patrick J. Dalton	50,000	—	50,000
Donald C. Graham	62,500	—	62,500
Steven C. Graham	62,500	—	62,500
Joshua J. Harris	108,000	—	108,000
Robert V. Seminara	116,000	—	116,000

Equity Compensation Plan Information

The following table provides information as of September 29, 2007 regarding shares of common stock of Berry Group that may be issued under our Equity Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column(a))
	(a	)
Equity compensation plans approved by security holders	—		—	—
Equity compensation plans not approved by security holders(1)	618,620	(2)	100	3,632

Total	618,620		100	3,632

(1)	Consists of the Equity Incentive Plan which our board adopted in September 2006.
(2)	Does not include shares of Berry Group common stock already purchased as such shares are already reflected in the Company’s outstanding shares.

2006 Equity Incentive Plan

As discussed previously, in connection with the Apollo Berry Merger, we adopted the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to further our growth and success, to enable our directors, executive officers and employees to acquire shares of our common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons. Options granted under the Equity Incentive Plan may not be assigned or transferred, except to us or by will or the laws of descent or distribution. The Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights.

The employees participating in the Equity Incentive Plan receive options and stock appreciation rights under the Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of Berry Group.

As of September 29, 2007, there were outstanding options to purchase 612,928 shares of Berry Group’s common stock and stock appreciation rights with respect to 5,692 shares of Berry Group’s common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We make cash payments to Berry Group to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to our and our subsidiaries’ income, (ii) franchise taxes and other fees required to maintain Berry Group’s legal existence and (iii) corporate overhead expenses incurred in the ordinary course of business and salaries or other compensation of employees who perform services for both Berry Group and us.

In connection with the Apollo Berry Merger, our Sponsors and certain of our employees who invested in Berry Group entered into a stockholders agreement. The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by us in certain circumstances.

Berry Plastics Corporation is charged a management fee by our Sponsors for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $3.0 million or 1.25% of Adjusted EBITDA. In addition, our Sponsors have the right to terminate the agreement at any time, in which case the Sponsors will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to the Sponsors, and the employee stockholders will receive a pro rata payment based on such amount.

Old Covalence was charged a management fee by Apollo Management V, L.P., an affiliate of its principal stockholder, for the provision of management consulting and advisory services provided throughout the year. The annual management fee is the greater of $2.5 million or 1.5% of Adjusted EBITDA. This agreement was terminated effective with the Berry Covalence Merger.

The Old Covalence fee was payable at the beginning of each fiscal year and the Berry Plastics fee is paid quarterly. Old Covalence paid $2.5 million in fiscal 2007. Old Berry Holding and Berry Plastics paid $2.5 million to entities affiliated with Apollo and $0.5 million to entities affiliated with Graham collectively for fiscal 2007.

PRINCIPAL STOCKHOLDERS

We are a wholly owned subsidiary of Berry Group. The following table sets forth certain information regarding the beneficial ownership of the common stock of Berry Group with respect to each person that is a beneficial owner of more than 5% of its outstanding common stock and beneficial ownership of its common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of March 29, 2008.

Name and Address of Owner(1)	Number of Shares of Common Stock(1)	Percent of Class
Apollo Investment Fund VI, L.P.(2)	3,559,930	51.2%
Apollo Investment Fund V, L.P.(3)	1,902,558	27.4%
AP Berry Holdings, L.P.(4)	1,641,269	23.6%
Graham Berry Holdings, LP(5)	500,000	7.2%
Ira G. Boots(6)	134,299	1.9%
James M. Kratochvil(6)	76,340	1.1%
R. Brent Beeler(6)	76,563	1.1%
G. Adam Unfried(6)	17,725	*
Randall J. Hobson(6)	20,853	*
Anthony M. Civale(7),(8)	3,531	*
Patrick J. Dalton(7),(8)	2,000	*
Donald C. Graham(7),(9)	2,000	*
Steven C. Graham(7),(9)	2,000	*
Joshua J. Harris(7),(8)	3,531	*
Robert V. Seminara(7),(8)	3,531	*
All directors and executive officers as a group (11 persons)	342,373	4.9%

*	Less than 1% of common stock outstanding.
(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)	Represents all equity interests of Berry Group held of record by controlled affiliates of Apollo Investment Fund VI, L.P., including AP Berry Holdings, LLC and BPC Co-Investment Holdings, LLC. Apollo Management VI, L.P. has the voting and investment power over the shares held on behalf of Apollo. Each of Messrs. Civale, Dalton, Harris, and Seminara, who have relationships with Apollo, disclaim beneficial ownership of any shares of Berry Group that may be deemed beneficially owned by Apollo Management VI, L.P., except to the extent of any pecuniary interest therein. Each of Apollo Management VI, L.P., AP Berry Holdings, LLC and its affiliated investment funds disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Apollo Management VI, L.P., Apollo Investment Fund VI, L.P., and AP Berry Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(3)	Represents all equity interests of Berry Group held of record by controlled affiliates of Apollo Investment Fund V, L.P., including Apollo V Covalence Holdings, LLC and Covalence Co-Investment Holdings, L.P. Apollo Management V, L.P. has the voting and investment power over the shares held on behalf of Apollo. Each of Messrs. Civale, Dalton, Harris, and Seminara, who have relationships with Apollo, disclaim beneficial ownership of any shares of Berry Group that may be deemed beneficially owned by Apollo Management V, L.P., except to the extent of any pecuniary interest therein. Each of Apollo Management V, L.P., Apollo V Covalence Holdings, LLC and its affiliated investment funds disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Apollo Management V, L.P., Apollo Investment Fund V, L.P., and Apollo V Covalence Holdings, LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(4)	The address of AP Berry Holdings LLC is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(5)

Graham Partners II, L.P., as the sole member of the general partner of Graham Berry Holdings, L.P., has the voting and investment power over the shares held by Graham Berry Holdings, L.P. Each of Messrs. Steven Graham and Donald Graham, who have relationships with Graham Partners II, L.P. and/or Graham Berry Holdings, L.P., disclaim beneficial ownership of any shares of Berry Group that may be deemed beneficially owned by Graham Partners II, L.P. or Graham Berry Holdings, L.P. except to the extent of any pecuniary interest therein. Each of Graham Partners II, L.P. and its affiliates disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Graham Partners II, L.P. and Graham Berry Holdings, L.P. is 3811 West Chester Pike, Building 2, Suite 200 Newtown Square, Pennsylvania 19073.

(6)	The address of Messrs. Boots, Beeler, Kratochvil, Unfried, and Hobson is c/o Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710. Total includes underlying options that are vested or scheduled to vest within 60 days of March 29, 2008.
(7)	Total represents underlying options that are vested or scheduled to vest within 60 days of March 29, 2008 for each of Messrs. Civale, Dalton, Donald Graham, Steven Graham, Harris and Seminara.
(8)	The address of Messrs. Civale, Harris, Seminara and Dalton is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(9)	The address of Messrs. Steven Graham and Donald Graham is c/o Graham Partners II, L.P., 3811 West Chester Pike, Building 2, Suite 200 Newtown Square, Pennsylvania 19073.

DESCRIPTION OF OTHER INDEBTEDNESS

First Priority Senior Secured Credit Facilities

The Company is a party to senior secured credit facilities that include a term loan in the principal amount of $1,200.0 million and a revolving credit facility which provides borrowing availability equal to the lesser of (a) $400.0 million or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory. The term loan matures on April 3, 2015 and the revolving credit facility matures on April 3, 2013.

The borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•	85% of the net amount of eligible accounts receivable; and

•	85% of the net orderly liquidation value of eligible inventory.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

At December 29, 2007, the Company had unused borrowing capacity of $297.2 million under the revolving credit facility, and $31.8 million in letters of credit were outstanding.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility was 1.25% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility was 0% and under the term loan was 1.00%. The applicable margin for such borrowings under the revolving credit facility will be adjusted depending on quarterly average daily unused borrowing capacity under the revolving credit facility.

The term loan facility requires minimum quarterly principal payments of $3.0 million for the first eight years, commencing in June 2007, with the remaining amount payable on April 3, 2015. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with:

•	50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the term loan credit agreement); and

•

100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.30% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries;

•	change our fiscal year end; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the revolving credit facility requires us to maintain a minimum fixed charge coverage ratio at any time when the aggregate unused revolver capacity falls below 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. In that event, we must satisfy a minimum fixed charge coverage ratio requirement of 1.0:1.0. The term loan facility also requires us to use commercially reasonable efforts to maintain corporate ratings from each of Moody’s Investors Service, Inc. (“Moody’s”), and Standard & Poor’s Ratings Group, Inc. (“S&P”) for the term loan facility. The senior secured credit facilities also contain certain other customary affirmative covenants and events of default.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Berry Group and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets and those of each domestic subsidiary Guarantor as well as the equity interests in the Company held by Berry Group.

Second Priority Senior Secured Notes and Senior Subordinated Notes

The Company issued $750.0 million in aggregate principal amount of Second Priority Notes, comprised of $525.0 million in Fixed Rate Notes and $225.0 million in aggregate principal amount of Floating Rate Notes. The Second Priority Notes will mature on September 15, 2014. The notes were exchanged for substantially identical notes, except that the notes carried in exchange are not subject to transfer restrictions. All of our Second Priority Notes are secured, senior obligations and are guaranteed on a second priority secured, senior basis by each of our subsidiaries that guarantees our senior secured credit facilities. No principal payments are required with respect to the Second Priority Notes prior to maturity.

The Company issued, in a private placement exempt from the Securities Act, $425.0 million of 11% Senior Subordinated Notes due September 15, 2016. The 11% Senior Subordinated Notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the 11% Senior Subordinated Notes prior to maturity.

The Company also issued $265.0 million of 10 1/4% Senior Subordinated Notes due March 1, 2016. The currently outstanding 10 1/4% Senior Subordinated Notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness of the Company that does not contain similar subordination provisions. No principal payments are required with respect to the 10 1/4 % Senior Subordinated Notes prior to maturity.

The Fixed Rate Notes may be redeemed, at our option, prior to September 15, 2010, at a price equal to 100% of the principal amount of the Fixed Rate Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an “applicable premium.” On or after September 15, 2010, we may redeem some or all of the Fixed Rate Notes at redemption prices set forth in the indenture. The Floating Rate Notes may be redeemed, at our option, on or after September 15, 2008 at redemption prices set forth in the indenture. Additionally, on or prior to September 15, 2009 and September 15, 2008, we may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, the Company must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest. The 11% Senior Subordinated Notes and the 10 1/4% Senior Subordinated Notes may be redeemed at the Company’s option under circumstances and at redemption prices set forth in the applicable indenture. Upon the occurrence of a change of control, the Company is required to offer to repurchase all of the 11% Senior Subordinated Notes and the 10 1/4% Senior Subordinated Notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

The indentures relating to the Second Priority Notes and the Company’s other outstanding notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of the Company and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of our assets.

Covenant Compliance

Our fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. Our fixed charge coverage ratio, as defined in the indentures relating to the Second Priority Notes, 11% Senior Subordinated Notes, 10 1/4% Senior Subordinated Notes, is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. We are required, under our debt incurrence covenant, to use a rolling four quarter Adjusted EBITDA in our calculations.

We are required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. At September 29, 2007, the Company had unused borrowing capacity of $320.7 million under the revolving credit facility subject to a borrowing base.

Failure to maintain a first lien secured indebtedness ratio of 4.0 to 1.0 under the term loan facility, a fixed charge coverage ratio of 2.0:1.0 under the indentures relating to the 11% Senior Subordinated Notes, 10 1/4%

Senior Subordinated Notes and the Second Priority Notes, and unused borrowing capacity under the revolving credit facility of at least $100 million, or, if between $60 million and $100 million, a fixed charge coverage ratio of 1.0:1.0 under the revolving credit facility, can result in limiting our long-term growth prospects by hindering our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

Berry Plastics Group, Inc. Term Loan Credit Agreement

Berry Plastics Group, Inc., the corporate parent of Berry Plastics Corporation, entered into a term loan credit facility on June 5, 2007, providing for term loans of $500,000,000 in original principal amount. The term loans mature on June 5, 2014, are unsecured senior obligations of Berry Group and are not guaranteed by any of its subsidiaries.

The borrowings under the Berry Group term loan facility bear interest at a rate equal to an applicable margin plus, as determined at Berry Group’s option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for a three-month interest period, adjusted for certain additional costs. The initial applicable margin for LIBOR borrowings under the Berry Group term loan facility was 6.25% per annum, and the initial applicable margin for base rate borrowings was 5.25% per annum.

For any interest period ending on or prior to June 5, 2012, Berry Group may, at its option, elect to pay interest on the term loans (a) in cash, (b) by increasing the outstanding principal amount of the term loans by the amount of interest accrued during such interest period (a “PIK Election”) or (c) by paying 50% of the interest accrued during such period in cash and 50% by PIK Election. Any portion of interest subject to a PIK Election shall be payable at LIBOR plus the applicable margin plus an additional 0.75% per annum. With respect to any interest period ending after June 5, 2012, interest will be payable in cash.

If the term loans would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder, then at the end of each interest period ending after June 5, 2012, Berry Group must repay in cash a portion of each term loan then outstanding equal to the portion of a term loan required to be repaid to prevent such term loan from being treated as an “applicable high yield discount obligation.” In other words, Berry Group expects that it will have to repay in cash at the end of the first interest period ending after June 5, 2012 (and at the end of each subsequent interest period) a principal amount of Berry Group term loans sufficient to cause the accrued and unpaid interest (including interest paid by PIK election) not to exceed the amount of interest that accrued on the term loans during the one-year period beginning on June 5, 2007.

The Berry Group term loans may be repaid, at its option, prior to June 5, 2008, at a price equal to 100% of the principal amount of the term loans repaid, plus accrued and unpaid interest, if any, to the repayment date, plus an “applicable premium.” On or after June 5, 2008 but on or prior to June 5, 2009, Berry Group may repay some or all of the term loans, at its option, at 102% of the principal amount of the term loans repaid, plus accrued and unpaid interest. On or after June 6, 2009 but on or prior to June 5, 2010, Berry Group may repay some or all of the term loans, at its option, at 101% of the principal amount of the term loans repaid, plus accrued and unpaid interest. At any time on or after June 6, 2010, Berry Group may repay some or all of the term loans, at its option, at 100% of the principal amount of the term loans repaid, plus accrued and unpaid interest.

Upon the occurrence of a change of control of Berry Group, lenders of the Berry Group term loans have the right to have their loans repaid at 101% of the principal amount thereof plus accrued and unpaid interest.

The credit agreement relating to the Berry Group term loans contains a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Group and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of their assets.

Because the Berry Group term loans are not obligations of Berry Plastics Corporation or its subsidiaries, the Berry Group term loans are not included in discussions of our debt elsewhere in this prospectus.

DESCRIPTION OF THE EXCHANGE NOTES

We issued $680,600,000 million in aggregate principal amount of the outstanding notes to the initial purchasers on April 21, 2008. The initial purchasers sold the outstanding notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions, registration rights or additional interest provisions unless held by certain broker-dealers, affiliates of Holdings or certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” In addition, we do not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding notes are traded on Nasdaq’s PORTAL system. Any outstanding notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the Indenture. References to the “Notes” refer to the outstanding and exchange notes.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the notes. Copies of the Indenture are available upon request to us at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The exchange notes will be issued under the Indenture (the “Indenture”) governing the outstanding notes dated April 21, 2008, among Berry Plastics Corporation (formerly known as Berry Plastics Holding Corporation) (the “Issuer”) the Note Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

The following summary of certain provisions of the Indenture, the Notes, the Security Documents, the Intercreditor Agreements and the Registration Rights Agreement (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Notes, the Security Documents, the Intercreditor Agreements and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of the Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Exchange Notes” section, “we,” “us” and “our” mean the Issuer and its Subsidiaries, and the “Issuer” refers only to Berry Plastics Corporation, but not to any of its Subsidiaries.

The Issuer will issue the exchange notes with an initial aggregate principal amount of $680.6 million. The Issuer may issue additional Notes from time to time after the exchange offer (the “Additional Notes”). Any offering of Additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to the Notes include any Additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are senior obligations of the Issuer, will have the benefit of the security interest in the Collateral described below under “—Security for the Notes” and will mature on February 15, 2015. Interest on the Notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Notes are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2008. The Issuer will make each interest payment to the holders of record of the Notes on the immediately preceding January 1, April 1, July 1 and October 1. Interest on the Notes accrues from the Issue Date.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period is calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application.

The Calculation Agent will, upon the written request of any holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuer, the Note Guarantors and the holders of the Notes.

Additional interest is payable with respect to the Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as further described under “—Registration Rights; Additional Interest.”

Optional Redemption

On or after April 15, 2010, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail or sent electronically to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on                      of the years set forth below:

Period	Redemption Price
2010	102.000%
2011	101.000%
2012 and thereafter	100.000%

In addition, prior to April 15, 2010, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail or sent electronically to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2010, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to the issuance of Additional Notes) issued as of the time of such redemptions, with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 100% plus a premium (expressed as a percentage of the principal amount thereof) equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to the issuance of Additional Notes) issued as of the time of such redemption must remain outstanding after each such redemption; and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice sent electronically or mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuer, is equal in right of payment to all existing and future Pari Passu Indebtedness, has the benefit of the security interest in the Collateral described below under “—Security for the Notes” and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer.

The indebtedness evidenced by the Note Guarantees is senior Indebtedness of the applicable Note Guarantor, is equal in right of payment to all existing and future Pari Passu Indebtedness of such Note Guarantor, will have the benefit of the security interest in the Collateral described below under “—Security for the Notes” and is senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor.

At December 29, 2007, on a pro forma basis after giving effect to the Transactions, the Issuer and its Subsidiaries would have had $1,869.4 million of Secured Indebtedness outstanding (excluding $31.8 million of letters of credit and $368.2 million of availability under our revolving credit facility) constituting First Priority Lien Obligations (as defined in this “Description of the Exchange Notes”).

Although the Indenture limits the Incurrence of Indebtedness by the Issuer and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Priority Lien Obligations. See “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

A significant portion of the operations of the Issuer is conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors. The Issuer’s Subsidiaries that are not Note Guarantors had $32.3 million of total liabilities outstanding as of December 29, 2007.

See “Risk Factors—Risks Related to the Notes.”

Security for the Notes

The Notes and the Note Guarantees are secured by security interests in the Collateral, subject to Permitted Liens. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Note Guarantors, subject to the exceptions described below. The Collateral does not include (i) any property or assets owned by any Foreign Subsidiaries and two of the Issuer’s U.S. Subsidiaries, (ii) any license, contract or agreement of the Issuer or any of the Note Guarantors, if and only for so long as the grant of a security interest under the Security Documents would result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement, (iii) any vehicle, (iv) any deposit accounts, securities accounts or cash, (v) any real property held by the Issuer or any of the Issuer’s Subsidiaries under a lease, (vi) certain other exceptions described in the Security Documents, (vii) any equity interests or other securities of any of the Issuer’s Subsidiaries to the extent that the pledge of such securities results in the Issuer’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and (viii) equity interests of Foreign Subsidiaries, Qualified CFC Holding Companies owned by the Issuer or any Note Guarantor, or the equity interests of Berry Plastics Acquisition Corporation II or Berry Plastics Acquisition Corporation XIV, LLC, in each case other than a pledge of 65% of the outstanding equity interests of (a) each “first-tier” Foreign Subsidiary directly owned by the Issuer or any Note Guarantor (other than NIM Holdings Limited, Berry Plastics Asia Pte. Ltd., and Ociesse s.r.l.), and (b) each “first-tier” Qualified CFC Holding Company directly owned by the Issuer or any Note Guarantor. In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s securities secure the Notes, then the securities of such Subsidiary will not be subject to the Liens securing the Notes and will automatically be deemed not to be part of the Collateral but only to the extent necessary not to be subject to such requirement and only for so long as required to not be subject to the requirement. In the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the securities of such Subsidiary will automatically be deemed to be a part of the Collateral but only to the extent permitted to not be subject to any such financial statement requirement. Except for equity interests or other securities of certain of our Subsidiaries, to the extent any Term Loan Obligations are secured by any assets of any Note Guarantor or the Issuer, the Note Obligations shall be secured by such assets. The Note Obligations are not guaranteed by Berry Plastics Group, Inc., and are not secured by the equity interests in the Issuer held by Berry Plastics Group, Inc.

Notwithstanding the foregoing, the Security Documents shall provide that the Issuer and the Note Guarantors shall use commercially reasonable efforts to deliver to the Notes Collateral Agent as promptly as reasonably practicable after the Issue Date but in any event within 120 days of the Issue Date (subject to extension in the sole discretion of the Notes Collateral Agent), (a)(i) counterparts of each Mortgage to be entered into with respect to each real property owned by the Issuer and any Note Guarantor which real property is currently subject to a mortgage in favor of the Term Loan Secured Parties and Revolving Facility Secured Parties, duly executed and delivered by the record owner of such property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties with respect to any such Mortgage or property, in each case consistent in form and substance with such documents as previously delivered to the Term Facility Administrative Agent and the Revolving Facility Administrative Agent; and (b) a policy, policies or pro forma policy or policies or marked up unconditional binder(s) of title insurance or foreign equivalent thereof, (if any and if available) as applicable, paid for by the Issuer, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage (which may be the same as the company or companies insuring the mortgages in favor of the Term Loan Secured Parties and Revolving Facility Secured Parties) to be entered into on or after the Issue Date as a valid Lien on the applicable property described therein, free of any other Liens except as not prohibited by the covenant described under “—Certain Covenants—Liens” and Liens arising by operation of law, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), and with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form consistent with that previously delivered to the Term Facility Administrative Agent and Revolving Facility Administrative Agent or such other form as is customary for such municipality (it being understood that (x) no new or updated surveys shall be required to be delivered in connection with the delivery of any title insurance policies and (y) the last survey or update delivered or certified to the Term Facility Administrative Agent and Revolving Facility Administrative Agent shall be acceptable to the Notes Collateral Agent together with an affidavit from the property owner (if required by the title company) stating there have been no substantial changes materially affecting the use of the property in the business since the date of such last survey or update, so long as the same is sufficient for the title insurance company to remove the so-called standard survey exception and issue all survey-related endorsements to the title insurance policies described in clause (b) of this sentence, in substantially the same manner and to substantially the same extent as the title company has previously insured such Persons).

Security interests securing the Notes and the proceeds and distributions in respect thereof are subject to intercreditor arrangements described under “Senior Lender Intercreditor Agreement and Senior Fixed Collateral Intercreditor Agreement” and “Second Priority Intercreditor Agreement”. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Persons holding other First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Notes Collateral Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuer and the Note Guarantors are able to incur additional indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations. The amount of such First Priority Lien Obligations and additional Indebtedness is and will be limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Priority Lien Obligations could be significant.

After-Acquired Collateral

The Note Documents also require the Issuer and the Note Guarantors, as applicable, to:

(a) If any asset (other than Real Property covered by paragraph (b) below or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by the Issuer or any Note Guarantor after the Issue Date or owned by an entity at the time it becomes a Note Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Notes Collateral Agent as described under “—Security for the Notes” or the Security Documents) (i) notify the Notes Collateral Agent thereof, and (ii) cause such asset to be subjected to a Lien securing the Note Obligations and take, and cause the Note Guarantors to take, such actions as shall be necessary to grant and perfect such Liens, all at the expense of the Issuer and the Note Guarantors, subject to the next paragraph; and

(b) Promptly notify the Notes Collateral Agent of the acquisition of and grant and cause each of the Note Guarantors to grant to the Notes Collateral Agent security interests and mortgages in such Real Property of the Issuer or any such Note Guarantor as are not covered by the original Mortgages, to the extent acquired after the Issue Date and having an individual fair market value at the time of acquisition in excess of $5.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Notes Collateral Agent after the Issue Date pursuant to the provisions described under “—Security for the Notes” (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens other than Liens not prohibited by the covenant described under “—Certain Covenants—Liens,” at the time of perfection thereof, record or file, and cause each such Note Guarantor to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Notes Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Note Guarantor to pay, in full, all taxes, fees and other charges payable in connection therewith, in each case subject to the exceptions described in the first paragraph of “—Security for the Notes” and subject to the next paragraph. With respect to each such Additional Mortgage, if the Issuer delivers to the Term Facility Administrative Agent a title insurance policy, a survey, or other documents in connection with a mortgage on the applicable property, then it shall deliver to the Notes Collateral Agent contemporaneously with such Additional Mortgage a title insurance policy, a survey and such additional documents.

The provisions of the immediately preceding paragraphs (a) and (b) need not be satisfied with respect to (i) any Equity Interests acquired after the Issue Date (other than in the case of any person which is a Subsidiary of the Issuer, Equity Interests in such person issued or acquired after such person became a Subsidiary of the Issuer) in accordance with the Indenture if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the person holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (C) with respect to such contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (ii) any assets acquired after the Issue Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with

Indebtedness permitted pursuant to paragraph (d) of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that is secured by a Permitted Lien) or (iii) those assets as to which the Issuer shall reasonably determine, as set forth in an Officers’ Certificate delivered to the Notes Collateral Agent, that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby; provided, that, upon the reasonable request of the Notes Collateral Agent, the Issuer shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clause (i) and (ii) above. Notwithstanding the foregoing and subject to clause (vii) and related provisions under the first paragraph of “—Security for the Notes”, to the extent any Term Loan Obligations are secured by any assets of any Note Guarantor or the Issuer, the Issuer shall cause such asset to be subject to the Lien securing the Notes.

Security Documents and Intercreditor Agreements

The Issuer, the Note Guarantors and the Notes Collateral Agent have entered into one or more Security Documents defining the terms of the security interests that secure the Notes and the Note Guarantees. These security interests secure the payment and performance when due of all of the Obligations of the Issuer and the Note Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. The Notes Collateral Agent will act as a collateral agent on behalf of the Trustee and the noteholders.

Senior Lender Intercreditor Agreement and Senior Fixed Collateral Intercreditor Agreement

The Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Bridge Loan Administrative Agent, the Bridge Loan Collateral Agent, the Issuer, the Subsidiaries of the Issuer named therein and Berry Plastics Group, Inc. entered into the Senior Lender Intercreditor Agreement, as supplemented as of the Issue Date through the execution and delivery of a joinder agreement by the Notes Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Credit Facility Collateral Agent, Berry Plastics Group, Inc., the Issuer and the Note Guarantors, which may be amended from time to time without the consent of the holders of the Notes to add other parties holding Other First Priority Lien Obligations permitted to be incurred under the Revolving Credit Agreement, the Term Loan Credit Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Senior Lender Intercreditor Agreement. The Senior Lender Intercreditor Agreement allocates the benefits of any Collateral between the holders of the Revolving Facility Obligations on the one hand and the holders of the Senior Fixed Obligations on the other hand.

The Term Facility Administrative Agent, the Term Loan Collateral Agent, the Bridge Loan Administrative Agent, the Bridge Loan Collateral Agent, the Issuer, the Subsidiaries of the Issuer named therein, and Berry Plastics Group, Inc. also entered into the Senior Fixed Collateral Intercreditor Agreement, as supplemented as of the Issue Date through the execution and delivery of a joinder agreement by the Notes Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, Berry Plastics Group, Inc., the Issuer and the Note Guarantors, which may be amended from time to time without the consent of the holders of the Notes to add other parties holding Other First Priority Lien Obligations permitted to be incurred under the Term Loan Credit Agreement, Senior Lender Intercreditor Agreement and the Senior Fixed Collateral Intercreditor Agreement. As described below, the Senior Fixed Collateral Intercreditor Agreement allocates the benefits of the Common Collateral among the holders of the Senior Fixed Obligations, including the Note Obligations and the Term Loan Obligations.

Until Discharge of the Senior Secured Obligations of a particular Class, (a) the Applicable Collateral Agent shall have the sole right to act or refrain from acting with respect to the Senior Secured Obligations Collateral of such Class, (b) the Notes Collateral Agent, the Term Loan Collateral Agent, the Revolving Facility Collateral

Agent and each collateral agent of any Series of Other First Priority Lien Obligations shall not follow any instructions with respect to such Senior Secured Obligations Collateral from any Junior Representative or from any Junior Secured Obligations Secured Parties, and (c) the Junior Representative and the Junior Secured Obligations Secured Parties will not and will not instruct the Applicable Collateral Agent, the Notes Collateral Agent, the Term Loan Collateral Agent or the Revolving Facility Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Junior Secured Obligations Collateral of such Class.

If a First Priority Event of Default has occurred and is continuing and the Revolving Facility Collateral Agent, the Term Loan Collateral Agent, the Notes Collateral Agent or any other collateral agent representing holders of any Series of Other First Priority Lien Obligations is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Collateral in any Bankruptcy Case of the Issuer or any Note Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral, and proceeds of any such distribution (subject, in the case of any such distribution, to the third paragraph immediately following) shall be applied as follows:

(i)	In the case of Collateral other than Revolving Facility Senior Collateral,

FIRST, to the Applicable Fixed Collateral Agent for distribution in accordance with the Senior Fixed Collateral Intercreditor Agreement, and

SECOND, to the payment in full of the Revolving Facility Obligations; and

(ii)	In the case of Revolving Facility Senior Collateral,

FIRST, to the payment in full of the Revolving Facility Obligations, and

SECOND, to the Applicable Fixed Collateral Agent for distribution in accordance with the Senior Fixed Collateral Intercreditor Agreement.

The Senior Fixed Collateral Intercreditor Agreement provides that if a First Priority Event of Default has occurred and is continuing and the Applicable Fixed Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made with respect to any Common Collateral in any Bankruptcy Case of the Issuer or any Note Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the Applicable Fixed Collateral Agent (or received by the Applicable Fixed Collateral Agent pursuant to the Senior Lender Intercreditor Agreement as a result of any action by the Revolving Facility Collateral Agent), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the Senior Fixed Obligations are entitled under the Senior Lender Intercreditor Agreement shall be applied among the Senior Fixed Obligations as follows:

(i)	in the case of Common Perfected Collateral, to the payment in full of the Senior Fixed Obligations on a ratable basis, and

(ii)	in the case of Common Collateral other than Common Perfected Collateral, first to each Representative of each Series of holders of Senior Fixed Obligations that has at any time held a perfected security interest in such Collateral which security interest is not subject to avoidance as a preference under the Bankruptcy Code until each such Series of Senior Fixed Obligations has been paid in full, and in the case of more than one Series, on a ratable basis, and second to each Representative of each other Series of holders of Senior Fixed Obligations for whom such Collateral constitutes Common Collateral, on a ratable basis until each such Series has been paid in full.

Notwithstanding the foregoing, with respect to any Common Collateral in respect of which a third party has a security interest or lien that has been perfected prior to the Issue Date or the date of joinder of any Series of Other First Priority Lien Obligations (as applicable) or a lien that has become effective prior to the Issue Date or the date of joinder of any Series of Other First Priority Lien Obligations (as applicable) that is junior in priority to the security interest of the Term Loan Collateral Agent but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of the Notes Collateral Agent or any Note Secured Parties and/or any other Representative of the holders of any Other First Priority Lien Obligations or the other related secured parties of any Other First Priority Lien Obligations (such third party an “Intervening Creditor”), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed to the Notes Collateral Agent and/ or such other Representative in respect of Other First Priority Lien Obligations and their respective secured parties that are junior in priority to such Intervening Creditor.

In addition, the Senior Lender Intercreditor Agreement provides that if the Issuer or any of its Subsidiaries is subject to a Bankruptcy Case:

(1)	if the Issuer or any of its subsidiaries shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Junior Secured Obligations Secured Party will agree not to object to such financing, to the Liens on the Senior Secured Obligations Collateral securing the same (“DIP Financing Liens”) or to the use of cash collateral that constitutes Senior Secured Obligations Collateral, unless the Senior Secured Obligations Secured Parties of any Series or an authorized representative of the Senior Secured Obligations Secured Parties of such Series, shall oppose or object to such DIP Financing, DIP Financing Liens or use of cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Liens on any such Senior Secured Obligations Collateral pursuant to the Security Documents, the Bank Agreement Security Documents or any other security documents with respect to Other First Priority Lien Obligations, the Junior Representative will, for itself and on behalf of the other Junior Secured Obligations Secured Parties, confirm the priorities with respect to such Collateral as set forth in the Senior Lender Intercreditor Agreement) so long as the Junior Secured Obligations Secured Parties retain the benefit of such Liens on all Junior Secured Obligations Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis the Senior Secured Obligations Secured Parties (other than with respect to any DIP Financing Liens) as existed prior to the commencement of the case under the U.S. Bankruptcy Code;

(2)	each Junior Secured Obligations Secured Party will not object to or oppose a sale or other disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Secured Obligations Secured Parties of any Series shall have consented to such sale or disposition of such Senior Secured Obligations Collateral; and

(3)

each Junior Representative and each Junior Secured Obligations Secured Party will agree that if (i) the Issuer or any Note Guarantor shall become subject to a Bankruptcy Case, (ii) any Senior Secured Obligations are determined to be unsecured in part for purposes of Section 506(a) of the Bankruptcy Code, but would not have been deemed unsecured in part for such purposes, or would have been deemed to be unsecured in part by a lesser amount for such purposes, if each Series of the Senior Secured Obligations had been subject to a separate first priority perfected lien on the Senior Secured Obligations Collateral and each Series of Junior Secured Obligations had been secured by a separate second priority perfected lien on such Collateral, or if any such Liens which are documented in a single agreement had been documented in separate agreements (such arrangements being referred to as “Separate Security Arrangements”), and (iii) any payment or distribution is made in respect of such Senior Secured Obligations Collateral to or for the benefit or account of any Junior Secured Obligations Secured Parties (and such payment being a “Junior Payment”), then each Junior Representative and the Junior Secured Obligations Secured Parties (on a ratable basis) shall hold such Junior Payment (to the extent of the Excess Amount (as defined below)) in trust for the benefit of the Senior Secured Obligations Secured Parties and shall immediately pay and turn over to the Senior

Representative, for the benefit of the Senior Secured Obligations Secured Parties (or, to the extent that such payment or distribution has been made to the Notes Collateral Agent, the Term Loan Collateral Agent, the Revolving Facility Collateral Agent, or each collateral agent of any Series of Other First Priority Lien Obligations, such collateral agent shall so hold and pay such amount), an amount equal to the lesser of (A) the Junior Payment and (B) the additional amount that would have been paid, payable or distributed to the Senior Secured Obligations Secured Parties if Separate Security Arrangements has been utilized (the lesser of (A) and (B) being the “Excess Amount”).

If the Issuer or any of its Subsidiaries shall become subject to any Bankruptcy Case, the Senior Fixed Collateral Intercreditor Agreement provides that (1) if the Issuer or any of its Subsidiaries shall, as debtor(s)-in- possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Senior Fixed Obligations Secured Party will agree not to object to any such financing or to the Liens on Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless the Term Loan Secured Parties, or a representative authorized by the Term Loan Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and, (1) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral granted pursuant to the Senior Fixed Obligations security documents, each Representative for the Senior Fixed Obligations will, for itself and on behalf of the other Senior Fixed Obligations Secured Parties that it represents, subordinate its Liens with respect to such Collateral on the same terms as the Liens of the Term Loan Secured Parties (other than any Liens of the Term Loan Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (2) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted pursuant to the Senior Fixed Obligations security documents, each Representative for the Senior Fixed Obligations will, for itself and on behalf of the other Senior Fixed Obligations Secured Parties that it represents, confirm the priorities with respect to such Common Collateral as set forth in the Senior Fixed Collateral Intercreditor Agreement), in each case so long as:

(A) the Senior Fixed Obligations Secured Parties retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Senior Fixed Obligations Secured Parties (other than any Liens of the Term Loan Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case,

(B) the Senior Fixed Obligations Secured Parties are granted Liens on any additional collateral pledged to the Term Loan Secured Parties or any other Senior Fixed Obligations Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Term Loan Secured Parties as set forth in the Senior Fixed Collateral Intercreditor Agreement,

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Fixed Obligations, such amount is applied pursuant to the immediately preceding clauses (i) and (ii) above, and

(D) if the Term Loan Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the immediately preceding clauses (i) and (ii) above;

provided that the Senior Fixed Obligations Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Fixed Obligations Secured Parties of such Series or its representative that shall not constitute Common Collateral; and provided, further, that the Term Loan Secured Parties shall not object to any other Senior Fixed Obligations Secured Party receiving adequate protection comparable to any adequate protection granted to the Term Loan Secured Parties in connection with a DIP Financing or use of cash collateral.

Second Priority Intercreditor Agreement

The Second Priority Notes Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Bridge Loan Administrative Agent, the Bridge Loan Collateral Agent, the Issuer, the Subsidiaries of the Issuer party thereto and Berry Plastics Group, Inc. entered into the Second Priority Intercreditor Agreement, as supplemented as of the Issue Date through the execution and delivery of a joinder agreement by the Notes Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, Berry Plastics Group, Inc., the Second Priority Notes Trustee, the Issuer and the Note Guarantors, which may be amended from time to time to add other parties holding second-priority secured Obligations and Other First Priority Lien Obligations permitted to be incurred under the Revolving Credit Agreement, the Term Loan Credit Agreement, the Second Priority Notes Indenture, the Senior Lender Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Second Priority Intercreditor Agreement. Under the Second Priority Intercreditor Agreement, so long as the Discharge of Senior Claims has not occurred, the Collateral and any other collateral in respect of the second-priority Obligations or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral or other collateral upon the exercise of remedies as a secured party, shall be applied by the First Lien Agent to the First Priority Lien Obligations in such order as specified in the relevant documents covering the First Priority Lien Obligations until the Discharge of Senior Claims has occurred.

In addition, the Second Priority Intercreditor Agreement provides that (1) prior to the Discharge of Senior Claims, the holders of First Priority Lien Obligations and the First Lien Agent shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release, disposition or restrictions with respect to Collateral without any consultation with or the consent of the Second Priority Notes Trustee or the holders of the Second Priority Notes and (2) the Second Priority Intercreditor Agreement may be amended, without the consent of the Second Priority Notes Trustee, First Lien Agent, any holder of First Priority Lien Obligations or the holders of the Second Priority Notes, to add additional secured creditors holding other second-priority secured Obligations (or any agent or trustee therefor) so long as such other Obligations are not prohibited by the provisions of the Credit Agreements, the Indenture, the Second Priority Notes Indenture, the credit agreement, indenture or other similar agreement relating to Other First Priority Lien Obligations and other second-priority secured Obligations. Any such additional party, the First Lien Agent and the Second Priority Notes Trustee shall be entitled to rely on the determination of officers of the Issuer that such modifications do not violate the provisions of the Credit Agreements, the Indenture or the Second Priority Notes Indenture if such determination is set forth in an Officers’ Certificate delivered to such party, the First Lien Agent and the Second Priority Notes Trustee; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Indenture, the Credit Agreements, the Security Documents, the Bank Agreement Security Documents, the Second Priority Notes Indenture or the Second Priority Intercreditor Agreement.

In addition, the Second Priority Intercreditor Agreement provides that:

(1)

if the Issuer or any Note Guarantor is subject to any insolvency or liquidation proceeding, and if the First Lien Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Note Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Second Priority Notes Trustee and the holders of Second Priority Notes agree not to object to and will not otherwise contest (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause 3 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the obligations under the Second Priority Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Second Priority Intercreditor Agreement; (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the First Lien Agent or any holder of such obligations; (c) any lawful exercise by any holder of First Priority Lien Obligations of the right to credit bid such obligations at any sale in foreclosure of Senior Secured Obligations Collateral; (d) any other request for judicial relief made in any court by any holder of First Priority Lien Obligations relating to the lawful enforcement of any Lien on Senior Secured Obligations Collateral; or (e) any order relating to a sale of assets of the Issuer or any Note Guarantor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the Second Priority Notes will attach to the proceeds of the sale on the same basis of priority as the Liens securing the Senior Secured Obligations do to the Liens securing the Second Priority Notes in accordance with the Second Priority Intercreditor Agreement;

(2)	until the Discharge of Senior Claims, the Second Priority Notes Trustee, on behalf of itself and each holder of Second Priority Notes will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreements;

(3)	the Second Priority Notes Trustee, on behalf of itself and the holders of Second Priority Notes, will not contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on such First Lien Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, then the Second Priority Notes Trustee on behalf of itself and each holder of Second Priority Notes (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Second Priority Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Second Priority Notes Trustee on behalf of itself and each holder of Second Priority Notes seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Priority Notes Trustee and the holders of the Second Priority Notes agree that the First Lien Agent shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Notes shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Second Priority Notes are so subordinated to such Liens securing First Priority Lien Obligations under the Second Priority Intercreditor Agreement; and

(4)	until the Discharge of Senior Claims has occurred, the Second Priority Notes Trustee, on behalf of itself and each holder of Second Priority Notes, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any Collateral, and (ii) will waive any claim it may now or hereinafter have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Security Documents and Intercreditor Agreements, the Issuer and the Note Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Related to the Notes—It may be difficult to realize the value of the collateral securing the notes.”

The holders of the Notes will not be entitled to the benefits of the Intercreditor Agreements with respect to any property of the Issuer and the Note Guarantors other than property constituting Collateral.

Release of Collateral

The Issuer and the Note Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(2)	in the case of a Note Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Note Guarantor;

(3)	as described under “—Amendments and Waivers” below; or

(4)	to the extent required by the terms of the Intercreditor Agreements.

The security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that were Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreements jointly and severally irrevocably and unconditionally guaranteed on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Note Guarantor are secured by security interests (subject to Permitted Liens) in the Collateral owned by such Note Guarantor. Such Note Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Notes Collateral Agent, the Trustee or the holders of the Notes in enforcing any rights under the Note Guarantees.

Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Because each

Guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.”

If any additional direct or indirect Subsidiary of the Issuer is formed or acquired after the Issue Date (with any designation of an Unrestricted Subsidiary as a Restricted Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary, the Issuer will promptly notify the Trustee thereof and use commercially reasonable efforts to, as soon as practicable, cause such Subsidiary to execute a supplement to each of the Indenture, the applicable Security Documents and the Intercreditor Agreements, in the form specified therein, duly executed and delivered on behalf of such Subsidiary (as further described in “—Security for the Notes”). If any Subsidiary of the Issuer guarantees any Term Loan Obligations, the Issuer shall cause such Subsidiary to guarantee the Note Obligations substantially concurrently with guaranteeing such Term Loan Obligations. See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Notes Collateral Agent, the Trustee, the holders of the Notes and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)	(a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

	(b)	the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

	(c)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2)	in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreements and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Notes.”

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes as described under “—Optional Redemption”:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer.

In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing or sending electronically of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all such Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all such Bank Indebtedness and repay all Bank Indebtedness of each lender who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Issuer shall mail or send electronically a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreements. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of the Notes of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If, on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Notes, the covenants specifically listed under the following captions in this “Description of the Exchange Notes” section of this prospectus will no longer be applicable to the Notes:

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”;

(6)	“—Future Note Guarantors”; and

(7)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In addition, during any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the covenant described under “Change of Control” (the “Suspended Covenant”). In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The Issuer shall deliver written notice to the Trustee promptly upon the occurrence of any Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the

Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Secured Indebtedness under the Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in the aggregate principal amount of $1,600.0 million plus an aggregate additional principal amount outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b)	the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Note Guarantees, as applicable;

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets));

(e)	Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)

shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are not incurred for speculative purposes and either: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk (including resin price risk) with respect to any commodity purchases or sales;

(k)	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $100.0 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee by the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)	is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations;

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition or merger, either

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed $25.0 million at any one time outstanding;

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v)	Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment.

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary after the Issue Date from:

(A)

the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value (as determined in good faith by the Issuer or, if such Fair Market Value may exceed $25.0 million, in writing by an Independent Financial Advisor) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a)	the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

	(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Notes, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on Restricted Payments”); plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that, (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)

Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $25.0 million and 1.0% of Total Assets at the time of such Investment (with the Fair

Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9)	Investments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13)	the payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent.

(14)	cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)	payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(19)	any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer is prohibited from permitting any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreements and the other Credit Agreement Documents;

(2)	the Indenture, the Notes, the Security Documents and the Intercreditor Agreements;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer (i) that is a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay (A) Indebtedness constituting First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) (provided that (x) to the extent that the terms of First Priority Lien Obligations other than the Note Obligations require that such First Priority Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, the Issuer and its Restricted Subsidiaries shall be entitled to repay such other First Priority Lien Obligations prior to repaying the Obligations under the Notes and (y) subject to the foregoing clause (x), if the Issuer or any Note Guarantor shall so reduce First Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), (B) Indebtedness of a Foreign Subsidiary or (C) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any First Priority Lien Obligations) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such First Priority Lien Obligations), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First Priority Lien Obligations, such lesser price, if any, as may be provided for by the terms of such First Priority Lien Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such First Priority Lien Obligations) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such First Priority Lien Obligations) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such First Priority Lien Obligations) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such First Priority Lien Obligations will be made pursuant to the terms of such First Priority Lien Obligations.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or sent electronically, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Credit Agreements provide that certain asset sale events with respect to the Issuer would constitute a default under the Credit Agreements. Any future credit agreements or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions.

Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries and any merger of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $3.0 million and (B) 1.25% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus or contemplated by the Acquisition Documents;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Issuer;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries;

(20)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien other than Permitted Liens on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless such Lien securing such Indebtedness of the Issuer or such Restricted Subsidiary is junior to the Liens securing the Note Obligations upon the assets or property constituting the collateral for such Indebtedness, except as set forth in clause (vii) in “—Security for the Notes,” on terms no less favorable in any material respect to the holders of the Notes than the terms set forth in the Second Priority Intercreditor Agreement. In the case of any Permitted Lien that secures First Priority Lien Obligations, the Notes shall be equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured on terms no less favorable in any material respect to the holders of the Notes than the terms set forth in the Senior Lender Intercreditor Agreement; provided that First Priority Lien Obligations that are Obligations in respect of a Revolving Credit Agreement may be secured on a senior basis with respect to any Revolving Facility Senior Collateral to Liens securing the Note Obligations with respect to such collateral, on terms no less favorable in any material respect to the holders of the Notes than the terms set forth in the Senior Lender Intercreditor Agreement.

Reports and Other Information. The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, including by posting such reports on the primary website of the Issuer or its subsidiaries, in addition to providing such information to the Trustee and the holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and

(b)	such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders of the Notes if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer covered by this prospectus by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, if such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of the description of this covenant.

In the event that any direct or indirect parent of the Issuer is or becomes a Note Guarantor, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Future Note Guarantors. Certain newly created or acquired Subsidiaries of the Issuer shall become Note Guarantors in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Amendment of Security Documents. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

After-Acquired Property. Certain assets acquired by the Issuer and the Note Guarantors after the Issue Date shall be pledged to the Notes Collateral Agent in accordance with the provisions of the Indenture described under “—Security for the Notes—After-Acquired Collateral.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory of the United States (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture, the Notes and the Security Documents, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture, the Notes and the Security Documents. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or

Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Note Guarantor, no Note Guarantor will, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory of the United States (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture, such Note Guarantor’s Note Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and the Notes Collateral Agent, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture, such Note Guarantor’s Note Guarantee and the Security Documents, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture, such Note Guarantor’s Note Guarantee and the Security Documents. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to, (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Issuer and the Note Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date.

Defaults

An Event of Default is defined in the Indenture with respect to a series of Notes as:

(1)	a default in any payment of interest (including any additional interest) on any Note of such series when the same becomes due and payable and such default continues for a period of 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note of such series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuer or any of the Restricted Subsidiaries to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4)	the failure by the Issuer or any of the Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes of such series or the Indenture,

(5)	the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)	the failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(8)	any Note Guarantee of a Significant Subsidiary with respect to such series of Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee with respect to such series of Notes and such Default continues for 10 days,

(9)	unless all of the Collateral has been released in accordance with the provisions of the Security Documents from the Liens granted thereunder, the Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(10)	the failure by the Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (4) or (10) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of 25% in principal amount of the outstanding Notes of such series notify the Issuer and the Trustee of the Default and the Issuer does not cure such Default within the time specified in clause (4) or (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of notes and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes of the applicable series have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall send to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Security Documents may be amended with respect to each series of Notes with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	expressly subordinate the Notes or any Note Guarantee to any other Indebtedness of the Issuer or any Note Guarantor,

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(9)	modify any Note Guarantee in any manner adverse to the holders, or

(10)	make any change in the provisions in the Intercreditor Agreements or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture, any Security Document or the Intercreditor Agreements to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreements when permitted or required by the Indenture, the Security Documents and the Intercreditor Agreements, to modify the Security Documents and/or the Intercreditor Agreements to secure additional extensions of credit and add additional secured creditors holding other First Priority Lien Obligations or second-priority secured Obligations of the Issuer or any Note Guarantor so long as such other First Priority Lien Obligations or second- priority secured Obligations are not prohibited by the provisions of the Credit Agreements, the Second Priority Notes Indenture or the Indenture, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within the remaining term of the then current Interest Period or (iii) if redeemable at the option of the Issuer, are to be called for redemption within the remaining term of the then current Interest Period under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the security default provisions described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “—Defaults” or because of the failure of the Issuer to comply with the clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be (such interest to be calculated at a rate equal to the rate in effect pursuant to the Indenture on the date of the effectiveness of the defeasance), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law).

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We advise you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the Notes.

The Issuer, the Note Guarantors and the initial purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) on the closing of the offering of the outstanding notes. Pursuant to the Registration Rights Agreement, the Issuer and the Note Guarantors agreed to use their commercially reasonable efforts to file with the SEC and cause to become effective a registration statement, on the appropriate form under the Securities Act, relating to the exchange notes. Upon the effectiveness of the exchange offer registration statement, the Issuer and the Note Guarantors will offer to the holders of the outstanding notes who are able to make certain representations the opportunity to exchange their outstanding notes for exchange notes.

If, with respect to the Notes:

(1)	the Issuer and the Note Guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns Notes acquired directly from us or our affiliate,

the Issuer and the Note Guarantors will, with respect to the Notes, file with the SEC a shelf registration statement (the “Shelf Registration”) to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The Issuer and the Note Guarantors will use their commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

The Registration Rights Agreement provides that:

(1)	unless the exchange offer would not be permitted by applicable law or SEC policy, the Issuer and the Note Guarantors will use their commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 270 days after the Issue Date;

(2)	unless the exchange offer would not be permitted by applicable law or SEC policy, the Issuer and the Note Guarantors will commence the exchange offer; and

(3)	if obligated to file the shelf registration statement, the Issuer and the Note Guarantors will file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises and will use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 270 days after such obligation arises.

If:

(1)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(2)	the Issuer and the Note Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(3)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable, subject to certain exceptions, in connection with resales or exchanges of the outstanding notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Issuer and the Note Guarantors will pay additional interest to each holder of the affected series of outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to 0.25% per annum of the principal amount of outstanding notes held by such holder.

The amount of the additional interest will increase by an additional 0.25% per annum of the principal amount of such outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of such outstanding notes.

All references in the Indenture, in any context, to any interest payable on or with respect to the outstanding notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement.

All accrued additional interest will be paid by the Issuer and the Note Guarantors on each interest payment date to the holder of the Global Note (as defined below) on the regular record date by wire transfer of immediately available funds and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of outstanding notes will be required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. By acquiring the outstanding notes, a holder will be deemed to have agreed to indemnify the Issuer and the Note Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Documents” means the Captive Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Additional Notes” has the meaning given to such term under the heading “General”.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Collateral Agent” means (a) with respect to the Collateral other than the Revolving Facility Senior Collateral, the Applicable Fixed Collateral Agent, and (b) with respect to the Revolving Facility Senior Collateral, the Revolving Facility Collateral Agent.

“Applicable Fixed Collateral Agent” means whichever of the Term Loan Collateral Agent, the Notes Collateral Agent or any other collateral agent representing holders of any other series of Senior Fixed Obligations that acts as collateral agent for holders of Obligations constituting the largest outstanding principal amount of all outstanding Senior Fixed Obligations provided, however, that with respect to any Collateral in which such collateral agent does not have a valid and perfected security interest, the Applicable Fixed Collateral Agent shall be the collateral agent of the Series of Senior Fixed Obligations which Obligations constitute the next largest outstanding principal amount of all outstanding Senior Fixed Obligations that are secured by a valid and perfected security interest in the Common Collateral. For avoidance of doubt, Hedging Obligations shall not be included in such determination. If no collateral agent representing holders of the Senior Fixed Obligations has valid and perfected security interests in such Common Collateral, the proviso in the first sentence of this definition shall not apply.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at April 15, 2010 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through April 15, 2010 (excluding accrued but unpaid interest), computed (x) using the interest rate in effect in respect of the Notes on the date the Issuer delivers notice to the holders of its intention to redeem the Notes, and (y) using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $7.5 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing; and

(m)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Agreement Borrowers” means each Borrower (as defined in each of the Term Loan Credit Agreement and the Revolving Credit Agreement).

“Bank Agreement Obligations” means (a) the due and punctual payment by each Bank Agreement Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans (pursuant to the Term Loan Credit Agreement and the Revolving Credit Agreement) made to such Bank Agreement Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by it under the Revolving Credit Agreement in respect of any letter of credit pursuant thereto, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of such Bank Agreement Borrower to any of the Term Loan Secured Parties and the Revolving Facility Secured Parties under either of the Term Loan Credit Agreement or the Revolving Credit Agreement or any of the other Loan Documents (as defined in each of the Term Loan Credit Agreement and the Revolving Credit Agreement), including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Bank Agreement Borrower or any of the other Loan Documents (as defined in each of the Term Loan Credit Agreement and the Revolving Credit Agreement), and (c) the due and punctual payment and performance of all other obligations of each Loan Party (as defined in each of the Term Loan Credit Agreement and the Revolving Credit Agreement) under or pursuant to the Security Agreement and each of the other Loan Documents (as defined in each of the Term Loan Credit Agreement and the Revolving Credit Agreement).

“Bank Agreement Security Documents” means the Security Agreement, the Second Amended and Restated First Lien Intellectual Property Security Agreement dated as of April 3, 2007, among Berry Plastics Group, Inc., the Issuer, the subsidiaries of the Issuer party thereto and the Collateral Agents, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, all “Mortgages” as defined in the Revolving Credit Agreement and/or the Term Loan Credit Agreement, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of the Issuer or any Note Guarantor to secure any Term Loan Obligations or Revolving Facility Obligations.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement and any other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Case” means a case under the Bankruptcy Code.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Bridge Loan Administrative Agent” means Bank of America, N.A., in its capacity as Bridge Loan Administrative Agent under the Bridge Loan Credit Agreement, and its successors in substantially the same capacity as may from time to time be appointed thereunder.

“Bridge Loan Collateral Agent” means Bank of America, N.A., in its capacity as Bridge Loan Collateral Agent under the Bridge Loan Guarantee and Collateral Agreement dated as of February 5, 2008 among the Issuer, subsidiaries of the Issuer party thereto and the Bridge Loan Collateral Agent.

“Bridge Loan Credit Agreement” means the Senior Secured Bridge Loan Credit Agreement dated as of February 5, 2008, by and among the Issuer, the agents and lenders party thereto, the Bridge Loan Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Calculation Agent” means a financial institution appointed by the Issuer to calculate the interest rate payable on the Notes in respect of each Interest Period, which shall initially be the Trustee.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Acquisition” means the acquisition by the Issuer of substantially all of the outstanding shares of Capital Stock of Captive Holdings, Inc. pursuant to the Captive Merger Agreement.

“Captive Holdings” means Captive Holdings, LLC, a Delaware limited liability company.

“Captive Merger Agreement” means the stock purchase agreement, dated as of December 21, 2007, by and among the Issuer, Captive Holdings, Inc., and Captive Holdings, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Captive Merger Agreement as in effect on the Issue Date).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Class” has the meaning given to such term in the definition of “Senior Secured Obligations.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Common Collateral” means Collateral in which the holders or Representatives of two or more Series of Senior Fixed Obligations have been granted a valid security interest and which security interest has not been voluntarily released or terminated by such holders or their respective Representative. If more than two Series of Senior Fixed Obligations are outstanding and less than all Series of Senior Fixed Obligation (or their respective collateral agents) have been granted a valid security interest in any Collateral then such Collateral shall constitute Common Collateral for those Series of Senior Fixed Obligations that have been granted a valid security interest in such Collateral (which security interest has not been voluntarily released by such holders or their respective Representative or their respective collateral agents) and shall not constitute Common Collateral for any Series which such Collateral is not security for such Series of Senior Fixed Obligations.

“Common Perfected Collateral” means Common Collateral in which each of the holders of Senior Fixed Obligations or their respective Representatives has been granted a valid security interest, which security interest was at any time a perfected security interest, and which security interest was at any time not voidable as a preference under the Bankruptcy Code (it being understood that “at any time” shall not be construed to mean at the same time).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any severance expenses, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses any fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs and any expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards (“SFAS”) Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141 shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established within 12 months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by SFAS No. 133 shall be excluded;

(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of SFAS 52 shall be excluded; and

(17)	solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Note Guarantor after the Issue Date; provided that:

(1)	such cash contributions have not been used to make a Restricted Payment,

(2)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes, and

(3)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement Documents” means the collective reference to the Credit Agreements, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Credit Agreements” means (i)(A) the Term Loan Credit Agreement and (B) the Revolving Credit Agreement, and (ii) whether or not the credit agreements referred to in clause (i) remain outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or Issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Discharge” means, with respect to any Obligations, the payment in full and discharge of all such Obligations and the termination of any commitments or other obligations to extend additional credit. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Claims” means, except to the extent otherwise provided in the Second Priority Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Revolving Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability;

provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary, a Qualified CFC Holding Company, Berry Plastics Acquisition Corporation II or Berry Plastics Acquisition Corporation XIV, LLC.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date;

less, without duplication,

(6)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Agent” means each of the Term Facility Administrative Agent, the Revolving Facility Administrative Agent and the Trustee, and if First Priority Lien Obligations other than Note Obligations, the Term Loan Obligations and the Revolving Facility Obligations are outstanding, a Person designated by a vote of holders of a majority in amount of each series of such outstanding Obligations.

“First Priority Event of Default” means an “Event of Default” under and as defined in the Revolving Credit Agreement, the Term Loan Credit Agreement, the Indenture or any other Credit Agreement Document governing First Priority Lien Obligations.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuer and its Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness, (iii) Note Obligations and (iv) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued

operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all pro forma adjustments of the nature used in similar calculations in the Second Priority Notes Indenture (as in effect on the Issue Date), including without limitation, as applied to the Transactions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, Guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and

related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreements” means the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and, with respect to any Senior Fixed Obligations, the Senior Fixed Collateral Intercreditor Agreement.

“Interest Period “ means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include July 14, 2008.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes are originally issued.

“Junior Claims” means (a) in respect of the Revolving Facility Senior Collateral, the Term Loan Obligations, the Note Obligations and any series of other First Priority Lien Obligations other than Revolving Facility Obligations secured by such Collateral, and (b) with respect to the Collateral other than the Revolving Facility Senior Collateral, the Revolving Facility Obligations secured by such Collateral.

“Junior Representative” means (a) with respect to the Collateral other than the Revolving Facility Senior Collateral, the Revolving Facility Administrative Agent, and (b) with respect to the Revolving Facility Senior Collateral, the Term Facility Administrative Agent, the Notes Collateral Agent and the Representative of any other Senior Fixed Obligations.

“Junior Secured Obligations” means (a) with respect to the Term Loan Obligations, the Note Obligations and any series of First Priority Lien Obligations other than the Revolving Facility Obligations (to the extent such Obligations are secured by Collateral other than the Revolving Facility Senior Collateral), the Revolving Facility Obligations, and (b) with respect to the Revolving Facility Obligations (to the extent such Obligations are secured by the Revolving Facility Senior Collateral), the Term Loan Obligations, the Note Obligations and any Series of First Priority Lien Obligations other than the Revolving Facility Obligations.

“Junior Secured Obligations Collateral” means, with respect to any Obligations, the Collateral in respect of which such Obligations constitute Junior Claims.

“Junior Secured Obligations Secured Parties” means (a) with respect to the Collateral other than the Revolving Facility Senior Collateral, the Revolving Facility Secured Parties; provided, that if and so long as there are no Term Loan Obligations outstanding, then there shall be no Junior Secured Obligations Secured Parties with respect to Collateral other than the Revolving Facility Senior Collateral, and (b) with respect to the Revolving Facility Senior Collateral, the Term Loan Secured Parties, the Note Secured Parties and any holders of other First Priority Lien Obligations other than Revolving Facility Obligations.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Bloomberg page BBAM1 as of 11:00 a.m., London time, on the Determination Date. If Bloomberg page BBAM1 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Real Property subject to mortgages, each in form and substance reasonably satisfactory to the Notes Collateral Agent and the Issuer, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New York UCC “ means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Note Documents” means the Notes, the Indenture and the Security Documents.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Note Obligations” means any Obligations in respect of the Notes, the Indenture or the Security Documents, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Note Secured Parties” means, at any time, (a) the holders of the Notes, (b) the Trustee and the Notes Collateral Agent, (c) the beneficiaries of each indemnification obligation undertaken by the Issuer and any Note Guarantor party to the Indenture or under any Note Document and (d) the successors and permitted assigns of each of the foregoing.

“Notes Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee, the Notes Collateral Agent and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel “ means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other First Priority Lien Obligations” means all indebtedness or obligations owing under any instruments, agreements or documents giving rise to First Priority Lien Obligations, other than Revolving Facility Obligations, Term Loan Obligations or Note Obligations.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Paying Agent” means an office or agency maintained by the Issuer pursuant to the terms of the Indenture, where notes may be presented for payment.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $15.0 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an Equity Interest;

(18)	additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed at any one time in the aggregate outstanding, $15.0 million; and

(19)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of Issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)

minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing an aggregate principal amount of First Priority Lien Obligations not to exceed the greater of (x) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.00 to 1.00 and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7)	Liens existing on the Issue Date (including after giving effect to the Transactions);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from financing statement filings under the Uniform Commercial Code or equivalent statute of another jurisdiction regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Note Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security for the Notes —Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services in the ordinary course of business;

(25)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding;

(26)	Liens securing the Note Obligations; and

(27)	Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Issuer or a Note Guarantor that is a limited liability company, the primary asset of which consists of Equity Interests in either (i) a Foreign Subsidiary or (ii) a limited liability company the primary asset of which consists of Equity Interests in a Foreign Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Issuer or any Note Guarantor, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Period” has the meaning given to such term in the definition of “Cumulative Credit”.

“Representative” means (a) in the case of any Term Loan Obligations, the Term Facility Administrative Agent, (b) in the case of any Revolving Facility Obligations, the Revolving Facility Administrative Agent, (c) in the case of any Note Obligations, the Trustee, and (d) in the case of any Series of Other First Priority Lien Obligations, each administrative agent representing the holders of such Series of Other First Priority Lien Obligations.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Revolving Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated April 3, 2007, by and among the Issuer, Berry Plastics Group, Inc., certain Subsidiaries of the Issuer, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Revolving Facility Administrative Agent” means Bank of America, N.A., as administrative agent for the lenders under the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Revolving Facility Collateral Agent” means Bank of America, N.A., as collateral agent for the lenders under the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Revolving Facility Lenders” means the “Lenders” under and as defined in the Revolving Credit Agreement.

“Revolving Facility Obligations” means all “Obligations” (as such term is defined in the Revolving Credit Agreement) now or hereafter owing to Revolving Facility Secured Parties, and all other indebtedness and obligations now or hereafter owing to the Revolving Facility Secured Parties that is secured by any of the Bank Agreement Security Documents.

“Revolving Facility Secured Parties” means (a) the Revolving Facility Lenders (and any Affiliate of a Revolving Facility Lender designated by the Issuer as a provider of cash management services to which any obligation referred to in clause (c) of the definition of the term “Security Agreement Obligations” is owed), (b) the Revolving Facility Administrative Agent and the Revolving Facility Collateral Agent, (c) each Issuing Bank (as defined in the Revolving Credit Agreement) party to the Revolving Credit Agreement, (d) each counterparty to any Swap Agreement entered into with the Issuer or any Note Guarantor party to the Revolving Credit Agreement, the obligations under which constitute Security Agreement Obligations, (e) the beneficiaries of each indemnification obligation undertaken by the Issuer or any Note Guarantor party to the Revolving Credit Agreement under any Loan Document (as defined in the Revolving Credit Agreement) and (f) the successors and permitted assigns of each of the foregoing.

“Revolving Facility Senior Collateral” means any and all of the following Collateral, whether now owned or at any time hereafter acquired, by the Issuer or any Note Guarantor or in which such Person may have or in the future may acquire any right, title or interest to the extent a security interest in such Collateral has been or may hereafter be granted to the Notes Collateral Agent under the Security Documents: (a) all Accounts (except to the extent arising out of the sale of Collateral other than Revolving Facility Senior Collateral); (b) all Inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents; (d) all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (e) all indebtedness of Berry Plastics Group, Inc. or any of its subsidiaries that arises from cash advances made after the date hereof to enable the obligor or obligors thereon to acquire Inventory; (f) all collection accounts, deposit accounts, lockboxes, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than identifiable cash proceeds in respect of real estate, fixtures or equipment); (g) all books and records related to the foregoing; and (h) all Products and Proceeds and Supporting Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of the Issuer or any Note Guarantor and business interruption insurance and all collateral security and guarantees given by any person with respect to any of the foregoing. All capitalized terms used in this definition and not defined elsewhere in this document have the meanings assigned to them in the New York UCC.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second Priority Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of February 5, 2008, by and among the Second Priority Notes Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Bridge Loan Administrative Agent, the Bridge Loan Collateral Agent, each other collateral agent representing holders of any other First Priority Lien Obligations of the Issuer, the subsidiaries of the Issuer party thereto and Berry Plastics Group, Inc., as will be supplemented as of the Issue Date by the execution and delivery of a joinder agreement by the Notes Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Second Priority Notes Trustee, Berry Plastics Group, Inc., the Issuer and the Note Guarantors, as may be amended, restated or otherwise supplemented.

“Second Priority Notes” means the 8  7/8% Second Priority Fixed Rate Senior Secured Notes due 2014 and the Second Priority Senior Secured Floating Rate Notes due 2014 issued by the Issuer on September 20, 2006.

“Second Priority Notes Indenture” means the Indenture dated as of September 20, 2006 among the Issuer and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Indenture.

“Second Priority Notes Trustee” means Wells Fargo Bank, N.A., as collateral trustee for the holders of the Second Priority Notes.

“Secured Bank Indebtedness” means the Revolving Facility Obligations, the Term Loan Obligations and any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that constitutes First Priority Lien Obligations to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation

Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all pro forma adjustments of the nature used in similar calculations in the Second Priority Notes Indenture (as in effect on the Issue Date), including, without limitation, as applied to the Transactions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Second Amended and Restated First Lien Guarantee and Collateral Agreement dated as of April 3, 2007, among Berry Plastics Group, Inc., the Issuer, the subsidiaries of the Issuer party thereto, the Term Loan Collateral Agent and the Revolving Facility Collateral Agent, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Security Agreement Obligations” means (a) the Bank Agreement Obligations, (b) the due and punctual payment and performance of all obligations of each Loan Party (as defined in each of the Term Loan Credit Agreement and the Revolving Credit Agreement) under each Swap Agreement that (i) was in effect on April 3, 2007 with a counterparty that was a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender of April 3, 2007 or (ii) is (or was) entered into after April 3, 2007 with any counterparty that is (or was) a Revolving Lender or an Affiliate of a Revolving Facility Lender at the time such Swap Agreement is (or was) entered into, and (c) the due and punctual payment and performance of all obligations of each Bank Agreement Borrower and any of their Subsidiaries in respect of overdrafts and related liabilities owed to a Revolving Facility Lender or any of its Affiliates (or any other Person designated by the Issuer as a provider of cash management services and entitled to the benefit of the Security Agreement) and arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, ACH services and other cash management arrangements).

“Security Documents” means the security agreements, pledge agreements, collateral assignments, Mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in favor of the Notes Collateral Agent in the Collateral as contemplated by the Indenture.

“Senior Claims” means (a) with respect to the Revolving Facility Senior Collateral, the Revolving Facility Obligations secured by such Collateral, and (b) with respect to the Collateral other than the Revolving Facility Senior Collateral, the Term Loan Obligations, the Note Obligations and any First Priority Lien Obligations other than Revolving Facility Obligations, in each case, secured by such Collateral.

“Senior Fixed Collateral Intercreditor Agreement” means the Senior Fixed Collateral Priority and Intercreditor Agreement, dated as of February 5, 2008, by and among the Bridge Loan Administrative Agent, Bridge Loan Collateral Agent, each other collateral agent representing holders of Other First Priority Lien Obligations, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Issuer and Berry Plastics Group, Inc., as will be supplemented as of the Issue Date by the execution and delivery of a joinder agreement by the Notes Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, Berry Plastics Group, Inc., the Issuer and the Note Guarantors, as amended, supplemented or otherwise modified from time to time.

“Senior Fixed Obligations” means all First Priority Lien Obligations other than Revolving Facility Obligations.

“Senior Fixed Obligations Secured Parties” means each of the Term Loan Secured Parties, the Note Secured Parties and each other First Priority Lien Obligations secured parties.

“Senior Lender Intercreditor Agreement” means the Second Amended and Restated Senior Lender Priority and Intercreditor Agreement, dated as of February 5, 2008, by and among the Notes Collateral Agent, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, Bridge Loan Administrative Agent, the Bridge Loan Collateral Agent, each other collateral agent representing holders of any other First Priority Lien Obligations, the Issuer, the Note Guarantors and Berry Plastics Group, Inc., as will be supplemented as of the Issue Date by the execution and delivery of a joinder agreement by the Notes Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, Berry Plastics Group, Inc., the Issuer and the Note Guarantors, as amended, supplemented or otherwise modified from time to time.

“Senior Representative” means (a) with respect to the Collateral other than the Revolving Facility Senior Collateral, the Term Facility Administrative Agent, provided, that if and so long as there are no Term Loan Obligations outstanding, (i) if no First Priority Lien Obligations other than the Note Obligations and the Revolving Facility Obligations are outstanding, then the Notes Collateral Agent shall be the Senior Representative with respect to Collateral other than Revolving Facility Senior Collateral and (ii) if First Priority Lien Obligations other than the Note Obligations and the Revolving Facility Obligations are outstanding, then the Senior Representative with respect to Collateral other than the Revolving Facility Senior Collateral shall be the Person designated by a vote of holders of a majority in amount of outstanding First Priority Lien Obligations other than Revolving Facility Obligations, and (b) with respect to the Revolving Facility Senior Collateral, the Revolving Facility Administrative Agent.

“Senior Secured Obligations” means (a) with respect to the Revolving Facility Obligations (to the extent such Obligations are secured by Collateral other than Revolving Facility Senior Collateral), the Senior Fixed Obligations, and (b) with respect to Term Loan Obligations, the Note Obligations and any Series of First Priority Lien Obligations other than Revolving Facility Obligations (to the extent such Obligations are secured by the Revolving Facility Senior Collateral), the Revolving Facility Obligations; all of the foregoing obligations described in clause (a) or clause (b) being a separate “Class” of Senior Secured Obligations.

“Senior Secured Obligations Collateral” means, with respect to any of the Revolving Facility Obligations, Term Loan Obligations, Note Obligations and any Other First Priority Lien Obligations, the Collateral in respect of which such Obligations constitute Senior Claims.

“Senior Secured Obligations Secured Parties” means (a) with respect to Collateral other than the Revolving Facility Senior Collateral, the Term Loan Secured Parties, the Note Secured Parties and any holder of other First Priority Lien Obligations other than Revolving Facility Obligations, and (b) with respect to the Revolving Facility Senior Collateral, the Revolving Facility Secured Parties.

“Senior Subordinated Notes” means the 11% Senior Subordinated Notes due 2016 of the Issuer issued on September 20, 2006 and the 10 1/4% Senior Subordinated Notes due 2016 of the Issuer issued on February 16, 2006.

“Series” means (a) each of the Term Loan Obligations, the Note Obligations and each series of any Other First Priority Lien Obligations, each of which shall constitute a separate Series of the Class of Senior Secured Obligations constituting Senior Fixed Obligations, except that to the extent that any two series of such Other First Priority Lien Obligations (i) are secured by identical Collateral held by a common collateral agent, (ii) have their security interests documented by a single set of security documents and (iii) the two series are issued or incurred either on the same date or within 30 days of the issuance or incurrence of each other, each such series of Other First Priority Lien Obligations shall collectively constitute a single Series; and (b) the Revolving Facility Obligations, which shall constitute the single Series of the Class of Senior Secured Obligations constituting Revolving Facility Obligations. With respect to the Senior Fixed Obligations Secured Parties, the Senior Fixed Obligations Secured Parties with respect to each Series of Senior Fixed Obligations shall constitute a separate Series of Senior Fixed Obligations Secured Parties.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P., Graham Partners, Inc. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities (including, for the avoidance of doubt, resin), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Berry Plastics Group, Inc., the Issuer or any of the Subsidiaries shall be a Swap Agreement.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“Term Facility Administrative Agent” means Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders under the Term Loan Credit Agreement, together with its successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Term Loan Collateral Agent” means Credit Suisse, Cayman Islands Branch, as collateral agent for the lenders under the Term Loan Credit Agreement, together with its respective successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Term Loan Credit Agreement” means that certain Second Amended and Restated Term Loan Credit Agreement, dated April 3, 2007, by and among the Issuer, Berry Plastics Group, Inc., Credit Suisse, Cayman Islands Branch, as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Term Loan Credit Agreement Documents” means the collective reference to the Term Loan Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Term Loan Lenders” means the “Lenders” under and as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” means all Security Agreement Obligations now or hereafter owing to Term Loan Secured Parties, and all other indebtedness and obligations now or hereafter owing to the Term Loan Secured Parties that is secured by any of the Bank Agreement Security Documents.

“Term Loan Secured Parties” means, at any time, (a) the Term Loan Lenders, (b) the Term Facility Administrative Agent and the Term Loan Collateral Agent, (c) the beneficiaries of each indemnification obligation undertaken by the Issuer and any Note Guarantor party to the Term Loan Credit Agreement under any Loan Document (as defined in the Term Loan Credit Agreement) and (d) the successors and permitted assigns of each of the foregoing.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” means the Captive Acquisition, the transactions related thereto (including entry into the Bridge Loan Credit Agreement) and the offering of the Notes on the Issue Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2010; provided, however, that if the period from such redemption date to April 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer and the ownership of the exchange notes by U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations, Internal Revenue Service, which we refer to as the IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This summary only applies to U.S. Holders that exchange outstanding notes for exchange notes in the exchange offer. This summary is limited to tax consequences to U.S. Holders that are original beneficial owners of the outstanding notes, that purchased outstanding notes at their original issue price for cash and that hold such outstanding notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences to subsequent purchasers of the outstanding notes or the exchange notes. This summary also does not discuss the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, this summary does not describe every aspect of U.S. federal income taxation that may be relevant to holders. It does not discuss tax rules that may apply in light of a holder’s particular circumstances and it does not discuss special tax rules that may apply, including, without limitation, rules that may apply if a holder is:

•	a bank;

•	a financial institution;

•	a broker or dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	an S-corporation, a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging, conversion or other risk-reduction transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the

District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer should not constitute a taxable exchange for U.S. Holders, because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. As a result, for U.S. federal income tax purposes (i) a U.S. Holder should not recognize any income, gain or loss as a result of exchanging the outstanding notes for the exchange notes; (ii) the holding period of the exchange notes should include the holding period of the outstanding notes exchanged therefor; and (iii) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

Original Issue Discount

The exchange notes, like the outstanding notes, are expected to have original issue discount for U.S. federal income tax purposes. A U.S. Holder generally must include the original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending 180 days from the date on which this registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until June 10, 2008, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz in respect of the laws of the States of Delaware and New York.

EXPERTS

The consolidated financial statements of Berry Plastics Holding Corporation as of September 29, 2007 and for the year then ended, appearing in this registration statement and the related prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The combined financial statements of Berry Plastics Holding Corporation, except for Covalence Specialty Materials Corp., as of September 30, 2006, and for the period from February 17, 2006 to September 30, 2006, appearing in this registration statement and the related prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing herein. The financial statements of Covalence Specialty Materials Corp. as of September 29, 2006, and for the period February 17, 2006 through September 29, 2006 (combined with those of Berry Plastics Holding Corporation) have been audited by other auditors. The financial statements referred to above are included in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Berry Plastics Holding Corporation (Old Berry Holding), as of December 30, 2006 (Company) and December 31, 2005 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor) and for each of the two years in the period ended, December 31, 2005, appearing in this registration statement and the related prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Covalence Specialty Materials Corp. as of September 29, 2006, and the consolidated statement of operations, equity and comprehensive income (loss), and cash flows for the period February 17, 2006 through September 29, 2006 (not presented separately herein), and the combined balance sheet of Tyco Plastics and Adhesives as of September 30, 2005, and the combined statements of operations, parent company equity and comprehensive income, and cash flows for the twelve months ended September 30, 2005 and 2004, and the period October 1, 2005 through February 16, 2006 included in this registration statement and the related prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements, and includes an explanatory paragraph relating to certain expenses that represented allocations made from Tyco International Ltd. in the predecessor period, and includes an explanatory paragraph relating to the restatement discussed in Note 12 to the consolidated and combined financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Index to Financial Statements

Berry Plastics Corporation

Audited Financial Information

Reports of Independent Registered Public Accounting Firms	F-2

Consolidated or Combined Balance Sheets at September 29, 2007 and September 30, 2006	F-4

Consolidated or Combined Statements of Operations for the year ended September 29, 2007, period from February 17 to September 30, 2006, period from October 1, 2005 to February  16, 2006 and the year ended September 30, 2005

F-6

Consolidated or Combined Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss) for the year ended September 29, 2007, period from February 17 to September  30, 2006, period from October 1, 2005 to February 16, 2006 and the year ended September 30, 2005

F-7

Consolidated or Combined Statements of Cash Flows for year ended September 29, 2007, period from February 17 to September 30, 2006, period from October 1, 2005 to February  16, 2006 and the year ended September 30, 2005

F-8

Notes to Consolidated or Combined Financial Statements	F-9

Berry Plastics Corporation Unaudited Financial Information

Consolidated Balance Sheets at December 29, 2007 and September 29, 2007	F-47

Consolidated or Combined Statements of Operations for the thirteen weeks ended December 29, 2007 and December 30, 2006	F-49

Consolidated or Combined Statements of Changes in Stockholders’ Equity for the thirteen weeks ended December 29, 2007 and December 30, 2006	F-50

Consolidated or Combined Statements of Cash Flows for the thirteen weeks ended December 29, 2007 and December 30, 2006	F-51

Notes to the Consolidated or Combined Financial Statements	F-52

Berry Plastics Holding Corporation

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-66

Consolidated Balance Sheets at December 30, 2006 and December 31, 2005	F-67

Consolidated Statements of Operations for the periods ended December 30, 2006, December 31, 2005 and January 1, 2005	F-69

Consolidated Statements of Changes in Stockholders’ Equity for the periods ended December 30, 2006, December 31, 2005, and January 1, 2005	F-70

Consolidated Statements of Cash Flows for the periods ended December 30, 2006, December 31, 2005 and January 1, 2005	F-72

Notes to Consolidated Financial Statements	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Berry Plastics Holding Corporation

We have audited the accompanying consolidated balance sheet of Berry Plastics Holding Corporation (a wholly owned subsidiary of Berry Plastics Group, Inc.) as of September 29, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended. We have also audited the accompanying combined balance sheet of Berry Plastics Holding Corporation as of September 30, 2006, and the related combined statement of operations, stockholders’ equity, and cash flows for the period from February 17, 2006 to September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 2006 financial statements of Covalence Specialty Materials Corp., a combined entity, which statements as of September 29, 2006 and for the period from February 17, 2006 to September 29, 2006, reflect total assets constituting 31%, and net loss constituting 80% of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Covalence Specialty Materials Corp., is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 2006, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Berry Plastics Holding Corporation at September 29, 2007, the combined financial position of Berry Plastics Holding Corporation at September 30, 2006, the consolidated results of its operations and its cash flows for the year ended September 29, 2007 and the combined results of its operations and its cash flows for the period from February 17, 2006 to September 30, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective September 29, 2007 the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).

/s/ Ernst and Young LLP

Indianapolis, Indiana

December 21, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of Covalence Specialty Materials Corp.

Bedminster, New Jersey

We have audited the consolidated balance sheet of Covalence Specialty Materials Corp. and subsidiaries as of September 29, 2006, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the period from February 17, 2006 through September 29, 2006 (not presented separately herein). We have also audited the accompanying combined statements of operations, parent company equity and comprehensive income and cash flows of Tyco Plastics and Adhesives (the “Predecessor Company”) for the period October 1, 2005 through February 16, 2006, and the year ended September 30, 2005. These financial statements are the responsibility of Berry Plastics Holding Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Covalence Specialty Materials Corp. and subsidiaries as of September 29, 2006 and the consolidated results of their operations and their cash flows for the period February 17, 2006 through September 29, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, such combined financial statements present fairly, in all material respects, the combined results of the operations of Tyco Plastics and Adhesives and their cash flows for the period October 1, 2005 through February 16, 2006, and the year ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

Certain expenses of the Predecessor Company represent allocations made from Tyco International Ltd. The accompanying combined financial statements of the Predecessor Company were prepared from the separate records maintained by the Predecessor Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor Company had been operated as an unaffiliated company.

As discussed in Note 12 to the financial statements, the accompanying Guarantor and non-Guarantor financial information has been restated.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 22, 2006

(February 7, 2007 as to the effects of the restatement discussed in Note 12)

Berry Plastics Holding Corporation

Consolidated or Combined Balance Sheets

(In Millions of Dollars, except per share information)

	September 29, 2007	September 30, 2006
Assets
Current assets:
Cash and cash equivalents	$14.6	$83.1
Accounts receivable (less allowance for doubtful accounts of $11.3 at September 29, 2007 and $9.6 at September 30, 2006)	372.5	357.1
Inventories:
Finished goods	227.3	238.3
Raw materials and supplies	158.0	166.8

	385.3	405.1
Deferred income taxes	31.7	17.0
Prepaid expenses and other current assets	35.7	41.6

Total current assets	839.8	903.9

Property and equipment:
Land	42.2	32.6
Buildings and improvements	178.7	177.1
Equipment and construction in progress	735.1	638.6

	956.0	848.3
Less accumulated depreciation	171.0	31.7

	785.0	816.6
Intangible assets and other long-term assets:
Deferred financing fees, net	38.0	64.8
Goodwill	1,132.0	989.2
Other intangibles, net	1,072.1	1,046.2
Other long-term assets	2.5	0.7

	2,244.6	2,100.9

Total assets	$3,869.4	$3,821.4

Berry Plastics Holding Corporation

Consolidated Balance Sheets (continued)

	September 29, 2007	September 30, 2006
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$263.2	$272.1
Accrued expenses and other current liabilities	189.4	173.5
Current portion of long-term debt	17.4	16.0

Total current liabilities	470.0	461.6
Long-term debt, less current portion	2,693.3	2,612.3
Deferred income taxes	217.7	249.6
Other long-term liabilities	38.4	23.1

Total liabilities	3,419.4	3,346.6
Commitments and contingencies	—	—
Minority interest	—	65.2
Stockholders’ equity:
Contributed equity from parent, net	598.1	440.6
Accumulated deficit	(151.9)	(31.2)
Accumulated other comprehensive income	3.8	0.2

Total stockholders’ equity	450.0	409.6

Total liabilities and stockholders’ equity	$3,869.4	$3,821.4

See notes to consolidated or combined financial statements.

Berry Plastics Holding Corporation

Consolidated or Combined Statements of Operations

(In Millions of Dollars)

	Successor		Predecessor
	Year ended September 29, 2007	Period from February 17 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 30, 2005
Net sales	$3,055.0	$1,138.8	$666.9	$1,725.2
Cost of goods sold	2,583.4	1,022.9	579.0	1,477.4

Gross profit	471.6	115.9	87.9	247.8

Operating expenses:
Selling, general and administrative	321.5	107.6	50.0	124.6
Restructuring and impairment charges, net	39.1	—	0.6	3.3
Other operating expenses	43.6	0.6	—	—
Charges and allocations from Tyco International, Ltd. and affiliates	—	—	10.4	56.4

Operating income	67.4	7.7	26.9	63.5
Other income	—	(1.3)	—	—
Loss on extinguished debt	37.3	13.6	—	—
Interest expense, net	237.6	46.5	2.1	4.5
Interest expense, net—Tyco International, Ltd. and affiliates	—	—	5.5	11.2

Income (loss) before income taxes and minority interest	(207.5)	(51.1)	19.3	47.8
Income tax expense (benefit)	(88.6)	(18.1)	1.6	3.8
Minority interest	(2.7)	(1.8)	—	—

Net income (loss)	$(116.2)	$(31.2)	$17.7	$44.0

See notes to consolidated or combined financial statements.

Berry Plastics Holding Corporation

Consolidated or Combined Statements of Changes in Stockholders’

Equity and Comprehensive Income (Loss)

(In Millions of Dollars)

	Parent Company Investment	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total	Comprehensive Income (Loss)
Predecessor:
Balance at September 30, 2004	$863.9	$(41.1)	$—	$822.8
Net transfers to parent	(12.9)	—	—	(12.9)
Net income	44.0	—	—	44.0	$44.0
Currency translation	—	3.6	—	3.6	3.6
Minimum pension liability	—	(2.4)	—	(2.4)	(2.4)

Balance at September 30, 2005	895.0	(39.9)	—	855.1	$45.2

Net transfers from parent	224.2	—	—	224.2
Net income	17.7	—	—	17.7	$17.7
Currency translation	—	1.7	—	1.7	1.7
Minimum pension liability	—	—	—	—	—

Balance at February 16, 2006	$1,136.9	$(38.2)	$—	$1,098.7	$19.4

Successor:
Contributions of equity-Old Covalence	$190.5	$—	$—	$190.5
Contributions of equity-Old Berry	356.0	—	—	356.0
Stock compensation expense	0.3	—	—	0.3
Adjustment for negative minority interest	(106.2)	—	—	(106.2)
Net loss	—	—	(31.2)	(31.2)	$(31.2)
Currency translation	—	0.2	—	0.2	0.2

Balance at September 30, 2006	440.6	0.2	(31.2)	409.6	$(31.0)

Stock compensation expense	19.6	—	—	19.6
Net transfers to parent	(102.5)	—	—	(102.5)
Minority interest acquisition	240.4	0.2	(4.5)	236.1
Net loss	—	—	(116.2)	(116.2)	$(116.2)
Currency translation	—	3.7	—	3.7	3.7
Interest rate hedges	—	(3.0)	—	(3.0)	(3.0)
Adoption of SFAS No. 158	—	2.7	—	2.7	—

Balance at September 29, 2007	$598.1	$3.8	$(151.9)	$450.0	$115.5

See notes to consolidated or combined financial statements.

Berry Plastics Holding Corporation

Consolidated or Combined Statements of Cash Flows

(In Millions of Dollars)

	Successor		Predecessor
	Year ended September 29, 2007	Period from February 17 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 30, 2005
Cash Flows from Operating Activities:
Net income (loss)	$(116.2)	$(31.2)	$17.7	$44.0
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	220.2	54.6	15.6	41.6
Non-cash interest expense	7.3	2.2	—	—
Write-off of deferred financing fees	35.5	13.6	—	—
Non-cash restructuring	—	—	0.3	(1.2)
Stock compensation expense	19.6	0.3	—	—
Other non-cash items	—	—	—	0.9
Deferred income taxes (benefit)	(90.4)	(20.7)	1.2	—
Loss (gain) on disposal and impairment of fixed assets	18.1	—	(3.0)	0.5
Minority interest	(2.7)	(1.8)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	2.9	(26.1)	20.5	(5.8)
Inventories	17.6	27.5	(94.3)	3.3
Prepaid expenses and other assets	3.8	8.0	(11.0)	—
Due to Tyco International, Ltd and affiliates	—	—	(106.7)	28.1
Accounts payable and other current liabilities	21.6	70.3	40.5	5.9

Net cash provided by (used for) operating activities	137.3	96.7	(119.2)	117.3

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(99.3)	(34.8)	(12.2)	(32.1)
Proceeds from disposal of assets	10.8	0.8	3.1	2.9
Acquisitions of business, net of cash acquired	(75.8)	(3,218.0)	—	—

Net cash used for investing activities	(164.3)	(3,252.0)	(9.1)	(29.2)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	1,233.0	2,653.4	—	—
Equity contributions (distributions), net	(102.5)	680.8	—	—
Repayment of long-term debt	(1,161.2)	(50.7)	(79.4)	(61.1)
Debt financing costs	(9.7)	(71.0)	—	—
Change in book overdraft	—	—	(14.2)	(12.1)
Change in Predecessor parent company investment	—	—	224.2	(13.2)
Other, net	—	—	—	(2.8)

Net cash provided by (used for) financing activities	(40.4)	3,212.5	130.6	(89.2)

Effect of currency translation on cash	(1.1)	(1.1)	(0.2)	0.1
Net increase (decrease) in cash and cash equivalents	68.5	56.1	2.1	(1.0)
Cash and cash equivalents at beginning of period	83.1	27.0	2.7	3.7

Cash and cash equivalents at end of period	$14.6	$83.1	$4.8	$2.7

See notes to consolidated or combined financial statements.

Berry Plastics Holding Corporation

Notes to Consolidated or Combined Financial Statements

(In millions of dollars, except as otherwise noted)

1. Basis of Presentation and Summary of Significant Accounting Policies

Background

Berry Plastics Holding Corporation (“Berry Holding” or the “Company”) is a leading manufacturer and marketer of plastic packaging products in several sectors including rigid open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties packaging, heat-shrinkable coatings and specialty laminates. The Company’s key products include containers, drink cups, bottles, closures and overcaps, tubes and prescription vials, trash bags, stretch films, plastics sheeting and tapes. At September 29, 2007, the Company had 55 production and manufacturing facilities, with 47 located in the United States.

On April 3, 2007, Berry Plastics Group, Inc. (“Old Berry Group”) completed a stock-for-stock merger (the “Merger”) with Covalence Specialty Materials Holding Corp. (“Old Covalence Holding”). The resulting company retained the name Berry Plastics Group, Inc. (“Berry Group”). Immediately following the Merger, Berry Plastics Holding Corporation (“Old Berry Holding”) and Covalence Specialty Materials Corp. (“Old Covalence”) were combined as a direct subsidiary of Berry Group. The resulting company retained the name Berry Plastics Holding Corporation.

In connection with the closing of the merger, Berry Holding Corporation adopted the fiscal year-end of the accounting acquirer (Covalence Specialty Materials Corp). The Company has adopted a September year-end and commencing with periodic reports after the consummation of the merger on April 3, 2007, began filing its periodic reports on a combined basis.

Apollo Acquisition of Old Covalence Holding

As further described in Note 2, on February 16, 2006, Old Covalence Holding was formed through the acquisition of substantially all of the assets and liabilities of Tyco Plastics & Adhesives (“TP&A” or the “Predecessor”) under a Stock and Asset Purchase Agreement dated December 20, 2005 among an affiliate of Apollo Management V, L.P. (“Apollo”), Tyco International Group S.A. and Tyco Group S.à r.l.

Apollo Acquisition of Old Berry Group

As further described in Note 2, on September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Apollo Berry Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Apollo Berry Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Apollo Berry Merger, Old Berry Holding was a wholly owned subsidiary of Old Berry Group, the principal stockholders of which were Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, an affiliate of Graham Partners II, L.P., and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P., which is a private investment firm. Graham Partners II, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

Basis of Presentation

Prior to the Merger, Old Berry Holding and Old Covalence were considered entities under the common control of Apollo affiliates as defined in Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards No. 141, Business Combinations. As a result of the Merger, the financial statements of these entities are being presented retroactively on a combined basis through the date of the Merger in a manner similar to a pooling of interests, and include the results of operations of each business from the date of acquisition by the Apollo affiliates. The accompanying financial statements for Tyco Plastics & Adhesives (the “Predecessor”) are presented on a combined basis and consist of the combined operations of the formerly wholly owned operating units of Tyco: Tyco Plastics, Tyco Adhesives and Ludlow Coated Products. The Predecessor financial statements presented may not be indicative of the results that would have been achieved had the Predecessor operated as a separate, stand-alone entity.

The acquisitions by affiliates of Apollo of Old Covalence Holding and Old Berry Group have both been accounted for by the purchase method of accounting. All intercompany transactions have been eliminated. In connection with the closing of the Merger on April 3, 2007, Berry replaced its existing credit facility with a new credit facility comprised of a $400 million asset based revolving line of credit and a $1.2 billion term loan.

Contributed equity from Parent in the combined company includes the capital stock (common stock and perpetual preferred stock) that was invested in Old Berry Group and Old Covalence Holding by Apollo. All other capital stock contributed by the minority shareholders is reflected in minority interest, to the extent that it was a positive equity balance up until the date of the Merger at which time the shareholders exchanged shares of Old Berry Group and Old Covalence Holding for shares in Berry Group. Berry Holding, through its wholly owned subsidiaries operates in four primary segments: rigid open top, rigid closed top, flexible films, and tapes and coatings. The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

The Company has recorded a minority interest liability for the equity interests in the combined company that are not owned by funds affiliated and controlled by Apollo up until the date of the Merger on April 3, 2007. At September 30, 2006, the minority interest liability reflects the equity interests in Berry Group held by management and other third parties. In connection with the acquisition of Old Berry Group by Apollo on September 20, 2006, management elected to rollover shares that were owned prior to the acquisition by Apollo into the new Company and accordingly, there was no step up applied under purchase accounting for management’s ownership in accordance with EITF 88-16, Basis in Leveraged Buyout Transaction. The application of EITF 88-16 produced a negative equity balance for management. Since that negative balance is not recoverable from the management shareholders, this amount has been reflected as a reduction of Apollo’s equity in Old Berry Holding at September 30, 2006. All losses that are allocable to management are being absorbed by Apollo due to the negative equity of Old Berry Holding’s management. In connection with the closing of the Merger on April 3, 2007, the minority ownership interests were acquired.

On April 3, 2007, in connection with the merger of Berry and Covalence, shares of Berry Plastics Group, Inc., the former parent of Berry Plastics Holding Corporation, and Covalence Specialty Materials Holding Corporation held by minority shareholders and management were exchanged for shares in the new merged company. The minority shareholders and management held ownership interests of 28% and 5% for Berry and Covalence, respectively. The acquisition of these ownership interests occurred on April 3, 2007 in connection with the closing of the transaction and was accounted for under the purchase method of accounting and pushed-down to the Company.

Revenue Recognition

Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in gross sales to arrive at net sales in the same period that the related sales are recorded. In accordance with EITF 01-9, “Accounting for Consideration Given By a Vendor to a Customer,” the Company provides for these items as reductions of revenue at the later of the date of the sale or the date the incentive is offered. These provisions are based on estimates derived from current program requirements and historical experience. Shipping, handling, purchasing, receiving, inspecting, warehousing, and other costs of distribution are presented in cost of sales in the statements of operations. The Company classifies amounts charged to its customers for shipping and handling in net revenues in its statement of operations.

Vendor Rebates and Purchases of Raw Materials

The Company receives consideration in the form of rebates from certain vendors and in accordance with EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” the Company accrues these as a reduction of inventory cost as earned under existing programs, and reflects as a reduction of cost of goods sold at the time that the related underlying inventory is sold to customers.

Purchases of various densities of plastic resin used in the manufacture of the Company’s products aggregated approximately $977.7 million, $400.7 million, $271.6 million and $462.7 million for the fiscal year ended September 29, 2007, for the period from February 17, 2006 to September 30, 2006, the period from October 1, 2005 to February 16, 2006, and fiscal 2005. The largest supplier of the Company’s total resin material requirements represented approximately 31% of purchases in fiscal 2007. The Company uses suppliers such as Dow Chemical, Basell, Nova, Total, Lyondell, Chevron, ExxonMobil, Sunoco, and Flint Hills Resources, LP to meet its resin requirements.

Research and Development

Research and development costs are expensed when incurred. The Company incurred research and development expenditures of $11.2 million for fiscal 2007, $5.0 million for the period February 17 to September 30, 2006, $3.1 million for the period October 1, 2005 to February 16, 2006 and $8.0 million for fiscal 2005.

Advertising

Advertising costs are expensed when incurred and are included in operating expenses. The Company incurred advertising costs of $1.1 million in fiscal 2007, $2.5 million for the period February 17 to September 30, 2006, $1.1 million for the period October 1, 2005 to February 16, 2006 and $3.1 million for fiscal 2005.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. As of September 29, 2007, the Company has one share-based compensation plan (“2006 Equity Incentive Plan”) which is more fully described in Note 10. Under the plan, members of management were granted stock options throughout the fiscal year ended September 29, 2007. Prior to the granting of the special one-time dividend discussed in Note 10, the Company amended the terms of the plan to allow both vested and nonvested option holders to receive the dividend either immediately (in the case of vested holders) or after a two-year vesting period (in the case of nonvested holders). In connection with this amendment and the special one-time dividend granted to option holders, the Company recognized non-cash compensation expense of $18.2 million during the year ended September 29, 2007. In addition, the Company recognized $0.8 million in non-cash compensation expense primarily related to stock option awards granted prior to the amendment and special one-time dividend. An additional $0.6 million was recognized as compensation expense related to escrowed funds held in a rabbi trust for the benefit of nonvested option holders who were granted the special one-time dividend, resulting in total non-cash compensation of $19.6 million for the year ended September 29, 2007. The Company recorded $0.3 million in non-cash compensation expense for the period February 17 to September 30, 2006.

The Predecessor had granted options to purchase Tyco common shares to certain of the TP&A’s employees. Following the formation of Old Covalence, the expense and liability related to these stock options have remained with Tyco. Effective October 1, 2005, the TP&A adopted SFAS No. 123R using the modified prospective application transition method. Under this method, compensation cost is recognized for the unvested portion of share-based payments granted prior to October 1, 2005 and all share-based payments granted subsequent to September 30, 2005 over the related vesting period. Prior to the first fiscal quarter of 2006, the TP&A applied the intrinsic value based method prescribed in Accounting Principles Board Opinion No. 25 in accounting for employee stock based compensation. Prior period results have not been restated. Due to the adoption of SFAS No. 123R, the results from October 1, 2005 to February 16, 2006 include incremental share-based compensation expense totaling $1.7 million.

The Company and Predecessor utilized a combination of the Black-Scholes and lattice-based option valuation models for estimating the fair value of the stock options. The models allow for the use of a range of assumptions. Expected volatilities utilized in the lattice model and Black-Scholes models are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The lattice model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected lives of the grants are derived from historical experience and expected behavior. The fair value for options granted have been estimated at the date of grant using a Black-Scholes or lattice option pricing model, generally with the following weighted average assumptions:

	Company		Predecessor
	Year ended September 29, 2007	Period from February 17 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 30, 2005
Risk-free interest rate	4.5 – 4.9%	4.5 – 4.9%	4.5 – 4.9%	4.5 – 4.9%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Volatility factor	.20 – .45	.45	.45	.45
Expected option life	3.73 – 6.86 years	3.73 – 6.86 years	3.73 – 6.86 years	3.73 – 6.86 years

Foreign Currency

For the non-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within stockholders’ equity. Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented are included in net income.

Cash and Cash Equivalents

All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience. Additionally, the allowance for doubtful accounts includes a reserve for cash discounts that are offered to some customers for prompt payment. The following table summarizes the activity for the years ended September 29, 2007 and September 30, 2006 for the allowance for doubtful accounts, excluding the activity related to cash discounts due to its volume.

	September 29, 2007	September 30, 2006
Fair value of allowance for doubtful accounts from acquisition dates	$9.6	$10.1
Charged to costs and expenses	0.1	(0.2)
Deductions and currency translation	1.6	(0.3)

Balance at end of period	$11.3	$9.6

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method. Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts inventory is charged to manufacturing overhead expense when incurred.

Property, Plant and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term. Repairs and maintenance costs are charged to expense as incurred. Depreciation expense totaled $142.6 million in fiscal 2007, $31.9 million for the period February 17 to September 30, 2006, $14.6 million for the period October 1, 2005 to February 16, 2006, and $39.0 million for fiscal 2005.

Long-lived Assets

Long-lived assets, including property, plant and equipment and definite lived intangible assets are reviewed for impairment in accordance with SFAS No. 144 whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. Fair value is determined based upon discounted cash flows or appraisals as appropriate. Long-lived assets that are held for sale are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. In connection with our facility rationalization program in our Flex Films and Tapes/Coatings segments, we recorded impairment charges totaling $18.1 million to write-down fixed assets to their net realizable valuables.

Goodwill, Intangible Assets and Deferred Costs

Deferred financing fees are being amortized to interest expense using the effective interest method over the lives of the respective debt agreements.

Customer relationships are being amortized using an accelerated amortization method which corresponds with the customer attrition rates used in the initial valuation of the intangibles over the estimated life of the relationships which range from 11 to 20 years. Technology intangibles are being amortized using the straight-line method over the estimated life of the technology which is 11 years. License intangibles are being amortized using the straight-line method over the life of the license which is 10 years. Patent intangibles are being amortized using the straight-line method over the shorter of the estimated life of the technology or the patent expiration date ranging from ten to twenty years, with a weighted-average life of 15 years. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life.

The goodwill acquired represents the excess purchase price over the fair value of the net assets acquired. These costs are reviewed annually for impairment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Assets were allocated to the reporting units based on the assets in the respective segments. Trademarks that are expected to remain in use, which are indefinite lived intangible assets, are reviewed for impairment annually pursuant to SFAS No. 142.

Financial Instruments and Derivative Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and capital lease obligations. The fair value of such instruments approximated book value at September 29, 2007 except our carrying amounts for our 8 7/8% Second Priority Senior Notes for which the fair value exceeded the carrying value by $16.9 million and the Company’s 11% Senior Subordinated Notes and 10 1/4% Senior Subordinated Notes for which the carrying value exceeded the fair value by $4.3 million and $5.3 million, respectively.

Under the provisions of Statement of Financial Accounting Standards No. 133, as amended and interpreted (“SFAS No. 133”), the Company recognizes at fair value all derivatives, whether designated as hedging relationships or not, in the balance sheet as either an asset or liability. The accounting for changes in the fair value of a derivative, including certain derivative instruments embedded in other contracts, depends on the intended use of the derivative and the resulting designation. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in the statement of operations. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects net income. If a derivative does not qualify as a hedge, it is marked to fair value through the statement of operations. Any fees associated with these derivatives are amortized over their term. Under these derivatives, the differentials to be received or paid are recognized as an adjustment to interest expense over the life of the contract. Gains and losses on termination of these instruments are recognized as interest expense when terminated.

SFAS No. 133 defines requirements for designation and documentation of hedging relationships, as well as on-going effectiveness assessments, in order to use hedge accounting under this standard. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company’s derivative activities, all of which are for purposes other than trading, are initiated within the guidelines of corporate risk-management policies. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting.

Insurable Liabilities

The Company records liabilities for the self-insured portion of workers’ compensation, health, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience.

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the period in which the underlying transactions are recorded. Deferred taxes, with the exception of non-deductible goodwill, are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value. Deferred taxes have been provided related to the tax effects of the repatriation of foreign earnings. The Company’s effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (losses). Other comprehensive income (losses) includes unrealized gains or losses resulting from currency translations of foreign investments and adjustments to record the minimum pension liability prior to the adoption of SFAS No. 158.

Accrued Rebates

The Company offers various rebates to customers in exchange for purchases. These rebate programs are individually negotiated with customers and contain a variety of different terms and conditions. Certain rebates are calculated as flat percentages of purchases, while others included tiered volume incentives. These rebates may be payable monthly, quarterly, or annually. The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected annual sales. These provisions are based on estimates derived from current program requirements and historical experience. The Company uses all available information when calculating these reserves. The accrual for customer rebates was $35.9 million and $36.9 million as of September 29, 2007 and September 30, 2006, respectively.

Pension

Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. Periodically, the Company evaluates the discount rate and the expected return on plan assets in its defined benefit pension and retiree health benefit plans. In evaluating these assumptions, the Company considers many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers. As further discussed in Note 7, the Company has adopted SFAS No. 158 effective September 29, 2007.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Significant estimates in these financial statements include restructuring charges and credits, allowances for doubtful accounts receivable, estimates of future cash flows associated with long-

lived assets, useful lives for depreciation and amortization, loss contingencies and net realizable value of inventories, revenue credits, vendor rebates, income taxes and tax valuation reserves and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Based on current conditions, we do not expect the adoption of SFAS 160 to have a significant impact on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact of the statement.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which includes an amendment of FASB Statement No. 51. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement allows entities to report unrealized gains and losses at fair value for those selected items. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective in fiscal 2008, and the Company does not expect the adoption of FIN 48 to have a significant impact on its financial position or results of operations.

The Company adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. The adoption of SFAS No. 154 did not have an impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 requires entities to quantify the effects of unadjusted errors using both a balance sheet and an income statement approach. Entities are required to evaluate whether either approach results in a quantifying misstatement that is material. The Company adopted SAB 108 effective in fiscal 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by GAAP; it does not create or modify any current GAAP requirements to apply fair value accounting. The standard provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. FAS 157 prescribes various disclosures about financial statement categories and amounts which are measured at fair value, if such disclosures are not already specified elsewhere in GAAP. The new measurement and disclosure requirements of FAS 157 are currently planned to be effective for the Company in the first quarter of 2008, though a recently proposed FASB staff position may delay certain portions of the Statement. The Company is currently assessing the impact FAS 157 will have on its results of operations and financial position.

In September 2006, the Financial Accounting Standards Board issued FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans–an amendment of FASB Statements No. 87, 88, 106, and 132(R).” FAS 158 requires employers to recognize the over- or under-funded status of defined benefit plans and other postretirement plans in the statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, FAS 158 requires employers to measure the funded status of plans as of the date of the year-end statement of financial position. The recognition and disclosure provisions of FAS 158 are effective for fiscal years ending after December 15, 2006, while the requirement to measure plan assets and benefit obligations as of a company’s year-end date is effective for fiscal years ending after December 15, 2008. The adoption of the recognition and disclosure provisions of FAS 158 resulted in the recognition of a decrease to other long-term liabilities of $4.4 million. The Company does not expect the adoption of the remaining provisions to have a material effect on the Company’s results of operations or financial position.

2. Acquisitions and Disposition

Old Covalence Holding (Successor to Tyco Plastics & Adhesives)

On February 16, 2006, substantially all of the assets and liabilities of Tyco Plastics & Adhesives were acquired by Old Covalence, under a Stock and Asset Purchase Agreement dated December 20, 2005 and entered into among Old Covalence Holding, an affiliate of Apollo Management V, L.P. and the direct parent of Old Covalence, Tyco International S.A. and Tyco Group S.à r.l. Under the agreement, Old Covalence acquired Tyco’s businesses through the acquisition of certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of, Tyco. The initial purchase price was $975.2 million, subject to working capital adjustments and was funded with a new $350.0 million term loan, $175.0 million of Second Priority Floating Rate Notes, $265.0 million of 10 1/4% Senior Subordinated Notes and an equity contribution of $197.5 million. The Company has performed an evaluation of the fair values of the real and personal property, inventory and certain identifiable intangible assets in connection with the purchase price allocation related to the acquisition of Berry by Apollo. A valuation study was undertaken, which supports the purchase price allocation. The valuation study resulted in a fair value step-up to real and personal property, inventory and certain identifiable intangible assets. The Company recognized $6.8 million as a charge to cost of sales relating to the sale of inventory that was stepped-up to fair value for this acquisition. The Company has recorded a purchase price of $916.1 million, which includes $975.2 million of original purchase price partially offset by favorable working capital adjustments from Tyco of $63.6 million and $25.5 million and an unfavorable post-closing working capital adjustment of $30.0 million that was paid to Tyco. The excess of the fair value of the net assets acquired over the purchase price paid has been allocated to non-current assets on a prorated basis. Old Covalence incurred a $3.7 million charge in the period from February 17, 2006 to September 30, 2006 related to a loss on extinguished debt for bridge financing fees arranged to fund the acquisition that was not utilized. The following table summarizes the allocation of fair values of the Company’s assets acquired and liabilities assumed at the date of acquisition.

Allocation of Purchase Price at February 16, 2006
Current assets	$429.0
Property, plant and equipment	359.8
Goodwill	14.0
Intangible assets	346.6
Deferred financing fees and other non-current assets	24.1

Assets acquired	1,173.5

Current liabilities	183.7
Non current liabilities	73.7

Liabilities assumed	257.4

916.1

Acquisition of Old Berry Holding

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger, dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Merger, Berry is a wholly owned subsidiary of Group, the principal stockholders of which were Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, an affiliate of Graham Partners II, L.P., and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P., which is a private investment firm. Graham Partners II, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm. The total amount of funds required to acquire Old Berry Holding and to pay fees related to the acquisition was $2.4 billion. The acquisition was primarily funded with (1) the issuance of $750.0 million aggregate principal amount of second priority senior secured notes, (2) new borrowings of $675.0 million in Term B loans, (3) the issuance of $425.0 million aggregate principal amount of senior subordinated notes, and (4) contributed equity. Apollo and its affiliates acquired 72% of the common stock of Group. The remaining common stock was primarily held by an affiliate of Graham Partners II, L.P., which owned 10% and members of Berry’s management which owned 16%.

The acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The impact of writing up inventory to net realizable value was $10.1 million and resulted in a charge to cost of goods sold for the period from September 20 to September 30, 2006 of $2.9 million and $7.2 million in the fiscal year ended September 29, 2007.

Allocation of Purchase Price at September 20, 2006
Current assets	$389.3
Property and equipment	470.1
Goodwill	996.1
Customer relationships	511.9
Trademarks	182.2
Other intangibles and deferred financing fees	59.0

Total assets	2,608.6

Current liabilities	202.3
Long-term liabilities	2,102.4

Liabilities assumed	2,304.7

Net assets acquired	$303.9

Acquisition of Minority Interest of Old Berry and Covalence

On April 3, 2007, shares of Old Group and CSM Holding were exchanged for shares in Group. The minority shareholders and management held ownership interests of 28% and 5% for Old Group and CSM Holding, respectively. The acquisition of these ownership interests was accounted for under the purchase method of accounting and pushed-down to the Company. The following table summarizes the step-up to fair value of the assets acquired and liabilities assumed at the date of acquisition based upon the percentage ownership acquired from the minority shareholders.

April 3, 2007
Current assets	$2.6
Fixed assets	7.9
Intangible assets	101.0
Goodwill	106.2

Total assets	217.7
Deferred income taxes	(44.8)
Other liabilities	0.5

Total liabilities	(44.3)

Net assets stepped-up	$173.4

As a result of the exchange of minority interest shares, stockholders’ equity was adjusted by $236.1 million, consisting of the $173.4 million step-up to fair value of net assets and a $62.7 million reclassification from minority interest to stockholders’ equity. Additionally, $0.2 million and $4.5 million of accumulated other comprehensive income and accumulated deficit, respectively, were reclassified to recognize an accumulated negative basis by minority interest holders whose shares were exchanged.

Of the $101.0 million of acquired intangible assets, $67.4 million was assigned to customer relationships, $34.8 million to tradenames and a $1.2 million reduction was assigned to patents. The acquired definite-lived intangible assets will be amortized over a weighted average useful life of 20 years. The Company allocated the goodwill between its rigid open top and rigid closed top segments. None of this goodwill is expected to be deductible for tax purposes.

Rollpak Acquisition

On April 11, 2007, the Company completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation. Rollpak Corporation is a flexible film manufacturer located in Goshen, Indiana with annual net sales of approximately $50.0 million in calendar 2006 sales. The purchase price was funded utilizing cash on hand. The Rollpak acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and subject to change.

Sale of UK Operations

On April 10, 2007, the Company sold its wholly owned subsidiary, Berry Plastics UK Ltd., to Plasticum Group N.V. for approximately $10.0 million. At the time of the sale, the annual net sales of this business were less than $9.0 million.

3. Long-Term Debt

Long-term debt consists of the following:

	September 29, 2007	September 30, 2006
Term loan	$1,194.0	$675.0
Revolving line of credit	50.0	20.0
Second Priority Fixed Rate Senior Secured Notes	525.0	525.0
Second Priority Fixed Rate Senior Secured Notes	225.0	225.0
11% Senior Subordinated Notes	428.2	425.0
10 1/4% Senior Subordinated Notes	265.0	265.0
Capital leases and other	23.5	19.0
Term loan (retired)	—	299.3
Second Priority Floating Rate Notes (retired)	—	175.0

	2,710.7	2,628.3
Less current portion of long-term debt	(17.4)	(16.0)

	$2,693.3	$2,612.3

Senior Secured Credit Facility

In connection with the Merger, the Company entered into senior secured credit facilities that include a term loan in the principal amount of $1.2 billion and a revolving credit facility which provides borrowing availability equal to the lesser of (a) $400.0 million or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory. The term loan matures on April 3, 2015 and the revolving credit facility matures on April 3, 2013.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) (5.36% and 5.80% for the term loan and the revolving line of credit, respectively, at September 29, 2007) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing. The applicable margin for LIBOR rate borrowings under the revolving credit facility ranges from 1.00% to 1.75% and for the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%.

The term loan facility requires minimum quarterly principal payments of $3.0 million for the first eight years, which commenced in June 2007, with the remaining amount payable on April 3, 2015. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with (1) beginning with the Company’s first fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the term loan credit agreement); and (2) 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.35% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans. The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibit the Company from prepaying other indebtedness, and restrict its ability to incur indebtedness or liens, make investments or declare or pay any dividends. All obligations under the senior secured credit facilities are unconditionally guaranteed by Berry Group and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of each domestic subsidiary Guarantor. The Company was in compliance with all the financial and operating covenants at September 29, 2007.

At September 29, 2007, there were $50.0 million outstanding on the revolving credit facility. The revolving credit facility allows up to $100.0 million of letters of credit to be issued instead of borrowings under the revolving credit facility. At September 29, 2007, the Company had $29.3 million under the Credit Facility in letters of credit outstanding. At September 29, 2007, the Company had unused borrowing capacity of $320.7 million under the revolving line of credit.

Second Priority Senior Secured Notes

On September 20, 2006, Old Berry Holding issued $750.0 million of second priority senior secured notes (“Second Priority Notes”) comprised of (1) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority floating rate senior secured notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at a rate of LIBOR (5.36% at September 29, 2007) plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Second Priority Notes are secured by a second priority security interest in the collateral granted to the collateral agent under the Credit Facility for the benefit of the holders and other future parity lien debt that may be issued pursuant to the terms of the indenture. These liens will be junior in priority to the liens on the same collateral securing the Credit Facility and to all other permitted prior liens. The Second Priority Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by each domestic subsidiary that guarantees the Credit Facility. The Second Priority Notes contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

On or after September 15, 2010 and 2008, the Company may redeem some or all of the Fixed Rate Notes and Floating Rate Notes, respectively, at specified redemption prices. Additionally, on or prior to September 15, 2009 and 2008, we may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, the Company must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest. The Company was in compliance with all covenants at September 29, 2007.

11% Senior Subordinated Notes

On September 20, 2006, Old Berry Holding issued $425.0 million in aggregate principal amount of senior subordinated notes (“Senior Subordinated Notes”) to Goldman, Sachs and Co. in a private placement that is exempt from registration under the Securities Act. The Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee the Credit Facility and the Second Priority Notes. The Senior Subordinated Notes mature in 2016 and bear interest at a rate of 11% per annum. Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, the Company can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes. The Company issued an additional $3.2 million aggregate principal amount of outstanding notes in the year ended September 29, 2007 in satisfaction of its interest obligations.

The Senior Subordinated Notes may be redeemed at the Company’s option under circumstances and at redemption prices set forth in the indenture. Upon the occurrence of a change of control, the Company is required to offer to repurchase all of the Senior Subordinated Notes. The indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes. The Senior Subordinated Notes contain additional affirmative covenants and certain customary representations, warranties and conditions. The Company was in compliance with all covenants at September 29, 2007.

10 1/4% Senior Subordinated Notes

In connection with Apollo’s acquisition of Old Covalence Holding, Old Covalence issued $265.0 million of 10 1/4% senior subordinated notes due March 1, 2016. The notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity.

The indenture relating to the notes contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, restrict dividends or other payments from subsidiaries, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of the Company’s assets. The Company was in compliance with all covenants at September 29, 2007.

Senior Secured Credit Facility (retired)

In connection with Apollo’s acquisition, Old Covalence entered into a senior secured credit facility, which included a term loan in the amount of $350.0 million with a maturity date of February 16, 2013. On May 18, 2006, Old Covalence refinanced its senior secured credit facilities, which then consisted of a new term loan in the principal amount of $300.0 million and a new revolving credit facility which provided borrowing availability equal to the lesser of (a) $200.0 million or (b) the borrowing base, which is a function, among other things, of Old Covalence’s accounts receivable and inventory. The borrowings under the senior secured credit facilities accrued interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Bank of America, N.A., as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility was 1.50% and under the term loan was 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility was 0% and under the term loan was 1.00%.

The senior secured credit facilities required minimum quarterly principal payments of $0.750 million on the term loan for the first six years and nine months, which commenced in September 2006. The credit facility was repaid and retired in connection with the Merger.

Second Priority Floating Rate Notes (retired)

Also in connection with Apollo’s acquisition, Old Covalence entered into a $175.0 million second priority floating rate loan. The second priority floating rate note matured on August 16, 2013, and accrued interest at a rate per annum, reset at the end of each interest period, equal to LIBOR plus 3.25% or Base Rate plus 2.25%. The note was repaid and retired in connection with the Merger, and the Company also incurred a prepayment penalty of $1.8 million, which is included in loss on extinguished debt on the statement of operations for fiscal 2007.

Derivative Instruments

In August 2007, the Company entered into two interest rate exchange agreements (“Swaps”) that are effective on November 5, 2007. The first agreement requires the Company to pay a fixed rate of 4.875% on $300 million of notional principal for two years to the counterparty. The counterparty pays to the Company a variable rate on the same amount of notional principal based on the three-month London Interbank Offered Rate (“LIBOR”). The second swap agreement requires the Company to pay a fixed rate of 4.92% on $300 million of notional principal for three years to the same counterparty in exchange for the same floating receipt of three-month LIBOR. The counterparty to this agreement is a global financial institution. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the agreement. However, the Company considers this risk to be low.

The Company concluded that it met the hedge accounting criteria for accounting for these swaps. The Company estimates the fair value of the Swaps identified above to be a liability of $4.9 million as of September 29, 2007, which is reflected as a part of other long-term liabilities on the accompanying consolidated balance sheet with an offset, net of tax, to accumulated other comprehensive income. The fair value of the Swaps is estimated by obtaining quotations from the counterparty to the Company’s Swap agreement. The fair value is an estimate of the net amount that the Company would be required to pay on September 29, 2007, if the agreements were transferred to other parties or cancelled by the Company.

Future maturities of long-term debt at September 29, 2007 are as follows:

2008	$17.4
2009	16.2
2010	15.4
2011	20.6
2012	12.6
Thereafter	2,628.5

$2,710.7

Interest paid was $227.0 million in fiscal 2007, $43.9 million for the period February 17 to September 30, 2006, $0.6 million for the period October 1, 2005 to February 16, 2006, and $5.4 million for fiscal 2005.

4. Goodwill, Intangible Assets and Deferred Costs

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s goodwill, intangible assets and deferred costs:

	September 29, 2007	September 30, 2006	Amortization Period
Deferred financing fees	$43.0	$67.0	Respective debt
Customer relationships	862.2	624.6	11 – 20 years
Goodwill	1,132.0	989.2	Indefinite lived
Trademarks	256.7	182.2	Indefinite lived
Other intangibles	53.3	262.0	10 – 20 years
Accumulated amortization	(105.1)	(24.8)

	$2,242.1	$2,100.2

Future amortization expense for definite lived intangibles at September 29, 2007 for the next five fiscal years is $76.2 million, $73.1 million, $70.4 million, $67.4 million and $64.8 million each year for fiscal 2008, 2009, 2010, 2011, and 2012, respectively. Recognized amortization expense totaled $77.6 million in fiscal 2007, $22.7 million for the period February 17 to September 30, 2006, $1.0 million for the period October 1, 2005 to February 16, 2006, and $2.6 million for fiscal 2005.

5. Lease and Other Commitments and Contingencies

Certain property and equipment are leased using capital and operating leases. Total capitalized lease property consists of a building and manufacturing equipment with a cost of $25.6 million and $21.9 million, respectively, and related accumulated amortization of $3.3 million and $0.1 million at September 29, 2007 and September 30, 2006, respectively. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was $44.2 million for fiscal 2007, $6.7 million for the period February 17 to September 30, 2006, $2.6 million for the period October 1, 2005 to February 16, 2006, and $10.2 million for fiscal 2005.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

	At September 29, 2007
	Capital Leases	Operating Leases
2008	$8.1	$33.7
2009	7.7	32.7
2010	2.1	31.0
2011	8.4	28.1
2012	0.9	22.7
Thereafter	—	85.0

	27.2	$233.2

Less: amount representing interest	(4.2)

Present value of net minimum lease payments	$23.0

At the time of Apollo’s acquisition of Old Covalence Holding, under the Covalence predecessor (Tyco Plastics & Adhesives, “TP&A”), various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and environmental matters were pending or threatened against TP&A. Additionally, TP&A was involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. As part of the acquisition, the selling Tyco entities which owned TP&A retained the liabilities associated with these known environmental matters, which relate to the offsite disposal of hazardous materials. Old Covalence retained liabilities relating to environmental matters on the acquired properties. Old Covalence also retained the liabilities associated with all known commercial and product liability matters. In the opinion of management, the ultimate resolution of these matters is not known and an estimate cannot be made. The Company has not recorded a reserve for these matters as they are not reasonably estimable and believes these will not have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position or results of operations. The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.

6. Income Taxes

Successor

The Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. federal and state income taxes. The Company has been indemnified by Tyco for tax liabilities that may arise in the future that relate to the period prior to the Covalence acquisition of the various entities from Tyco. Deferred taxes have been provided related to the tax effects of the repatriation of foreign earnings. The Company’s effective tax rate (“ETR”) is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Significant components of income tax expense (benefit) are as follows:

	Year ended September 29, 2007	Period from February 17 to September 30, 2006
Current
United States
Federal	$—	$—
State	0.7	—
Non-U.S.	1.0	2.6

Current Income tax provision	1.7	2.6
Deferred:
United States
Federal	(70.9)	(17.5)
State	(19.8)	(1.0)
Non-U.S.	0.3	(2.2)

Deferred income tax benefit	(90.4)	(20.7)

Benefit for income taxes	$(88.6)	$(18.1)

U.S. loss from continuing operations before income taxes was $(204.6) million for the year ended September 29, 2007, $(54.5) million for the period February 17 to September 30, 2006. Non-U.S. income from continuing operations before income taxes was $(2.9) million for the year ended September 29, 2007, and $3.4 million for the period February 17 to September 30, 2006.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s benefit for income taxes on continuing operations for the period ended September 29, 2007 are as follows:

	Year ended September 29, 2007	Period from February 17 to September 30, 2006
U.S. Federal income tax benefit at the statutory rate	$(72.6)	$(17.9)
Adjustments to reconcile to the income tax provision:
U.S. state income tax benefit	(10.4)	(2.3)
Permanent differences	0.5	0.3
Changes in State ETR	(10.9)	—
Changes in Valuation Allowance—Foreign	2.3	1.8
Rate differences between U.S. and Foreign	(0.4)	(0.2)
Other	2.9	0.2

Benefit for income taxes	$(88.6)	$(18.1)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability at September 29, 2007 and September 30, 2006 are as follows:

	September 29, 2007	September 30, 2006
Deferred tax assets:
Allowance for doubtful accounts	$1.8	$$1.9
Accrued liabilities and reserves	24.3	17.6
Inventories	4.0	0.3
Net operating loss carryforward	156.9	116.9
Amortization of tax deductible goodwill	—	2.0
Alternative minimum tax (AMT) credit carryforward	7.4	7.4
Others	11.4	1.9

Total deferred tax assets	205.8	148.0
Valuation allowance	(3.1)	(11.5)

Total deferred taxes, net of valuation allowance	202.7	136.5

Deferred tax liabilities:
Property and equipment	68.2	38.4
Intangible assets	316.0	327.3
Prepaid expenses	1.2	1.3
Foreign earnings	1.4	1.3
Others	1.9	0.8

Total deferred tax liabilities	388.7	369.1

Net deferred tax liability	$(186.0)	$(232.6)

As of September 29, 2007, the Company had foreign net operating loss carryforwards of $8.8 million. In the U.S. the company had approximately $399.6 million of federal net operating loss carryforwards at September 29, 2007. The federal net operating loss carryforwards will expire in future years beginning 2021. AMT credit carryforwards of $7.4 million are available to Berry Group indefinitely to reduce future years’ federal income taxes.

With the exception of Covalence Canada, the Company believes that it will not generate sufficient future taxable income to realize the tax benefits in foreign jurisdictions related to the deferred tax assets. Therefore, the company has provided a full valuation allowance against its foreign net operating losses included within the deferred tax assets other than the net operating losses related to Covalence Canada.

The Company is in the process of determining whether the Old Covalence operating loss carry forward of $30.4 million may be subject to an annual limitation due to the Merger. As a result of the Apollo Berry Merger, the unused non-Covalence operating loss carryforward is subject to an annual limitation of $208.0 million under Sec. 382 of the Internal Revenue Code. Due to prior year Sec. 382 limit carryforwards, substantially all Federal operating loss carryforwards are available for immediate use. As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. Our valuation allowance against deferred tax assets was $3.1 million and $11.5 million as of September 29, 2007 and September 29, 2006, respectively, related to the foreign operating loss carryforwards.

Predecessor

Under the Predecessor, business activities in the U.S. were conducted through partnership entities. The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes are as follows:

	October 1, 2005 to February 16, 2006	Year ended September 30, 2005
Notional U.S. federal income tax expense at the statutory rate	$6.8	$16.7
Adjustments to reconcile to the Company’s income tax provision:
U.S. partnership income taxed at the partner level	(6.8)	(15.4)
Non-U.S. earnings	1.6	0.6
Other		1.9

Provision for income taxes	1.6	3.8
Deferred provision (benefit)	—	2.0

Current provision	$1.6	$1.8

For fiscal 2005, other is primarily related to routine reconciliations of the non-U.S. income taxes provided in prior years to the income tax returns actually filed.

The provisions for income taxes for the period from October 1, 2005 to February 16, 2006, and fiscal 2005 include $1.6 million and $3.8 million, respectively, for non-U.S. income taxes. The non-U.S. component of income before income taxes was $3.9 million and $3.8 million for October 1, 2005 to February 16, 2006 and fiscal 2005, respectively.

7. Retirement Plans

The Company maintains four defined benefit pension plans, three of which were acquired through former business combinations of Old Berry. The fourth covers approximately 70 active and inactive employees of Old Covalence. The Company also maintains a retiree health plan, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses. Two of the four defined benefit plans and the retiree health plan are all inactive plans. The Company uses September 30th as a measurement date for the retirement plans.

The Company sponsors two defined contribution 401(k) retirement plans covering substantially all employees of Old Berry. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for these plans was $6.8 million for the year ended September 29, 2007, $0.1 million for the period February 17 to September 30, 2006. The Company also sponsors an additional defined contribution 401(k) retirement plan covering full-time employees of Old Covalence. Contribution expense for this Old Covalence plan was $3.4 million for the period February 17, 2006 to September 29, 2006.

The Company participates in one multiemployer plan. Contributions to the plan are based on specific percentages of employee compensation and are immaterial.

The projected benefit obligations of the Company’s plans presented herein are materially consistent with the accumulated benefit obligations of such plans.

	Defined Benefit Pension Plans		Retiree Health Plan
	Year ended September 29, 2007	Period from February 17 to September 30, 2006	Year ended September 29, 2007	Period from February 17 to September 30, 2006
Change in Projected Benefit Obligations (PBO)
PBO at beginning of period	$41.6	$41.6	$6.9	$6.9
Service cost	0.2	0.1	—	0.1
Interest cost	2.2	0.1	0.3	—
Participant contributions	0.3	—	—	0.0
Actuarial loss (gain)	(0.9)	0.0	0.4	0.0
Benefits paid	(3.2)	(0.2)	(1.1)	(0.1)

PBO at end of period	$40.2	$41.6	$6.5	$6.9

Change in Fair Value of Plan Assets
Plan assets at beginning of period	$33.7	$33.7	$—	$—
Actual return on plan assets	4.2	0.1	—	—
Company contributions	1.5	0.1	1.1	0.1
Benefits paid	(3.2)	(0.2)	(1.1)	(0.1)

Plan assets at end of period	36.2	33.7	0.0	—

Funded status	$(4.0)	$(7.9)	$(6.5)	$(6.9)
Unrecognized net actuarial loss/gain	—	(0.4)	—	—

Net amount recognized	$(4.0)	$(8.3)	$(6.5)	$(6.9)

Amounts recognized in the Consolidated Balance Sheet consist of:
Prepaid pension	$—	$0.2	—	$—
Accrued benefit liability	(4.0)	(8.5)	(6.5)	(6.9)

Net amount recognized	$(4.0)	$(8.3)	$(6.5)	$(6.9)

As disclosed in Note 1, SFAS No. 158, adopted by the Company effective September 29, 2007, requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the balance sheet, with changes in the funded status recorded through other comprehensive income. Accordingly, the amounts presented in the table below utilize different accounting methodologies for the respective periods. The effect of adopting SFAS No. 158 was to reduce the accrued benefit liability by $4.4 million at September 29, 2007, with an offsetting adjustment to ended accumulated other comprehensive income, net of tax. The Company was not required to recognize a minimum pension liability adjustment during the year ended September 29, 2007.

The following table presents significant weighted-average assumptions used to determine benefit obligation and benefit cost for the periods indicated.

	Defined Benefit Pension Plans		Retiree Health Plan
(Percents)	Year ended September 29, 2007	Period from February 17 to September 30, 2006	Year ended September 29, 2007	Period from February 17 to September 30, 2006
Weighted-average assumptions:
Discount rate for benefit obligation	5.6	5.5	5.75	5.5
Discount rate for net benefit cost	5.7	5.6	5.5	5.0
Expected return on plan assets for net benefit costs	8.0	8.0	8.0	—

In evaluating the expected return on plan assets, Berry considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisers. Healthcare-cost trend rates were assumed to increase at an annual rate of 7.5% in 2007 trending down to 4.5% in 2012 and thereafter. The trend rate is a significant factor in determining the amounts reported. A one-percentage-point change in these assumed healthcare cost trend rates would have the following effects, in millions of dollars:

One-Percentage Point	Increase	Decrease
Accumulated Postretirement benefit obligation	$0.1	$(0.1)
Sum of service cost and interest cost	$0.0	$(0.0)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Defined Benefit Pension Plans	Retiree Health Plan
	Year ended September 29, 2007	Year ended September 29, 2007
2008	$3.4	$1.2
2009	3.3	1.0
2010	3.2	0.8
2011	3.2	0.8
2012	3.2	0.7
2013 – 2015	15.6	2.7

In fiscal 2008, Berry expects to contribute approximately $2.8 million to its retirement plans to satisfy minimum funding requirements for the year.

Net pension and retiree health benefit expense included the following components:

	Year ended September 29, 2007	Period from February 17 to September 30, 2006
Components of net period benefit cost:
Defined Benefit Pension Plans
Service cost	$0.2	$0.1
Interest cost	2.2	0.1
Expected return on plan assets	(2.6)	(0.1)

Net periodic benefit cost	$(0.2)	$0.1

Retiree Health Benefit Plan
Interest cost	0.3	0.1

Net periodic benefit cost	$0.3	$0.1

Our defined benefit pension plan asset allocations are as follows:

	September 29, 2007	September 30, 2006
Asset Category
Equity securities and equity-like instruments	51%	51%
Debt securities	46	47
Other	3	2

Total	100%	100%

The Company’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions. The plans’ asset allocation strategy reflects a long-term growth strategy with approximately 51% allocated to growth investments and 47% allocated to fixed income investments. The Company re-addresses the allocation of its investments on an annual basis.

Tyco Plastics and Adhesives Retirement Plans (Predecessor)

The Predecessor had a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. With the exception of one defined benefit plan and one multiemployer benefit plan that remain with the Company, these plans were not included as part of the net assets acquired in connection with the Apollo Berry Merger, and as such, remained with Tyco. For the period February 17, 2006 to September 29, 2006 the expense attributable to these plans, that remained with the Company, was less than $0.1 million.

Measurement Date—In fiscal 2005, the Predecessor changed the measurement date for its pension and postretirement benefit plans from September 30 to August 31 to allow management adequate time to evaluate and report the actuarial information in its Financial Statements. Accordingly, all amounts presented as of and for the year ended September 30, 2005 reflect an August 31 measurement date. The Predecessor had accounted for the change in measurement date as a change in accounting principle. The effects of this change in measurement date did not have a material effect on net periodic benefit costs.

Defined Benefit Pension Plans—The Predecessor had a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and was charged to the Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts were determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans were based on various factors, such as years of service and compensation.

The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans for the year ended September 30, 2005 was as follows:

	U.S. Plans 2005	Non-U.S. Plans 2005
Service Cost	$0.3	$0.3
Interest Cost	2.0	0.2
Expected return on plan assets	(2.1)	(0.1)
Amortization of net actuarial loss	0.8	—
Curtailment/settlement loss	—	0.3

Net periodic benefit costs	$1.0	$0.7

Weighted-average assumptions used to determine net pension costs during the period:
Discount rate	6.00%	5.68%
Expected return on plan assets	8.00%	6.75%
Rate of compensation increase	4.25%	3.62%

In determining the expected return on plan assets, the Predecessor considered the relative weighting of plan assets by class and individual asset class performance expectations as provided by its external advisors. Although the Predecessor did not buy or sell any Tyco stock as a direct investment for its pension funds, due to external investment management of the funds, the plans may have indirectly held Tyco stock. The aggregate amount of the shares would not be considered material relative to the total fund assets. The Predecessor’s funding policy was to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time.

Defined Contribution Retirement Plans—Certain employees of the Predecessor that were employed full-time were eligible to participate in Tyco’s 401(k) retirement plan. Participants elected to defer a percentage of their salary through payroll deductions and direct their contributions into different funds established by Tyco. The Predecessor provided for matching contributions in the amount of 100% of up to 5% of salary. The expense associated with the matching contribution was $6.1 million for 2005. Certain employees of the Company were also eligible to participate in Tyco’s Supplemental Executive Retirement Plan (“SERP”). This plan was nonqualified and restored the employer match that certain employees lost due to IRS limits on eligible compensation under the defined contribution plan. Expense related to the SERP was $0.2 million for 2005.

Deferred Compensation Plans—Certain employees of the Company participated in Tyco’s nonqualified deferred compensation plans, which permitted eligible employees to defer a portion of their compensation. A record keeping account was set up for each participant and the participant chose from a variety of measurement funds for the deemed investment of their accounts. The measurement funds corresponded to a number of funds in Tyco’s 401(k) plans and the account balance fluctuated with the investment returns on those funds. Deferred compensation expense was $0.3 million in fiscal 2005.

Postretirement Benefit Plans—Net periodic postretirement benefit cost for the years ended September 30, 2005 was as follows:

2005
Interest cost	$0.1
Amortization of net actuarial loss	—

Net periodic postretirement benefit cost	$0.1

Weighted-average discount rate used to determine net postretirement benefit cost during the period	5.50%

For measurement purposes, for the year ended September 30, 2005, composite annual rates of increase in the per capita cost of covered health care benefits were assumed to be 11.6%. At September 30, 2005, the composite annual rate of increase in health care benefit costs was assumed to decrease gradually to 5.0% by the year 2013 and remain at that level thereafter.

A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	0.5	(0.2)

In December 2003, the U.S. enacted into law the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a U.S. federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Certain of the Company’s retiree medical programs already provided prescription drug coverage for retirees over age 65 that were at least as generous as the benefits provided under Medicare. This Act reduced the Predecessor’s obligation in these instances. The Predecessor included the effects of the Act in its Financial Statements by reducing net periodic benefit cost by $0.3 million for the year ended September 30, 2005, and reflecting an actuarial gain which reduced its accumulated post-retirement benefit obligation by approximately $2.7 million at September 30, 2005.

8. Restructuring and Other Expenses

During February 2007, the Company conducted a facilities utilization review and made the decision to close a manufacturing operation within its Coated Products division in Meridian, Mississippi. This facility was closed during the fourth quarter of 2007, with certain of its operations transferred to other facilities.

During April 2007, the Company announced its intention to shut down a manufacturing facility within its Closed Top division located in Oxnard, California. The business from this facility has been moved to other existing facilities. Also during April 2007, the Company announced that it would close the Covalence corporate headquarters in Bedminster, NJ and the Company’s coatings division headquarters in Shreveport, LA. The reorganization was part of the integration plan to consolidate certain corporate functions at the Company’s headquarters in Evansville, Indiana and to consolidate the adhesives and coatings segment into one new segment called tapes/coatings.

During July 2007 the Company announced a restructuring of the operations within its Flexible Films division, including the closure of five manufacturing facilities in Yonkers, California; Columbus, Georgia; City of Industry, California; and Santa Fe Springs, California. The Company subsequently announced in September 2007 that they would close the Sparks, Nevada facility. The closure of these facilities is expected to be completed at the end of 2007.

The table below sets forth the Company’s estimate of the total cost of the restructuring programs, the portion recognized through September 29, 2007 and the portion expected to be recognized in a future period:

	Expected Total Costs	Recognized During Fiscal 2007	To be Recognized in Future
Severance and termination benefits	$7.8	$7.5	$0.3
Facility exit costs	16.3	11.3	5.0
Asset impairment	18.1	18.1	—

	Expected Total Costs	Recognized During Fiscal 2007	To be Recognized in Future
Other	7.0	2.2	4.8

Total	$49.2	$39.1	$10.1

The table below sets forth the significant components of the restructuring charges recognized through September 29, 2007, by segment:

	Tapes and Coatings	Flexible Films	Corporate	Rigid Closed Top	Total
Severance and termination benefits	$0.8	$3.0	$3.5	$0.2	$7.5
Facility exit costs	0.3	4.2	1.9	4.9	11.3
Asset impairment	3.4	14.7	—	—	18.1
Other	1.6	0.2	—	0.4	2.2

Total	$6.1	$22.1	$5.4	$5.5	$39.1

The table below sets forth the activity with respect to the restructuring accrual at September 30, 2006 and September 29, 2007:

	Employee Severance and Benefits	Facilities Exit Costs	Other	Non-cash Charges	Total
Balance at September 30, 2006	$—	$1.2	$—	$—	$1.2
Charges	7.5	11.3	2.2	18.1	39.1
Non-cash charges	—	—	—	$(18.1)	$(18.1)
Cash payments	(4.5)	(2.1)	(2.2)	—	(8.8)

Balance at September 29, 2007	$3.0	$10.4	$—	$—	$13.4

The employee severance and termination benefits relate to the elimination of approximately 430 employees from the various manufacturing and administrative facilities. The facilities exit costs include $10.8 million of lease termination costs related to the City of Industry, Santa Fe Springs, Yonkers, Bedminster, Shreveport and Oxnard facilities. The estimated costs are net of expected sublease income. The asset impairment charge relates to land, building and equipment located at each of the facilities, determined to be impaired as a result of the decision to close those facilities.

The restructuring costs accrued as of September 29, 2007 will result in future cash outflows. The charges recognized in the period ending September 29, 2007 have been reported as restructuring expense in these Consolidated Statements of Operations. The remaining liability as of September 29, 2007 has been included within Accrued Expenses on the Consolidated Balance Sheet.

9. Related Party Transactions

Apollo Management Fee

The Company is charged a management fee by Apollo Management, L.P., an affiliate of its principal stockholder and Graham Partners, for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $3.0 million or 1.25% of Adjusted EBITDA. In addition, Apollo and Graham have the right to terminate the agreement at any time, in which case Apollo and Graham will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to Apollo and Graham, and the employee stockholders will receive a pro rata payment based on such amount.

Old Covalence was charged a management fee by Apollo Management V, L.P., an affiliate of its principal stockholder, for the provision of management consulting and advisory services provided throughout the year. The annual management fee was the greater of $2.5 million or 1.5% of Adjusted EBITDA. This agreement was terminated effective with the Merger.

The Old Covalence fee was payable at the beginning of each fiscal year and the Company’s fee is paid quarterly. Old Covalence paid $2.5 million in the period from February 17 to September 30, 2006 and an additional $2.5 million during the year ended September 29, 2007. Old Berry Holding paid $0.7 million to entities affiliated with Apollo Management, L.P. and $0.1 million to entities affiliated with Graham Partners, Inc. for the period from February 17 to September 30, 2006. Old Berry Holding and the Company paid $2.5 million to entities affiliated with Apollo Management, L.P. and $0.5 million to entities affiliated with Graham Partners, Inc. for the fiscal year ended September 29, 2007.

Apollo Transaction Fees

In connection with the acquisition of Old Covalence Holding, Old Covalence paid a $10 million fee to entities affiliated with Apollo Management, L.P. for various services performed by it and its affiliates in connection with the transaction. In connection with the acquisition of Old Berry Group, the Company paid $18.1 million to entities affiliated with Apollo Management, L.P. and $2.3 million to entities affiliated with Graham Partners, Inc. for advisory and other services.

10. Stockholders’ Equity

In connection with the acquisition of BPC Holding Corporation, Apollo and Graham and certain employees who invested in Old Berry Group entered into a stockholders agreement. The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by Berry Group in certain circumstances.

On June 7, 2007, Group’s Board of Directors declared a special one-time dividend of $77 per common share to shareholders of record as of June 6, 2007. The dividend was paid June 8, 2007, which reduced Group’s shareholders’ equity for owned shares by approximately $530.2 million. In connection with this dividend, the Company paid a dividend of approximately $87.0 million to Berry Group. This dividend is reflected as a reduction of Contributed equity from parent.

Notes Receivable from Management

Berry Group has adopted an employee stock purchase program pursuant to which a number of non-executive employees had the opportunity to invest in Berry Group on a leveraged basis. In the event that an employee defaults on a promissory note used to purchase such shares, Berry Group’s only recourse is to the shares of Berry Group securing the note. In this manner, non-executive management acquired 98,052 shares in the aggregate at the time of the Apollo Berry Merger. Certain of these amounts were repaid by the employees in connection with the special one-time dividend.

2006 Equity Incentive Plan

In connection with Apollo’s acquisition of Old Berry Holding, Berry Group adopted an equity incentive plan pursuant to which options to acquire up to 577,252 shares of Group’s common stock may be granted (the “2006 Equity Incentive Plan”). In fiscal 2007, the plan was amended to allow for an additional 45,000 options to be granted. Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to Berry Group or by will or the laws of descent or distribution. The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights. The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of Berry Group. Options granted under the 2006 Equity Incentive Plan prior to the Merger had an exercise price per share that either (1) was fixed at the fair market value of a share of common stock on the date of grant or (2) commenced at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Some options granted under the plan become vested and exercisable over a five-year period based on continued service. Other options become vested and exercisable based on the achievement by the Company of certain financial targets. Upon a change in control, the vesting schedule with respect to certain options accelerates for a portion of the shares subject to such options. Since Berry Group’s common stock is not highly liquid, except in certain limited circumstances, the stock options may not be redeemable.

In connection with the Merger, Group modified its outstanding stock options to provide for (i) the vesting of an additional twenty percent (20%) of the total number of shares underlying such outstanding options; (ii) the conversion of options with escalating exercise prices to a fixed priced option, with no increase in the exercise price as of the date of grant of such escalating priced option; and (iii) with respect to each outstanding option, the vesting of which was contingent upon the achievement of performance goals, the deemed achievement of all such performance goals.

During fiscal 2007, the Group also clarified the anti-dilution provisions of its stock option plans to require payment of special dividends to holders of outstanding stock options. In connection with the $77 per share dividend paid in fiscal 2007, holders of vested stock options received $13.7 million, while an additional $34.5 million will be paid to nonvested option holders on the second anniversary of the dividend grant date (assuming the nonvested option holders remain employed by the Company).

This resulted in the immediate expensing of $13.7 million related to the payment of dividends on vested awards, less $0.8 million that was expensed in prior periods, and will result in $34.5 million of additional expense that will be recognized over the two-year service period beginning June 8, 2007. Of this $34.5 million, $5.3 million has been recognized as of September 29, 2007. Berry Group recognizes the offset to this expense as a liability which is held pursuant to a rabbi trust arrangement. Earnings on the rabbi trust are recognized by Berry Group and pushed down to the Company. For the year-ended September 29, 2007, the Company has recognized $0.6 million of compensation expense related to earnings on the rabbi trust holdings.

Information related to the 2006 Equity Incentive Plan is as follows:

	September 29, 2007		September 30, 2006
	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
Options outstanding, beginning of period	500,184	$100	—	$—
Options granted	135,358	100	500,184	100
Options exercised or cash settled	—	—	—	—
Options forfeited or cancelled	(16,922)	100	—	—

Options outstanding, end of period	618,620	$100	500,184	$100

Option price range at end of period	$100		$100
Options exercisable at end of period	177,605		12,000
Options available for grant at period end	3,632		77,068
Weighted average fair value of options granted during period	$19		$19

The following table summarizes information about the options outstanding at September 29, 2007:

Range of Exercise Prices	Number Outstanding at September 29, 2007	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 29, 2007
$100	618,620	9 years	$100	177,605

Shares issued under the stock-based compensation plans are usually issued from shares of common stock held in treasury. Stock compensation is included in the General and administrative line on the Consolidated Statements of Operations. As of September 29, 2007, the total remaining unrecognized compensation cost related to nonvested stock options approximated $32.2 million, which will be amortized over the weighted-average remaining requisite service period of 2 years.

2006 Old Covalence Equity Incentive Plan

Old Covalence had one share-based compensation plan, which is described below. The compensation cost that has been charged against income for that plan was $0.3 million for the period February 17, 2006 through September 30, 2006 and $0.1 million for the fiscal year ended September 29, 2007. No grants were made under this plan following the Merger.

In February 2006, Old Covalence Holding adopted the 2006 Long Term Incentive Plan (“LTIP”). Under the plan selected senior members of Old Covalence management were offered the right to purchase common and perpetual preferred stock of Old Covalence Holding. In addition to this investment, this group received stock options in direct proportion to their investment. Members of management that chose not to invest in the Company were granted 1,000 options as part of the LTIP. In addition, under the plan Holdings may grant restricted stock to employees as well as allowing employees to purchase shares of Holdings common stock. There are 900,000 authorized shares available for grant or purchase under this plan.

In connection with the Merger substantially all options outstanding under the Old Covalence LTIP were forfeited. Certain employees that continued as management in Berry Holding were granted options in the 2006 Equity Incentive Plan. No options have been exercised under the Old Covalence LTIP.

11. Segment and Geographic Data

In connection with the closing of the Merger, Berry organized its operations into four reportable segments: rigid open top, rigid closed top, flexible films, and tapes and coatings. Selected information by reportable segment is presented in the following table:

	Company		Predecessor
	Year ended September 29, 2007	Period from February 17 to September 30, 2006	Period from October 1, 2005 to February 16, 2006	Year ended September 30, 2005
Net Revenue
Flexible Films	$1,042.8	705.5	449.5	1,129.2
Tapes and Coatings	536.7	392.7	221.4	608.8
Rigid Open Top	881.3	27.0	—	—
Rigid Closed Top	598.0	19.4	—	—
Less intercompany revenue	(3.8)	(5.8)	(4.0)	(12.8)

	$3,055.0	1,138.8	666.9	1,725.2

Operating income
Flexible Films	$(23.6)	4.2	22.8	34.4
Tapes and Coatings	(10.6)	21.2	9.7	37.8
Rigid Open Top	69.9	(0.5)	—	—
Rigid Closed Top	31.7	(0.4)	—	—
Corporate—Covalence	—	(16.8)	(5.6)	(8.7)

	$67.4	7.7	26.9	63.5

Depreciation and amortization
Flexible Films	$51.2	27.6	9.6	25.4
Tapes and Coatings	38.4	22.6	5.9	16.0
Rigid Open Top	77.3	2.1	—	—
Rigid Closed Top	53.3	1.4	—	—
Corporate—Covalence	—	0.9	0.1	0.2

	$220.2	54.6	15.6	41.6

	September 29, 2007	September 30, 2006
Total Assets
Flexible Films	$683.5	676.9
Tapes and Coatings	414.8	449.9
Rigid Open Top	1,746.6	1,950.8
Rigid Closed Top	1,024.5	666.9
Corporate—Covalence	—	76.9

	$3,869.4	3,821.4

Goodwill
Flexible Films	$23.7	—
Tapes and Coatings	5.8	—
Rigid Open Top	646.3	558.4
Rigid Closed Top	456.2	430.8

	$1,132.0	989.2

12. Guarantor and Non-Guarantor Financial Information

Berry Holding, a wholly owned subsidiary of Berry Plastics Group, Inc., has notes outstanding which are fully and unconditionally guaranteed by Berry Plastics Holding Corporation’s domestic subsidiaries. Separate financial statements and other disclosures concerning the Parent Company and Guarantor Subsidiaries are not presented because they are 100% wholly owned by the Parent Company and Guarantor Subsidiaries have fully and unconditionally guaranteed such debt on a joint and several basis. The following tables present consolidating financial information for the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries of Berry Holding. The equity method of accounting is used to reflect investments of the Parent Company in its Guarantor and Non-Guarantor Subsidiaries. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. More than 95% of the Company’s revenue is in North America. In addition, more than 95% of the Company’s property and equipment is located in North America. The Company has restated its previously reported financial information for the year ended September 30, 2005 and the period from October 1, 2005 through February 16, 2006, to correctly present the financial information of the Parent Company and Guarantor Subsidiaries separately in accordance with Rule 3-10(f) of Regulation S-X.

Condensed Supplemental Consolidated or Combined Statement of Operations

	Year ended September 29, 2007
(Company)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$973.4	$1,910.4	$187.0	$(15.8)	$3,055.0
Cost of sales	888.1	1,542.2	168.9	(15.8)	2,583.4

Gross profit	85.3	368.2	18.1	—	471.6
Selling, general and administrative expenses	(78.6)	388.0	12.6	(0.5)	321.5
Restructuring and impairment charges, net	39.1	—	—	—	39.1
Other operating expenses	18.1	23.6	1.9	—	43.6

Operating income	106.7	(43.4)	3.6	0.5	67.4
Other (income) expense	—	—	—	—	—
Loss on extinguished debt	15.4	21.9	—	—	37.3
Interest expense, net	266.5	(10.9)	2.2	(20.2)	237.6
Equity in net income of subsidiaries	(9.4)	(2.0)	—	11.4	—

Income (loss) before income taxes	(165.8)	(52.4)	1.4	9.3	(207.5)
Minority interest	(2.7)	—	—	—	(2.7)

Income tax expense (benefit)	(18.0)	(72.7)	2.1	—	(88.6)

Net income (loss)	$(145.1)	$20.3	$(0.7)	$9.3	$(116.2)

	Period from February 17, 2006 to September 30, 2006
(Company)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$666.8	$385.8	$109.4	$(23.2)	$1,138.8
Cost of sales	619.6	329.0	93.1	(18.8)	1,022.9

Gross profit	47.2	56.8	16.3	(4.4)	115.9
Selling, general and administrative expenses	59.9	41.0	6.8	—	107.7
Restructuring and impairment charges, net	—	0.5	—	—	0.5

Operating income	(12.7)	15.3	9.5	(4.4)	7.7
Other (income) expense	(1.4)	(5.0)	5.1	—	(1.3)
Loss on extinguished debt	54.6	—	1.0	—	55.6
Interest expense, net	1.0	3.4	0.1	—	4.5
Equity in net income of subsidiaries	17.8	(0.3)	—	(17.5)	—

Income (loss) before income taxes	(49.1)	16.6	3.3	(21.9)	(51.1)
Minority interest	(1.8)	—	—	—	(1.8)

Income tax expense (benefit)	(16.1)	(3.7)	1.7	—	(18.1)

Net income (loss)	$(31.2)	$20.3	$1.6	$(21.9)	$(31.2)

	Period from October 1, 2005 to February 16, 2006
(Predecessor)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$420.4	$196.3	$52.8	$(2.6)	$666.9
Cost of sales	369.6	168.5	43.1	(2.2)	579.0

Gross profit	50.8	27.8	9.7	(0.4)	87.9
Charges and allocations from Tyco International, Ltd. and affiliates	1.3	9.1	—	—	10.4
Selling, general and administrative expenses	28.7	17.6	3.7	—	50.0
Restructuring and impairment charges, net	0.6	—	—	—	0.6

Operating income	20.2	1.1	6.0	(0.4)	26.9
Other (income) expense	7.9	(9.6)	1.7	—	—
Interest expense, net	1.6	0.1	0.4	—	2.1
Interest expense (income), net—Tyco International Ltd. and affiliates	7.8	(2.3)	—	—	5.5
Equity in net income of subsidiaries	14.8	—	—	(14.8)	—

Income (loss) before income taxes	17.7	12.9	3.9	(15.2)	19.3
Income tax expense (benefit)	—	—	1.6	—	1.6

Net income (loss)	$17.7	$12.9	$2.3	$(15.2)	$17.7

	Year ended September 30, 2005
(Predecessor)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net revenue, including related party revenue	$1,053.1	$549.4	$129.1	$(6.4)	$1,725.2
Cost of sales	914.6	460.2	107.9	(5.3)	1,477.4

Gross profit	138.5	89.2	21.2	(1.1)	247.8
Charges and allocations from Tyco International, Ltd. and affiliates	45.5	10.0	0.9	—	56.4
Selling, general and administrative expenses	63.5	51.5	9.6	—	124.6
Restructuring and impairment charges, net	2.9	0.1	0.3	—	3.3

Operating income	26.6	27.6	10.4	(1.1)	63.5
Other (income) expense	6.1	(12.9)	6.8	—	—
Interest expense, net	(3.3)	8.1	(0.3)	—	4.5
Interest expense (income), net—Tyco International Ltd. and affiliates	12.1	(1.0)	0.1	—	11.2
Equity in net income of subsidiaries	35.2	—	—	(35.2)	—

Income (loss) before income taxes	46.9	33.4	3.8	(36.3)	47.8
Income tax expense (benefit)	2.9	—	0.9	—	3.8

Net income (loss)	$44.0	$33.4	$2.9	$(36.3)	$44.0

Condensed Supplemental Consolidated Balance Sheet

As of September 29, 2007

($ in millions)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$0.9	$7.7	$6.0	$—	$14.6
Accounts receivable, net of allowance for doubtful accounts	135.9	207.9	28.7	—	372.5
Inventories	138.4	221.6	25.3	—	385.3
Prepaid expenses and other current assets	3.0	52.4	12.0	—	67.4

Total current assets	278.2	489.6	72.0	—	839.8
Property, plant and equipment, net	211.7	538.9	34.4	—	785.0
Intangible assets, net	218.8	2,007.1	16.2	—	2,242.1
Investment in Subsidiaries	1,588.6	—	—	(1,588.6)	—
Other assets	2.3	0.2	—	—	2.5

Total Assets	$2,299.6	$3,035.8	$122.6	$(1,588.6)	$3,869.4

Liabilities and Equity
Current liabilities:
Accounts payable	$109.7	$140.2	$13.3	$—	$263.2
Accrued and other current liabilities	78.4	100.9	10.1	—	189.4
Long-term debt—current portion	12.0	5.1	0.3	—	17.4
Intercompany accounts, net	—	—	—	—	—

Total current liabilities	200.1	246.2	23.7	—	470.0
Long-term debt	2,675.2	16.9	1.2	—	2,693.3
Deferred tax liabilities	31.1	183.9	2.7	—	217.7
Other non-current liabilities	20.3	15.2	2.9	—	38.4

Total long-term liabilities	2,726.6	216.0	6.8	—	2,949.4

Total Liabilities	2,926.7	462.2	30.5	—	3,419.4
Commitments and contingencies:
Minority interest	—	—	—	—	—
Contributions from Holdings	—	2,142.2	44.5	(1,588.6)	598.1
Stock	(409.2)	368.5	40.7	—	—
Retained earnings (deficit)	(217.6)	62.9	2.8	—	(151.9)
Cumulative translation	(0.3)	—	4.1	—	3.8

Total Equity	(627.1)	2,573.6	92.1	(1,588.6)	450.0

Total Liabilities and Equity	$2,299.6	$3,035.8	$122.6	$(1,588.6)	$3,869.4

Condensed Supplemental Combined Balance Sheet

As of September 30, 2006

(in millions)

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$62.3	$15.0	$5.8	$—	$83.1
Accounts receivable, net of allowance for doubtful accounts	124.9	204.7	27.5	—	357.1
Inventories	158.3	222.8	24.0	—	405.1
Prepaid expenses and other current assets	10.1	35.8	12.7	—	58.6

Total current assets	355.6	478.3	70.0	—	903.9
Property, plant and equipment, net	219.4	556.5	40.7	—	816.6
Intangible assets, net	1,835.6	192.1	7.7	—	2,035.4
Investment in Subsidiaries	353.2	24.1	—	(377.3)	—
Other assets	64.9	0.6	—	—	65.5

Total Assets	$2,828.7	$1,251.6	$118.4	$(377.3)	$3,821.4

Liabilities and Equity
Current liabilities:
Accounts payable	$108.2	$147.8	$16.1	$—	$272.1
Accrued and other current liabilities	63.2	102.0	8.3	—	173.5
Long-term debt—current portion	9.8	5.9	0.3	—	16.0
Intercompany accounts, net	(468.1)	417.8	45.9	4.4	—

Total current liabilities	(286.9)	673.5	70.6	4.4	461.6
Long-term debt	2,593.2	18.3	0.8	—	2,612.3
Deferred tax liabilities	47.4	199.1	3.1	—	249.6
Other non-current liabilities	0.3	20.9	1.9	—	23.1

Total long-term liabilities	2,640.9	238.3	5.8	—	2,885.0

Total Liabilities	2,354.0	911.8	76.4	4.4	3,346.6
Commitments and contingencies:
Minority interest	65.2	—	—	—	65.2
Contributions from Holdings	190.8	368.5	35.1	(403.6)	190.8
Stock	—	—	24.1	(24.1)	—
Additional paid-in capital	249.8	—	—	—	249.8
Retained deficit	(31.2)	(28.7)	(17.4)	46.1	(31.2)
Cumulative translation	0.1	—	0.2	(0.1)	0.2

Total Equity	409.5	339.8	42.0	(381.7)	409.6

Total Liabilities and Equity	$2,828.7	$1,251.6	$118.4	$(377.3)	$3,821.4

Condensed Supplemental Consolidated or Combined Statement of Cash Flows

	Year ended September 29, 2007
(Company)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$23.6	$115.6	$(1.9)	$—	$137.3

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(16.4)	(75.7)	(7.2)	—	(99.3)
Proceeds from disposal of assets	—	0.8	10.0	—	10.8
Acquisition of business net of cash acquired	(30.0)	(45.8)	—	—	(75.8)

Net cash used in investing activities	(46.4)	(120.7)	2.8	—	(164.3)

Cash Flow from Financing Activities
Borrowings of long-term debt	1,232.6	—	0.4	—	1,233.0
Equity contributions	(102.5)	—	—	—	(102.5)
Repayment of long-term debt	(1,159.0)	(2.2)	—	—	(1,161.2)
Debt financing costs	(9.7)	—	—	—	(9.7)

Net cash provided by financing activities	(38.6)	(2.2)	0.4	—	(40.4)

Effect of currency translation on cash	—	—	(1.1)	—	(1.1)
Net increase in cash and cash equivalents	(61.4)	(7.3)	0.2	—	(68.5)
Cash and cash equivalents at beginning of period	62.3	15.0	5.8	—	83.1

Cash and cash equivalents at end of period	$0.9	$7.7	$6.0	$—	$14.6

	Period from February 17 to September 30, 2006
(Company)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$50.8	$45.1	$0.8	$—	$96.7

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(18.7)	(15.4)	(0.7)	—	(34.8)
Proceeds from disposal of assets	0.6	—	0.2	—	0.8
Acquisition of business net of cash acquired	(3,205.7)	(14.7)	2.4	—	(3,218.0)

Net cash used in investing activities	(3,223.8)	(30.1)	1.9	—	(3,252.0)

Cash Flow from Financing Activities
Issuance of long-term debt	2,653.4	—	—	—	2,653.4
Equity contributions	680.8	—	—	—	680.8
Repayment of long-term debt	(50.7)	—	—	—	(50.7)
Long-term debt financing costs	(25.2)	—	—	—	(25.2)
Long-term debt refinancing costs	(45.8)	—	—	—	(45.8)

Net cash provided by financing activities	3,212.5	—	—	—	3,212.5

Effect of currency translation on cash	—	—	(1.1)	—	(1.1)
Net increase in cash and cash equivalents	39.5	15.0	1.6	—	56.1
Cash and cash equivalents at beginning of period	22.8	—	4.2	—	27.0

Cash and cash equivalents at end of period	$62.3	$15.0	$5.8	$—	$83.1

	Period from October 1, 2005 to February 16, 2006
(Predecessor)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$(126.2)	$3.8	$3.2	$—	$(119.2)

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(9.2)	(2.8)	(0.2)	—	(12.2)
Proceeds from disposal of assets	3.0	—	0.1	—	3.1
Acquisition of business net of cash acquired	—	—	—	—	—

Net cash used in investing activities	(6.2)	(2.8)	(0.1)	—	(9.1)

Cash Flow from Financing Activities
Change in book overdraft	(9.8)	(4.4)	—	—	(14.2)
Payments of capital lease obligations	(59.4)	(20.0)	—	—	(79.4)
Distributions to minority interests	(2.2)	(0.6)	2.8	—	—
Change in Predecessor parent company investment	203.8	24.4	(4.0)	—	224.2

Net cash provided by financing activities	132.4	(0.6)	(1.2)	—	130.6

Effect of currency translation on cash	—	—	(0.2)	—	(0.2)
Net increase in cash and cash equivalents	—	0.4	1.7	—	2.1
Cash and cash equivalents at beginning of period	—	0.1	2.6	—	2.7

Cash and cash equivalents at end of period	$—	$0.5	$4.3	$—	$4.8

	Year ended September 30, 2005
(Predecessor)	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$27.2	$62.0	$28.1	$—	$117.3

Cash Flow from Investing Activities
Purchase of property, plant, and equipment	(17.3)	(11.8)	(3.0)	—	(32.1)
Proceeds from disposal of assets	2.9	—	—	—	2.9
Acquisition of business net of cash acquired	—	—	—	—	—

Net cash used in investing activities	(14.4)	(11.8)	3.0	—	(29.2)

Cash Flow from Financing Activities
Change in book overdraft	(13.2)	1.1	—	—	(12.1)
Payments of capital lease obligations	(31.0)	(30.0)	(0.1)	—	(61.1)
Change in Predecessor parent company investment	32.3	(20.0)	(25.5)	—	(13.2)
Distributions to minority interests	(1.4)	(1.5)	0.1	—	(2.8)

Net cash provided by financing activities	(13.3)	(50.4)	(25.5)	—	(89.2)

Effect of currency translation on cash	—	—	0.1	—	0.1
Net increase in cash and cash equivalents	(0.5)	(0.2)	(0.3)	—	(1.0)
Cash and cash equivalents at beginning of period	0.5	0.3	2.9	—	3.7

Cash and cash equivalents at end of period	$—	$0.1	$2.6	$—	$2.7

13. Quarterly Financial Data (Unaudited)

The following table contains selected unaudited quarterly financial data for fiscal years 2007 and 2006.

	2007				2006
					Predecessor		Successor
	First	Second	Third	Fourth	First	Second	Second	Third	Fourth
Net sales	$703.6	$741.6	$807.3	$802.5	$450.2	$216.7	$205.8	$442.5	$490.5
Cost of sales	617.2	619.9	667.9	678.4	385.5	193.5	183.4	403.9	435.6

Gross profit	$86.4	$121.7	$139.4	$124.1	$64.7	$23.2	$22.4	$38.6	$54.9

Net income	$(30.3)	$(14.1)	$(46.0)	$(25.8)	$16.4	$1.3	$(1.1)	$(18.6)	$(11.5)

14. Subsequent Events

On December 19, 2007, Holding and certain of its subsidiaries entered into a sale lease back transaction pursuant to which Holding sold its manufacturing facilities located in Baltimore, Maryland; Evansville, Indiana; and Lawrence, Kansas.

On December 20, 2007, Holding acquired all of the outstanding shares of MAC Closures, Inc., a Canadian corporation, through its newly formed Subsidiary BerryMac Acquisition Limited for approximately CN$72 million. MAC Closures has manufacturing locations in Waterloo, Quebec and Oakville, Ontario.

On December 21, 2007, Holding announced that it had entered into a definitive agreement to acquire Captive Holdings, Inc., the parent company of Captive Plastics, Inc., a leading manufacturer of blow molded plastic bottles for approximately $500 million. Captive Plastics, Inc. and Berry’s rigid business have significant customer overlap, similar processes and similar products. Subject to customary closing conditions, the parties expect to close the acquisition in the first quarter of 2008.

Berry Plastics Corporation

Consolidated Balance Sheets

(In Millions of Dollars)

	December 29, 2007	September 29, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21.8	$14.6
Accounts receivable (less allowance for doubtful accounts of $13.9 at December 29, 2007 and $11.3 at September 29, 2007)	347.3	372.5
Inventories:
Finished goods	229.4	227.3
Raw materials and work in process	188.0	158.0

	417.4	385.3
Deferred income taxes	31.7	31.7
Prepaid expenses and other current assets	44.1	35.7

Total current assets	862.3	839.8
Property and equipment:
Land	38.1	42.2
Buildings and improvements	151.4	178.7
Equipment and construction in progress	782.5	735.1

	972.0	956.0
Less accumulated depreciation	206.0	171.0

	766.0	785.0
Goodwill, intangible assets and deferred costs	2,271.7	2,242.1
Other assets	2.3	2.5

	2,274.0	2,244.6

Total assets	$3,902.3	$3,869.4

Berry Plastics Corporation

Consolidated Balance Sheets (continued)

(In Millions of Dollars)

	December 29, 2007	September 29, 2007
	(Unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$275.7	$263.2
Accrued expenses and other current liabilities	196.7	189.4
Current portion of long-term debt	17.1	17.4

Total current liabilities	489.5	470.0
Long-term debt, less current portion	2,708.3	2,693.3
Deferred income taxes	195.6	217.7
Other long-term liabilities	88.6	38.4

Total liabilities	3,482.0	3,419.4
Commitments and contingencies	—	—
Stockholders’ equity:
Contributed equity from parent, net	603.0	598.1
Accumulated deficit	(183.2)	(151.9)
Accumulated other comprehensive income	0.5	3.8

Total stockholders’ equity	420.3	450.0

Total liabilities and stockholders’ equity	$3,902.3	$3,869.4

See notes to consolidated or combined financial statements.

Berry Plastics Corporation

Consolidated or Combined Statements of Operations

(Unaudited)

(In Millions of Dollars)

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Net sales	$762.7	$703.6
Cost of goods sold	653.9	617.2

Gross profit	108.8	86.4

Operating expenses:
Selling, general and administrative	81.8	74.5
Restructuring and impairment charges, net	3.5	0.3
Other operating expenses	13.0	4.1

Operating income	10.5	7.5
Other expenses	—	0.1
Interest expense, net	61.5	59.9

Loss before income taxes	(51.0)	(52.5)
Income tax benefit	(19.7)	(19.5)
Minority interest, net of tax	—	(2.2)

Net loss	$(31.3)	$(30.8)

See notes to consolidated or combined financial statements.

Berry Plastics Corporation

Consolidated or Combined Statement of Changes in Stockholders’ Equity

For Thirteen Weeks Ended December 29, 2007 and December 30, 2006

(Unaudited)

(In Millions of Dollars)

	Parent Company Investment	Accumulated Other Comprehensive Income	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance at September 30, 2006	$440.6	$0.2	$(31.2)	$409.6
Distributions—Covalence	(1.3)	—	—	(1.3)
Interest on notes receivable	(0.1)	—	—	(0.1)
Treasury stock purchases	(0.1)	—	—	(0.1)
Stock-based compensation	0.5	—	—	0.5
Translation gains	—	1.3	—	1.3	$1.3
Other comprehensive gains	—	0.6	—	0.6	0.6
Net loss	—	—	(30.8)	(30.8)	(30.8)

Balance at December 30, 2006	$439.6	$2.1	$(62.0)	$379.7	$(28.9)

	Parent Company Investment	Accumulated Other Comprehensive Income (Losses)	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance at September 29, 2007	$598.1	$3.8	$(151.9)	$450.0
Stock compensation expense	4.7	—	—	4.7
Net transfers from parent	0.2	—	—	0.2
Net loss	—	—	(31.3)	(31.3)	$(31.3)
Currency translation	—	2.3	—	2.3	2.3
Interest rate hedges	—	(5.6)	—	(5.6)	(5.6)

Balance at December 29, 2007	$603.0	$0.5	$(183.2)	$420.3	$(34.6)

See notes to consolidated or combined financial statements.

Berry Plastics Corporation

Consolidated or Combined Statements of Cash Flows

(Unaudited)

(In Millions of Dollars)

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Operating activities
Net loss	$(31.3)	$(30.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59.6	49.1
Non-cash interest expense	1.3	2.2
Non-cash compensation	4.7	0.5
Minority interest	—	(2.2)
Deferred income tax benefit	(20.7)	(19.5)
Changes in operating assets and liabilities:
Accounts receivable, net	31.0	65.3
Inventories	(29.0)	47.7
Prepaid expenses and other assets	(9.0)	7.6
Accounts payable and other liabilities	14.0	(60.1)

Net cash provided by operating activities	20.7	59.8

Investing activities
Additions to property and equipment	(38.6)	(14.2)
Proceeds from disposal of assets	82.2	—
Acquisition of business, net of cash acquired	(73.7)	(30.2)

Net cash used for investing activities	(30.1)	(44.4)

Financing activities
Proceeds from long-term borrowings	23.9	—
Payments on long-term borrowings	(9.5)	(23.4)
Equity contributions (distributions), net	0.2	(1.3)

Net cash provided by (used for) financing activities	14.6	(24.7)
Effect of exchange rate changes on cash	2.0	(0.2)

Net increase (decrease) in cash and cash equivalents	7.2	(9.5)
Cash and cash equivalents at beginning of period	14.6	83.1

Cash and cash equivalents at end of period	$21.8	$73.6

See notes to consolidated or combined financial statements.

Berry Plastics Corporation

Notes to Consolidated or Combined Financial Statements

(Unaudited)

(In millions of dollars, except as otherwise noted)

1. Background and Nature of Operations

Berry Plastics Corporation manufactures and markets plastic packaging products, plastic film products, specialty adhesives and coated products. At December 29, 2007 the Company had 57 production and manufacturing facilities, with 49 located in the United States.

On February 16, 2006, Apollo Management, L. P. (“Apollo”), an investment management firm, through its affiliate Apollo Management V., L. P., acquired substantially all of the assets and liabilities of Tyco Plastics & Adhesives under a Stock and Asset Purchase Agreement dated December 20, 2005 among Apollo Management V, L.P and its investee Covalence Specialty Materials Holding Corp. (“Old Covalence Holding”), Tyco International S.A., and Tyco Group S.à r.l. These assets and liabilities were acquired by Old Covalence Holding’s wholly owned subsidiary Covalence Specialty Materials Corp. (“Old Covalence”). As a result, Old Covalence acquired through certain equity interests of, and certain assets and liabilities held by direct and indirect operating subsidiaries of Tyco International Ltd.

Old Covalence recorded the assets and liabilities using the purchase method of accounting and, accordingly, the purchase price has been allocated to identifiable assets and liabilities based on estimated fair values at the transaction date.

On September 20, 2006, Berry Plastics Group, Inc.’s (an affiliate of Apollo and investee of Apollo Investment Fund VI, L. P.) (“Old Berry Group”) wholly owned subsidiary BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (“Apollo Berry Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Apollo Berry Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation (“Old Berry Holding”). Pursuant to the Apollo Berry Merger, Old Berry Holding was a wholly owned subsidiary of Old Berry Group, the principal stockholders of which were Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, Graham Berry Holdings, L.P. and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo. Graham Berry Holdings, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

The Apollo Berry Merger was accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to identifiable assets and liabilities based on estimated fair values at the transaction date. The impact of writing up inventory to net realizable value was $10.1 million and resulted in a charge to cost of goods sold for the period from September 20 to September 30, 2006 of $2.9 million and $7.2 million for the thirteen weeks ended December 30, 2006.

On April 3, 2007, Old Covalence Holding merged with Old Berry Group (the “Berry Covalence Merger”). Old Covalence Holding was the surviving corporation and changed its name to Berry Plastics Group, Inc. (“Berry Group”). As a result of the Berry Covalence Merger, Old Berry Holding and Old Covalence were combined as a direct subsidiary of Berry Group and retained the name Berry Plastics Holding Corporation.

Prior to the Berry Covalence Merger, Old Covalence and Old Berry Holding were considered entities under the common control of Apollo as defined in Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of Common Control in Relation to FASB Statement of Financial Accounting Standards No. 141, Business Combinations. As a result of the Berry Covalence Merger, the financial statements of these entities are being presented retroactively on a combined basis in a manner similar to a pooling of interests, and include the results of operations of each business from the date of acquisition by the Apollo affiliates.

In connection with the closing of the Berry Covalence Merger, Berry Plastics Holding Corporation adopted the fiscal year-end of the accounting acquirer (Old Covalence). The Company, therefore, adopted a September year-end and commencing with periodic reports after the consummation of the Berry Covalence Merger on April 3, 2007, began filing its periodic reports on a combined basis.

On December 29, 2007, Berry Plastics Holding Corporation completed an internal entity restructuring. Pursuant to this restructuring, effective December 28, 2007, Berry Plastics Corporation converted to Berry Plastics, LLC and then merged with and into Berry Plastics Holding Corporation. In addition, Berry Plastics Holding Corporation changed its name to Berry Plastics Corporation (“Berry” or the “Company”).

2. Basis of Presentation

The accompanying unaudited consolidated or combined financial statements of Berry have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year. The accompanying financial statements include the results of the Company and its wholly owned subsidiaries. The Company is a wholly owned subsidiary of Berry Group. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 29, 2007. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. The acquisitions by affiliates of Apollo of Old Covalence Holding and Old Berry Group have both been accounted for using the purchase method of accounting. All intercompany transactions have been eliminated.

The Company’s operating results for the thirteen weeks ended December 30, 2006 represents the combined results of operations of Old Covalence and Old Berry Holding. Minority interest for the thirteen weeks ended December 30, 2006 represents the non-Apollo equity owners share of the loss for the period. As previously disclosed in the Company’s Form 10-K, the minority interest was exchanged in connection with the Berry Covalence Merger. The Company’s operating results for the thirteen weeks ended December 29, 2007 include the consolidated operating results of the Company. The balance sheets as of December 29, 2007 and September 29, 2007 represent the consolidated balance sheets of the Company as of the respective dates. Berry has recorded expense in their financial statements related to stock compensation of Berry Group, management fees charged by Apollo and other investors to Berry Group and recorded income taxes to push down the respective amounts that relate to the consolidated or combined operations of the Company. Contributed equity from parent includes the equity from Berry Group that was invested in Berry by Apollo and other shareholders. Berry, through its wholly owned subsidiaries operates in four primary segments: rigid open top, rigid closed top, flexible films, and tapes/coatings. The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

In June 2007, Berry Group made a special one time distribution to their shareholders and option holders. The special distribution reduced Berry Group’s stockholders’ equity for owned shares by $530.2 million. The dividend was financed with a new $500.0 million senior unsecured term loan which matures in June 2014 and an $87.0 million dividend from the Company. The term loan accrues interest at LIBOR plus 625 basis points and Berry Group at its election can settle these quarterly interest payments in cash or elect a payment in kind (“PIK”) option which adds the quarterly interest to the outstanding debt balance. Berry Group’s PIK option expires in June 2012.

3. Acquisitions

Rollpak

On April 11, 2007, the Company completed its acquisition of 100% of the outstanding common stock of Rollpak Acquisition Corporation, which is the sole stockholder of Rollpak Corporation. Rollpak Corporation is a flexible film manufacturer located in Goshen, Indiana with annual net sales of approximately $50.0 million in calendar 2006 sales. The purchase price was funded utilizing cash on hand. The Rollpak acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and subject to change.

MAC Closures, Inc.

On December 19, 2007, the Company acquired 100% of the outstanding common stock of MAC Closures, Inc. (“MAC”), a plastic cap and closure manufacturer with operations located in Waterloo, Quebec and Oakville, Ontario. MAC is a fully integrated manufacturer of injection molded plastic caps and closures primarily serving the pharmaceutical, nutraceutical, personal care, amenity, and household and industrial chemical industries with 2007 calendar year sales of $37.1 million. MAC manufactures stock and custom products for U.S. and Canadian based private and national brand owners, distributors and other packaging suppliers. The purchase price was funded utilizing cash on hand from the sale-leaseback transaction discussed elsewhere in this Form 10-Q. The MAC acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and subject to change.

4. Restructuring

During February 2007, the Company conducted a facilities utilization review and approved a plan to close a manufacturing operation within its tapes/coatings division in Meridian, Mississippi. This facility was closed during the fourth quarter of fiscal 2007, with certain of its operations transferred to other facilities.

During April 2007, the Company announced its intention to shut down a manufacturing facility within its closed top division located in Oxnard, California. The business from this facility has been moved to other existing facilities. Also during April 2007, the Company announced that it would close the Old Covalence corporate headquarters in Bedminster, NJ and the Company’s tapes/coatings division headquarters in Shreveport, LA. The reorganization was part of the integration plan to consolidate certain corporate functions at the Company’s headquarters in Evansville, Indiana and to consolidate the adhesives and coatings segment into one new segment called tapes/coatings.

During July and September 2007 the Company announced a restructuring of the operations within its flexible films division, including the closure of five manufacturing facilities in Yonkers, New York; Columbus, Georgia; City of Industry, California; Santa Fe Springs, California and Sparks Nevada.

The table below sets forth the Company’s estimate of the total cost of the restructuring programs, the portion recognized through December 29, 2007 and the portion expected to be recognized in a future period:

	Expected Total Costs	Recognized through December 29, 2007	To be Recognized in Future
Severance and termination benefits	$7.8	$7.6	$0.2
Facility exit costs	16.3	13.9	2.4
Asset impairment	18.1	18.1	—
Other	7.0	3.0	4.0

Total	$49.2	$42.6	$6.6

The table below sets forth the significant components of the restructuring charges recognized through December 29, 2007, by segment:

	Tapes/ Coatings	Flexible Films	Corporate	Rigid Closed Top	Total
Severance and termination benefits	$0.8	$3.1	$3.5	$0.2	$7.6
Facility exit costs	0.3	6.8	1.9	4.9	13.9
Asset impairment	3.4	14.7	—	—	18.1
Other	2.2	0.4	—	0.4	3.0

Total	$6.7	$25.0	$5.4	$5.5	$42.6

The table below sets forth the activity with respect to the restructuring accrual at September 29, 2007 and December 29, 2007:

	Employee Severance and Benefits	Facilities Exit Costs	Other	Non-cash Charges	Total
Balance at September 30, 2006	$—	$1.2	$—	$—	$1.2
Charges	7.5	11.3	2.2	18.1	39.1
Non-cash charges	—	—	—	(18.1)	(18.1)
Cash payments	(4.5)	(2.1)	(2.2)	—	(8.8)

Balance at September 29, 2007	3.0	10.4	—	—	13.4
Charges	0.1	2.6	0.8	—	3.5
Cash payments	(0.7)	(0.6)	—	—	(1.3)

Balance at December 29, 2007	$2.4	$12.4	$0.8	$—	$15.6

The employee severance and termination benefits relate to the elimination of approximately 430 employees from the various manufacturing and administrative facilities. The facilities exit costs include $10.8 million of anticipated lease termination costs related to the City of Industry, Santa Fe Springs, Yonkers, Bedminster, Shreveport and Oxnard facilities. The estimated costs are net of expected sublease income. The asset impairment charge relates to land, building and equipment located at each of the facilities, determined to be impaired as a result of the decision to close those facilities.

The restructuring costs accrued as of December 29, 2007 will result in future cash outflows. The charges recognized in the quarter ended December 29, 2007 have been reported as restructuring expense in the consolidated statement of operations. The remaining liability as of December 29, 2007 has been included within accrued expenses on the consolidated balance sheet.

5. Goodwill, Intangible Assets and Deferred Costs

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s goodwill, intangible assets and deferred costs:

	December 29, 2007	September 29, 2007	Amortization Period
Deferred financing fees	$43.0	$43.0	Respective debt
Customer relationships	862.2	862.2	11-20 years
Goodwill	1,181.8	1,132.0	Indefinite lived
Trademarks	256.7	256.7	Indefinite lived
Other intangibles	53.5	53.3	10-20 years
Accumulated amortization	(125.5)	(105.1)

	$2,271.7	$2,242.1

6. Accrued Expenses and Other Current Liabilities

The following table sets forth the totals included in accrued expenses and other current liabilities.

	December 29, 2007	September 29, 2007
Employee compensation, payroll and other taxes	$69.7	$70.1
Interest	33.7	21.7
Restructuring	15.6	13.4
Rebates	39.0	35.9
Other	38.7	48.3

	$196.7	$189.4

7. Long-Term Debt

Long-term debt consists of the following:

	December 29, 2007	September 29, 2007
Term loan	$1,194.0	$1,194.0
Revolving line of credit	71.0	50.0
Second Priority Senior Secured Fixed Rate Notes	525.0	525.0
Second Priority Senior Secured Floating Rate Notes	225.0	225.0
11% Senior Subordinated Notes	431.4	428.2
10 1/4% Senior Subordinated Notes	265.0	265.0
Capital leases and other	14.0	23.5

	2,725.4	2,710.7
Less current portion of long-term debt	(17.1)	(17.4)

	$2,708.3	$2,693.3

The current portion of long-term debt consists of $12.0 million of quarterly installments on the term loan and $5.1 million of principal payments related to capital lease obligations.

Senior Secured Credit Facility

The Company’s senior secured credit facilities consist of a term loan in the original principal amount of $1,200 million and a $400.0 million asset based revolving line of credit. The availability under the revolving line of credit is based on the lesser of $400.0 million or on a defined borrowing base which is calculated based on available accounts receivable and inventory. The term loan matures on April 3, 2015 and the line of credit matures on April 3, 2013. The interest rate on the term loan and the line of credit were 5.25% and 5.73% at December 29, 2007, respectively. The line of credit is also subject to an unused commitment fee for unused borrowing ranging from 0.25% to 0.35% per annum and a letter of credit fee of 0.125% per annum for each letter of credit that is issued. At December 29, 2007, there was $71.0 million outstanding on the revolving credit facility. The revolving credit facility allows up to $100.0 million of letters of credit to be issued instead of borrowings under the revolving credit facility. At December 29, 2007, the Company had $31.8 million under the revolving credit facility in letters of credit outstanding. At December 29, 2007, the Company had unused borrowing capacity of $297.2 million under the revolving credit facility. The Company was in compliance with all covenants at December 29, 2007.

Second Priority Senior Secured Notes

The Company’s $750.0 million of second priority senior secured notes (“Second Priority Notes”) are comprised of (a) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (b) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at LIBOR (5.69% at December 29, 2007) plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year. The Company was in compliance with all covenants at December 29, 2007.

11% Senior Subordinated Notes

The Company’s senior subordinated notes in the original principal amount of $425.0 million (“11% Senior Subordinated Notes”) were sold in a private placement to Goldman, Sachs and Co. and are exempt from registration under the Securities Act. The notes mature in 2016. Interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, the Company can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes. The Company elected to satisfy 3% of its interest obligation ($3.2 million each) in satisfaction of its interest obligations for its September 2007 and December 2007 interest payments. The Company was in compliance with all covenants at December 29, 2007.

10 1/4% Senior Subordinated Notes

The Company’s $265.0 million in aggregate principal amount of 10 1/4% senior subordinated notes (“10 1/4% Senior Subordinated Notes”) mature on March 1, 2016. The notes are senior subordinated obligations of the Company and rank junior to all other senior indebtedness that does not contain similar subordination provisions. No principal payments are required with respect to the senior subordinated notes prior to maturity. Interest on the 10 1/4% Senior Subordinated Notes is due semi-annually on March 1 and September 1. The Company was in compliance with all covenants at December 29, 2007.

Derivative Instruments

In August 2007, the Company entered into two interest rate exchange agreements (“Swaps”) that were effective on November 5, 2007. The first agreement requires the Company to pay a fixed rate of 4.875% on $300 million of notional principal for two years to the counterparty. The counterparty pays to the Company a variable rate on the same amount of notional principal based on the three-month London Interbank Offered Rate (“LIBOR”). The second swap agreement requires the Company to pay a fixed rate of 4.92% on $300 million of notional principal for three years to the same counterparty in exchange for the same floating receipt of three-month LIBOR. The counterparty to this agreement is a global financial institution. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the agreement; however, the Company considers this risk to be low.

The Company concluded that it met the hedge accounting criteria for accounting for these swaps. The Company estimates the fair value of the Swaps identified above to be a liability of $14.2 million and $4.9 million as of December 29, 2007 and September 29, 2007, respectively, which is reflected as a part of other long-term liabilities on the accompanying consolidated balance sheet with an offset, net of tax, to accumulated other comprehensive income (loss). The fair value of the Swaps is estimated by calculating the difference between the present value of the forward LIBOR curve and the present value of the fixed rate payments that the Company will make over the life of the Swap agreements. The fair value is an estimate of the net amount that the Company would be required to pay on December 29, 2007, if the agreements were transferred to other parties or cancelled by the Company.

8. Stockholders’ Equity and Stock Option Plans

In connection with the Apollo Berry Merger, Apollo and Graham and certain employees who invested in Old Berry Group entered into a stockholders agreement. The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by Berry Group in certain circumstances.

Berry Group has adopted an employee stock purchase program pursuant to which a number of non-executive employees had the opportunity to invest in Berry Group on a leveraged basis. In the event that an employee defaults on a promissory note used to purchase such shares, Berry Group’s only recourse is to the shares of Berry Group securing the note. In this manner, non-executive management acquired 98,052 shares in the aggregate at the time of the Apollo Berry Merger. Certain of these amounts were repaid by the employees in connection with the special one-time dividend.

In connection with the Berry Covalence Merger, Berry Group modified its outstanding stock options to provide for (i) the vesting of an additional twenty percent (20%) of the total number of shares underlying such outstanding options; (ii) the conversion of options with escalating exercise prices to a fixed priced option, with no increase in the exercise price as of the date of grant of such escalating priced option; and (iii) with respect to each outstanding option, the vesting of which was contingent upon the achievement of performance goals, the deemed achievement of all such performance goals. On June 7, 2007, Berry Group’s Board of Directors declared a special one-time dividend of $77 per common share and option to shareholders of record as of June 6, 2007. This dividend reduced Berry Group’s shareholders equity for owned shares by $530.2 million. The Company recorded stock compensation expense of $4.7 million and $0.5 million for the thirteen weeks ended December 29, 2007 and December 30, 2006, respectively.

9. Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net loss, other comprehensive income (losses), and gains or losses resulting from currency translations of foreign investments. Other comprehensive income (losses) includes unrealized gains or losses on derivative financial instruments and available for sale securities and minimum pension liability adjustments. The details of comprehensive income (losses) are as follows:

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Net loss	$(31.3)	$(30.8)
Other comprehensive income (losses)	(5.6)	0.6
Currency translation income	2.3	1.3

Comprehensive loss	$(34.6)	$(28.9)

10. Income Taxes

The effective tax rate was 38.6% and 37.1% for the thirteen months ended December 29, 2007 and December 30, 2006, respectively. A reconciliation of income tax benefit, computed at the federal statutory rate, to income tax benefit, as provided for in the financial statements, is as follows:

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Income tax benefit computed at statutory rate	$(17.9)	$(18.4)
State income tax benefit, net of federal taxes	(1.1)	(2.4)
Expenses not deductible for income tax purposes	0.1	(0.2)
Change in valuation allowance	0.4	1.6
Other	(1.2)	(0.1)

Income tax benefit	$(19.7)	$(19.5)

On September 30, 2007, the Company adopted the Financial Accounting Standards Board (FASB) Final Interpretation Number 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). As of September 29, 2007, the total amount of unrecognized income tax benefits computed under FIN 48 was $3.9 million. This amount did not change with the adoption of FIN 48. The impact of the unrecognized income tax benefits computed under FIN 48, if recognized, would impact the effective income tax rate of the Company. As of September 30, 2007, the Company has not recorded any material amounts for accrued interest and penalties related to uncertain tax positions. The Company foresees no significant changes to the facts and circumstances underlying its reserves and allowances for uncertain income tax positions as reasonably possible during the next 12 months. As of September 30, 2007, the Company is subject to unexpired statutes of limitation for U.S. federal income taxes for the years 2001-2007. The Company is also subject to unexpired statutes of limitation for state income taxes ranging for years from 2001-2007.

11. Employee Retirement Plans

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Components of net period benefit cost:
Defined Benefit Pension Plans
Service cost	$—	$—
Interest cost	0.5	0.5
Expected return on plan assets	(0.6)	(0.6)

Net periodic benefit cost	$(0.1)	$(0.1)

Retiree Health Benefit Plan
Service cost	$—	$—
Interest cost	0.1	0.1
Recognized actuarial loss	—	—

Net periodic benefit cost	$0.1	$0.1

The Company expects to contribute approximately $2.8 million during fiscal 2008, of which $0.2 million was made in the thirteen weeks ended December 29, 2007 to the defined benefit pension plans and the retiree health benefit plan.

12. Sale-leaseback Transaction

On December 19, 2007, the Company entered into a sale-leaseback transaction pursuant to which it sold its manufacturing facilities located in Baltimore, Maryland; Evansville, Indiana; and Lawrence, Kansas. The

Company received proceeds of $83.0 million and used these proceeds to repay non-recourse debt on its Evansville, Indiana facility of $7.9 million and transaction costs of $0.9 million. This resulted in the Company receiving net proceeds of $74.2 million which were utilized to fund the acquisition of MAC. The sale-leaseback transaction resulted in the Company realizing a deferred gain of $41.8 million which will be offset against the future lease payments over the life of the respective leases.

13. Operating Segments

The Company is organized into four reportable segments which are the Company’s strategic business units that operate in different industries and are managed separately. The four reportable segments include: rigid open top, rigid closed top, flexible films and tapes/coatings. The rigid open top segment manufactures containers, drink cups and houseware products. The rigid closed top segment manufactures closures, bottles and prescription vials and tubes. The flexible films segment manufactures polyethylene-based film, packaging products, bags and sheeting. The tapes/coatings segment manufactures specialty adhesive products and tapes for industrial applications, including external corrosion protection products for oil, gas and water pipelines, specialty laminates and coated products principally derived from paper, film, foil and fabrics. More than 95% of the Company’s revenue is in North America. In addition, more than 95% of the Company’s property and equipment is located in North America. Selected information by reportable segment is presented in the following table:

	Thirteen Weeks Ended
	December 29, 2007	December 30, 2006
Net sales:
Rigid Open Top	$223.2	$193.7
Rigid Closed Top	148.4	143.2
Flexible Films	270.4	246.1
Tapes/Coatings	120.7	122.1
Intercompany	—	(1.5)

Total net sales	$762.7	$703.6
Operating income (loss):
Rigid Open Top	$10.1	$15.8
Rigid Closed Top	7.0	9.5
Flexible Films	(5.6)	(8.9)
Tapes/Coatings	(1.0)	(3.1)
Corporate	—	(5.8)

Total operating income	$10.5	$7.5
Depreciation and amortization:
Rigid Open Top	$23.3	$17.0
Rigid Closed Top	16.1	11.8
Flexible Films	11.0	10.8
Tapes/Coatings	9.2	9.0
Corporate	—	0.5

Total depreciation and amortization	$59.6	$49.1

	December 29, 2007	September 29, 2007
Total assets:
Rigid Open Top	$1,706.8	$1,746.6
Rigid Closed Top	1,085.1	1,024.5
Flexible Films	681.2	683.5
Tapes/Coatings	429.2	414.8

Total assets	$3,902.3	$3,869.4

14. Condensed Consolidating or Combined Financial Information

The Company has Second Priority Fixed and Floating Rate Notes and 10 1/4% Senior Subordinated Notes outstanding which are fully, jointly, severally, and unconditionally guaranteed by Berry’s domestic subsidiaries. Separate narrative information or financial statements of the Guarantor subsidiaries have not been included because they are 100% wholly owned by the parent company and the Guarantor subsidiaries unconditionally guarantee such debt on a joint and several basis. Presented below is condensed consolidating or combining financial information for the parent company, Guarantor subsidiaries and non-Guarantor subsidiaries. The equity method has been used with respect to investments in subsidiaries. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

	December 29, 2007
	Parent Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Current assets	$271.9	$501.9	$88.5	$—	$862.3
Net property and equipment	214.1	517.5	34.4	—	766.0
Other noncurrent assets	2,880.7	2,049.6	14.1	(2,670.4)	2,274.0

Total assets	$3,366.7	$3,069.1	$137.0	$(2,670.4)	$3,902.3

Current liabilities	$191.5	$272.2	$25.8	$—	$489.5
Noncurrent liabilities	2,754.9	231.1	6.5	—	2,992.5
Equity (deficit)	420.3	2,565.7	104.7	(2,670.4)	420.3

Total liabilities and equity (deficit)	$3,366.7	$3,069.0	$137.0	$(2,670.4)	$3,902.3

	September 29, 2007
	Parent Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Current assets	$278.2	$489.6	$72.0	$—	$839.8
Net property and equipment	211.7	538.9	34.4	—	785.0
Other noncurrent assets	1,809.7	2,007.3	16.2	(1,588.6)	2,244.6

Total assets	$2,299.6	$3,035.8	$122.6	$(1,588.6)	$3,869.4

Current liabilities	$200.1	$246.2	$23.7	$—	$470.0
Noncurrent liabilities	2,726.6	216.0	6.8	—	2,949.4
Equity (deficit)	(627.1)	2,573.6	92.1	(1,588.6)	450.0

Total liabilities and equity (deficit)	$2,299.6	$3,035.8	$122.6	$(1,588.6)	$3,869.4

	Thirteen Weeks Ended December 29, 2007
	Parent Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$242.4	$469.3	$51.0	$—	$762.7
Cost of goods sold	219.0	387.3	47.6	—	653.9

Gross profit	23.4	82.0	3.4	—	108.8
Selling, general, and administrative expense	24.9	52.7	4.2	—	81.8
Restructuring and impairment charges	3.5	—	—	—	3.5
Operating expenses	9.1	3.3	0.6	—	13.0

Operating income (loss)	(14.1)	26.0	(1.4)	—	10.5
Interest expense (income), net	77.7	(17.2)	1.0	—	61.5
Income taxes (benefit)	0.1	(20.7)	0.9	—	(19.7)

Net income (loss)	$(91.9)	$61.1	$(3.3)	$—	$(31.3)

Consolidating Statement of Cash Flows
Net cash flow from operating activities	$62.9	$(48.4)	$6.2	$—	$20.7
Investing activities:
Purchase of property, plant, and equipment	(14.1)	(23.7)	(0.8)	—	(38.6)
Proceeds from disposal of assets	—	82.2	—	—	82.2
Acquisition of business net of cash acquired	(73.7)	—	—	—	(73.7)

Net cash flow from investing activities	(87.8)	58.5	(0.8)	—	(30.1)

Financing activities:
Proceeds from long-term borrowings	23.9	—	—	—	23.9
Payments on long-term borrowings	—	(9.0)	(0.5)	—	(9.5)
Equity contributions (distributions), net	0.2	—	—	—	0.2

Net cash flow from financing activities	24.1	(9.0)	(0.5)	—	14.6

Effect of exchange rate changes on cash	—	—	2.0	—	2.0
Net increase (decrease) in cash and cash equivalents	(0.8)	1.1	6.9	—	7.2
Cash and cash equivalents at beginning of period	0.9	7.7	6.0	—	14.6

Cash and cash equivalents at end of period	$0.1	$8.8	$12.9	$—	$21.8

	Thirteen Weeks Ended December 30, 2006
	Parent Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Combined Statement of Operations
Net sales	$237.1	$430.6	$43.4	$(7.5)	$703.6
Cost of goods sold	226.3	356.5	41.5	(7.1)	617.2

Gross profit	10.8	74.1	1.9	(0.4)	86.4
Selling, general and administrative expense	24.1	50.8	3.7	—	78.6
Restructuring and impairment charges	0.3	—	—	—	0.3

Operating income (loss)	(13.6)	23.3	(1.8)	(0.4)	7.5
Other expense (income)	—	—	0.1	—	0.1
Interest expense, net	43.0	16.6	0.3	—	59.9
Income taxes (benefit)	(13.3)	(6.5)	0.3	—	(19.5)
Minority interest	(2.2)	—	—	—	(2.2)
Equity in net (income) loss from subsidiary	(10.3)	2.0	—	8.3	—

Net income (loss)	$(30.8)	$11.2	$(2.5)	$(8.7)	$(30.8)

Combined Statement of Cash Flows
Net cash flow from operating activities	$51.0	$10.4	$(1.6)	—	$59.8
Investing activities:
Purchase of property, plant, and equipment	(7.1)	(6.7)	(0.4)	—	(14.2)
Acquisition of business net of cash acquired	(30.2)	—	—	—	(30.2)

Net cash flow from investing activities	(37.3)	(6.7)	(0.4)	—	(44.4)

Financing activities:
Payments on long-term borrowings	(23.9)	(0.1)	0.6	—	(23.4)
Distributions to Covalence Specialty Materials Holding Corporation	(1.3)	—	—	—	(1.3)

Net cash flow from financing activities	(25.2)	(0.1)	0.6	—	(24.7)

Effect of exchange rate changes on cash	—	—	(0.2)	—	(0.2)
Net increase (decrease) in cash and cash equivalents	(11.5)	3.6	(1.6)	—	(9.5)
Cash and cash equivalents at beginning of period	62.3	15.0	5.8	—	83.1

Cash and cash equivalents at end of period	$50.8	$18.6	$4.2	$—	$73.6

15. Contingencies

The Company is party to various legal proceedings involving routine claims which are incidental to the business. Although the legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to the Company’s financial condition or results of operations.

16. Recent Financial Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.” This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact of the statement.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by GAAP; it does not create or modify any current GAAP requirements to apply fair value accounting. The standard provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. FAS 157 prescribes various disclosures about financial statement categories and amounts which are measured at fair value, if such disclosures are not already specified elsewhere in GAAP. The new measurement and disclosure requirements of FAS 157 are effective for the Company’s fiscal year beginning October 1, 2008. The Company is currently assessing the impact FAS 157 will have on its results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS No. 159”), which permits companies to choose to measure certain financial instruments and other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for the Company’s fiscal year beginning October 1, 2008. We have not determined the effect that the adoption of SFAS No. 159 will have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Based on current conditions, we do not expect the adoption of SFAS 160 to have a significant impact on the Company’s results of operations or financial position.

17. Subsequent Events

On January 22, 2008, Berry entered into an interest rate swap transaction to protect $300.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The swap agreement became effective

February 5, 2008. The swap agreement has a notional amount of $300.0 million and swaps three month variable LIBOR contracts for a fixed three year rate of 2.962%. This swap agreement expires on February 7, 2011.

On February 5, 2008, Berry completed its purchase from Captive Holdings, LLC of 100% of the outstanding capital stock (the “Shares”) of Captive Holdings, Inc., the parent company of Captive Plastics, Inc. (“Captive”). Pursuant to a Stock Purchase Agreement dated December 21, 2007 and amended on January 25, 2008 (the “Purchase Agreement”), the aggregate purchase price for the Shares was approximately $500 million, subject to certain post-closing upward or downward adjustments. Captive manufactures blow-molded bottles and injection-molded closures for the food, healthcare, spirits and personal care end markets. To finance the purchase of the Shares, Berry used the proceeds of the bridge loans made pursuant to a $520.0 million bridge facility as described in more detail on Form 8-K filed with the SEC on February 11, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Berry Plastics Holding Corporation

We have audited the accompanying consolidated balance sheets of Berry Plastics Holding Corporation (a wholly owned subsidiary of Berry Plastics Group, Inc.) as of December 30, 2006 (Company) and December 31, 2005 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor), and each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Berry Plastics Holding Corporation at December 30, 2006 (Company), and December 31, 2005 (Predecessor), and the consolidated results of its operations and its cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor) and each of the two years in the period ended December 31, 2005 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana

March 9, 2007

Berry Plastics Holding Corporation

Consolidated Balance Sheets

(In Thousands of Dollars, except per share information)

	Company	Predecessor
	December 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$19,549	$24,756
Accounts receivable (less allowance for doubtful accounts of $5,369 at December 30, 2006 and $5,766 at December 31, 2005)	145,387	140,443
Inventories:
Finished goods	111,635	101,632
Raw materials and supplies	48,885	50,716

	160,520	152,348
Deferred income taxes	21,531	22,905
Prepaid expenses and other current assets	24,416	39,037

Total current assets	371,403	379,489
Property and equipment:
Land	15,504	12,292
Buildings and improvements	83,329	92,810
Equipment and construction in progress	390,018	497,364

	488,851	602,466
Less accumulated depreciation	24,874	179,022

	463,977	423,444
Intangible assets:
Deferred financing fees, net	41,763	18,333
Customer relationships, net	504,663	255,981
Goodwill	989,181	495,258
Trademarks, net	182,200	47,065
Other intangibles, net	15,469	28,260

	1,733,276	844,897

Total assets	$2,568,656	$1,647,830

Berry Plastics Holding Corporation

Consolidated Balance Sheets (continued)

(In Thousands of Dollars, except per share information)

	Company	Predecessor
	December 30, 2006	December 31, 2005
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$89,030	$64,970
Accrued interest	26,010	20,165
Employee compensation, payroll and other taxes	37,113	43,915
Accrued expenses and other current liabilities	31,297	34,730
Current portion of long-term debt	12,400	13,928

Total current liabilities	195,850	177,708
Long-term debt, less current portion	1,860,474	1,146,692
Deferred income taxes	197,801	94,934
Other long-term liabilities	20,344	25,108

Total liabilities	2,274,469	1,444,442

Stockholders’ equity:
Common stock; $.01 par value: 200,000,000 shares authorized; 4,931,011 shares issued and outstanding at December 30, 2006	49	—
Additional paid-in capital	493,581	346,943
Adjustment of the carryover basis of continuing stockholders	(173,422)	(196,603)
Notes receivable—common stock	(9,935)	(14,273)
Treasury stock: 629 shares	(63)	—
Common Stock (Predecessor)	—	34
Treasury Stock (Predecessor)	—	(3,547)
Retained earnings	(18,065)	58,969
Accumulated other comprehensive income	2,042	11,865

Total stockholders’ equity	294,187	203,388

Total liabilities and stockholders’ equity	$2,568,656	$1,647,830

See notes to consolidated financial statements.

Berry Plastics Holdings Corporation

Consolidated Statements of Operations

(In Thousands of Dollars)

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 01/01/06- 09/19/06	Year ended December 31, 2005	Year ended January 1, 2005
Net sales	$383,288	$1,048,476	$1,169,704	$814,213
Cost of goods sold	316,939	839,429	943,370	639,329

Gross profit	66,349	209,047	226,334	174,884
Operating expenses:
Selling	10,253	28,255	34,145	26,361
General and administrative	17,369	43,885	49,477	38,518
Research and development	2,373	5,455	6,131	3,825
Amortization of intangibles	7,554	15,127	15,574	6,513
Merger expenses	—	70,122	—	—
Other expenses	4,325	4,744	5,218	5,791

Operating income	24,475	41,459	115,789	93,876
Other expense (income):
Unrealized loss (gain) on investment in Southern Packaging	—	(299)	1,354	—

Income before interest and taxes	24,475	41,758	114,435	93,876
Interest:
Expense	47,773	64,710	74,445	54,076
Loss on extinguished debt	5,875	34,041	7,045	—
Income	(302)	(901)	(1,171)	(891)

Income (loss) before income taxes	(28,871)	(56,092)	34,116	40,691
Income tax expense (benefit)	(10,806)	1,011	14,325	17,740

Net income (loss)	$(18,065)	$(57,103)	$19,791	$22,951

See notes to consolidated financial statements.

Berry Plastics Holdings Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(In Thousands of Dollars)

	Common Stock	Additional Paid-In Capital	Adjustment of the carryover basis of continuing stockholders	Notes receivable – common stock	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total	Comprehensive Income
Predecessor:
Balance at December 27, 2003	$34	$344,363	$(196,603)	$(14,157)	$(1,972)	$16,227	$4,699	$152,591

Issuance of common stock	—	53	—	—	—	—	—	53	—
Collection on notes receivable	—	—	—	73	—	—	—	73	—
Purchase of treasury stock	—	—	—	—	(192)	—	—	(192)	—
Sale of treasury stock	—	—	—	—	115	—	—	115	—
Interest on notes receivable	—	—	—	(772)	—	—	—	(772)	—
Stock-based compensation	—	585	—	—	—	—	—	585	—
Translation gain	—	—	—	—	—	—	2,743	2,743	2,743
Other comprehensive gains	—	—	—	—	—	—	5,744	5,744	5,744
Net income	—	—	—	—	—	22,951	—	22,951	22,951

Balance at January 1, 2005	34	345,001	(196,603)	(14,856)	(2,049)	39,178	13,186	183,891	31,438

Collection on notes receivable	—	—	—	1,361	—	—	—	1,361	—
Purchase of treasury stock	—	(15)	—	—	(5,498)	—	—	(5,513)	—
Sale of treasury stock	—	(195)	—	—	4,000	—	—	3,805	—
Interest on notes receivable	—	—	—	(778)	—	—	—	(778)	—
Stock-based compensation	—	2,152	—	—	—	—	—	2,152	—
Translation losses	—	—	—	—	—	—	(3,225)	(3,225)	(3,225)
Other comprehensive gains	—	—	—	—	—	—	1,904	1,904	1,904
Net income	—	—	—	—	—	19,791	—	19,791	19,791

Balance at December 31, 2005	34	346,943	(196,603)	(14,273)	(3,547)	58,969	11,865	203,388	18,470

Berry Plastics Holdings Corporation

Consolidated Statements of Changes in Stockholders’ Equity (continued)

(In Thousands of Dollars)

	Common Stock	Additional Paid-In Capital	Adjustment of the carryover basis of continuing stockholders	Notes receivable – common stock	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total	Comprehensive Income
Collection on notes receivable	—	—	—	3,234	—	—	—	3,234	—
Purchase of treasury stock	—	(204)	—	—	(827)	—	—	(1,031)	—
Sale of treasury stock	—	—	—	—	873	—	—	873	—
Interest on notes receivable	—	—	—	(488)	—	—	—	(488)	—
Stock-based compensation	—	12,638	—	—	—	—	—	12,638	—
Translation gains	—	—	—	—	—	—	2,145	2,145	2,145
Other comprehensive losses	—	—	—	—	—	—	(6,328)	(6,328)	(6,328)
Net loss	—	—	—	—	—	(57,103)	—	(57,103)	(57,103)
Redemption of predecessor stock	(34)	(359,377)	196,603	11,527	3,501	(1,866)	(7,682)	(157,328)	61,286

Balance at September 19, 2006	—	—	—	—	—	—	—	—	—

Company:
Fair value adjustment on rolled stock	—	—	(173,422)	—	—	—	—	(173,422)	—
Issuance of common stock	49	493,052	—	(9,805)	—	—	—	483,296	—
Purchase of treasury stock	—	—	—	—	(148)	—	—	(148)	—
Sale of treasury stock	—	—	—	—	85	—	—	85	—
Interest on notes receivable	—	—	—	(130)	—	—	—	(130)	—
Stock-based compensation	—	529	—	—	—	—	—	529	—
Translation gains	—	—	—	—	—	—	1,358	1,358	1,358
Other comprehensive gains	—	—	—	—	—	—	684	684	—
Net loss	—	—	—	—	—	(18,065)	—	(18,065)	(18,065)

Balance at December 30, 2006	$49	$493,581	$(173,422)	$(9,935)	$(63)	$(18,065)	$2,042	$294,187	$(16,707)

See notes to consolidated financial statements.

Berry Plastics Holding Corporation

Consolidated Statements of Cash Flows

(In Thousands of Dollars)

	Company	Predecessor
	Period from 09/20/06- 12/30/06	Period from 01/01/06- 09/19/06	Year ended December 31, 2005	Year ended January 1, 2005
Operating activities
Net income (loss)	$(18,065)	$(57,103)	$19,791	$22,951
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	24,634	62,044	73,146	54,303
Non-cash interest expense	1,582	1,369	1,945	1,862
Loss on extinguished debt	5,875	34,041	7,045	—
Amortization of intangibles	7,554	15,127	15,574	6,513
Non-cash compensation	529	2,856	2,152	585
Unrealized loss (gain) on investment	—	(299)	1,354	—
Deferred income taxes (benefit)	(10,746)	—	12,769	16,772
Merger expenses	—	70,122	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	10,562	(14,582)	(13,004)	(7,216)
Inventories	16,523	(14,214)	(8,720)	(27,200)
Prepaid expenses and other assets	2,794	3,697	309	(7,022)
Accrued interest	26,010	(10,300)	1,349	683
Payables and accrued expenses	(29,988)	40,694	(12,164)	13,002

Net cash provided by operating activities	37,264	133,452	101,546	75,233
Investing activities
Additions to property and equipment	(15,002)	(77,060)	(57,829)	(52,624)
Proceeds from disposal of property and equipment	16	71	2,223	2,986
Proceeds from working capital settlement on business acquisition	—	—	—	7,397
Investment in Southern Packaging	—	—	—	(3,236)
Acquisitions of businesses	(2,290,341)	—	(464,392)	—

Net cash used for investing activities	(2,305,327)	(76,989)	(519,998)	(45,477)
Financing activities
Proceeds from long-term borrowings	1,850,832	—	465,052	880
Payments on long-term borrowings	(3,485)	(84,845)	(12,882)	(55,996)
Proceeds from notes receivable	—	3,234	1,361	73
Issuance of common stock	483,296	—	—	53
Purchase of treasury stock	(148)	(1,031)	(5,513)	(192)
Sale of treasury stock	85	873	3,805	115
Debt financing costs	(43,348)	—	(8,637)	(641)

Net cash provided by (used for) financing activities	2,287,232	(81,769)	443,186	(55,708)
Effect of exchange rate changes on cash	380	550	(242)	24

Net increase (decrease) in cash and cash equivalents	19,549	(24,756)	24,492	(25,928)

Cash and cash equivalents at beginning of period	—	24,756	264	26,192

Cash and cash equivalents at end of period	$19,549	$—	$24,756	$264

See notes to consolidated financial statements.

Berry Plastics Holding Corporation

Notes to Consolidated Financial Statements

(In thousands of dollars, except as otherwise noted)

Note 1. Organization

Berry Plastics Holding Corporation (“Holding”, formerly BPC Holding Corporation), through its wholly-owned subsidiary Berry Plastics Corporation (“Berry” or the “Company”) and its wholly-owned subsidiaries, manufactures and markets plastic packaging products. Holding is a wholly-owned subsidiary of Berry Plastics Group, Inc. (“Group”). Holding’s fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to “2006”, “2005,” and “2004,” relate to the fiscal years ended December 30, 2006, December 31, 2005, and January 1, 2005, respectively. Due to the merger (see Note 3), fiscal 2006 consists of two separate periods of January 1, 2006 to September 19, 2006 (Predecessor) and September 20, 2006 to December 30, 2006 (Company).

Note 2. Summary of Significant Accounting Policies

Consolidation and Business

The consolidated financial statements include the accounts of Holding and its wholly-owned subsidiary Berry Plastics Corporation, and Berry’s subsidiaries, all of which are wholly-owned. The financial presentation presented in the Holding financial statements as of December 30, 2006 and for the period from September 20, 2006 to December 30, 2006 reflects all expenses incurred by Group. Holding has recorded expense in their financial statements to reflect expense related to stock compensation, management fees and income taxes, as Group files a consolidated income tax return. In addition, the equity structure of Group has been pushed down to Holding to mirror the capital structure of Group. Intercompany accounts and transactions have been eliminated in consolidation. Holding, through its wholly-owned subsidiary Berry Plastics Corporation and its wholly owned subsidiaries, operates in two primary segments: open top and closed top. The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

Purchases of various densities of plastic resin used in the manufacture of the Company’s products aggregated approximately $461.7 million and $385.0 million in 2006 and 2005, respectively. Dow Chemical Corporation was the largest supplier of the Company’s total resin material requirements, representing approximately 25% and 29% of such resin requirements in 2006 and 2005, respectively. The Company also uses other suppliers such as Basell, Nova, Total, Lyondell, Chevron, ExxonMobil, Sunoco, and Huntsman to meet its resin requirements.

Cash and Cash Equivalents

All highly liquid investments with maturity of three months or less at the date of purchase are considered to be cash equivalents.

Accounts Receivable

The allowance for doubtful accounts is analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience. Additionally, the allowance for doubtful accounts includes a reserve for cash discounts that are offered to some customers for prompt payment. The following table summarizes the activity by period for the allowance for doubtful accounts, excluding the activity related to cash discounts due to its volume.

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Balance at beginning of period	$6,277	$5,766	$3,207	$2,717
Charged to costs and expenses	(1,031)	21	592	323
Allocated to other accounts (1)	—	—	1,851	—
Deductions and currency translation (2)	123	490	116	167

Balance at end of period	$5,369	$6,277	$5,766	$3,207

(1)	Primarily relates to purchase of accounts receivable and related allowance through acquisitions.
(2)	Uncollectible accounts written off, net of recoveries, and currency translation on foreign operations.

Inventories

Inventories are valued at the lower of cost (first in, first out method) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease life. Repairs and maintenance costs are charged to expense as incurred.

Intangible Assets

Deferred financing fees are being amortized using the straight-line method over the lives of the respective debt agreements.

Customer relationships are being amortized using the straight-line method over the estimated life of the relationships which is 20 years.

The goodwill acquired represents the excess purchase price over the fair value of the net assets acquired in the Merger (see Note 3 below). These costs are reviewed annually for impairment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Assets are allocated to reporting units (open top or closed top) based on the assets for each facility within each segment. For facilities that manufacture and sell products for both segments, the assets are allocated based on the net sales of each segment.

Trademarks that are expected to remain in use, which are indefinite lived intangible assets, are reviewed for impairment annually pursuant to SFAS No. 142.

Other intangibles, which include patents, are being amortized using the straight-line method over the estimated life of the technology ranging from ten to twenty years, with a weighted-average life of 15 years.

Long-lived Assets

Long-lived assets are reviewed for impairment in accordance with SFAS No. 144 whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. Fair value is determined based upon discounted cash flows or appraisals as appropriate. Long-lived assets that are held for sale are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. No impairments were recorded in these financial statements.

Derivative Financial Instruments

The Company has in the past used interest rate hedge instruments to manage a portion of its interest rate exposures. In 2004, the Company also entered into resin forward contracts, which became effective in 2005, to manage certain resin price exposures. These instruments are entered into to manage market risk exposures and are not used for trading purposes. The Company recognizes all derivative transactions as either assets or liabilities at fair value in the balance sheet.

Derivatives used for hedging purposes must be designated as, and effective as, a hedge of the identified risk exposure at the designation of the contract. Accordingly, changes in the market value of the derivative contract must be highly correlated with changes in the market value of the underlying hedged item at inception of the hedge and over the life of the hedge contract. The change in fair value of the effective portion of a hedge contract is deferred in other accumulated comprehensive income (loss). Any derivative instrument terminated, designated but no longer effective as a hedge, or initially not effective as a hedge would be recorded at market value and the related gains and losses would be recognized in earnings. Derivatives not designated as hedges are adjusted to fair value through the consolidated statement of operations. Management routinely reviews the effectiveness of the use of derivative instruments. Gains and losses from hedges of anticipated transactions are classified in the statement of operations upon recording the related hedge transaction in the statement of operations consistent with the accounting treatment of the items being hedged.

Foreign Currency Translation

Assets and liabilities of most foreign subsidiaries are translated at exchange rates in effect at the balance sheet date, and the statements of operations are translated at the average monthly exchange rates for the period. Translation gains and losses are recorded as a component of accumulated other comprehensive income in stockholders’ equity. Foreign currency transaction gains and losses are included in net income (loss).

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”) and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Shipping and handling costs are included in cost of sales.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (Revised 2004,) Share-Based Payment (“SFAS 123R”), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method and recorded $2.9 million for the period from January 1, 2006 to September, 20, 2006 and $0.5 million for the period from September 20, 2006 to December 30, 2006 of non-cash charges for stock compensation related to amortization of the fair value of unvested stock options. Under this method, the Company recognized compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service had not yet been rendered as of January 1, 2006. In addition, the Company recognized compensation cost on new grants based upon the grant date fair value of those awards calculated under SFAS 123R. Accordingly, we have not restated prior period amounts.

In connection with the adoption of SFAS 123R, we reassessed the valuation methodology for stock options and the related input assumptions. As a result, beginning with stock options granted in 2006, the Company utilized a Black Scholes and lattice-based option valuation model for estimating the fair value of the stock options. The models allow for the use of a range of assumptions. Expected volatilities utilized in the lattice model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. T he risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The lattice model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected life of the grants are derived from historical experience and expected behavior. The fair value for options granted by Group have been estimated at the date of grant using a Black Scholes or lattice option pricing model, generally with the following weighted average assumptions:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year ended December 31, 2005	Year ended January 1, 2005
Risk-free interest rate	4.5%	4.5%	4.5%	3.1%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Volatility factor	.20	.25	.25	.25
Expected option life	6.0 years	5.0 years	5.0 years	5.0 years

Prior to the adoption of SFAS No. 123R, we used the intrinsic value method prescribed in APB 25 and also followed the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, (“SFAS No. 148”); which required certain disclosures on a pro forma basis as if the fair value method had been followed for accounting for such compensation. The following table presents the pro forma effect on net income as if we had applied the fair value method to measure compensation cost prior to our adoption of SFAS No. 123R:

	Predecessor	Predecessor
	Year Ended December 31, 2005	Year Ended January 1, 2005
Reported net income	$19,791	$22,951
Stock-based employee compensation expense included in reported income, net of tax	1,291	351
Total stock-based employee compensation expense determined under fair value based method, for all awards, net of tax	(2,508)	(2,294)

Pro forma net income	$18,574	$21,008

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the Consolidated Statements of Operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (losses). Other comprehensive income (losses) includes unrealized gains or losses on derivative financial instruments, unrealized gains or losses resulting from currency translations of foreign investments, and adjustments to record the minimum pension liability prior to the adoption of SFAS No. 158.

Pension

Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. Periodically, the Company evaluates the discount rate and the expected return on plan assets in its defined benefit pension and retiree health benefit plans. In evaluating these assumptions, the Company considers many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers. As further discussed in Note 9, the Company has adopted SFAS No. 158 effective December 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis, the Company reviews its estimates and assumptions. The Company’s estimates were based on its historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but management does not believe such differences will materially affect the Company’s financial position or results of operations.

Reclassifications

Certain amounts in the prior year financial statements and related notes have been reclassified to conform to the current year presentation.

Impact of Recently Issued Accounting Standards

The Company adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. The adoption of SFAS No. 154 did not have an impact on the Company’s results of operations or financial position.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by U.S. generally accepted accounting principles (“GAAP”); it does not create or modify any current

GAAP requirements to apply fair value accounting. The standard provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. FAS 157 prescribes various disclosures about financial statement categories and amounts which are measured at fair value, if such disclosures are not already specified elsewhere in GAAP. The new measurement and disclosure requirements of FAS 157 are effective for the Company in the first quarter of 2008. The Company does not expect the adoption of FAS 157 to have a significant impact on the Company’s results of operations or financial position.

In September 2006, the Financial Accounting Standards Board issued FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans–an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. FAS 158 requires employers to recognize the over- or under-funded status of defined benefit plans and other postretirement plans in the statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, FAS 158 requires employers to measure the funded status of plans as of the date of the year-end statement of financial position. The recognition and disclosure provisions of FAS 158 are effective for fiscal years ending after December 15, 2006, while the requirement to measure plan assets and benefit obligations as of a company’s year-end date is effective for fiscal years ending after December 15, 2008 (the Company currently uses the fiscal year ending date as the measurement date). As further discussed in Note 9, the Company has adopted SFAS No. 158 effective December 30, 2006, the effect by which was not material.

In June 2006, the FASB issued Interpretation No. 48, Accounting for “Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 becomes effective on January 1, 2007, and the Company does not expect the adoption of FIN 48 to have a significant impact on the Company’s results of operations or financial position.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 requires entities to quantify the effects of unadjusted errors using both a balance sheet and an income statement approach. Entities are required to evaluate whether either approach results in a quantifying misstatement that is material. The Company adopted SAB 108 effective 2006. The adoption of SAB 108 did not have an impact on the Company’s results of operations or financial position.

Note 3. The Merger

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Merger, Holding is a wholly-owned subsidiary of Group, the principal stockholders of which are Apollo Investment Fund VI, L.P., AP Berry Holdings, LLC, an affiliate of Graham Partners II, L.P., and management. Apollo Investment Fund VI, L.P. and AP Berry Holdings, LLC are affiliates of Apollo Management, L.P. (the “Buyer”), which is a private investment firm. Graham Partners II, L.P. is an affiliate of Graham Partners, Inc. (“Graham”), a private equity firm.

The total amount of funds required to consummate the Merger and to pay fees related to the Merger was $2.4 billion. The Merger was primarily funded with (1) the issuance of $750.0 million aggregate principal amount of second priority senior secured notes, (2) new borrowings of $675.0 million in Term B loans, (3) the issuance of $425.0 million aggregate principal amount of senior subordinated notes, and (4) contributed equity. The seller used the proceeds received from the Merger to repay the outstanding indebtedness and accrued interest of $726.9 million under the term loans from the old senior secured credit facility and $335.0 million plus accrued interest and tender fees to repurchase all of the outstanding 10 3/4% senior subordinated notes payable due 2012. The Buyer and its affiliates own 72% of the common stock of Group. The remaining common stock is primarily held by an affiliate of Graham Partners II, L.P., which owns 10% and members of Berry’s management which own 16%.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The allocation is preliminary and is subject to change. The Company is amortizing its definite lived intangible assets over a weighted-average life of 20 years. The impact of writing up inventory to net realizable value resulted in a charge to cost of goods sold for the period from September 20 to December 30, 2006 of $10.1 million. The Company has applied the provisions of Emerging Issues Task Force 88-16, whereby, the carryover equity interests of certain management shareholders from the Predecessor to the Successor were recorded at their Predecessor basis. The application of these provisions has preliminarily reduced stockholders’ equity and intangibles by $173.4 million. In connection with the Merger, the Predecessor incurred Merger related expenses of $70.1 million, consisting primarily of investment banking fees, bonuses to management, non-cash acceleration and modification of stock option awards, and legal costs. In addition, as a result of extinguishing the debt in connection with the Merger, the Predecessor recognized a loss on debt extinguishment of $34.0 million primarily consisting of tender premiums paid in connection with redeeming the 10 3/4% senior subordinated notes payable, write-off of deferred financing fees associated with the senior subordinated notes payable and the old senior secured credit facility, and the termination of interest rate swaps. The following table summarizes the allocation of purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition.

September 20, 2006
Current assets	$389,318
Property and equipment	473,160
Goodwill	989,181
Customer relationships	511,900
Trademarks	182,200
Other intangibles	59,045

Total assets	2,604,804

Current liabilities	197,449
Long-term liabilities	2,103,357

Total liabilities	2,300,806

Net assets acquired	$303,998

The $304.0 million of net assets acquired consists of Apollo, Graham and management’s $428.8 million cash contribution and $31.8 million of carryover basis in rollover stock, net of the $5.9 million charge to loss on extinguished debt for bridge financing fees arranged to fund the Merger but not utilized and a $150.7 million deemed cash dividend to the selling shareholders that was required to be recognized by Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions.

Note 4. Recent Acquisitions

On April 11, 2005, a subsidiary of Berry, Berry Plastics de México, S. de R.L. de C.V., acquired all of the injection molding closure assets from Euromex Plastics, S.A. de C.V. (“Euromex”), an injection molding manufacturer located in Toluca, Mexico (the “Mexico Acquisition”), for aggregate consideration of approximately $8.2 million. The purchase price was allocated to fixed assets ($4.1 million), inventory ($1.6 million), goodwill ($0.7 million), and other intangibles ($1.8 million). The purchase was financed through borrowings under the Company’s prior revolving line of credit and cash on hand. The operations from the Mexico Acquisition are included in Berry’s operations since the acquisition date.

On June 3, 2005, Berry acquired Kerr Group, Inc. (“Kerr”) for aggregate consideration of approximately $454.8 million (the “Kerr Acquisition”), including direct costs associated with the acquisition. The operations from the Kerr Acquisition are included in Berry’s operations since the acquisition date. The purchase price was financed through additional term loan borrowings under an amendment to Berry’s prior senior secured credit facility and cash on hand. In accordance with EITF 95-3, the Company established opening balance sheet reserves of $2.7 million related to plant shutdown and severance costs, of which payments totaling $1.0 million and $0.5 million were made in 2006 and 2005, respectively.

The pro forma financial results presented below are unaudited and assume that the Kerr Acquisition and the Merger occurred at the beginning of the respective period. Pro forma results have not been adjusted to reflect the Mexico Acquisition as they do not differ materially from the pro forma results presented below. The information presented is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Kerr Acquisition or Merger been consummated at the beginning of the respective period, nor are they necessarily indicative of future operating results. Further, the information reflects only pro forma adjustments for additional interest and amortization expense, elimination of Berry’s write off of deferred financing fees and Merger related expenses, and the elimination of Kerr’s closing expenses, net of the applicable income tax effects.

	Unaudited
	Year ended December 30, 2006	Year ended December 31, 2005	Year ended January 1, 2005
Pro forma net sales	$1,431,764	$1,338,019	$1,189,059
Pro forma net loss	$(19,488)	$(40,322)	$(39,623)

Note 5. Intangible Assets and Deferred Costs

Intangible assets and deferred costs consist of the following:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Deferred financing fees	$43,348	$24,402
Customer relationships	511,900	275,614
Goodwill	989,181	495,258
Trademarks	182,200	49,588
Technology-based	15,785	27,206
Covenants not to compete and other	—	4,613
Accumulated amortization	(9,138)	(31,784)

	$1,733,276	$844,897

The increase in the intangible assets is primarily the result of intangible assets acquired or revalued in connection with the Merger consistent with purchase accounting. Also, as a result of the Merger, the Predecessor expensed $16.1 million of unamortized deferred financing costs for the period from January 1, 2006 to September 19, 2006.

Future amortization expense for definite lived intangibles at December 30, 2006 for the next five fiscal years is approximately $32.3 million each year for fiscal 2007, 2008, 2009, 2010, and 2011, respectively.

Note 6. Long-Term Debt

Long-term debt consists of the following:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Term loans	$673,313	$791,025
Revolving line of credit	—	—
Italian revolving line of credit	874	—
Second Priority Senior Secured Fixed Rate Notes	525,000	—
Second Priority Senior Secured Floating Rate Notes	225,000	—
Senior Subordinated Notes	425,000	—
Capital leases	23,687	26,896
Berry 10 3/4% Senior Subordinated Notes	—	335,000
Debt premium on 10 3/4% Notes, net	—	7,699

	1,872,874	1,160,620
Less current portion of long-term debt	12,400	13,928

	$1,860,474	$1,146,692

Senior Secured Credit Facility (Company)

On September 20, 2006, the Company entered into a credit agreement and a related guarantee and collateral agreement with a syndicate of lenders. This senior secured credit facility (the “Credit Facility”) provides financing of up to $875.0 million, consisting of (1) $675.0 million in term loans and (2) a $200.0 million revolving credit facility. The interest rates per annum applicable to loans under the Credit Facility are, at the Company’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case, plus an applicable margin. The alternate base rate means the greater of (1) Credit Suisse’s prime rate and (2) one-half of 1.0% over the weighted average of rates on overnight Federal Funds. The Company also pays a customary commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum (subject to reduction upon attainment of certain leverage ratios) and letter of credit and agency fees.

The Credit Facility requires a prepayment on outstanding term loans, subject to certain exceptions, with (1) beginning with the first full fiscal year after the closing, 50% (which percentage can be as low as 0% upon the achievement of certain leverage ratios) of excess cash flow less the amount of certain voluntary prepayments, (2) so long as our total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances, and (3) so long as the total net first lien leverage ratio is above a certain threshold, 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months. The Company may voluntarily repay outstanding loans under the Credit Facility at any time without premium or penalty.

The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on September 20, 2013. Principal amounts outstanding under the revolving credit facility will be due and payable in full on September 20, 2012. All obligations under the Credit Facility are unconditionally guaranteed by Group and, subject to certain exceptions, each existing and future direct and indirect domestic subsidiary. All obligations under the Credit Facility and the guarantees of those obligations are secured by substantially all assets of the Company and each subsidiary guarantor subject to certain exceptions: (1) a first priority pledge of all equity interests of the Company, a pledge of 100% of the equity interests of all guarantors and a first priority pledge of 65% of the voting equity interests of certain foreign subsidiaries; and (2) a first priority security interest in substantially all tangible and intangible assets of the Company and each subsidiary guarantor.

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments. In addition, the Credit Facility requires the Company to maintain the total net first lien leverage ratio below a certain ratio and also contains certain customary affirmative covenants and events of default. The Company was in compliance with all the financial and operating covenants at December 30, 2006. At December 30, 2006, there were no borrowings outstanding on the revolving credit facility. The revolving credit facility allows up to $50.0 million of letters of credit to be issued instead of borrowings under the revolving credit facility. At December 30, 2006 and December 31, 2005, the Company had $14.7 million under the Credit Facility and $14.7 million under the prior credit facility, respectively, in letters of credit outstanding. At December 30, 2006, the Company had unused borrowing capacity of $185.3 million under the revolving line of credit.

Second Priority Senior Secured Notes (Company)

On September 20, 2006, Holding issued $750.0 million of second priority senior secured notes (“Second Priority Notes”) comprised of (1) $525.0 million aggregate principal amount of 8 7/8% second priority fixed rate notes (“Fixed Rate Notes”) and (2) $225.0 million aggregate principal amount of second priority senior secured floating rate notes (“Floating Rate Notes”). The Second Priority Notes mature on September 15, 2014. Interest on the Fixed Rate Notes is due semi-annually on March 15 and September 15. The Floating Rate Notes bear interest at a rate of LIBOR plus 3.875% per annum, which resets quarterly. Interest on the Floating Rate Notes is payable quarterly on March 15, June 15, September 15 and December 15 of each year.

The Second Priority Notes are secured by a second priority security interest in the collateral granted to the collateral agent under the Credit Facility for the benefit of the holders and other future parity lien debt that may be issued pursuant to the terms of the indenture. These liens will be junior in priority to the liens on the same collateral securing the Credit Facility and to all other permitted prior liens. The Second Priority Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by each domestic subsidiary that guarantees the Credit Facility. The Second Priority Notes contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividend and other restricted payments.

On or after September 15, 2010 and 2008, the Company may redeem some or all of the Fixed Rate Notes and Floating Rate Notes, respectively, at specified redemption prices. Additionally, on or prior to September 15, 2009 and 2008, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes and Floating Rate Notes, respectively, with the net proceeds of specified equity offerings at specified redemption prices. If a change of control occurs, the Company must give holders of the Second Priority Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

Senior Subordinated Notes (Company)

On September 20, 2006, the Company issued $425.0 million in aggregate principal amount of senior subordinated notes (“Senior Subordinated Notes”) to affiliates of Goldman, Sachs and Co. in a private placement that is exempt from registration under the Securities Act. The Senior Subordinated Notes are unsecured, senior subordinated obligations and are guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee the Credit Facility and the Second Priority Notes. The Senior Subordinated Notes mature in 2016 and bear interest at a rate of 11% per annum. Such interest is payable quarterly in cash; provided, however, that on any quarterly interest payment date on or prior to the third anniversary of the issuance, the Company can satisfy up to 3% of the interest payable on such date by capitalizing such interest and adding it to the outstanding principal amount of the Senior Subordinated Notes.

The Senior Subordinated Notes may be redeemed at the Company’s option under circumstances and at redemption prices set forth in the indenture. Upon the occurrence of a change of control, the Company is required to offer to repurchase all of the Senior Subordinated Notes. The indenture sets forth covenants and events of default that are substantially similar to those set forth in the indenture governing the Second Priority Notes. The Senior Subordinated Notes contain additional affirmative covenants and certain customary representations, warranties and conditions.

Retired Berry 10 3/4% Senior Subordinated Notes (Predecessor)

On July 22, 2002, Berry completed an offering of $250.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 (the “2002 Notes”). The net proceeds to Berry from the sale of the 2002 Notes, after expenses, were $239.4 million. The proceeds from the 2002 Notes were used in the financing of the 2002 merger. On November 20, 2003, Berry completed an offering of $85.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 (the “Add-on Notes”). The net proceeds to Berry from the sale of the Add-on Notes, after expenses, were $91.8 million. The proceeds from the Add-on Notes were used in the financing of the acquisition of Landis. The 2002 Notes and Add-on Notes mature on July 15, 2012. Interest was payable semi-annually on January 15 and July 15 of each year. The 2002 Notes and Add-on Notes were retired in connection with the Merger and the associated premium paid and net deferred financing fees were expensed as a loss on extinguished debt.

Retired Senior Secured Credit Facility (Predecessor)

On June 3, 2005, the Company entered into a Second Amendment to the Second Amended and Restated Credit Agreement. As a result of the second amendment to the credit facility, the Company expensed $7.0 million of unamortized deferred financing costs in 2005. On October 26, 2005, the Company entered into a Third Amendment to the Second Amended and Restated Credit Agreement (the “Retired Credit Facility”) that reduced the applicable margin on the term loan. The Retired Credit Facility provided (1) a $795.0 million term loan and (2) a $150.0 million revolving credit facility. The Retired Credit Facility was extinguished in connection with the Merger and the associated net deferred financing fees were expensed as a loss on extinguished debt.

Future maturities of long-term debt at December 30, 2006 are as follows:

2007	$12,400
2008	11,269
2009	12,048
2010	6,931
2011	14,789
Thereafter	1,815,437

$1,872,874

Interest paid was $20,181 for the period from September 20, 2006 to December 30, 2006, $83,506 for the period from January 1, 2006 to September 20, 2006, and $71,151 and $53,393 for 2005 and 2004, respectively. Interest capitalized was $887 for the period from September 20, 2006 to December 30, 2006, $1,582 for the period from January 1, 2006 to September 20, 2006, and $1,230 and $1,120 for 2005 and 2004, respectively.

Note 7. Lease and Other Commitments

Certain property and equipment are leased using capital and operating leases. In 2006 and 2005, Berry Plastics entered into various capital lease obligations with no immediate cash flow effect resulting in capitalized property and equipment of $3,341 and $11,482, respectively. Total capitalized lease property consists of a building and manufacturing equipment with a cost of $21,929 and $39,113 and related accumulated amortization of $889 and $11,132 at December 30, 2006 and December 31, 2005, respectively. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was $9,142 for the period from September 20, 2006 to December 30, 2006, $22,097 for the period from January 1, 2006 to September 20, 2006, and $23,210 and $14,879 for 2005 and 2004, respectively.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

	At December 30, 2006
	Capital Leases	Operating Leases
2007	$6,799	$26,291
2008	5,345	24,086
2009	6,027	22,835
2010	793	21,172
2011	8,085	18,386
Thereafter	—	96,763

	27,049	$209,533

Less: amount representing interest	(3,362)

Present value of net minimum lease payments	$23,687

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position or results of operations.

The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business. At December 30, 2006, the Company had committed approximately $63.8 million for resin on order that had not yet been received and $17.0 million to complete capital projects.

Note 8. Income Taxes

For financial reporting purposes, income (loss) before income taxes, by tax jurisdiction, is comprised of the following:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Domestic	$(26,692)	$(50,507)	$43,519	$44,841
Foreign	(2,179)	(5,585)	(9,403)	(4,150)

	$(28,871)	$(56,092)	$34,116	$40,691

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Deferred tax assets:
Allowance for doubtful accounts	$1,928	$1,877
Inventory	4,825	1,918
Compensation and benefit accruals	13,235	17,114
Insurance reserves	1,543	1,557
Net operating loss carryforwards	101,658	32,843
Alternative minimum tax (AMT) credit carryforwards	7,389	6,398
Other	1,926	96

Total deferred tax assets	132,504	61,803
Valuation allowance	(8,932)	(6,741)

Deferred tax assets, net of valuation allowance	123,572	55,062
Deferred tax liabilities:
Intangibles	256,736	88,837
Property and equipment	41,506	35,888
Other	1,600	2,366

Total deferred tax liabilities	299,842	127,091

Net deferred tax liability	$(176,270)	$(72,029)

Income tax expense (benefit) consists of the following:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Current:
Federal	$(341)	$287	$735	$363
Foreign	47	186	189	133
State	234	538	632	472

Total current	(60)	1,011	1,556	968

Deferred:
Federal	(9,394)	—	11,779	13,543
Foreign	—	—	—	(173)
State	(1,352)	—	990	3,402

Total deferred	(10,746)	—	12,769	16,772

Income tax expense (benefit)	$(10,806)	$1,011	$14,325	$17,740

Group has unused operating loss carryforwards of approximately $231.6 million for federal and state income tax purposes which begin to expire in 2021 and $28.2 million for foreign operating loss carryforwards. AMT credit carryforwards are available to Group infinitely to reduce future years’ federal income taxes. As a result of the Merger, the unused operating loss carryforward is subject to an annual limitation. The Company is in the process of finalizing the computation to determine the limitation, but have preliminarily estimated the aggregate limit as a result of the Merger to be approximately $208.0 million per year. The valuation allowance against deferred tax assets was $8.9 million and $6.7 million as of December 30, 2006 and December 31, 2005, respectively, related to the foreign operating loss carryforwards.

Income taxes paid during 2006, 2005, and 2004 approximated $1,010, $1,152, and $764 respectively.

A reconciliation of income tax expense (benefit), computed at the federal statutory rate, to income tax expense (benefit), as provided for in the financial statements, is as follows:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Income tax expense computed at statutory rate	$(10,105)	$(19,632)	$11,941	$14,244
State income tax expense, net of federal taxes	(1,554)	(3,029)	1,622	2,518
Expenses not deductible for income tax purposes	91	321	375	394
Change in valuation allowance	626	22,317	557	1,288
Other	136	1,034	(170)	(704)

Income tax expense (benefit)	$(10,806)	$1,011	$14,325	$17,740

Note 9. Pension and Other Post-retirement Benefits

In connection with the Kerr Acquisition, the Company acquired two defined benefit pension plans which cover substantially all former employees and former union employees at Kerr’s former Lancaster facility. The Company also acquired a retiree health plan from Kerr, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses. The two defined benefit plans of Kerr and the retiree health plan are all inactive plans and are included in the beginning of year totals in the table below for the year ended December 31, 2005 as a result of the Kerr Acquisition on June 3, 2005. The Company also maintains a defined benefit pension plan covering the Poly-Seal employees under a collective bargaining agreement. The Company uses December 31 as a measurement date for the retirement plans. In connection with the Merger, the Company recorded an adjustment to reduce the pension benefit obligation by $1.5 million on September 20, 2006.

As disclosed in Note 1, SFAS No. 158, adopted by the Company effective December 30, 2006, requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the balance sheet, with changes in the funded status recorded through other comprehensive income. Accordingly, the amounts presented in the table below utilize different accounting methodologies for the respective periods. The effect of adopting SFAS No. 158 was to reduce the accrued benefit liability by $1.1 million at December 30, 2006. The projected benefit obligations of the Company’s plans presented herein are materially consistent with the accumulated benefit obligations of such plans.

	Defined Benefit Pension Plans				Retiree Health Plan
	Company	Predecessor			Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year ended December 31, 2005	Year ended January 1, 2005	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year ended December 31, 2005
Change in Projected Benefit Obligations (PBO)
PBO at beginning of period	$41,575	$42,285	$44,026	$5,639	$6,896	$7,664	$9,338
Service cost	68	204	257	269	5	11	11
Interest cost	619	1,614	1,457	352	103	283	268
Participant contributions	—	—	—	—	—	50	—
Increase due to discount rate change	176	—	—	—	—	—	—
Actuarial loss (gain)	—	6	(1,186)	42	—	(466)	(1,589)
Benefits paid	(842)	(2,534)	(2,269)	(198)	(214)	(646)	(364)

PBO at end of period	$41,596	$41,575	$42,285	$6,104	$6,790	$6,896	$7,664

Change in Fair Value of Plan Assets
Plan assets at beginning of period	$33,687	$33,681	$33,558	$4,775	$—	$—	$—
Actual return on plan assets	1,044	2,421	1,898	190	—	—	—
Company contributions	195	119	494	415	215	646	364
Benefits paid	(842)	(2,534)	(2,269)	(198)	(215)	(646)	(364)

Plan assets at end of period	34,084	33,687	33,681	5,182	—	—	—

Funded status	$(7,512)	$(7,888)	$(8,604)	$(922)	$(6,790)	$(6,896)	$(7,664)
Unrecognized net actuarial loss/gain	—	(1,854)	(645)	765	—	(1,947)	(1,589)
Unrecognized prior service cost	—	—	597	686	—	—	—

Net amount recognized	$(7,512)	$(9,742)	$(8,652)	$529	$(6,790)	$(8,843)	$(9,253)

Amounts recognized in the Consolidated Balance Sheet consist of:
Prepaid pension	$—	$204	$413	$529	—	—	—
Accrued benefit liability	(7,512)	(10,523)	(10,624)	(1,456)	(6,790)	(8,843)	(9,253)
Intangible assets	—	—	597	685	—	—	—
Accumulated other comprehensive (gains) losses before income taxes	—	577	962	771	—	—	—

Net amount recognized	$(7,512)	$(9,742)	$(8,652)	$529	$(6,790)	$(8,843)	$(9,253)

The following table presents significant weighted-average assumptions used to determine benefit obligation and benefit cost for the periods indicated.

	Defined Benefit Pension Plans				Retiree Health Plan
	Company	Predecessor			Company	Predecessor
(Percents)	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005
Weighted-average assumptions:
Discount rate for benefit obligation	5.5	5.5	5.5	6.3	5.5	5.5	5.5
Discount rate for net benefit cost	5.6	5.6	5.3	6.3	5.0	5.0	5.0
Expected return on plan assets for net benefit costs	8.0	8.0	8.0	8.0	—	—	—

In evaluating the expected return on plan assets, the Company considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisers. Health-care-cost trend rates were assumed to increase at an annual rate of 7.5 percent in 2007 trending down to 4.5 percent in 2012 and thereafter. The trend rate is a significant factor in determining the amounts reported. A one-percentage-point change in these assumed health care cost trend rates would have the following effects, in millions of dollars:

One-Percentage Point	Increase	Decrease
Accumulated Postretirement benefit obligation	$146	$(143)
Sum of service cost and interest cost	$10	$(10)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Defined Benefit Pension Plans	Retiree Health Plan
2007	$3,436	$1,314
2008	3,373	1,153
2009	3,320	972
2010	3,250	840
2011	3,218	773
2012-2015	16,275	2,958

In 2007, the Company expects to contribute approximately $3.0 million to its retirement plans to satisfy minimum funding requirements for the year.

Net pension and retiree health benefit expense included the following components:

	Company	Predecessor
	Period from 9/20/06- 12/30/06	Period from 1/1/06- 9/19/06	Year Ended December 31, 2005	Year Ended January 1, 2005
Components of net period benefit cost:
Defined Benefit Pension Plans
Service cost	$68	$204	$257	$269
Interest cost	619	1,614	1,457	352
Expected return on plan assets	(704)	(1,830)	(1,692)	(399)
Amortization of prior service cost	—	73	91	94
Recognized actuarial loss	—	17	60	36

Net periodic benefit cost	$(17)	$78	$173	$352

Retiree Health Benefit Plan
Service cost	$5	$11	$11	$—
Interest cost	103	283	268	—
Amortization of net actuarial gain	—	(91)	—	—

Net periodic benefit cost	$108	$203	$279	$—

Our defined benefit pension plan asset allocations are as follows:

	Company	Predecessor
	December 30, 2006	December 31, 2005	January 1, 2005
Asset Category
Equity securities and equity-like instruments	51%	51%	60%
Debt securities	47	47	34
Other	2	2	6

Total	100%	100%	100%

The Company’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions. The plans’ asset allocation strategy reflects a long-term growth strategy with approximately 51% allocated to growth investments and 47% allocated to fixed income investments. The Company re-addresses the allocation of its investments on an annual basis.

Berry Plastics also sponsors two defined contribution 401(k) retirement plans covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expenses for these plans were $772 for the period from September 20, 2006 to December 30, 2006, $2,911 for the period from January 1, 2006 to September 20, 2006, and $2,801 and $2,020 for 2005 and 2004, respectively.

Note 10. Stockholders’ Equity

Common and Preferred Stock

On September 20, 2006, BPC Acquisition Corp. merged with and into BPC Holding Corporation pursuant to an agreement and plan of merger (the “Merger”), dated June 28, 2006, with BPC Holding Corporation continuing as the surviving corporation. Following the consummation of the Merger, BPC Holding Corporation changed its name to Berry Plastics Holding Corporation. Pursuant to the Merger, Holding is a wholly-owned subsidiary of Group. At the effective time of the Merger, each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement.

Notes Receivable from Management

Group has adopted an employee stock purchase program pursuant to which a number of non-executive employees had the opportunity to invest in Group on a leveraged basis. In the event that an employee defaults on a promissory note used to purchase such shares, Group’s only recourse is to the shares of Group securing the note. In this manner, non-executive management acquired 98,052 shares in the aggregate at the time of the Merger.

2006 Equity Incentive Plan

In connection with the Merger, Group adopted an equity incentive plan pursuant to which options to acquire up to 577,252 shares of Group’s common stock may be granted (the “2006 Equity Incentive Plan”). Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to Group or by will or the laws of descent or distribution. The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights. The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of Group. Options granted under the 2006 Equity Incentive Plan have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Some options granted under the plan become vested and exercisable over a five-year period based on continued service. Other options become vested and exercisable based on the achievement by the Company of certain financial targets. Upon a change in control, the vesting schedule with respect to certain options accelerate for a portion of the shares subject to such options. Since Group’s common stock is not highly liquid, except in certain limited circumstances, the stock options may not be redeemable.

Predecessor Option Plans

Prior to the Merger, Holding maintained the BPC Holding Corporation 1996 Stock Option Plan (“1996 Option Plan”), as amended. Option agreements issued pursuant to the 1996 Option Plan generally provided that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vested in years during which certain financial targets were attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 30, 2006 accelerated and became vested immediately prior to the Merger.

Prior to the Merger, Holding also maintained an employee stock option plan (“2002 Option Plan”), as amended, pursuant to which options may be granted to its employees, directors and consultants. Options granted under the 2002 Option Plan had an exercise price per share that either (1) was fixed at the fair market value of a share of common stock on the date of grant or (2) commenced at the fair market value of a share of common stock on the date of grant and increased at the rate of 15% per year during the term. Generally, options had a ten-year term, subject to earlier expiration upon the termination of the option holder’s employment and other events. Some options granted under the plan became vested and exercisable over a five-year period based on continued service with Holding. Other options became vested and exercisable based on the achievement by Holding of certain financial targets, or if such targets are not achieved, based on continued service with Holding. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 30, 2006 accelerated and became vested immediately prior to the Merger.

Information related to the 2006 Equity Incentive Plan and Predecessor stock option plans of Holding is as follows:

	Company		Predecessor		Predecessor		Predecessor
	December 30, 2006		September 19, 2006		December 31, 2005		January 1, 2005
	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
Options outstanding, beginning of period	—	$—	625,209	$113	590,156	$102	530,662	$94
Options granted	500,184	100	21,558	172	96,051	145	65,465	120
Options exercised or cash settled	—	—	(570,717)	112	(31,652)	105	(1,640)	53
Options forfeited or cancelled	—	—	(76,050)	137	(29,346)	117	(4,331)	93

Options outstanding, end of period	500,184	$100	—	—	625,209	113	590,156	102

Option price range at end of period	$100		—		$32-$163		$32-$142
Options exercisable at end of period	12,000		—		365,265		291,879
Options available for grant at period end	77,068		—		4,216		43,489
Weighted average fair value of options granted during period	$19		$51		$45		$34

The following table summarizes information about the options outstanding at December 30, 2006:

Range of Exercise Prices	Number Outstanding At December 30, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 30, 2006
$100	500,184	10 years	$100	12,000

Shares issued under the stock-based compensation plans are usually issued from shares of common stock held in treasury. Stock compensation is included in the General and administrative line on the Consolidated Statements of Operations. As of December 30, 2006, the total remaining unrecognized compensation cost related to nonvested stock options amounted to $9.0 million, which will be amortized over the weighted-average remaining requisite service period of 5 years.

Stockholders Agreements (Company)

In connection with the Merger, Apollo and Graham and certain employees who invested in Berry Plastics Group entered into a stockholders agreement. The stockholders agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in us, tag-along rights, drag-along rights, piggyback registration rights and repurchase rights by Group in certain circumstances.

Common and Treasury Stock (Predecessor)

In connection with the Merger, all of the Predecessor’s Common and Preferred Stock was retired. The Notes receivable from management (Predecessor) and all accrued interest were repaid in connection with the Merger. Effective with the Merger, the Predecessor accelerated the vesting of a portion of unvested stock option awards. Certain of the awards were accelerated pursuant to provisions in the option agreements, while other awards were modified to accelerate the vesting. The Predecessor recognized $9.8 million in compensation expense related to this acceleration, which is included in Merger expenses in the accompanying consolidated statement of operations. The vested awards were then settled in cash at the transaction date, based upon the per share consideration received in the transaction. All remaining outstanding options of the Predecessor were cancelled upon consummation of the Merger.

Note 11. Related Party Transactions

Company

In connection with the Merger, the Company paid $18.1 million to entities affiliated with Apollo Management, L.P. and $2.3 million to entities affiliated with Graham Partners, Inc. for advisory and other services. Apollo and Graham have also entered into a management agreement with Holding and Berry Plastics Group relating to the provision of certain financial and strategic advisory services and consulting services. The Company pays Apollo and Graham an annual management fee equal to the greater of $3.0 million and 1.25% of our adjusted EBITDA, as defined in the bond indenture, and reimburse Apollo and Graham for out-of-pocket expenses incurred in the performance of their obligations under the agreement. The management agreement expires on December 31, 2012, subject to automatic yearly extensions unless terminated by any party upon prior notice. In addition, Apollo and Graham have the right to terminate the agreement at any time, in which case Apollo and Graham will receive additional consideration equal to the present value of $21 million less the aggregate amount of annual management fees previously paid to Apollo and Graham, and the employee stockholders will receive a pro rata payment based on such amount. The Company paid $1,500,000 in management fees for the year ended December 30, 2006, including amounts paid for a portion of fiscal 2007 services.

Predecessor

Prior to the Merger, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Second Amended and Restated Retired Credit Facility without separate compensation. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the Second Amended and Restated Credit Facility for consideration of approximately $0.4 million. In addition, the Company entered into four resin forward contracts in the fourth quarter of 2004 ranging from 6.0 million to 33.6 million annual pounds of resin with J. Aron & Company, a division of Goldman, Sachs & Co., and entered into foreign currency transactions through its normal course of business with Goldman, Sachs & Co. In June 2005, Berry entered into two separate interest rate swap transactions, which were cancelled in the third quarter before the Merger, for $100.0 million each with an affiliate of Goldman Sachs and an affiliate of J.P. Morgan to protect a portion of the outstanding variable rate term loan debt from future interest rate volatility.

Also prior to the Merger, in connection with the Kerr Acquisition, the Company paid $2.7 million to entities affiliated with Goldman, Sachs & Co. and $1.3 million to entities affiliated with J.P. Morgan Chase & Co., for advisory and other services. Goldman Sachs and J.P. Morgan Chase Bank, an affiliate of J.P. Morgan, acted as co-syndication agents, joint lead arrangers, and joint bookrunners for the Second Amendment to the Second Amended and Restated Retired Credit Facility for consideration of $2.7 million and $2.4 million, respectively.

Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the co-syndication agent, joint lead arranger and joint bookrunner for the Third Amendment to the Second Amended and Restated Retired Credit Facility without separate compensation. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the co-syndication agent, joint lead arranger, and joint bookrunner for the Third Amendment to the Second Amended and Restated Retired Credit Facility for consideration of $0.5 million. Also, affiliates of Goldman Sachs & Co. and J.P. Morgan invest in a portion of the Company’s credit facilities in its normal course of business. In connection with the Merger, the Company paid $19.7 million to affiliates of Goldman Sachs & Co. and J.P. Morgan for advisory and other services.

Note 12. Financial Instruments

Holding’s and the Company’s financial instruments generally consist of cash and cash equivalents, the investment in Southern Packaging, interest rate hedge contracts, resin hedge contracts, and long-term debt. In September 2006, the Company entered into an interest rate agreement, which expires on June 3, 2008 that caps the three month LIBOR rate at 8.0% for $230.0 million of the Company’s indebtedness. The carrying amounts of Holding’s and the Company’s financial instruments approximate fair value at December 30, 2006 except for the Second Priority Notes for which the fair value exceeded the carrying value by $11.3 million.

Note 13. Accumulated Other Comprehensive Income

The accumulated balances related to each component of the other comprehensive income consist of the following:

	Company	Predecessor
	December 30, 2006	December 31, 2005
Currency translation	$1,358	$5,214
Impact of SFAS No. 158	684	—
Minimum pension liability adjustment	—	(577)
Unrealized gain on interest rate hedges	—	3,548
Unrealized gain on resin hedge contracts	—	3,680

	$2,042	$11,865

Note 14. Operating Segments

Berry organizes its operations into two reportable segments: open top and closed top. The Company evaluates performance and allocates resources to segments based on operating income before depreciation and amortization of intangibles adjusted to exclude (1) Merger expenses (2) business optimization expenses, and (3) non-cash compensation plus pro forma synergies (collectively, “Bank Compliance EBITDA”). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

	Year Ended
	Company/ Predecessor	Predecessor	Predecessor
	December 30, 2006	December 31, 2005	January 1, 2005
Net sales:
Open Top	$836,847	$775,677	$659,257
Closed Top	594,917	394,027	154,956

Total net sales	1,431,764	1,169,704	814,213

Adjusted EBITDA:
Open Top	169,677	141,432	131,188
Closed Top	120,054	71,154	29,880

Total adjusted EBITDA	289,731	212,586	161,068

Total assets:
Open Top	1,550,034	858,555	789,592
Closed Top	1,018,622	789,275	215,552

Total assets	2,568,656	1,647,830	1,005,144

Goodwill, net:
Open Top	558,384	284,644	280,508
Closed Top	430,797	210,614	78,375

Total goodwill, net	989,181	495,258	358,883

Reconciliation of Bank Compliance EBITDA to net income (loss):
Bank Compliance EBITDA for reportable segments	$289,731	$212,586	$161,068
Net interest expense	(111,280)	(73,274)	(53,185)
Depreciation	(86,678)	(73,146)	(54,303)
Amortization	(22,681)	(15,574)	(6,513)
Income taxes (benefit)	9,795	(14,325)	(17,740)
Unrealized gain (loss) on investment in Southern Packaging	299	(1,354)	—
Merger expenses	(81,309)	—	—
Business optimization expense	(14,287)	(5,925)	(5,791)
Loss on extinguished debt	(39,916)	(7,045)	—
Non-cash compensation	(3,385)	(2,152)	(585)
Management fees	(900)	—	—
Pro forma synergies	(14,557)	—	—

Net income (loss)	$(75,168)	$19,791	$22,951

Note 15. Condensed Consolidating Financial Information

Holding conducts its business through its wholly owned subsidiary, Berry. Certain of Berry’s domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a second priority basis the $750.0 million aggregate principal amount of Holding’s Second Priority Notes due 2014. Each of Holding’s subsidiaries is 100% owned, directly or indirectly, by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Group, Holding, and its subsidiaries at December 30, 2006 (Company) and December 31, 2005 (Predecessor) and for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006, to September 19, 2006 (Predecessor), and the years ended December 31, 2005 and January 1, 2005 (both Predecessor). The equity method has been used with respect to investments in subsidiaries.

	December 30, 2006 (Company)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Balance Sheet
Current assets	$347,762	$23,641	$—	$371,403
Net property and equipment	437,859	26,118	—	463,977
Other noncurrent assets	1,757,348	24	(24,096)	1,733,276

Total assets	$2,542,969	$49,783	$(24,096)	$2,568,656

Current liabilities	$187,691	$8,159	$—	$195,850
Noncurrent liabilities	2,060,219	18,400	—	2,078,619
Equity (deficit)	295,059	23,224	(24,096)	294,187

Total liabilities and equity (deficit)	$2,542,969	$49,783	$(24,096)	$2,568,656

	December 31, 2005 (Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Balance Sheet
Current assets	$356,663	$22,826	$—	$379,489
Net property and equipment	403,480	19,964	—	423,444
Other noncurrent assets	854,021	13,214	(22,338)	844,897

Total assets	$1,614,164	$56,004	$(22,338)	$1,647,830

Current liabilities	$168,618	$9,090	$—	$177,708
Noncurrent liabilities	1,225,951	40,783	—	1,266,734
Equity (deficit)	219,595	6,131	(22,338)	203,388

Total liabilities and equity (deficit)	$1,614,164	$56,004	$(22,338)	$1,647,830

	Period from September 20, 2006 to December 30, 2006 (Company)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$372,775	$10,513	$—	$383,288
Cost of goods sold	305,560	11,379	—	316,939

Gross profit	67,215	(866)	—	66,349
Operating expenses	40,955	919	—	41,874

Operating income (loss)	26,250	(1,785)	—	24,475
Loss on extinguished debt	5,875	—	—	5,875
Interest expense, net	47,077	394	—	47,471
Income tax expense (benefit)	(10,853)	47	—	(10,806)
Equity in net (income) loss from subsidiary	2,226	—	(2,226)	—

Net income (loss)	$(18,065)	$(2,226)	$2,226	$(18,065)

Consolidating Statement of Cash Flows
Net income (loss)	$(18,065)	$(2,226)	$2,226	$(18,065)
Non-cash expenses	27,714	1,714	—	29,428
Equity in net (income) loss from subsidiary	2,226	—	(2,226)	—
Changes in working capital	27,877	(1,976)	—	25,901

Net cash provided by (used for) operating activities	39,752	(2,488)	—	37,264
Net cash provided by (used for) investing activities	(2,327,975)	22,648	—	(2,305,327)
Net cash provided by (used for) financing activities	2,306,827	(19,595)	—	2,287,232
Effect of exchange rate changes on cash	—	380	—	380

Net (decrease) in cash and cash equivalents	18,604	945	—	19,549
Cash and cash equivalents at beginning of period	2	(2)	—	—

Cash and cash equivalents at end of period	$18,606	$943	$—	$19,549

	Period from January 1, 2006 to September 19, 2006 (Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$1,025,159	$23,317	$—	$1,048,476
Cost of goods sold	815,271	24,158	—	839,429

Gross profit	209,888	(841)	—	209,047
Operating expenses	164,721	2,867	—	167,588

Operating income (loss)	45,167	(3,708)	—	41,459
Other income	—	(299)	—	(299)
Loss on extinguished debt	34,041	—	—	34,041
Interest expense, net	61,633	2,176	—	63,809
Income tax expense (benefit)	824	187	—	1,011
Equity in net (income) loss from subsidiary	5,772	—	(5,772)	—

Net income (loss)	$(57,103)	$(5,772)	$5,772	$(57,103)

Net income (loss)	$(57,103)	$(5,772)	5,772	$(57,103)
Non-cash expenses	182,410	2,850	—	185,260
Equity in net (income) loss from subsidiary	5,772	—	(5,772)	—
Changes in working capital	4,852	443	—	5,295

Net cash provided by (used for) operating activities	135,931	(2,479)	—	133,452
Net cash provided by (used for) investing activities	(73,404)	(3,585)	—	(76,989)
Net cash provided by (used for) financing activities	(85,652)	3,883	—	(81,769)
Effect of exchange rate changes on cash	—	550	—	550

Net (decrease) in cash and cash equivalents	(23,125)	(1,631)	—	(24,756)
Cash and cash equivalents at beginning of period	23,125	1,631	—	24,756

Cash and cash equivalents at end of period	$—	$—	$—	$—

	Year Ended December 31, 2005 ( Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$1,142,453	$27,251	$—	$1,169,704
Cost of goods sold	914,956	28,414	—	943,370

Gross profit	227,497	(1,163)	—	226,334
Operating expenses	105,803	4,742	—	110,545

Operating income (loss)	121,694	(5,905)	—	115,789
Other income	—	1,354	—	1,354
Loss on extinguished debt	7,045	—	—	7,045
Interest expense (income), net	71,130	2,144	—	73,274
Income taxes	14,136	189	—	14,325
Equity in net (income) loss from subsidiary	9,592	—	(9,592)	—

Net income (loss)	$19,791	$(9,592)	$9,592	$19,791

Consolidating Statement of Cash Flows
Net income (loss)	$19,791	$(9,592)	9,592	$19,791
Non-cash expenses	108,315	5,670	—	113,985
Equity in net (income) loss from subsidiary	9,592	—	(9,592)	—
Changes in working capital	(28,819)	(3,411)	—	(32,230)

Net cash provided by (used for) operating activities	108,879	(7,333)	—	101,546
Net cash used for investing activities	(503,181)	(16,817)	—	(519,998)
Net cash provided by (used for) financing activities	417,302	25,884	—	443,186
Effect of exchange rate changes on cash	—	(242)	—	(242)

Net increase (decrease) in cash and cash equivalents	23,000	1,492	—	24,492
Cash and cash equivalents at beginning of period	127	137	—	264

Cash and cash equivalents at end of period	$23,127	$1,629	$—	$24,756

	Year Ended January 1, 2005 (Predecessor)
	Combined Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Consolidating Statement of Operations
Net sales	$790,555	$23,658	$—	$814,213
Cost of goods sold	616,008	23,321	—	639,329

Gross profit	174,547	337	—	174,884
Operating expenses	77,259	3,749	—	81,008

Operating income (loss)	97,288	(3,412)	—	93,876
Interest expense (income), net	52,447	738	—	53,185
Income taxes	17,781	(41)	—	17,740
Equity in net (income) loss from subsidiary	4,109	—	(4,109)	—

Net income (loss)	$22,951	$(4,109)	$4,109	$22,951

Consolidating Statement of Cash Flows
Net income (loss)	$22,951	$(4,109)	$4,109	$22,951
Non-cash expenses	76,746	3,485	—	80,231
Equity in net (income) loss from subsidiary	4,109	—	(4,109)	—
Changes in working capital	(26,944)	(1,005)	—	(27,949)

Net cash provided by (used for) operating activities	76,862	(1,629)	—	75,233
Net cash used for investing activities	(47,551)	2,074	—	(45,477)
Net cash provided by (used for) financing activities	(55,140)	(568)	—	(55,708)
Effect of exchange rate changes on cash	—	24	—	24

Net increase (decrease) in cash and cash equivalents	(25,829)	(99)	—	(25,928)
Cash and cash equivalents at beginning of period	25,956	236	—	26,192

Cash and cash equivalents at end of period	$127	$137	$—	$264

Note 16. Quarterly Financial Data (Unaudited)

The following table contains selected unaudited quarterly financial data for fiscal years 2006 and 2005.

	2006				2005
	First	Second	Third	Fourth	First	Second	Third	Fourth
Net sales	$355,964	$375,114	$363,805	$336,881	$225,310	$282,871	$342,305	$319,218
Cost of sales	284,621	299,320	297,736	274,691	184,016	233,477	273,129	252,748

Gross profit	$71,343	$75,794	$66,069	$62,190	$41,294	$49,394	$69,176	$66,470

Net income (loss)	$8,180	$9,732	$(86,286)	$(6,794)	$3,799	$1,751	$9,085	$5,156

Note 17. Subsequent Event

On March 9, 2007, Group entered into a definitive agreement whereby it agreed to merge with Covalence Specialty Materials Holding Corp. in a stock-for-stock merger. The resulting company will retain the name Berry Plastics Group, Inc. (“New Berry”). Group shareholders will own a majority of New Berry’s common stock following the merger. The merger has been approved by written consent of a majority of each company’s stockholders, and remains subject to customary closing conditions, including receipt of required regulatory approvals. Immediately following the merger, the Company and Covalence Specialty Materials Corp. (“Covalence”) will be combined as a direct subsidiary of New Berry. The Company will remain the primary obligor in respect of the Company’s Second Priority Senior Secured Fixed Rate Notes due 2014, Second Priority Senior Secured Floating Rate Notes due 2014 and Senior Subordinated Notes due 2016. The outstanding credit facilities of Covalence and the Company are expected to be refinanced at the time of the closing with a new asset based revolver and new senior secured term loan. The Company currently expects the closing to occur in April 2007.

Berry Plastics Corporation

(formerly Berry Plastics Holding Corporation)

OFFER TO EXCHANGE

$680,600,000 First Priority Floating Rate Senior Secured Notes due 2015

registered under the Securities Act of 1933

For

A Like Principal Amount of First Priority Floating Rate Senior Secured Notes

due 2015

PROSPECTUS

May 9, 2008